EXHIBIT (c)(vii)

Queensland Budget Papers
for 2005-2006

Budget Speech

State Budget

05–06

Budget Paper No.1

Smart State

Queensland Government

2005-06 Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

Budget Highlights

Appropriation Bills

Ministerial Portfolio Statements

The Budget Papers are on sale through Goprint, individually or as a set, phone (07) 3246 3500 and are online at www.budget.qld.gov.au

© Crown copyright
All rights reserved
Queensland Government 2005

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Paper No. 1 — Budget Speech
ISSN 1445-4890 (Print)
ISSN 1445-4904 (On-line)

APPROPRIATION BILL 2005

(Second Reading Speech, 7 June 2005)

TREASURER

The Honourable Terry Mackenroth MP
Deputy Premier, Treasurer and Minister for Sport

APPROPRIATION BILL 2005

(Second Reading Speech, 7 June 2005)

TREASURER

The Honourable Terry Mackenroth MP
Deputy Premier, Treasurer and Minister for Sport

Mr Speaker, I move that the Bill now be read a second time.

INTRODUCTION

The Budget that I present today will do more than any other in living memory to shape the future of Queensland.

Seven years of sound, disciplined financial and economic management by the Beattie Government has built the foundation for the future prosperity of the State.

The Beattie Government, from the outset, has had a clear vision for the future of Queensland.

We have been delivering our vision to create the Smart State.

The quality and range of services has been enhanced.

The Smart State Building Fund has seen our capital program grow.

Our economy has grown and strengthened and our unemployment rate is now the lowest in 30 years.

This Budget represents a landmark in the delivery of our vision for Queensland by providing for:

•	a first ever long-term plan for infrastructure development for South East Queensland including an additional investment of approximately $2 billion over four years for the first phase of the plan;

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•	more than $470 million over four years to support a 10 year Smart State Strategy; and

•	comprehensive measures to assist the most disadvantaged people in our communities, including an additional $180 million over four years for disability services, further funding to support our child safety reforms, initiatives to improve indigenous health and a package of initiatives to address homelessness.

In addition, this Budget provides an unprecedented commitment to the progressive abolition of six stamp duties together with a significant land tax relief and simplification package.

ECONOMIC OUTLOOK

Mr Speaker, the Queensland economy has once again outperformed the national economy – for the ninth consecutive year. Economic growth in 2004-05 is estimated to be 4 1/4%, more than double the 2% growth estimated nationally.

This growth has seen a number of records being set in Queensland in 2004-05:

•	the unemployment rate has broken through the 5% barrier to its lowest rate in 30 years;

•	104,000 jobs have been created in the past year, more than in any other year in Queensland’s history. Indeed, Queensland’s estimated jobs growth of 5 3/4% during the year is the highest since 1988-89;

•	almost two thirds of the adult population are participating in the labour force; and

•	there are more people employed as a share of the working age population.

During 2004-05, Queensland has been responsible for around 40% of all jobs created in Australia – double our population weight of just under 20%.

A booming domestic sector has driven overall economic and employment growth in Queensland in 2004-05.

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Consumer spending is estimated to grow at an above-average rate for the third consecutive year, underpinned by increases in household wealth, strong growth in incomes and exceptional labour market conditions.

Housing investment in the State is expected to rise a further 5% in 2004-05 and business investment by an estimated 13 1/4% .

The Queensland economy is forecast to maintain momentum into 2005-06, with economic activity predicted to rise a further 4 1/4%, exceeding forecast growth nationally for the tenth consecutive year.

With Queensland’s economic growth remaining strong, overall employment in the State is forecast to grow a further 2 1/2%, well above the 1 3/4% growth forecast nationally in 2005-06.

As a result, the unemployment rate is forecast to remain around its 30-year low of 5% in 2005-06.

Growth in consumer spending in Queensland, at 4 1/4%, is forecast to again outpace that nationally in 2005-06, reflecting our faster rate of population growth and superior labour market performance.

Capital investment is expected to make a significant contribution to growth in 2005-06, with both private and public sector investment forecast to continue to grow solidly.

Importantly, strong global demand and increases in domestic production capacity are forecast to see exports grow at a five-year high of 6 3/4% in 2005-06, despite Queensland’s current drought conditions. Being Australia’s major coal producer, Queensland is forecast to continue to reap the benefits from the global resources boom, while other mineral exports are also forecast to rise.

This excellent performance of the Queensland economy has not been by accident. Since 1998, the Beattie Government has laid the foundations for Queensland’s strong growth in its Smart State vision. Initiatives such as our Smart State Strategy and our commitment to investment in infrastructure will see the Queensland economy continue to grow strongly.

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GROWING A DIVERSE ECONOMY AND CREATING JOBS

Our 10 year Smart State Strategy is founded on a vision of Queensland where knowledge, creativity and innovation drive economic growth to improve prosperity and quality of life for all Queenslanders.

As part of our Strategy, the Beattie Government will speed up industry innovation through substantial investments in research and development and boosting commercial capacity for global export and trade gains.

We have already invested heavily in innovation infrastructure establishing a range of new world class research facilities.

Building on the success of the Smart State Research Facilities Fund, this Budget provides $128 million over four years for an Innovation Building Fund to stimulate research, development, commercialisation and technology diffusion. The fund will support the establishment of pioneering research and innovation institutes, facilities and centres of excellence as well as fund major items of research equipment.

This Budget also increases funding for the Smart State Research Facilities Fund by $20 million which will bring the total committed under the Fund since it was launched to $170 million.

The Innovation Building Fund will be complemented by the establishment of a $60 million four year Innovations Project Fund which will provide operational funding for collaborative projects and research projects that are strategically important to Queensland both in terms of established and emerging industries.

To help ensure Queensland research facilities have access to top researchers and PhD students, we will invest $12 million over four years in an Innovation Skills Fund to provide scholarships and fellowships to attract and retain top research talent.

As part of the redevelopment of the former Boggo Road Gaol site, we will establish an integrated knowledge precinct focussing on ecoscience. A Health and Food Sciences Precinct will be developed at Coopers Plains by co-locating and integrating the research capabilities of several research organisations.

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Support will also be provided for the development of a facility to manufacture pharmaceuticals to international regulatory standards for use in pre-clinical and clinical trials.

Mr Speaker, 60% of Queensland is currently drought declared under our Drought Relief Assistance Scheme. The Beattie Government will participate in and contribute funding to the expanded Commonwealth-State Exceptional Circumstances Scheme recently announced by the Australian Government which will provide much needed additional support to farmers suffering from prolonged drought conditions.

The Beattie Government is committed to supporting and strengthening the international competitiveness of our established industries such as agriculture, mining, tourism and business services.

As well as continuing to support a range of industry development and export programs, this Budget will provide for initiatives such as the Queensland Aquaculture Development Initiative, the development of new Asian markets for horticulture and $20 million over four years to establish the Smart Exploration Program to identify and support new opportunities for mineral exploration in Queensland.

REALISING THE SMART STATE THROUGH EDUCATION, SKILLS AND INNOVATION.

In addition to providing an immediate stimulus for innovation, our Smart State Strategy takes a long-term view of investing in knowledge and skills to build our capacity as an innovative society.

We are reshaping Queensland’s education system as part of our Education and Training Reforms for the Future Initiative.

Full implementation of the Prep year will occur in 2007. Leading up to 2007, an additional 25 State and non-State schools will phase-in the preparatory year in 2006, bringing the total number of schools with the new preparatory year program to 121. In addition, a major building program for the Prep year forms part of our record education capital program of $455 million.

Our $56 million over four years Smart Classrooms initiative will enable our 1,300 State schools to allow students, their parents and teachers to have access to class work and on-line learning materials anywhere, anytime.

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Laptops or personal computers will be provided to 1,500 teachers in 2006 as part of a $3.5 million trial to improve learning and communication through technology.

To nurture excellence among our best students, this Budget provides $40 million for the construction and fit-out of two new Queensland Smart Academies for senior students who excel in science, maths, technology and the creative arts.

A new Queensland Curriculum Assessment and Reporting Framework will be developed and progressively implemented at a cost of $8.25 million over three years. The Framework will provide a consistent approach to assessing and reporting student achievements and performance.

The Vocational Education and Training (VET) sector is critical to the State’s prosperity. We will continue to implement our three-year Smart VET Strategy which is increasing training places in priority industry areas.

As outlined in our Smart State Strategy, we will also undertake a comprehensive review of the VET system in order to develop a range of strategies to make the system flexible and responsive to rapidly changing skills needs in the economy.

MANAGING URBAN GROWTH AND BUILDING QUEENSLAND’S REGIONS

By 2026 the population of South East Queensland is expected to reach around 3.7 million – an increase of over one million people.

Mr Speaker, the Beattie Government has made the management and co-ordination of urban growth in South East Queensland a priority.

We have released the draft South East Queensland Regional Plan which sets out the future pattern of development for the region. The final plan will be released later this month.

We have also released the South East Queensland Infrastructure Plan and Program which outlines our infrastructure priorities to support the regional plan.

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Our infrastructure plan identifies projects amounting to around $55 billion over the next 20 years.

The first phase of the plan involves an increase over current Budget commitments of approximately $2 billion over the next four years including:

•	$691 million for road projects such as the duplication of the Houghton Highway, extension of the Centenary Highway corridor from Springfield to Yamanto and the upgrade of the Mt Lindsay Highway;

•	$584 million for busway infrastructure projects; and

•	$574 million for rail projects including a new line from Darra to Springfield.

In addition to dealing with the population growth challenge for South East Queensland, the Beattie Government is addressing the need for infrastructure and services for Queensland’s regions.

This year the overall capital program is $8 billion, $1.9 billion more than last year’s record program. Almost 60% of this investment is outside the Brisbane region, including:

•	a Rural and Regional Roads Funding Initiative involving additional funding of $359 million over four years;

•	$88 million over three years as part of the Accelerated Road Rehabilitation Program to replace 36 timber bridges in central and southern regions and rehabilitate 71 kilometres of the Dawson Highway; and

•	$145.6 million in additional funding over the next five years for local governments outside South East Queensland for water, sewerage and water recycling infrastructure.

Our capital program for 2005-06 includes $2.28 billion for energy projects, $1.25 billion for roads, $538 million for ports and $760 million for rail infrastructure which will support State economic growth and build Queensland’s regions.

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We have also committed $100 million over three years for a joint program with local governments throughout the State for capital projects which will be practical tributes to Queensland’s 150th birthday in 2009.

IMPROVING HEALTH CARE AND STRENGTHENING SERVICES TO THE COMMUNITY

Mr Speaker, the Beattie Government is strongly committed to the ongoing improvement of hospital and health services for Queenslanders.

The Health Budget will increase by $413 million or 8.4% on last year’s comparable Budget.

To ensure that this substantial investment is producing the best possible health outcomes for Queenslanders, we have initiated a comprehensive review of Queensland Health’s administration, management and performance systems.

As part of our third term agenda, the Beattie Government is delivering on our commitments in areas such as elective surgery, cardiac services, oral health care, emergency departments, mental health services and child health initiatives.

In addition, this Budget provides service enhancements and expansions including:

•	an additional $60 million over four years for cardiac services;

•	$62.5 million over four years for cancer prevention;

•	a $65 million four year program to enhance community mental health services; and

•	$78 million over four years for healthier ageing initiatives.

Queensland’s health infrastructure is world class and we will continue to invest strongly in this area.

Additional capital funding of $96 million over four years is provided for the expansion of the Caloundra Health Service and integrated ambulatory and community health services in Robina and Caboolture.

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Our health capital program also includes the reconstruction of the public component of the Mater Hospital, continuation of our residential aged care upgrade program and the construction of six new primary health care centres across the State.

Mr Speaker, the Beattie Government is very committed to improving the quality of life for Indigenous Queenslanders through partnership with Aboriginal and Torres Strait Islander communities.

This Budget provides an additional $89.5 million over four years for Indigenous health initiatives, including measures to reduce demand for alcohol and other substances, renal and cancer services and to build enhanced capacity to address Indigenous health issues by increasing the number of Aboriginal and Torres Strait Islander people employed in the health system.

Good basic infrastructure is essential to improving health in our Indigenous communities and we have allocated an additional $100 million over five years for new environmental health infrastructure such as water supply and sewerage in mainland Indigenous communities. We will also be seeking the support of the Australian Government to provide a matching funding contribution to this key priority.

Our last two Budgets have provided for major enhancements to disability services and this Budget is no exception.

New funding of $180 million over four years will further advance our program of enhancing respite care, emergency and crisis care, early intervention and viability support for service providers.

The Disability Services Budget for 2005-06 will be $520 million. This is 90.2% higher than in 2000-01.

In addition to supporting non-Government providers of disability services, the Budget allocates an additional $24.3 million over four years to support non-Government organisations providing Government funded services in areas such as family support, domestic violence and homelessness.

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People who are homeless are among the most disadvantaged in our community. Over the next four years, we will provide $120.4 million in recurrent funding and $115.1 million in capital funding to build on existing responses to homelessness and to establish new and innovative responses including:

•	redeveloping the Lady Bowen complex at Spring Hill to provide accommodation and support services for homeless people in the inner city of Brisbane;

•	additional crisis and traditional accommodation for homeless people in Cairns, Townsville, Gold Coast, Mt Isa and Brisbane; and

•	initiatives to address the complex health needs of people with mental illness, alcohol and drug problems who are homeless or at risk of homelessness.

PROTECTING OUR CHILDREN AND ENHANCING COMMUNITY SAFETY

Last year’s Budget included a major funding increase to implement our child protection Blueprint. This Budget builds further on that funding commitment.

The Budget for the Department of Child Safety will total $395 million in 2005-06, an increase of 45% on the previous year’s comparable Budget.

The increased funding provides for accelerated implementation of key Blueprint recommendations including complete funding by the end of 2005-06 of the two main elements, increased frontline staff and additional alternative care placements, which were previously planned for 2007-08.

The Beattie Government is on track to achieve our target of 9,150 police officers by September 2005 and we will continue to grow the number of police officers consistent with our commitment to keep the police to population ratio at or above the national average.

We are also implementing a three year police civilianisation program which will see 500 police officers return to operational policing duties.

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As well as enhancing staffing resources, policing infrastructure and resources are being enhanced including additional capital funding of $60 million over four years for new and upgraded police stations, watchhouses and police housing and $16.9 million additional funding in 2005-06 for police information and communications technology.

Queensland’s successful Youth Justice conferencing program will be expanded at a cost of $10 million over four years.

Early intervention services for men who perpetrate domestic and family violence are a critical preventative measure and will be improved with additional funding of $3.75 million over four years.

Over the next three years $231 million of additional capital funding has been provided for the replacement of Townsville Women’s Correctional Centre, the expansion of the Arthur Gorrie Correctional Centre and the redevelopment of the Sir David Longland Correctional Centre.

PROTECTING THE ENVIRONMENT FOR A SUSTAINABLE FUTURE

The actions of the Beattie Government show the priority we give to protecting the environment.

Sensitive South East Queensland native forests are being protected.

Water resource management is being reformed.

Broad scale land clearing is being phased out.

The management of national parks has been enhanced.

To support recent initiatives, this Budget provides an additional $9 million over two years for the implementation of the New Vegetation Management Framework and $10 million over four years to improve capacity to address non-compliance with our natural resource management legislation.

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The Queensland Parks and Wildlife Service estate will grow by an estimated 3.46 million hectares as a result of our election commitments including the Western Hardwood forest transfer process and Daintree land acquisition. The management needs of the expanded estate will be addressed with additional operating funding of $58 million and $25 million in capital funding over four years. This includes funding for the employment of 50 former Western Hardwood’s timber workers.

Our EcoBiz program will continue with $10 million funding over four years to support Queensland industries adopting resource-efficient practices, particularly in water, energy and materials management.

An additional $4.4 million over four years is allocated for the Queensland Sustainable Energy Innovation Fund which will encourage local innovation to develop, demonstrate and commercialise world-best sustainable technologies.

GOVERNMENT FINANCES AND REVENUES

The Beattie Government has demonstrated its financial management credentials over the last seven years.

Queensland’s fiscal position is now stronger than it has ever been.

Fiscal strength is not an end in itself, but it provides the means for the long-term service and infrastructure commitments that this Budget provides.

Queensland’s strong economic and employment growth coupled with a boom in our coal mining industry and strong investment returns have contributed to a forecast operating surplus in 2004-05 of over $2.7 billion.

The Budgeted operating surplus for 2005-06 is $934 million with lower forecast operating surpluses over the forward estimates reflecting a combination of long term investment return expectations, tax reductions, service enhancements and growing operating expenses flowing from our record infrastructure program.

We will finance our record capital program through a prudent combination of borrowings and operating sources which will see our AAA credit rating comfortably maintained.

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Mr Speaker, Queensland has and will continue to have a competitive tax structure.

In last year’s Budget, we improved stamp duty concessions for home buyers, reduced the duty rate for Class 1 general insurance, abolished credit card duty and committed to the abolition of the Bank Accounts Debits Tax from 1 July this year.

This Budget provides for an unprecedented commitment to the abolition of a further six taxes.

Over a five year period from January 2006 to January 2011 we have committed to a staged program of abolishing:

•	stamp duty on leases;

•	stamp duty on credit business;

•	stamp duty on non-quotable marketable securities;

•	stamp duty on mortgages;

•	stamp duty on hiring arrangements; and

•	stamp duty on business conveyances other than real property.

In aggregate the abolition of these stamp duties will save taxpayers around $1.6 billion over the next five years.

Queensland’s property market has enjoyed a sustained boom period bringing enormous benefits to property owners and investors.

It has also meant that as property prices have risen, many property owners have been faced with increased land tax bills or have had to pay it for the first time.

I am pleased to announce that this Budget provides a substantial package of land tax relief and simplification at a cost to revenue of $847 million over the next four years.

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Having watched with interest the land tax changes in other state budgets, it is clear that none come near the scope and breadth of the changes I am announcing today.

The key features of our relief package which will take effect from 1 July 2005 are:

•	resident taxpayers will not be subject to land tax until their landholdings (excluding their principal place of residence) amount to $450,000 compared to around $276,000 currently;

•	companies, trustees and absentees will not be subject to land tax until their landholdings amount to $300,000 compared to $170,000 currently; and

•	effective land tax rates will be reduced for all taxpayers.

In addition, caravan or residential parks which have more than 50% long-term residents will be exempted from land tax. This will complement our existing exemption for retirement homes.

Currently, a land tax exemption applies where a principal place of residence is used exclusively as a home. In recognition of changing work arrangements, we will develop legislation which will have effect for land tax in 2005-06 to allow a full exemption where certain working arrangements are incidental to the residential use and where there is limited letting of a home for residential purposes. An apportionment of the exemption will apply in other circumstances.

This relief package will reduce the number of taxpayers in 2005-06 by around 50,000 relative to the number of taxpayers in the absence of these changes and around 21,000 fewer taxpayers compared to 2004-05.

Two new simplified tax schedules, one for residents and one for companies, trustees and absentees will replace the current 19 step schedule, statutory deductions, resident rebate and phasing-in rebates.

The effective reduction in land tax rates will be greatest for smaller business and resident investors. Nevertheless, companies, trustees and absentees with high value landholdings will have their tax rate reduced from 1.8% to 1.5% and higher value resident investors will have a tax rate of 1.25%.

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The scope and capacity for further land tax relief will be reviewed in each annual Budget context, taking into account future property market conditions.

CONCLUSION

Mr Speaker, this is a landmark Budget for Queensland.

We have committed to an unprecedented program of tax reform which will secure our competitiveness.

We have maintained our focus on improving services, particularly for those most in need in our community.

Our South East Queensland Regional Plan and our long-term infrastructure plan will shape the future development of the fastest growing urban region in Australia.

Our 10 year Smart State Strategy will shape the way we develop our skills and innovate to secure a better quality of life.

All of this will be achieved without jeopardising our strong financial position.

This Budget, more than any other Budget before, will shape the future of Queensland.

I commend the Bill to the House.

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By authority: Government Printer, Queensland-2005

State Budget 2005-06
Budget Speech
Budget Paper No. 1
www.budget.qld.gov.au

State Budget 2005-06
Budget Speech
Budget Paper No. 1
www.budget.qld.gov.au

Strategy and Outlook

State Budget

05–06

Budget Paper No.2

Smart State

Queensland Government

2005-06 Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

Budget Highlights

Appropriation Bills

Ministerial Portfolio Statements

The Budget Papers are on sale through Goprint, individually or as a set, phone (07) 3246 3500 and are online at www.budget.qld.gov.au

© Crown copyright
All rights reserved
Queensland Government 2005

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Paper No. 2 – Budget Strategy and Outlook
ISSN 1445-4890 (Print)
ISSN 1445-4904 (On-line)

STATE BUDGET
2005-06

BUDGET STRATEGY AND OUTLOOK

Budget Paper No. 2

TABLE OF CONTENTS

1. Budget Strategy, Performance and Outlook	1

Summary of Key Financial Aggregates	1
Budget Outcomes 2004-05	2
Budget 2005-06 and Outyear Projections	4
Reconciliation of Operating Result	6
Fiscal Strategy	7
Indicators of Fiscal Condition	10

2. Economic Performance and Outlook	13

Introduction	13
External Environment	14
The Queensland Economy	18

3. Economic Strategy	37

Positioning Queensland for Continued Growth	37
Queensland’s Economic Strategy	38
Infrastructure	40
Knowledge and Information Infrastructure	47

4. Budget Priorities and Initiatives	53

Introduction	53
Growing a Diverse Economy and Creating Jobs	55
Realising the Smart State Through Education, Skills and Innovation	59
Managing Urban Growth and Building Queensland’s Regions	62
Improving Health Care and Strengthening Services to the Community	66
Protecting Our Children and Enhancing Community Safety	70
Protecting the Environment for a Sustainable Future	73
Delivering Responsive Government	74

5. Revenue	75

Introduction	75
Revenue by Operating Statement Category	77
Taxation Revenue	78
Queensland’s Competitive Tax Status	83
Grants and Subsidies	85
Sales of Goods and Services	89
Interest Income	91
Other Revenue	92

6. Expenses	95

Introduction	95
Expenses by Category	96
Details of Expenses	98
Operating Expenses by Purpose	100
Departmental Expenses	103

7. Balance Sheet and Cash Flows	107

Introduction	107
Balance Sheet	108
Cash Flows	114
Reconciliation of Operating Cash Flows to the Operating Statement	120

8. Inter-Governmental Financial Relations	121

Commonwealth-State Financial Relations	122
Review of State Taxes	124
Australian Government Funding to the States	127
State Shares of Australian Government Funding	129
Queensland’s Share of Funding	130
Institutional Arrangements	133
Specific Purpose Payments	137
State-Local Government Relations	140
Queensland Government as a Taxpayer	144

9. Government Finance Statistics	147

Introduction	147
Australian Equivalent to International Financial Reporting Standards	147
General Government Sector	148
Public Non-Financial Corporations Sector	148
Uniform Presentation Framework Financial Information	150
Reconciliation of GFS Net Operating Balance to Accounting Surplus	159
General Government Time Series	160
Other General Government GFS Data	161
Background and Interpretation of Government Finance Statistics	165
Sector Classification	166
Reporting Entities	167

Appendix A — Tax Expenditure Statement	169

Appendix B — Concessions Statement	176

Appendix C — Statement of Risks and Sensitivity Analysis	181

1. BUDGET STRATEGY, PERFORMANCE AND OUTLOOK

KEY POINTS

•	In 2004-05, the General Government sector is forecast to have a net operating surplus of $2.725 billion and a cash surplus of $3.127 billion.

•	For 2005-06, there is a budgeted General Government net operating surplus of $934 million and a cash surplus of $98 million.

•	The State capital program in 2005-06 is budgeted to be approximately $8 billion, a 32% increase on estimated 2004-05 outlays.

•	Beyond 2005-06, smaller General Government operating surpluses and cash positions are forecast, primarily reflecting costs associated with a significant investment in new infrastructure and the abolition of a number of State taxes.

•	The State’s net worth is forecast to increase in all years, to be $93.857 billion by 2008-09.

This chapter discusses:

•	the summary financial aggregates of the 2005-06 Budget

•	the Government’s fiscal strategy as outlined in the Charter of Social and Fiscal Responsibility.

SUMMARY OF KEY FINANCIAL AGGREGATES

Table 1.1 provides aggregate estimated actual outcome information for 2004-05, forecasts for 2005-06 and projections for the outyears.

Table 1.1

General Government Sector — Key Financial Aggregates1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	25,214	26,771	26,604	27,776	29,051	29,793
Expenses	21,874	24,046	25,670	27,188	28,494	29,573
Net operating balance	3,340	2,725	934	588	556	220
Cash surplus/(deficit)	3,490	3,127	98	(559)	223	426
Capital purchases	2,415	2,769	3,616	3,659	3,371	2,926
Borrowings[2]	(330)	119	827	2,255	1,566	1,638
Net worth	77,723	85,005	85,344	88,182	91,145	93,857

Notes:

1.	Numbers may not add due to rounding.

2.	Borrowings figure for 2003-04 differs to that published in the 2003-04 Report on State Finances due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Budget Strategy and Outlook 2005-06

BUDGET OUTCOMES 2004-05

Key Financial Aggregates

Table 1.2
General Government Sector — Key Financial Aggregates1

	2004-05	2004-05	2004-05
	Budget	MYFER	Est. Act.
	$ million	$ million	$ million

Revenue	24,009	24,964	26,771
Expenses	23,363	23,868	24,046
Net operating balance	646	1,096	2,725
Cash surplus/(deficit)	1,059	1,509	3,127
Capital purchases	2,718	2,845	2,769
Borrowings[2]	60	(23)	119
Net worth	72,464	81,731	85,005

Notes:

1.	Numbers may not add due to rounding.

2.	Borrowings figures for 2004-05 Budget and Mid Year Fiscal and Economic Review (MYFER) differ to those published in the Budget and MYFER due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Operating Result

The operating result expected for 2004-05 is a surplus of $2.725 billion. The estimated 2004-05 surplus reflects the continuing strength of the economy flowing through to taxation and related revenues, upward revisions to GST payments from the Australian Government and investment returns above the long-term assumed rate of return.

At the time of the 2004-05 Budget, a reduction in taxation revenues was expected, primarily due to an anticipated large fall in property market activity. The expected decline in transfer duties has been modest, and more than offset by increases in other taxation revenues flowing from the strong economy. This has led to upward revisions to revenues at both the Mid Year Review and in the context of the 2005-06 Budget.

Estimates of royalty revenue have also increased reflecting higher commodity prices and growth in export volumes.

With over $17 billion in funds invested in a portfolio of equities, property, cash and fixed interest, the performance of international financial markets has a major influence on the Budget result. While Budget and Mid Year Review estimates for investment returns were based on the expected long-term average return for the portfolio of 7.5%, the 2004-05 estimated actual is now based on a forecast rate of return of 14%, reflecting the strong performance of investment markets.

Budget Strategy and Outlook 2005-06

The Underlying Operating Result

Investment market volatility impacts on the Queensland Budget more in Government Finance Statistics (GFS) terms than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. Queensland’s financial assets set aside to meet future employer superannuation liabilities are held as General Government sector assets and associated superannuation liabilities are similarly recorded as General Government sector financial liabilities. In contrast, other jurisdictions generally have structures whereby all investments are held in superannuation funds and only the net superannuation liability is recorded in the balance sheet.

The differing superannuation structure leads to a significant difference in GFS accounting treatment between states.

If Queensland’s superannuation arrangements were structured on the same basis as generally applies in other states, the General Government sector underlying operating result for 2004-05 would be a surplus of approximately $2 billion, as outlined in Table 1.3 below.

For the 2005-06 Budget, no adjustment is required to the forecast operating result as the earnings rate on financial assets for the revenue estimates is the long-term assumed rate of return that is used in the calculation of the superannuation interest expense.

Table 1.3
Calculation of Underlying Result

2004-05
Est. Act.
$ million

Operating Balance	2,725
Less Investment Earnings[1]	1,444
Plus Superannuation Interest Expense[2]	747
Underlying Balance	2,028

Notes:

1.	Represents investment earnings on financial assets held to meet future defined benefit superannuation liabilities.

2.	Represents the adjustment required to the superannuation interest expense to be calculated on the basis of the net superannuation liability.

Cash Surplus

The General Government sector is estimated to achieve a cash surplus in 2004-05 of $3.127 billion.

At Mid Year Review, the cash surplus for 2004-05 was an estimated $1.509 billion. Factors contributing to the improvement in the estimated surplus again include the cash impact of the upward revision to investment returns from 7.5% to 14%, high levels of receipts from taxation revenues and upward revisions to GST payments from the Australian Government.

The underlying strength of the General Government cash flow for 2004-05 is demonstrated by a modest borrowing requirement of $119 million.

Budget Strategy and Outlook 2005-06

Capital Purchases

General Government investment in capital in 2004-05 is estimated to be $2.769 billion, slightly below Mid Year Review estimates, reflecting a modest level of capital deferrals.

Borrowing

Despite estimated net capital acquisitions of $972 million in 2004-05, the strong cash position has meant the General Government sector’s borrowing requirement has been negligible. Net borrowings of $119 million are expected for 2004-05, reflecting the individual borrowing intentions of the entities which comprise the General Government sector rather than the liquidity requirements of the sector as a whole.

Net Worth

The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities. This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities. The net worth of the General Government sector at 30 June 2005 is estimated at $85.005 billion. This is $3.274 billion higher than net worth forecast at Mid Year Review, reflecting the improved operating position together with an increase in the value of the State’s equity holding in Government-owned corporations.

BUDGET 2005-06 AND OUTYEAR PROJECTIONS

Key Financial Aggregates

Table 1.4
General Government Sector — Key Financial Aggregates1

	2005-06	2006-07	2007-08	2008-09
	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million

Revenue	26,604	27,776	29,051	29,793
Expenses	25,670	27,188	28,494	29,573
Net operating balance	934	588	556	220
Cash surplus/(deficit)	98	(559)	223	426
Capital purchases	3,616	3,659	3,371	2,926
Borrowings	827	2,255	1,566	1,638
Net worth	85,344	88,182	91,145	93,857

Note:

1.	Numbers may not add due to rounding.

Operating Result

The budgeted position for the General Government sector is for an operating surplus of $934 million in 2005-06.

The forecast budget surpluses are expected to moderate over the period 2006-07 to 2008-09. Key factors leading to the expected reduction in Budget surpluses are:

•	financing and other recurrent costs associated with the significant increase in General Government capital investment

•	costs associated with implementing the recommendations of the Electricity Distribution and Service Delivery Review

Budget Strategy and Outlook 2005-06

•	lower taxation revenue growth, reflecting the abolition of Debits Tax from 1 July 2005, the progressive abolition of a range of State stamp duties and a land tax relief and simplification initiative.

Further details on revenue and expenditure projections are contained in Chapters 5 and 6 respectively.

Cash Surplus and Capital Purchases

A cash surplus of $98 million is expected in 2005-06 for the General Government sector. The cash result is forecast to move into deficit in 2006-07, while modest surplus positions are forecast for 2007-08 and 2008-09.

Apart from the cash impact of smaller recurrent operating surpluses relative to 2004-05, the reasons for which are outlined above, the major factor contributing to lower cash results is the significant planned capital expansion.

Total General Government capital purchases of $3.616 billion are budgeted for 2005-06, reflecting a range of infrastructure initiatives including those announced in the South East Queensland Infrastructure Plan and Program 2005-2026 (SEQIPP), released in April 2005. Budget Paper No. 3 – Capital Statement provides details, by portfolio, of budgeted 2005-06 capital outlays.

Over the period 2005-06 to 2008-09, net additions (i.e. after deducting depreciation and asset sales) to the General Government capital stock of approximately $6 billion are planned. This substantial investment in additional capital will impact on the GFS cash result.

Borrowing

Borrowing for capital purposes is entirely consistent with the Government’s fiscal principles. Net borrowings of $827 million are budgeted for 2005-06 in support of $1.742 billion in net additions to the capital stock.

The majority of the General Government capital program has and will continue to be financed through recurrent cash flow.

Over the Budget and forward estimates period, total General Government borrowings of $6.3 billion are planned. Of this amount, some $1.9 billion (including $271 million in 2005-06) is to fund equity injections to Queensland’s Government-owned corporations to support expansion of the State’s electricity, rail and ports infrastructure.

Net Worth

State net worth is projected to increase from the 2004-05 estimated actual by $339 million to $85.344 billion at 30 June 2006. Net worth is also expected to increase in all forward estimate years.

More information on the State’s net worth, assets and liabilities is provided in Chapter 7.

Budget Strategy and Outlook 2005-06

RECONCILIATION OF OPERATING RESULT

Table 1.5 provides a reconciliation of the General Government sector operating result for 2004-05 and 2005-06 published in the Mid Year Fiscal and Economic Review (MYFER) and current Budget estimates.

Table 1.5
Reconciliation of 2004-05 and 2005-06 Operating Result to MYFER Estimates1

	2004-05	2005-06
	Est. Act.	Budget
	$ million	$ million

MYFER Operating Result	1,096	789

Expenditure Policy Decisions[2]	(13)	(577)

Revenue Policy Decisions[3]	—	(169)

Other Significant Variations Impacting on Operating Result

- Investment Returns and Interest Earnings[4]	921	125

- Commonwealth General Revenue Grants[5]	98	(8)

- Taxation and Royalty Revisions	290	702

- Other Parameter Adjustments[6]	333	72

2005-06 Budget	2,725	934

Notes:

1.	Denotes impact on Operating Result.

2.	Reflects expenditure policy decisions taken in the Budget context.

3.	Reductions in land tax and abolition of certain stamp duties provided in 2005-06 Budget — see Chapter 5.

4.	Reflects revisions of estimated rate of return on investments from 7.5% to 14% in 2004-05 and earnings on cash balances.

5.	Includes outcomes of Commonwealth Grants Commission 2004 Update, population changes and most recent estimates of GST revenue included in the 2005-06 Commonwealth Budget.

6.	Refers to remaining adjustments of a non-policy nature such as movements in expenditures and revenues relating to economic and technical parameters, and expenditure lapses in 2004-05.

Budget Strategy and Outlook 2005-06

FISCAL STRATEGY

The Charter of Social and Fiscal Responsibility outlines the Government’s fiscal principles and is an integral part of the Government’s commitment to the community. The fiscal principles, detailed in Box 1.1, have been framed to meet a number of objectives, with the overriding requirement to maintain the integrity of the State’s finances.

The fiscal principles establish the basis for sustainability of the Government’s policies. They require that the services provided by Government be funded from tax and other revenue sources over the long-term. The principles are supported by an accrual budgeting framework, which recognises future liabilities of the State and highlights the full cost of sustaining the Government’s operations on an ongoing basis.

The principles recognise the importance of a strong financial position for the State. A state government, because of its more limited tax base, does not have the same capacity as a national government to cushion economic and financial shocks. At the same time, state governments have a responsibility to provide continuity of services, such as health, police and education. A strong financial position, as indicated by a AAA credit rating, enables lower borrowing costs and is an indication of the soundness of the financial position and policies of the Government, rather than a goal in itself.

The success of Queensland’s financial and economic management has been consistently affirmed by international ratings agencies. These agencies have cited Queensland’s strong balance sheet, sound financial operations, modest debt levels and dynamic economic base as reasons underpinning the State’s AAA credit rating.

Box 1.1
The Fiscal Principles of the Queensland Government

Achievement
Budgeted for
Principle	2005-06	Indicator

Competitive tax environment
The Government will ensure that State taxes and		Taxation revenue per capita:
charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.	✓	Queensland: $1,708 Other states average: $2,135

Affordable service provision
The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Government Finance Statistics terms.	✓	GFS operating surplus of $934 million.

Sustainable borrowings for capital investment

Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.
	✓	General Government borrowings $827 million and General Government total purchases of non-financial assets $3.616 billion. AAA credit rating confirmed by Moody’s and Standard and Poor’s (highest rating available).

Prudent management of financial risk
The Government will ensure that the State’s financial	✓	General government net financial worth:
assets cover all accruing and expected future liabilities of the General Government sector.		$17.712 billion

Building the State’s net worth
The Government will maintain, and seek to increase, total State net worth.	✓	Net worth to increase to $85.344 billion.

Budget Strategy and Outlook 2005-06

Competitive tax environment

One of the Queensland Government’s key social and fiscal objectives is to maintain a competitive tax environment which raises sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland, while at the same time providing a low cost environment for business to promote economic development and jobs growth.

The competitiveness of a state’s tax system is usually assessed by using one of the following measures:

•	taxation revenue on a per capita basis

•	taxation relativities based on Commonwealth Grants Commission methodology

•	taxation revenue expressed as a percentage of gross state product (GSP).

Queensland’s competitive tax position is confirmed by all three measures.

•	Per capita tax collections in Queensland in 2005-06 are estimated at $1,708, compared with an estimated $2,135 for the average of the other states.

•	Commonwealth Grants Commission data indicates that Queensland’s taxation effort ratio of 86.9% is considerably less than the standard (100%).

•	Latest Australian Bureau of Statistics data shows Queensland’s tax collections are 4.7% of GSP compared to 5.0% for the average of the other states.

The 2005-06 Budget includes reductions in land tax and the phased abolition of a number of taxes. Details of these changes and other revenue items are provided in Chapter 5.

Affordable service provision

The objective of maintaining affordable service provision requires the maintenance of a budget operating surplus, to ensure recurrent services can be funded from recurrent sources.

The Government’s expenditure strategy is based around providing targeted funding for high priority community services. The strategy is built upon the delivery of commitments made in the context of the most recent State election. These commitments are also reflected in the Government’s outcomes and priorities for Queensland as outlined in its Charter of Social and Fiscal Responsibility.

Consistent with the Government’s stated priorities, the 2005-06 Budget provides for the implementation of a range of service enhancements in key areas including child safety, health and disability services.

The 2005-06 Budget and forward estimates also continues the implementation of the
Government’s Education and Training Reforms for the Future including a preparatory year of schooling from 2007 and substantial investment in innovation, research and development as part of the Government’s 10 year Smart State Strategy.

More information on these initiatives is provided in Chapter 4.

Budget Strategy and Outlook 2005-06

Queensland is already one of the more efficient providers of government services among the states. Nevertheless, further improving the efficiency and effectiveness of government services is an essential element of delivering on these key policy priorities in a way that is both affordable and sustainable.

In this context, the Government’s Shared Service Initiative, designed to achieve best practice in corporate services across Government, commenced in July 2003. The savings achieved from this initiative through consolidation and standardisation of core corporate services and systems will be directed to service delivery.

Sustainable borrowings for capital investment

The provision of adequate levels of infrastructure is an ongoing challenge for a state such as Queensland which continues to experience high levels of economic and population growth. Meeting this challenge, the Government provides for consistently higher levels of capital expenditure per capita than any other state.

Investment in core infrastructure is a key feature of the 2005-06 Budget with a record capital program of $8 billion. This represents an increase of 32% over the estimated 2004-05 outlays.

In recognition of Queensland’s capital requirements, the Charter allows borrowing for capital where the costs of the borrowing can be serviced within the context of an overall operating surplus.

Queensland’s 2005-06 capital program will be funded from a mix of recurrent sources, cash balances and borrowings. Details of the State capital program for 2005-06 and sources of funds are provided in Budget Paper No. 3 — Capital Statement.

Prudent management of financial risk

Queensland has a long-standing policy of setting aside funds to accumulate financial assets sufficient to meet future liabilities, the largest being for future employee entitlements, most notably superannuation.

In this respect, Queensland is far better placed than any of the other state or territory governments, or indeed the Australian Government, to fund future accruing liabilities as most other jurisdictions have substantial unfunded superannuation liabilities.

In 2003-04 significant growth in equity markets produced investment returns well in excess of actuarially assumed long-term rates of return. In 2004-05 investment returns are estimated at 14%.

The State’s policy of setting aside funds to meet future liabilities and reinvesting all earnings provides the capacity to manage cycles in investment markets without impacting on the Government’s ability to fund ongoing services to the community.

Budget Strategy and Outlook 2005-06

Building the State’s net worth

The Charter policy of building the State’s net worth is intended to ensure that infrastructure and other assets are not run-down to the detriment of future citizens and taxpayers. It is an important element in ensuring intergenerational equity.

Queensland’s net worth is forecast to grow over the forward estimates. Queensland’s per capita net worth is expected to be 40% greater in 2005-06 than the average per capita net worth of the other states.

Further information on State net worth and other balance sheet aggregates can be found in Chapter 7.

INDICATORS OF FISCAL CONDITION

The indicators shown in Table 1.6 provide additional perspectives on the Government’s financial condition — service delivery capacity, financial sustainability and financial capacity.

Service Delivery Capacity

These financial data provide an indication of the non-financial capital resources of the General Government sector. In general, these resources relate to capital infrastructure and therefore provide an indication of the capacity of the Government to provide services to the community. The data, showing increasing levels and additions of non-financial assets, reflect the State’s heightened commitment to infrastructure provision of recent years.

Financial Sustainability

These ratios provide an indication of the sustainability of current policy settings — including the size of the operating surplus (relative to expenses) and the level of debt servicing costs (relative to revenue). A large operating balance and stable low debt servicing costs indicate that current policies are sustainable.

Financial Capacity

These ratios provide an indication of the State’s capacity to respond to unexpected events or opportunities. Relatively low levels of borrowing and taxation, and large negative net debt, provide the State with the capacity, if events require, for additional resources to be called upon.

Budget Strategy and Outlook 2005-06

Table 1.6
Indicators of Fiscal Condition — General Government Sector

				Other States[1]
	2003-04	2004-05	2005-06	2005-06
	Actual	Est. Act.	Budget	Budget

Service Delivery Capacity

Non-financial assets/population ($)	16,122	16,440	16,879	12,198

Purchases of non-financial assets/ non-financial assets (%)	3.9	4.3	5.3	4.5

Financial Sustainability

Operating balance/total expenses (%)	15.3	11.3	3.6	0.9

Debt servicing cost/total revenue (%)	0.8	0.7	0.9	1.8

Financial Capacity

Total borrowings/total assets (%)	2.7	2.6	3.3	6.4

Total liabilities/total assets (%)	21.5	20.7	23.7	30.8

Net debt/GSP (%)	(10.4)	(11.7)	(10.8)	0.2

Taxation/GSP (%)	4.7	4.6	4.2	4.8

Note:

1.	Weighted average of all States, excluding Queensland.

Source: State Budget Papers.

Budget Strategy and Outlook 2005-06

2. ECONOMIC PERFORMANCE AND OUTLOOK

KEY POINTS

•	Driven by a strong domestic sector and exports growth, the Queensland economy is expected to grow by 4¼% in 2004-05, more than double growth nationally (2%).

•	The strength of the Queensland economy is estimated to have raised employment growth to a 16 year high of 5¾% (104,000 jobs) in 2004-05, reducing the year-average unemployment rate to 5%, representing its lowest rate since the mid 1970s and a rate below that nationally (5¼%) for the first time in 10 years.

•	Consumer spending is estimated to grow at an above average rate of 5% in 2004-05, reflecting increases in household wealth, while dwelling investment is expected to defy the national trend and rise by 5%, sustained by high levels of migration. Further, business investment is expected to surge by 13¼%.

•	Solid global economic growth is expected to improve growth in exports to 4% in 2004-05. However, with imports estimated to increase by 9¾%, net exports are expected to detract 2¾ percentage points from economic growth in 2004-05.

•	The Queensland economy is forecast to grow a further 4¼% in 2005-06, exceeding national growth for the tenth consecutive year. Importantly, domestic activity in the State is predicted to ease, but be offset by an improvement in the trade sector.

•	While growth in consumer spending is forecast to ease, capital investment is expected to make a solid contribution to growth, with business investment forecast to increase by 4¾%. Public final demand is forecast to grow by 10% in 2005-06, reflecting the Government’s significant capital infrastructure program.

•	The trade sector is forecast to improve in 2005-06, with net exports to detract only ¾ percentage point from growth, their lowest detraction in five years. Increases in coal and other mineral exports and production capacity are forecast to strengthen exports growth to a five-year high of 6¾%, while imports growth is forecast to ease in line with domestic activity.

•	With economic activity remaining strong in 2005-06, employment is forecast to grow a further 2½%, maintaining the unemployment rate at a 30-year low.

INTRODUCTION

This chapter presents the economic framework within which the 2005-06 Budget has been produced. It examines recent developments in Queensland’s external economic environment, reviews the performance and outlook for the Queensland economy, and highlights any risks and opportunities to Queensland economic growth during the forecast horizon. The chapter details estimated actuals and forecasts for the major components of State economic activity for 2004-05 and 2005-06 respectively (see Table 2.2), and presents projections for key State economic variables over the medium-term to 2008-091 (see Table 2.3).

[1]	Decimals have been used to describe actual outcomes, with fractions used for estimated actuals, forecasts and projections.

Budget Strategy and Outlook 2005-06

EXTERNAL ENVIRONMENT

Current conditions

International

The outlook for the international economy remains strong, following on from exceptional growth of above 4% in Queensland’s major trading partners in 2004. Economic activity in the United States and China continued to expand rapidly during the year. Partly offsetting this, the latter part of 2004 saw a slowdown in some major European countries and Japan, where economic output fell in some quarters. Looking forward, growth is expected to remain strong in India, while growth in the United States and China is expected to ease slightly. Further, the economies of Europe and Japan are expected to improve into 2006 from a forecast slowing in growth in 2005. As a result, major trading partner growth is expected to ease to 3¼% in 2005, before strengthening to 3½% in 2006 (see Chart 2.1).

Chart 2.1
Economic Growth in Queensland’s Major Trading Partners1

Note:

1.	Growth in calendar years 2005 and 2006 represent forecasts.

Sources: Queensland Treasury and Consensus Economics.

The United States continued to grow strongly over 2004, recording annual growth of 4% or above in each quarter of the year. A primary driver of activity has been a resurgence in business investment, supported by an improvement in corporate profitability, following a period of falling investment during 2001 and 2002. However, part of the strong growth in the United States has come at the expense of weaker growth in other countries, with a depreciation of the US$ helping to boost export growth in the United States.

The performance of the United States economy over the past year and a half has led the Federal Reserve to raise official interest rates from 1.0% in the middle of 2004, to 3.0% in early May 2005. The impact of higher interest rates, combined with higher crude oil prices, is likely to lead to a moderation in economic growth in both 2005 and 2006. Further, the persistence of large budget and trade deficits in the United States may result in a tightening of fiscal policy, leading to lower growth in both the United States and the global economy more generally, relative to 2004.

Budget Strategy and Outlook 2005-06

Non-Japan Asia continues to be the key driver of growth in Queensland’s major trading partners, led by rapid growth in China and India. Government measures implemented to slow the Chinese economy, including moderating credit growth and a rise in official interest rates, have had little impact so far, with the economy growing by 9.5% in annual terms in the final quarter of 2004. Despite further interest rate rises anticipated by most analysts, the Chinese economy is forecast to grow by around 9% in 2005 and 8% in 2006. Economic growth in South Korea (Queensland’s second largest trading partner) was weak in the early part of 2005, with the strong value of the Korean Won against the US$ hampering exports and higher oil prices constraining domestic activity. Growth in South Korea is expected to improve in 2006, driven primarily by a recovery in household spending.

Economic activity in Europe is expected to strengthen over 2005, following a slowdown in late 2004, where the economies of Germany and Italy both contracted in the December quarter. However, several factors may constrain longer-term growth prospects in the region, including the increase in oil prices in early 2005, as well as the strength of the Euro against the US$, which has placed pressure on export-focused industries. Persistent high unemployment throughout much of the region may also threaten any recovery in household spending. As a result, Consensus Economics forecasts calendar year growth in Europe to average around 2% in both 2005 and 2006, similar to growth in 2004.

The Japanese economy recorded its strongest growth rate in eight years in 2004, growing by 2.6%. Activity stalled in late 2004, leading to a downward revision to economic growth forecasts for 2005 in expectation of continued weakness. However, the Japanese economy expanded by 1.3% in March quarter 2005, more than double market expectations of a 0.6% rise. The Japanese economy is forecast to continue to strengthen into 2006.

National

Strong domestic demand continues to be the key driver of the Australian economy, which is expected to grow by 2% in 2004-05. Gross national expenditure is estimated to grow by 3½% in 2004-05, driven by growth in household consumption and business investment.

The strength of private consumption and business investment is expected to be partially offset by weakness in the housing market and the trade sector. Dwelling investment is expected to decline by 2% in 2004-05, following very strong growth over the past three years (see Chart 2.2). Net exports are expected to detract 2 percentage points from growth in 2004-05. Export growth has continued to be subdued, partly due to the high value of the A$ and some capacity constraints in the resources sector, while imports have grown strongly in response to solid domestic demand.

The composition of growth is likely to slowly rebalance over 2005-06, with economic growth forecast to improve to 3%. Gross national expenditure is forecast to show slight improvement in growth to 3¼%. However, this improvement is due solely to a rebuilding of inventories. All other components of domestic demand, including household consumption, private dwelling and business investment, and public final demand, are forecast to grow at a slower, or similar, pace over the year.

Net exports are forecast to detract only 1 percentage point from total growth in 2005-06, as exports rise in response to strong investment in productive capacity over previous years and rural exports benefit from an assumed return to more normal seasonal conditions in the farm sector. Imports growth is forecast to moderate slightly in response to slower growth in consumer and business spending in 2005-06.

Budget Strategy and Outlook 2005-06

Chart 2.2
Building Approvals and Dwelling Investment, Australia1

Note:

1.	Number of dwelling approvals in trend terms. Dwelling investment in trend terms, chain volume measure, 2002-03 reference year.

Sources: Australian Bureau of Statistics (ABS) 5206.0 and 8731.0.

Chart 2.3
World Economic Growth and Exports, Australia1

Note:

1.	Exports are in trend terms, chain volume measure, 2002-03 reference year.

Sources: ABS 5206.0 and OECD Main economic indicators.

Budget Strategy and Outlook 2005-06

External assumptions

Queensland is a diversified open economy, characterised by trade and investment links with other parts of Australia and the rest of the world. The State’s economic performance is therefore partly dependent on the outlook for both the national and international economy. As a result, the forecasts for the Queensland economy in 2005-06 are based on key assumptions about the State’s external environment, including the national economy, major trading partners and financial markets (see Table 2.1).

•	Growth in Queensland’s major trading partners is expected to remain strong in 2005-06, at 3½%, compared with estimated growth of 3¾% in 2004-05. Ongoing strength in the international economy is expected to be driven by traditional trading partners, such as the United States, as well as exceptional growth in emerging economies, such as China and India.

•	Inflation in Queensland’s major trading partners is forecast to remain at 2% in 2005-06.

•	Australian monetary policy is assumed to be broadly unchanged over 2005-06, with interest rates to remain around their current levels.

•	The Australian Government’s economic forecasts and projections, as outlined in their Budget delivered on 10 May 2005, have been adopted as the basis for national economic performance over the forecast period, with national growth of 3% assumed for 2005-06, 3½% for 2006-07 and 2007-08, and 3¼% in 2008-09.

•	Queensland economic forecasts have been based on an A$ exchange rate at around current levels, in both US$ and trade-weighted index terms.

•	Forecasts and projections of rural production and exports are based on an assumption of a return toward average seasonal conditions in Queensland in 2005-06 and beyond.

A discussion of the risks to these assumptions is contained in a later section of this chapter.

Table 2.1
External Assumptions

	Outcomes		Est. Act.	Forecast
	2002-03	2003-04	2004-05	2005-06
	%	%	%	%

International assumptions
Major trading partner economic growth	2.9	3.7	3¾	3½
Major trading partner inflation	1.4	1.5	2	2

National assumptions
Economic growth	3.2	4.1	2	3
Inflation	3.1	2.4	2½	2¾

Sources: Queensland Treasury, ABS 5206.0, ABS 6401.0, Australian Treasury and Consensus Forecasts.

Budget Strategy and Outlook 2005-06

THE QUEENSLAND ECONOMY

Overall economic growth

A strong domestic sector is expected to underpin Queensland economic growth for the fourth year in a row in 2004-05. With a further improvement in exports, the Queensland economy is forecast to grow by 4¼%, more than double the estimated national growth for 2004-05.

Household consumption is expected to grow at an above average rate of 5% in 2004-05, driven by the ongoing wealth effects of the recent housing boom, growth in real incomes and exceptional labour market conditions. Defying the national trend, dwelling investment is expected to again rise, by 5%, sustained by high levels of interstate and overseas migration. Strong corporate profitability and global economic growth are expected to see business investment rise by an estimated 13¼% in 2004-05, while a positive external environment is also expected to strengthen growth in exports to 4%. However, imports are again predicted to grow rapidly (9¾%), reflecting high levels of consumer and business spending. As a result, net exports are estimated to detract 2¾ percentage points from growth in 2004-05.

The State economy is forecast to grow by a further 4¼% in 2005-06, exceeding growth nationally for the tenth consecutive year. Queensland’s rebalancing in growth is expected to continue into 2005-06, with activity in the domestic sector easing and net exports improving significantly (see Chart 2.4). Growth in consumer spending is anticipated to ease to 4¼%, while dwelling investment is forecast to fall marginally, by 3%, in 2005-06. However, capital investment is forecast to make an important contribution to growth in 2005-06. Business investment is predicted to increase a further 4¾%, while public final demand is anticipated to grow 10%, reflecting the Government’s significant capital infrastructure program.

The performance of the trade sector is forecast to improve further in 2005-06, with net exports anticipated to detract only ¾ percentage point from growth. Export growth is anticipated to strengthen to 6¾%, driven by higher coal and other mineral exports and production capacity, while imports growth is expected to ease in line with domestic activity .

Chart 2.4
Queensland Economic Growth1

Note:

1.	Chain volume measure, 2002-03 reference year. 2004-05 represents an estimated actual, 2005-06 represents a forecast. Source: Queensland Treasury.

Budget Strategy and Outlook 2005-06

Table 2.2
State and National Economic Forecasts8

	Outcomes		Est. Act.		Forecast
	2002-03	2003-04	2004-05		2005-06
	%	%	%		%

Queensland forecasts
Domestic production[1]
Household consumption	5.7	9.4	5		4	¼
Private investment[2,3]	23.6	9.1	7		2	½
Dwellings	21.2	12.2	5		-3
Business investment[3,4]	34.5	5.7	13	¼	4	¾
Other buildings and structures [3]	43.1	0.9	12	¾	5	½
Machinery and equipment[3]	30.5	8.1	13	½	4	½
Private final demand[3]	10.1	9.3	5	½	3	¾
Public final demand[3]	0.8	5.4	10		10
Gross state expenditure[5]	8.1	9.1	6	¼	4	½
Exports of goods and services	2.5	0.9	4		6	¾
Imports of goods and services	9.1	13.7	9	¾	6	¼
Net exports[6]	-2.6	-5.1	-2	¾	-	¾
Gross state product	5.8	4.6	4	¼	4	¼

Other state economic measures
Population	2.4	2.2	2		2
Inflation	3.2	2.9	2	¾	2	¾
Average earnings (state accounts basis)[7]	3.4	3.4	4	½	4
Employment (labour force survey)	3.7	3.3	5	¾	2	½
Unemployment rate (%, year-average)	7.1	6.2	5		5
Labour force	2.8	2.3	4	¼	2	½
Participation rate	65.0	64.8	65	¾	65	¾

National forecasts
Domestic production[1]
Household consumption	4.0	5.6	4		3	¼
Private investment	na	na	na		na
Dwellings	14.7	7.3	-2		-2
Business investment[3,4]	na	9.4	8		6
Other buildings and structures [3]	na	12.5	2		2
Machinery and equipment[3]	na	7.8	11		7
Private final demand[3]	na	6.2	3	¾	3	½
Public final demand[3]	na	3.8	6		3	¾
Gross national expenditure[5]	6.2	6.2	3	½	3	¾
Exports of goods and services	-0.6	1.6	2		7
Imports of goods and services	13.1	12.4	10		8
Net exports[6]	-2.8	-2.4	-2		-1
Gross domestic product	3.2	4.1	2		3

Other national economic measures
Population	1.2	1.2	1	¼	1	¼
Inflation	3.1	2.4	2	½	2	¾
Wage Price Index[7]	3.5	3.6	3	¾	4
Employment (labour force survey)	2.5	1.8	2	¾	1	¾
Unemployment rate (%, year-average)	6.2	5.8	5	¼	5
Labour force	1.9	1.3	2	¼	1	½
Participation rate	63.7	63.5	63	¾	63	¾

Notes:

1.	Chain volume measure, 2002-03 reference year.

2.	Private investment includes livestock, intangible fixed assets and ownership transfer costs.

3.	Excluding private sector net purchases of second-hand public sector assets.

4.	National calculations of business investment includes investment in livestock and intangible fixed assets, which are not included in the Queensland calculations.

5.	Includes statistical discrepancy and change in inventories.

6.	Percentage point contribution to growth in gross state or domestic product.

7.	The Australian Government has moved to a measure of growth in wages based on the ABS Wage Price Index, whereas the State measure of average earnings is still estimated on a State Accounts basis.

8.	Unless otherwise stated, all figures are annual % changes. Decimal point figures indicate an actual outcome.

na — Indicates not available.

Sources: Queensland Treasury, Australian Treasury and ABS 5206.0.

Budget Strategy and Outlook 2005-06

Chart 2.5
Contribution to Growth in Queensland’s Gross State Product1

Note:

1.	Chain volume measure, 2002-03 reference year. Contributions for 2004-05 represent estimated actuals while contributions for 2005-06 represent forecasts.

Source: Queensland Treasury.

Chart 2.6
Contribution to Growth in Australia’s Gross Domestic Product1

Note:

1.	Chain volume measure, 2002-03 reference year. Contributions for 2004-05 represent estimated actuals while contributions for 2005-06 represent forecasts.

Sources: Queensland Treasury and Australian Treasury.

Budget Strategy and Outlook 2005-06

Household Consumption

As the largest sector of the Queensland economy, household consumption continued to be one of the key drivers of economic activity in Queensland over the first three quarters of 2004-05. Following near record growth of 9.4% in 2003-04, household consumption is estimated to grow by 5% in 2004-05, once more above its long-term average growth rate. Consumption expenditure has been driven by the continued effects of increased household wealth, sustained high levels of consumer confidence, exceptional labour market conditions and above average rates of interstate and overseas migration. In addition, a strong A$, which has made imported goods less expensive, has supported spending on consumer durables, such as motor vehicles and household furnishings and equipment.

A number of factors are expected to dampen consumer spending in late 2004-05 and into 2005-06. An increase in petrol prices in A$ terms, particularly since December 2004, will act to reduce discretionary incomes, as will the impact of the interest rate increase in March 2005. While the recently announced income tax cuts should provide a partial offset to these contractionary influences, this effect is anticipated to be limited, with higher household debt levels seeing consumers save (rather than spend) a greater proportion of their tax cuts than would normally be the case.

Overall, growth in household consumption is forecast to moderate to 4¼% in 2005-06. This reflects an anticipated easing in the growth of both housing-related consumer purchases and wealth-related spending, as the effects of the recent stabilisation of house prices flow through to consumption. Higher household debt levels may also act to dampen consumption growth in 2005-06. However, continued strength in the labour market, gains in consumer wealth from higher equity prices, rising real incomes (with the increase in average earnings once again expected to outpace inflation) and solid population growth are expected to underpin robust growth in consumption expenditure in 2005-06, albeit at a more moderate rate when compared with the very strong growth of recent years.

Chart 2.7
Household Consumption1, House Prices2 and Real Average Earnings, Queensland

Note:
1.	Chain volume measure, 2002-03 reference year. 2004-05 estimated actual, 2005-06 forecast.

2.	2004-05 represents percentage change for September and December quarters 2004 on the same period in 2003.

Sources: Queensland Treasury and ABS 3101.0, 6202.0, 6401.0 and 6416.0.

Budget Strategy and Outlook 2005-06

Dwelling Investment

Following remarkably strong growth in each of the past three years, dwelling investment has continued to grow through 2004-05 and is expected to rise by 5% over the year.

Despite reaching record levels in 2003-04, housing construction continued to grow over the first three quarters of 2004-05. Although monthly dwelling approvals have been easing steadily since October 2003, new dwelling construction has been maintained by a large volume of approved work still to be completed (see Chart 2.8). Strong population growth, low home loan interest rates and a very buoyant labour market have also continued to support the demand for house construction. The rapid increase in residential house prices in recent years abated during 2004-05, yet housing finance data suggest that investor demand for house construction currently remains at relatively high levels. After three years of rapid growth, renovation spending now represents almost half of total dwelling investment and has continued to increase in the first three quarters of 2004-05.

While the pace of growth in dwelling investment has begun to ease, a large volume of approved work in the pipeline should support construction levels through much of 2005-06. Continued strength in renovation activity is forecast to partially offset an expected decline in new dwelling construction, with alterations and additions spending continuing to grow as home owners utilise higher property valuations to improve their homes. Overall, dwelling investment in Queensland is forecast to decline slightly, by 3%, in 2005-06.

The anticipated turnaround in dwelling investment beginning in 2005-06 is a product of the recent boom, which has seen housing construction activity increase by over 90% since 2000-01, rather than any deterioration in the economic fundamentals that drive dwelling construction.

Chart 2.8
Dwelling Investment and Work Yet to be Done, Queensland1

Note:
1.	Dwelling approvals and investment in trend terms. Dwelling investment and residential work yet to be done in volume terms ($M, 2002-03). Residential work yet to be done deflated using ABS 6416.0 House Price Index: Project Homes: Brisbane.

Sources: ABS 8371.0, 8752.0, 6416.0, Queensland Treasury.

Budget Strategy and Outlook 2005-06

Business Investment

Following three years of very strong growth, business investment is anticipated to increase by a further 13¼% in 2004-05. Both of the major components of business investment are anticipated to rise, with other buildings and structures investment expected to grow 12¾% and machinery and equipment investment forecast to increase 13½%.

The current business investment cycle began in 2001-02, driven by an acceleration in consumer demand, capacity constraints beginning to be felt, and a recovery in world economic growth from 2002-03 onwards. Domestic demand, which remains one of the primary drivers of business investment, eased through the first three quarters of 2004-05, following very strong growth in 2003-04. Reflecting this, survey data suggest that business confidence has moderated early in 2005, after reaching very high levels in late 2004. However, businesses continue to enjoy relatively low borrowing costs and experience strong profitability.

Offsetting the easing in domestic conditions, demand for Queensland’s major exports has continued to accelerate, driven by strong growth in the State’s trading partners. This has been accompanied by a sharp rise in world prices of mineral and energy products, some of which reached 15 year highs during 2004-05. The impact of high commodity prices on corporate profitability has, and should continue to, facilitate investment in additional productive capacity in mining-related and metals manufacturing industries.

Recent economic developments suggest that domestic-focused business investment may ease in 2005-06, while those industries linked to world markets should continue to seek increased capacity. In particular, the positive outlook for economic growth in China and non-Japan Asia should continue to fuel strong demand for mineral and energy commodities. Overall, business investment is forecast to rise by 4¾% in 2005-06, with other buildings and structures investment expected to grow by 5½% and equipment and machinery investment forecast to increase by 4½%.

Chart 2.9
Major Components of Business Investment, Queensland1

Note:
1.	Chain volume measure, 2002-03 reference year. 2004-05 estimated actual, 2005-06 forecast.

Source: Queensland Treasury.

Budget Strategy and Outlook 2005-06

Public Final Demand

After strong growth in 2003-04, total public final demand in Queensland is estimated to increase sharply in 2004-05, rising by 10%. Building on this growth, public final demand is forecast to increase a further 10% in 2005-06, largely reflecting the commencement of the State Government’s significant investment program in infrastructure as outlined in the South East Queensland Infrastructure Plan and Program 2005-2026. In addition, Queensland’s Government-owned corporations plan to undertake increased capital expenditure in response to growing demands on the State’s infrastructure base, both from rapid population growth and a strong world economy.

Capital works to be undertaken in 2004-05 and 2005-06 reflect key Government priorities and include transport and water infrastructure, education and training, health, housing and child safety. Major transport projects will provide further improvements to the State’s arterial roads, passenger rail services and busways. Other capital projects include the ongoing redevelopment and upgrading of the State’s schools and hospitals.

Capital expenditure by Queensland’s Government-owned corporations is also forecast to rise substantially in 2005-06. This includes the construction of the Kogan Creek base load power station through 2005-06, reflecting the State Government’s commitment to increasing electricity generation capacity in Queensland, as well as ongoing improvements to the State’s electricity transmission and distribution systems.

In response to surging demand for the State’s coal exports, key investments by Government-owned corporations include further upgrades to the State’s coal rail network and coal rollingstock, as well as expansion of the RG Tanna coal terminal. In addition, upgrades to infrastructure at the Port of Brisbane and Cairns airport will facilitate increased volumes of merchandise and tourism exports.

Chart 2.10
Public final demand, Queensland1

Note:
1.	Chain volume measure, 2002-03 reference year. 2004-05 estimated actual, 2005-06 forecast.

Source: Queensland Treasury.

Budget Strategy and Outlook 2005-06

Net Exports

Despite growth in imports continuing to exceed growth in exports, the relative performance of the trade sector improved in 2004-05. Net exports are estimated to detract 2¾ percentage points from growth in 2004-05, following a very large detraction from growth in 2003-04.

Overseas merchandise and tourism exports from Queensland are expected to grow strongly in 2004-05. Despite an appreciation in the A$ against the US$ over the first half of the year, a number of factors have supported exports of goods overseas. Strong world economic growth has sustained growth in coal exports, while the Japanese ban on beef imports from the United States and Canada also saw a strong rise in meat exports. Further, a continued recovery from the drought saw a rebound in rural exports during the year. Tourism exports also appear to have recovered from the adverse effects of major international shocks in recent years (such as SARS and avian influenza), which had previously affected international visitor arrivals. However, with domestic demand in the rest of Australia easing in 2004-05, growth in Queensland’s interstate exports is expected to be more subdued compared with overseas exports. As a result, total exports are estimated to grow by 4% in 2004-05.

Meanwhile, imports are expected to rise by 9¾% in 2004-05. Robust domestic growth, due to high levels of household spending and business investment, has led to increased demand for imported consumer durables, such as motor vehicles, and imported capital equipment.

The performance of trade sector is forecast to improve further in 2005-06, with net exports predicted to detract only ¾ percentage point from economic growth. Growth in exports is expected to strengthen to a five-year high of 6¾% in 2005-06, supported by continuing strong economic growth in Queensland’s major trading partners, particularly in emerging economies such as China and India. Box 2.1 outlines the implications of strong growth in China and India on the State’s trade sector. A forecast increase in coal exports is expected to contribute to the overall rise in exports, as producers respond to higher prices by expanding production capacity. Meanwhile, imports growth is expected to moderate to 6¼%, in line with an anticipated easing in growth in the domestic economy.

Chart 2.11
Exports and Imports, Queensland1

Note:
1.	Chain volume measure, 2002-03 reference year. 2004-05 is an estimated actual, 2005-06 represents a forecast.

Source: Queensland Treasury.

Budget Strategy and Outlook 2005-06

Box 2.1
Emerging Economies of China and India: Their Implications for Queensland

Queensland’s trading performance is forecast to improve significantly in 2005-06, with exports growth anticipated to strengthen to a five-year high of 6¾% during the year. An important driver of this recovery in exports growth has been the emergence of China and India as rapidly growing economies, helping to drive strong global growth in recent years. This box documents the direct and indirect implications for Queensland’s trading performance from strong growth in these economies.

Economic growth in China and India has greatly exceeded that in developed economies in recent years, to the extent that these two economies are forecast to contribute around 30% of Queensland’s export-weighted major trading partner growth in 2005. Chart 1 shows that China’s economy grew at an average annual rate of 8.6% over the ten years to 2003-04, while India grew at 6.2% per annum over the decade. This compares with average growth of 2.5% in G7 countries over a similar period. China’s rapid growth follows a series of government-led reforms, focused on beginning the transition to a market economy, while the Indian Government’s liberal approach to regulation has coincided with rapid export-led growth in India, based on strong growth in services and manufacturing.

Chart 1: Economic growth, China and India
(yearly % change)

The overarching implication for Queensland of stronger growth in China and India is the growing importance of these economies as destinations for the State’s exports. Their share of the value of Queensland’s overseas exports of goods has more than trebled from 3.9% in 1989 to 12.6% in 2004. Chart 2 shows that China (6.7%) is now Queensland’s third largest export destination, following Japan and Korea, while India (5.9%) is now the fifth largest export market, slightly behind the United States.

Chart 2: Destination of Queensland exports1
(% of total)

[1]	Hong Kong is treated as a separate area for trade purposes.

Budget Strategy and Outlook 2005-06

Another important although indirect implication for Queensland’s trade performance is that exceptional growth in China and India has also enhanced growth in Queensland’s other major trading partners. China’s main trading partners include Hong Kong, Japan, the United States and South Korea, while the United States, Hong Kong and China represent some of India’s major trading partners. These additional economies account for a further 50% of the value of the State’s overseas exports of goods.

Certain sectors of Queensland’s export industry, such as coal, metalliferous ores (such as copper, lead and alumina) and sugar, are likely to benefit most from the growth in China and India. Chart 3 illustrates that Queensland exports a greater proportion of coal and metalliferous ores to India (panel iii) than it exports to other destinations generally (panel i), while the State exports a greater proportion of confidential and special items — which include coal and sugar exports — and metalliferous ores to China (panel ii) than it exports to other countries as a whole.

Queensland’s coal industry has benefited from several trends in China and India. Despite being the world’s largest and third largest producers of coal respectively, much of the coal produced in China and India is of lower quality than the coking coal produced in Queensland. Further, rapid growth in these economies has required domestic coal production to be supplemented by coal imports, to service energy requirements for large populations and energy intensive industries, such as steel production. As a result, over the last five years the value of Queensland coal exports to India rose by nearly 90% to total $859.5 million, and rose by more than 210% to China to $294.6 million in 2004.

Queensland has also benefited from the rapid rise in commodity prices, induced by strong resource demand from China and India. For instance, the large increase in the value of coal exports to these economies not only reflects a rise in the export volumes, but also rises in coal prices. Importantly, the rise in world US$ prices of some commodities has more than offset the appreciation of the A$, with Queensland coal prices in A$ terms rising by around 50% over the year to December quarter 2004.

Chart 3: Composition of Queensland exports, 20041

[1]	The confidential and special category includes data which are confidentialised to prevent the identification of the activities of individual exporters and importers, and includes the value of sugar exports and a proportion of coal exports

China and India have also made a growing contribution to the State’s services export sector, such as tourism and education, in recent years. Arrivals to Queensland from China rose by 58.7% to 58,876 persons in 2004, while arrivals from India rose by 40.9% to 11,340 persons, well above growth of 15.5% in arrivals from all destinations generally. The number of students from China and India studying at Australian universities has also increased significantly in recent years.

Looking forward, most analysts expect growth in China and India to remain strong, interpreting recent growth rates as part of a long-term structural shift toward industrialisation, rather than a temporary phenomenon associated with the business cycle. Despite some concerns about possible overheating in the Chinese economy and India’s ongoing structural budget deficit, Consensus Economics forecasts the Chinese economy to grow a further 8.9% and 8.0% in 2005 and 2006, respectively, with India forecast to grow at around 7.0% per annum over this period.

If these forecasts prove accurate, the positive impact of these emerging economies on the State’s trade sector, both directly in terms of Queensland’s commodity and service export performance, and indirectly through high commodity prices and strong growth in major trading partners, should continue over the medium term.

Budget Strategy and Outlook 2005-06

Employment

Queensland is set to record exceptional jobs growth in 2004-05. The number of persons employed in Queensland, in year-average terms, is estimated to rise by 5¾%, an increase of around 104,000 jobs, representing the fastest rate of annual growth in 16 years. Despite an increase in labour force participation to an historic high of 65¾%, the State’s jobs growth has been stronger than labour force growth throughout 2004-05. As a result, the State’s year-average unemployment rate is forecast to fall to 5%, its lowest rate since 1974-75. This is the first time in 10 years that Queensland’s unemployment rate has been below the national rate (5¼%).

The employment-related effects of the recent housing boom and high levels of interstate and overseas migration continued to be seen in 2004-05, notably in the consumption and housing sectors of the domestic economy. As a result, jobs growth was strong in labour-intensive industries, such as construction, retail trade, as well as health and community services, which more than offset a decline in agricultural employment, due to poor agricultural conditions following the drought of recent years.

While jobs growth has remained solid in the second half of 2004-05, it is expected to moderate into 2005-06. This reflects an expected easing in growth in the labour-intensive domestic sector of the Queensland economy. However, partly offsetting this trend, employment is expected to remain strong in trade-related industries, such as mining, manufacturing and transport, reflecting the positive global outlook. Overall, the State’s employment growth is forecast to moderate to 2½% in 2005-06, but to remain above the forecast national growth of 1¾%.

Queensland’s forecast employment growth translates into the creation of around 47,000 additional jobs in Queensland in 2005-06. With labour force growth predicted to match employment growth in 2005-06, the year-average unemployment rate is forecast to remain at its 30-year low of 5%.

Chart 2.12
Employment Growth, Labour Force Growth and Unemployment Rate, Queensland1

Note:
1.	2004-05 represents an estimated actual, 2005-06 represents a forecast.

Sources: Queensland Treasury and ABS 6202.0.

Budget Strategy and Outlook 2005-06

Population

Queensland is estimated to experience solid population growth of 2% in 2004-05, with similar growth forecast for 2005-06. Consequently, the State’s population is expected to increase by approximately 150,000 persons over the two years, to total more than four million persons by the end of 2005-06, representing around one fifth of the national population.

Population growth of 2% in Queensland in both 2004-05 and 2005-06 represents a slight easing when compared with growth in the previous three years, reflecting an expected moderation in the level of net interstate and overseas migration. While net migration has steadily eased from a near-record annual inflow of around 69,000 persons in March quarter 2003, annual net migration remains well above its long-run average. Above average levels of interstate migration reflect the lagged impact of greater economic growth in Queensland and the national housing boom, which have encouraged persons from southern states to migrate north in search of job opportunities and a lower cost of living.

Despite the expected easing in 2004-05, population growth in Queensland is forecast to remain substantially higher than that nationally over the current and upcoming financial years, with Queensland maintaining its position as the dominant state in terms of net interstate migration. Migration to Queensland will also continue to be supported by long-established factors such as the State’s stronger employment growth, generally lower cost of living and other factors such as Queensland’s desirable climate.

Chart 2.13
Components of Population Growth, Queensland

Source: ABS 3101.0.

Average Earnings

Queensland is expected to show strong nominal average earnings growth of 4½% in 2004-05, driven by the exceptional labour market conditions experienced over the year. Nominal earnings are anticipated to outpace estimated inflation over 2004-05, implying a rise in real average earnings. Nominal earnings growth is expected to moderate slightly to around 4% in 2005-06. However, this is still well above anticipated inflation for the year, leading to another forecast increase in real earnings in 2005-06.

Budget Strategy and Outlook 2005-06

Inflation

Inflation in Queensland continues to be driven by domestic pressures. Over the year to March quarter 2005, inflation in non-traded goods and services, which generally reflects the rate of domestic economic activity, continued to outpace inflation in tradable products, though the gap has narrowed in recent quarters (see Chart 2.14). The primary driver of non-tradables inflation was rising housing costs, which contributed more than one third of the increase in Brisbane consumer prices over the year to March quarter 2005.

In comparison, tradables inflation has been low over the past couple of years. This has been due to an appreciation of the A$ against the US$, which has placed downward pressure on import prices, as well as cheaper imports of manufactured goods from China and a reduction in tariffs on some imported goods. Overall, consumer prices are expected to rise by 2¾% in 2004-05.

Consumer price inflation is forecast to remain steady at 2¾% in 2005-06, but a change in the composition of price pressures relative to 2004-05 is anticipated. Current tight labour market conditions are expected to provide some support to domestic inflationary pressures. However, house price growth is likely to contribute less in 2005-06 as activity in the housing market slows, putting downward pressure on non-tradables inflation, as will a forecast easing in domestic economic activity more generally.

Meanwhile, tradables inflation is expected to continue to move upwards into 2005-06, as world economic activity continues to expand, the impact of the A$ appreciation over the past three years on import prices dissipates, and as higher crude oil prices push up transport costs. Inflation in Queensland in 2005-06 is forecast to be similar to the 2¾% forecast nationally.

Chart 2.14
Tradables and Non-tradables inflation, Queensland

Source: ABS 6401.0.

Budget Strategy and Outlook 2005-06

Risks and opportunities

As a diversified open economy, forecasts for economic growth in Queensland are partly dependent on economic conditions internationally and nationally. External factors that will influence growth in 2005-06 include the strength of the world economy and its impact on commodity prices and the exchange rate, while the possibility of higher oil prices and domestic inflation also represent key risks. In addition, economic growth in Queensland will also be influenced by domestic factors, such as the outlook for the housing sector, seasonal conditions for the rural sector and the strength of population growth.

Major trading partner growth

The ongoing strength and resilience of the United States and Chinese economies, two major drivers of world growth, represents a significant opportunity for the Queensland economy in 2005-06. Growth in these two economies alone is forecast to contribute one quarter of total major trading partner growth for Queensland in 2005.

The United States and Chinese economies have outperformed market expectations in recent quarters. Consensus Economics have progressively revised upwards their 2005 growth forecast for China from 7.7% in September 2004 to 8.9% in May 2005. In the United States, employment growth — the primary indicator used to gauge the sustainability of growth in the economy — has significantly exceeded market expectations in recent months. If growth in these economies is higher than forecast in 2005 and 2006, this may result in stronger exports and economic growth in Queensland than currently anticipated. This is particularly the case with China, with the State’s share of exports to this country rising in each of the last seven years (see Box 2.1).

However, lower than expected world growth also represents a risk in 2005-06. There is some evidence that higher fuel prices are beginning to feed into global producer and consumer prices, by acting as a tax on consumer and business spending. Any further increase in oil prices has the potential to slow economic growth in the United States and the rest of the world. Similarly, some analysts remain concerned whether China can engineer a soft landing, predicting more severe increases in interest rates, in addition to tighter mortgage lending to slow rapid growth in fixed-asset and residential investment.

Slower growth in the United States and China would also adversely affect Queensland’s other major trading partners, such as Japan and Europe, given ongoing growth in these economies may rely to some extent on export growth. In addition, any further adjustment to the value of the US$ in light of the economy’s ‘twin deficits’ (budget and trade deficits) may also hamper an export-led recovery in other parts of the global economy.

Commodity prices

Strong global economic growth has resulted in higher world commodity prices, particularly for some of Queensland’s major exports, such as coal. As a result, the State has benefited significantly from the national improvement in the terms of trade, with higher A$ returns to exporters enhancing incentives for business investment (primarily in the mining and metal processing industries) and providing increases in consumer wealth via sharemarket gains. Stronger than anticipated world growth may place upward pressure on commodity prices. On the other hand, if significant increases in global supply occur in 2005-06, this may have some dampening affect on commodity prices. If either scenario eventuates, this may influence exports growth, and business and consumer spending during the year.

Budget Strategy and Outlook 2005-06

It should also be noted that slower than expected world growth and therefore lower commodity prices may place downward pressure on the A$/US$ exchange rate. The possibility of an A$ depreciation would be heightened if the upward trend in global interest rates proved sharper than expected, which would also lower Australia’s interest rate differential with major economies and reduce the attractiveness of A$-denominated investments. Given Queensland forecasts are based on the A$/US$ exchange rate remaining largely unchanged, any depreciation in the A$ may have an offsetting beneficial impact on economic growth in 2005-06, by reducing imports growth and raising the A$ returns to exporters.

Oil prices

The price of oil more than doubled over the past two years to US$57 in March 2005, due to strong global demand and a sequence of events that have constrained supply. The potential for further increases in oil prices continues to pose a risk through its influence on the State’s major trading partners and, more directly, by affecting domestic consumption.

Until recently, the direct impact on Queensland has been alleviated to some extent, by an appreciation in the A$ to around US80c in March 2005. However, the A$ has since depreciated slightly, while oil prices have remained around US$50 per barrel. As a result, petrol prices have risen from 80c per litre in December 2004 to around $1 per litre in May 2005. Any significant increase in oil prices, assuming a steady A$/US$ exchange rate, may begin to directly affect economic growth in Queensland by reducing discretionary incomes and therefore growth in consumer spending in 2004-05. Box 2.2 places the recent rise in oil prices in context and discusses its implications for Queensland in more detail.

Inflation

While the Australian Government has forecast national inflation to average 2¾% in 2005-06, there are a number of factors that may push inflation higher over the year. High oil prices may begin to feed through to ‘underlying’ inflation, if producers begin to pass on this increased cost to consumers (as seen in the airline industry fuel levy). A tight labour market has also pushed unit labour costs higher. Indeed, productivity recorded its second consecutive annual fall in March quarter 2005, while annual growth in real earnings strengthened in the quarter. Finally, any depreciation in the A$ exchange rate may increase inflation in tradable goods, reversing the dampening effect the A$ appreciation (and the subsequent decline in tradable goods prices) has had on headline inflation in 2004.

If these factors push underlying inflation toward the upper limit of the Reserve Bank of Australia’s 2-3% target band, this may require a further rise in official interest rates, adversely affecting both national and Queensland economic growth in 2005-06.

Housing sector

The outlook for the housing sector will also be an important influence on economic growth in Queensland. The forecast easing in housing investment in 2005-06 is based on the assumption of broadly unchanged interest rates during the year, as well as a stabilisation in house prices. Any rise in interest rates, or significant fall in house prices, may reduce new construction in owner-occupier and investor markets, as well as reduce renovation activity, which has been supported by the wealth effects of house price growth.

Budget Strategy and Outlook 2005-06

Box 2.2
Recent Oil Price Movements and their implications for Queensland

One of the most important developments in the world economy over recent years has been the rapid rise in the price of crude oil. The West Texas Intermediate, or WTI, price rose to over US$50 per barrel in late February 2005 from around US$20 per barrel in early 2002 (see Chart 1). Being an essential part of both business and household spending, a rise in the price of oil is expected to constrain activity in most economies, including Queensland. This is certainly the case when looking at the rise in oil prices in isolation. However, these price rise need to be viewed in the context of what factors have driven prices higher and how these factors have affected commodity prices and the value of the A$. This provides a more balanced picture of the overall impact on the Queensland economy.

Chart 1: WTI oil price and A$/US$ exchange rate

A range of factors has driven oil prices higher over recent years, but importantly, one of these factors is higher growth in global economic activity. The rapid rise in world oil consumption has been driven to a large extent by exceptional growth in China and India (see Box 2.1 for more information on these economies), as well as a recovery in the world economy generally. Global oil supply has not kept pace with the rise in demand, and spare production capacity (largely from Saudia Arabia) has fallen to around 20-year lows, limiting the extent to which new production can be brought on line. These supply constraints, combined with an increase in demand, has led to a sharp rise in the price of oil.

Higher oil prices dampen economic activity through a variety of channels. The most obvious channel is through higher petrol prices, to which consumers need to devote a larger share of their disposable incomes, leaving less to spend on other consumables. Higher oil prices raise business costs, which may lead to a reduction in business profits. If prolonged, this may result in a reduction in business spending on capital and labour. If profit margins are maintained by businesses, by passing on the cost of higher oil prices to consumers, then this may invoke a reaction from the central bank raising interest rates to combat the threat of higher inflation. This may dampen economic activity by raising borrowing costs to business and households. To the extent to which these channels adversely affect economies globally, another impact on Queensland may be reduced demand for exports.

The first point to consider in placing oil prices in context is that the increase in the price of oil must be compared with the rise in the cost of other business inputs and consumer prices generally. Although, in US$ terms, oil prices are currently roughly double what they were at the peak of the oil price boom in the late 1970s, consumer prices are more than 200% higher. For the current increase in oil prices to have an equivalent economic impact to the 1970s oil price boom, oil prices would need to increase significantly from current levels.

Secondly, the fact that the current increase in oil prices has been due in large part to demand factors rather than purely supply-side factors has resulted in some offsetting benefits to economic growth. The rise in global demand for oil has extended to mineral and energy commodities more generally, particularly coal, which has seen the value of Queensland’s merchandise exports increase rapidly.

Budget Strategy and Outlook 2005-06

Additionally, with Australia being a major exporter of commodities, the rise in commodity prices has led to a large appreciation of the A$. As a result, the greater purchasing power of the A$ has partially offset the rise in US$ oil prices. Since late 2000, WTI oil prices in A$ terms have increased by only A$5 per barrel, against a US$20 per barrel increase in US$ terms (see Chart 2).

Chart 2: WTI oil price

When considering the impact of a rise in petrol prices on consumer spending in Queensland, it is therefore important to look at the price converted to A$, rather than the crude oil price reported in the media, which is generally the WTI price denominated in US$. Chart 3 shows how, over time, there is a fairly close relationship between Brisbane petrol prices at the pump, and crude oil prices denominated in A$ terms. Since the beginning of 2005, petrol prices have increased from around 80c per litre to around $1 in May.

A final consideration in determining the impact of a rise in oil prices on the economy is the share of total consumer spending that is devoted to petrol. In 2004, spending on petrol accounted for 2.7% of total household consumption in Queensland. This is a small share compared with the proportion of consumer spending accounted for by rent (17.2%), recreation and culture (12.3%), food (11.1%), hospitality (8.9%), insurance (6.6%) and household furnishings (5.9%). In general, petrol is an essential consumption item, and unlike other items the ability to switch to cheaper products is limited. Therefore, the 25% rise in petrol prices since December 2004 is likely to add around 0.7% point to the share of total spending devoted to petrol. If households act to maintain a given level of consumption, households would have to spend slightly less (0.7% less) on other consumables.

In summary, while rising petrol prices are a constraint on the economy, several factors have worked to alleviate the impact on Queensland. This includes the fact that the rise in oil prices in real terms has been more modest than in nominal terms, and has also been less marked in A$ terms. Further, oil price increases have been largely demand-led, benefiting commodity exports and prices. Finally, petrol expenses continue to represent only a small share of total consumer spending.

Chart 3: A$ oil prices and Brisbane petrol price
(7-day moving average)

Budget Strategy and Outlook 2005-06

On the other hand, the volume of construction work yet to be completed in the housing sector remains around three times its historical average. This backlog of construction work in the pipeline, combined with stronger population growth in Queensland, may see dwelling investment continuing to grow in 2005-06, with related positive impacts on household consumption and employment during the year.

Seasonal conditions

With the rural sector generating over one quarter of Queensland’s total overseas exports, the forecast of 6¾% growth in overall exports in 2005-06 is based on the assumption that seasonal conditions will allow a gradual return towards average production performance in the rural sector. However, there is a risk that current borderline El Nino conditions, associated with reduced rainfalls, may continue into 2005-06. While rainfall in Queensland has been higher over the past 12 months than in the past three years, several years of below-average rainfall has created challenges for the farm sector, such as very low soil moisture levels for crop production and low stock levels in the cattle industry.

Current rainfall conditions suggest winter crop production in 2005-06 is likely to be below average. If poor seasonal conditions continue throughout 2005 and into 2006, this is likely to have an adverse effect on overall agricultural production and exports in Queensland in 2005-06.

Population growth

Despite moderating slightly in recent quarters, the net inflow of interstate and overseas migrants has remained higher than its long-run average annual rate in recent years. This partly reflects the lagged impact of greater economic and employment growth in Queensland and the impact of the recent national house price boom, which has caused persons to migrate from southern states to Queensland.

Accordingly, the forecast for 2% population growth in 2004-05 assumes that net interstate and overseas migration, while continuing to ease slightly, will remain above their long-run levels reflecting continuing stronger State economic conditions than nationally. However, if net migration falls below its long-run level, this would result in slightly lower population growth and weaker economic growth than currently forecast, particularly in relation to household consumption and dwelling investment.

Medium-term outlook

Queensland Treasury provides projections for key economic parameters for the three years following the immediate forecast period in the annual Budget and in the Mid Year Fiscal and Economic Review. The projections for the years 2006-07 to 2008-09, shown in Table 2.3, provide a broad indication of the likely path of economic conditions in the State and nationally over the medium term, rather than point estimates of actual growth for this period.

After exceptionally strong growth in 2004, economic growth in Queensland’s major trading partners is forecast to ease marginally in 2005 and, following an improvement in 2006, world economic conditions are expected to remain relatively stable over the projection period. As discussed earlier, key risks to global growth include the ability of China to engineer a soft landing and, should oil prices remain high, maintaining growth in countries that are large users of oil, such as the United States, Japan and South Korea.

Budget Strategy and Outlook 2005-06

The projections also assume a continuation of the longer-term Australian Government fiscal policy and the monetary policy stance of the Reserve Bank of Australia. These policies aim to maintain a stable budget position and a low inflation environment to foster sustainable economic growth. The projections incorporate the anticipated impacts of the 2005-06 Commonwealth Budget released on 10 May 2005.

Economic growth in Queensland is projected to return towards its average growth rate over the past decade, around 4½% per annum, projected for the period to 2008-09. Jobs growth of 2½% per annum over this period is projected to outpace population growth of 1¾% per annum. This implies a moderate increase in labour force participation and the maintenance of a relatively low unemployment rate over the medium term.

The Queensland Government’s economic strategy targets productivity growth and innovation, the key drivers of economic growth, by investing in infrastructure and human capital. This strategy, described in detail in the following chapter, is expected to see Queensland’s economic growth continue to outperform that nationally over the longer term.

Table 2.3
Economic Parameters/Projections1
(annual % change)

				Projections[2]
	Outcome	Est. Act	Forecast	2006-07 to
	2003-04	2004-05	2005-06	2008-09
	%	%	%	%
Queensland
Gross state product[3]	4.6	4 1/4	4 1/4	4 1/2
Employment	3.3	5 3/4	2 1/2	2 1/2
Inflation	2.9	2 3/4	2 3/4	2 1/2
Average earnings[4]	3.4	4 1/2	4	3 3/4
Population	2.2	2	2	1 3/4

Australia
Gross domestic product3.5	4.1	2	3	3 1/2
Employment	1.8	2 3/4	1 3/4	1 1/2
Inflation	2.4	2 1/2	2 3/4	2 1/2
Wage Cost Index[4]	3.6	3 3/4	4	3 3/4
Population	1.2	1 1/4	1 1/4	1 1/4

Notes:

1.	Decimal point figures indicate an actual outcome.

2.	Average annual percentage change over the period.

3.	Chain volume measure, 2002-03 reference year.

4.	The Australian Government measure of growth in wages based on the ABS Wage Price Index, whereas the State measure of average earnings is estimated on a State Accounts basis.

5.	The Australian Government forecasts 3½% GDP growth in 2006-07 and 2007-08, and an easing to 3¼% in 2008-09.

Sources: Queensland Treasury and Australian Treasury.

Budget Strategy and Outlook 2005-06

3. ECONOMIC STRATEGY

KEY POINTS

•	Queensland’s economic strategy targets the key driver of economic growth — productivity growth — by investing in infrastructure and human capital and realising the Smart State Strategy.

•	The economic strategy is complemented by a sound fiscal environment and solid economic fundamentals — including sound institutions and abundant natural resources.

•	Productivity growth will generate high rates of sustainable economic growth, provide employment opportunities and improved living standards for all Queenslanders.

•	Queensland’s strong population growth is projected to continue. To accommodate this expected growth, the Government is investing in new infrastructure and enhancing the capacity of existing infrastructure across the State.

•	The Government’s investment in infrastructure will raise the State’s productive capacity by providing workers and firms with access to increased levels of high quality capital.

•	Fostering innovation and investing in human capital also enhances productivity and economic growth, generates higher real incomes and assists the Government achieving its social and environmental priorities.

•	The Smart State Strategy is a core part of the Government’s economic strategy, reflecting the role of information, knowledge, creativity, innovation and skills development in driving economic growth to improve prosperity and quality of life for all Queenslanders.

POSITIONING QUEENSLAND FOR CONTINUED GROWTH

The Queensland Government’s economic strategy aims to continue Queensland’s strong economic growth performance and, by achieving strong growth, enable a better quality of life for all Queenslanders, in keeping with the Government’s key economic and social policy priorities outlined in its Charter of Social and Fiscal Responsibility.

The rapidly evolving global marketplace and the associated increase in competition means the Government faces many challenges and opportunities as it positions Queensland’s economy for the future. It must also meet these challenges and opportunities within an environment of ever-growing demands on Government’s limited resources.

Consequently, all levels of government have a shared responsibility to achieve the key objectives of the economic strategy. In particular, infrastructure provision as a platform for sustainable economic growth requires effective collaboration and coordination across government to ensure economic, social and ‘smart’ infrastructure is appropriately planned, funded and delivered.

Budget Strategy and Outlook 2005-06

QUEENSLAND’S ECONOMIC STRATEGY

Figure 3.1
Queensland’s Economic Strategy

Queensland’s economic strategy is to raise the productivity of Queensland’s labour force, and subsequently increase industry productivity, with productivity growth leading to higher rates of sustainable economic growth, improved living standards and greater employment opportunities — key economic and social policy priorities of the State Government.

At its simplest, productivity growth creates more output from given inputs. Productivity growth can be passed on to employees in the form of higher real wages, to consumers in the form of lower prices, or to employers and businesses in the form of lower input costs and higher profits. In each case, productivity gains ultimately result in higher real incomes and improved standards of living.

The key drivers of productivity growth across the labour force and industry are:

•	increasing capital inputs - providing workers and firms with access to greater amounts of machinery and equipment or infrastructure such as roads, railways and educational facilities

•	efficiency improvements - making better use of existing capital and labour inputs and resources given current technology

•	technological progress - driven by innovation and improvements in human capital.

Budget Strategy and Outlook 2005-06

Over the past decade and a half, Queensland has generated average annual economic growth of 4.6%, well above the 3.1% growth recorded for the rest of Australia (see Chart 3.1). Two-fifths of the economic growth differential was due to increased productivity, illustrating the relationship between productivity growth and sustainable long-term economic growth.

Chart 3.1
Employed Labour, Labour Productivity and Real Output: 1998-99 to 2003-04

Source: Queensland State Accounts, ABS 6202.0 unpublished data.

The remaining differential in economic growth between Queensland and the rest of Australia has been due to stronger growth in employment. Importantly, stronger growth in employment in Queensland in recent years has not only been due to stronger population growth. As Chart 3.2 shows, employment as a share of the population is estimated to reach an historical high in 2004-05, well above that in the rest of Australia.

Chart 3.2
Labour Force Participation Rate1 and Employment Rate2

Source: ABS 6202.0, Queensland Treasury, Australian Treasury.

(e) represents estimated actual for 2004-05.

1.	Labour force as a percentage of civilian population aged 15 and over.

2.	Employment as a percentage of civilian population aged 15 and over.

Budget Strategy and Outlook 2005-06

This also reflects historically faster growth in labour force participation in Queensland and highlights the relationship between productivity and participation as the major drivers of sustainable productivity growth. Increases in traditional infrastructure or knowledge and information infrastructure (including human capital), which raise productivity growth, also increases the demand for and supply of labour, which increases participation. Increases in real incomes driven by productivity growth also create greater employment demand and participation in the work force.

Productivity growth also plays an important role in maintaining a sound fiscal and economic environment, as it maintains a long-term revenue base for Government to effectively target its key economic and social policy objectives. For instance, higher real incomes, generated through productivity growth, increase the State’s revenue base, which allows the Government to enhance delivery of a wide range of goods and services throughout Queensland including education, health and aged care, transport, water, energy, crime prevention, cultural activities, regional development and environmental protection.

A sound fiscal position also allows for a competitive tax environment, enhancing business competitiveness. The Queensland Government’s AAA credit rating reflects the positive assessment of the State’s fiscal policy settings by independent ratings agencies. A sound economic environment allows the State’s businesses to make economic choices with a reasonable degree of certainty and confidence. This facilitates new investment to lay down the foundation for the development of the State’s industries and regions, which leads to increased employment opportunities for all Queenslanders, now and into the future. Strong business investment in Queensland over recent years underlines the Queensland Government’s success in ensuring a supportive and stable economic environment.

INFRASTRUCTURE

The role of infrastructure in productivity growth

Public investment in capital infrastructure has played a key role in promoting and facilitating productivity growth in Queensland. This is because infrastructure, such as roads, railways, bridges, electricity, water, educational and health facilities, plays a central role in underpinning the economy’s development and productivity growth.

Queensland’s public infrastructure investment program during the second half of the twentieth century was integral to the State’s increased economic growth, productivity growth and population growth. Public infrastructure investment in port, rail, road and water infrastructure facilitated the development of export oriented industries in Queensland, in particular, promoting and facilitating the growth of Queensland’s mining industry.

Queensland experienced its most rapid decade of export growth during the 1970s following a period of substantial investment in public infrastructure. Merchandise exports overseas rose by more than five fold over the 1970s decade, predominantly driven by an increase in the value of coal exported. The mining industry in Queensland is now one of our largest industries and is a major export earner for Australia. Consequently, the Government’s investment in capital infrastructure provides considerable economic benefit to the State by contributing to the State’s economic growth and productivity growth through enabling changes to the production processes of firms that result in more efficient production and distribution networks, reducing overall production costs. Public investment in infrastructure can also improve service levels by increasing infrastructure capacity or improving the condition of existing infrastructure.

Budget Strategy and Outlook 2005-06

The extent to which services provided by infrastructure contribute to economic growth depends not only on the extent and type of infrastructure investment, but on the effectiveness and efficiency with which existing infrastructure is used.

Increasing the State’s infrastructure base

The Government’s commitment to increasing the State’s capital infrastructure base is reflected in the scale of the State’s capital program over the last decade. On a per capita basis, the Queensland Government will continue to fund the largest capital program of any State (see Chart 3.3). Capital outlays are estimated to be around $8 billion in 2005-06, representing a 32% increase on the 2004-05 Budget. Budget Paper No. 3 — Capital Statement details the Government’s proposed capital outlays in 2005-06.

Chart 3.3
General Government Purchases of Non-financial Assets $  per capita

Sources: Unpublished ABS data; ABS 5512.0 and 3101.0; various state Budget papers; population estimates from Commonwealth Budget Paper No.3, 2005-06. Average includes all States and Territories, per capita in nominal dollars.

Increasing the efficiency of existing capital infrastructure stock

Government investment in capital infrastructure is not the only platform for improving the State’s productive capacity. Increasing the efficiency of existing capital infrastructure stock given current technology can also improve productivity, as it enables higher levels of outputs to be provided with the same level of inputs. Indeed, improving the efficiency with which existing infrastructure is used may confer greater economic benefits to society than new infrastructure investment, as it minimises the need to draw upon Government’s limited resources for new infrastructure investment. The Government can then use these resources for other Government priorities, such as health, education and the environment.

Budget Strategy and Outlook 2005-06

Increasing the efficiency of existing infrastructure can be achieved through policy or regulatory mechanisms, such as demand management, regulatory reforms and effective and responsive planning. In the case of demand management, it is based on the premise of changing behaviours of infrastructure users by introducing educational or incentive measures to bring about voluntary changes to consumer behaviour.

Efficiency-enhancing regulatory reforms are based on reducing the costs of infrastructure inputs, removing competition impediments and providing the appropriate incentives for investment. For example, third party access to Government-owned rail lines promotes greater competition in Queensland’s rail freight market and therefore will help create a more efficient and productive rail network.

Effective and responsive planning of infrastructure networks can improve the efficiency with which current and future infrastructure is used. For example, coordinated planning can assist in ensuring that infrastructure assets function effectively as part of an integrated network. An integrated network improves connectivity and efficiency between hubs of economic activity, thereby boosting productivity. The State Infrastructure Plan (SIP), which was released in 2001, is an example of the Government proactively developing an integrated and coordinated plan to ensure connectivity and efficiency between hubs of economic activity, as is the recently released South East Queensland Infrastructure Plan and Program 2005-2026 (SEQIPP).

The Government will continue to explore efficiency-enhancing mechanisms for the State’s existing infrastructure to extract the maximum possible economic and social benefits from its use.

Infrastructure provision and the role of government

Infrastructure, by its nature, requires the involvement of government. As indicated above, infrastructure is often supported by government regulation to ensure that natural monopolistic characteristics of infrastructure are not exploited to the disadvantage of public consumers. Direct government involvement in infrastructure provision may also be warranted when the public benefits of such provision clearly exceed the costs.

Infrastructure provision in Australia is a shared responsibility between the Australian, state and local governments and the private sector. In some areas of infrastructure provision there is a clear delineation of provision and funding responsibility between governments. For example, the Australian Government is constitutionally responsible for the funding and provision of defence, postal infrastructure and telecommunications. Road infrastructure is an example of shared responsibility, with reasonably clear delineation of provision and funding responsibilities between governments: the Australian Government is responsible for national highways; the State Government is responsible for state highways, motorways and major roads linking towns and cities; and local governments are responsible for local road networks. However, in other areas, such as education infrastructure, there is a lack of clarity in the roles to be played by various levels of government in respect of provision and funding. This ambiguity in responsibilities merits further discussion of the roles of the various levels of government, in particular whether the Australian Government should be doing more to support infrastructure provision by state and local governments and the private sector.

Budget Strategy and Outlook 2005-06

•	State Government — The Queensland Government has a major role in infrastructure provision, as it establishes the key planning, regulatory and legislative frameworks, manages the approval process and is a significant owner and manager of infrastructure assets through Government departments such as Main Roads, Education, Health and State Government-owned corporations. The present value of all State Government owned non-financial assets used in the provision of infrastructure-related services, is over $95 billion.

–	SEQIPP is an example of an infrastructure planning framework which will give direction and momentum to both Queensland Government and private infrastructure investment in the south east of the State over the next 20 years.

–	The Water Act 2000 is an example of a regulatory and legislative framework for water infrastructure. The Act requires the preparation of water resource plans, and where necessary, resource operation plans to ensure sustainable planning and management of the State’s water resources.

–	The Queensland Government has undertaken a series of competition reforms in the gas and electricity sectors over recent years to encourage private investment in infrastructure. This includes entry in the National Electricity Market and increasing retail contestability, corporatisation and restructuring of the Government-owned electricity industry to increase efficiency and competition, and facilitating free and fair trade in gas and contestability of gas markets under the National Gas Access Code.

•	Local Governments — local governments play a significant role in the provision of urban and rural infrastructure, as they are responsible for water supply, drainage, local road networks, sewage treatment plants and a wide range of community facilities. In addition, within their land use planning and approval responsibilities, they organise and sequence the provision of infrastructure for residential areas, industrial areas and urban centres. To assist local governments in these tasks, the State Government provides financial assistance in the form of capital grants and subsidies to assist local governments in the provision of local infrastructure. In 2005- 06, the Queensland Government will provide $339 million in capital grants and subsidies to local governments.

•	Australian Government — In comparison with state and local governments, the Australian Government has limited direct involvement in infrastructure provision. Indirectly, however, the Australian Government has been a source of funding for state and local government infrastructure provision through specific purpose payments. For instance, the Australian Government provides specific purpose payments for provision, maintenance and upgrading of part of the State’s education facilities. The Australian Government also influences infrastructure provision through regulation, legislation and other framework policies.

For many years, governments (at all levels) have utilised the private sector to design and construct major capital works. Consequently, most public capital infrastructure projects have involved the private sector through conventional tender arrangements. Over recent years, the nature of private sector participation in the provision of infrastructure has changed to also include infrastructure financing and operation. The importance of private sector participation and provision is highlighted in Chart 3.4. The private sector accounted for around 73% of the State’s non-dwelling fixed capital investment on average over the past five years compared with the State and local governments’ contribution of around 22% over this period.

Budget Strategy and Outlook 2005-06

Chart 3.4
Non-Dwelling Fixed Capital Investment in Queensland — Five Year Average, 1999-00 to 2003-04

     Source: Queensland State Accounts.

The Government continually strives to develop and implement improved and lower-cost procurement of infrastructure and encourage private sector involvement in public infrastructure provision where it can be shown that the State will achieve better value for money. The Queensland Government released its Public Private Partnerships policy in 2001, which provides a framework for the partnership of Government and the private sector, to develop ‘Value for Money’ solutions to public infrastructure services. In summary the principles of the policy and framework are to:

•	deliver improved services and value for money through appropriate risk sharing between public and private sector parities

•	encourage private sector innovation

•	optimise asset utilisation

•	achieve integrated whole of life management of public infrastructure.

Infrastructure to manage growth in South East Queensland

Population growth in South East Queensland (SEQ) continues to grow faster than both Queensland as a whole and Australia (see Chart 3.5), with the population in the South East expected to reach 3.7 million by 2026 — an increase of more than one million people. SEQ is the largest economic region of Queensland, with more than 60% of the State’s employed persons. In recent years, the SEQ economy has been growing considerably faster than the Australian average, driven by business investment, dwelling and non-dwelling investment, population growth, consumption and exports.

Budget Strategy and Outlook 2005-06

Chart 3.5
SEQ — annual average % population growth from 1976 to 2004

     Source: ABS 3216.0, Queensland Year Books (various).

Population growth is a major driver of infrastructure demand and government spending. As discussed above, infrastructure’s unique characteristics such as long asset life and capital intensive nature means that it is provided within a strategic and forward-looking planning framework in order to sustain and improve productivity, economic growth and standards of living. For these reasons the Government developed and recently released the SEQIPP.

SEQIPP outlines the State’s infrastructure priorities and investment intentions for South East Queensland in three distinct phases over a 20 year period. It provides for transport, water, energy infrastructure, as well as community infrastructure, rural development infrastructure and information and communication technology infrastructure.

Transport infrastructure is a key infrastructure priority of SEQIPP, due to the expected strong growth in passenger and freight trips in South East Queensland over the medium term. Road freight in particular is expected to double by 2020, as a result of the rapidly expanding import and export activities of the Port of Brisbane. This will place increasing demands on the existing transport infrastructure and could lead to an augmentation of traffic congestion, declining air quality and lower productivity. Therefore, the Government has placed a high priority on roads and transport systems initiatives within SEQIPP. Major initiatives include:

•	$1.6 billion Gateway Upgrade Project — this project will build a second Gateway Bridge and upgrade 20 km of Gateway Motorway between Mt Gravatt-Capalaba Road and Nudgee Road

•	$530 million Northern Busway — this project will build a Northern Busway, connecting the Inner Northern Busway at Royal Brisbane Hospital to Chermside, Aspley and Bracken Ridge

•	$300 million Springfield passenger rail line — this project will extend the passenger rail line from Darra to Springfield to provide a viable public transport option for this growing centre

Budget Strategy and Outlook 2005-06

•	$265 million Gold Coast Rail Line Upgrade — this project will provide additional track and upgrades from Ormeau to Coomera, Helensvale to Robina, Salisbury to Kuraby.

These major initiatives will help ensure that population growth does not compromise the region’s liveability or environmental values, while at the same time contributing to Queensland’s productivity and economic development through:

•	Travel time savings — travel time savings are benefits resulting from an improvement in the efficiency of the transport system via shortened routes, better traffic flows and improved access to connection services. Industry benefits from travel time savings as it reduces the hourly cost of transport services and therefore freight costs. Community benefits from travel time savings as it increases the time available for leisure based activities

•	Reduced vehicle operating costs — improved transit flows reduce vehicle operating costs in terms of fuel, lubricating oil, parts and repair and maintenance

•	Improve safety outcomes — many transport infrastructure projects reduce the probability of accidents occurring. Improved safety outcomes through the avoidance of personal injury results in a healthier and more productive society

•	Improved market access — transport networks work as an integrator or connector for transferring goods and services between geographical regions and markets. For high value goods or perishable goods, such as seafood or fruit and vegetables, timely access to integrated transport networks is likely to improve access to interstate or overseas markets

•	Improved environmental outcomes — reducing transport congestion improves local air quality and reduces greenhouse gas emissions via a reduction in CO2 emissions.

Infrastructure throughout Queensland

Regional Queensland constitutes a vital part of the Queensland economy, accounting for around 64% of the State’s merchandise exports overseas. The Queensland Government is committed to investing in capital infrastructure in regional Queensland to support ongoing economic and social development.

In Queensland, a major challenge of infrastructure provision in regional areas is to identify and provide infrastructure that increases productivity in these regions. The Government responded to this challenge by releasing the SIP in 2001. This five year plan was developed to provide a strategic and coordinated approach to developing the infrastructure requirements for the State and its regions.

Budget Strategy and Outlook 2005-06

The main objectives of SIP are to coordinate and integrate infrastructure provision to support economic development, establish strategic economic development objectives for all public and private sector infrastructure planning, identify those possible infrastructure responses likely to strongly support sustainable economic development, optimise the use of existing infrastructure, establish economic infrastructure priorities for the State Budget, provide a mechanism for identifying private sector investment opportunities in infrastructure provision and provide greater confidence for businesses to expand and invest in new developments.

There are nine regional infrastructure strategies in the SIP. These include South East, South West, Wide Bay Burnett, Gladstone, Central, Mackay, Northern, Far North and North West of Queensland. The Government’s commitment to improve the State’s regional infrastructure base is reflected in the level of investment in 2005-06. Budget Paper No. 3 — Capital Statement details the Government’s proposed capital outlays for Queensland in 2005-06.

KNOWLEDGE AND INFORMATION INFRASTRUCTURE

Complementing the provision of traditional infrastructure, such as roads and water, is the provision of knowledge and information infrastructure. Knowledge and information infrastructure refers to infrastructure that facilitates and promotes creativity, innovation and skills such as research and scientific institutions, information and communications technology networks and education and training facilities. This infrastructure also provides the building blocks for Queensland’s Smart State Strategy, which is at the centrepiece of the Queensland Government’s broader economic development strategy.

Enabling technologies

Technological advancement has typically occurred in stages or waves (see Box 3.1). The current wave of technological advancement is information and communications technology (ICT). Key sectors within this wave are computers, software, integrated digital networks, ICT services, biotechnology, nanotechnology, space/satellite and environmental technologies. History shows that nations that adapt and respond to these waves are likely to experience higher economic and social prosperity than nations that lag. The Smart State Strategy, including the recently released Smart Queensland: Smart State Strategy 2005-2015 is the Government’s blueprint and action plan for responding to the current wave of enabling technological development and securing Queensland’s future in the 21st century.

ICT infrastructure, such as computer networks, servers and storage devices supports many technology-led applications, such as broadband e-commerce, m-commerce, e-learning and e-health. These applications have yet to fully develop but are likely to have a large impact on future growth, productivity, living standards and international competitiveness.

Consequently, ICT infrastructure is vital to the Queensland economy to:

•	maintain and improve the productivity of existing industries

•	stimulate the development of information and knowledge based industries and businesses

•	help Queensland integrate with the global economy and our major trading partners

•	develop more efficient and effective government.

Budget Strategy and Outlook 2005-06

The Government has introduced a number of initiatives to facilitate ICT infrastructure investment and development throughout the State. These include:

•	the establishment of Project En@ble to develop a clear and consistent approach to strategic and statutory planning throughout the State for telecommunications infrastructure development

•	Smart ICT — Taking it to the World — an initiative that will help facilitate ICT infrastructure investment in the State by promoting Queensland’s capabilities in international markets, facilitating partnerships between large corporations and local companies, and accessing specialised markets where Queensland has strong competitive strengths. The ICT industry in Queensland currently employs an estimated 56,000 Queenslanders, has annual revenue of $14.6 billion and has $850 million worth of overseas exports.

As with traditional infrastructure, the provision and regulation of knowledge and information infrastructure is a shared responsibility between all levels of government. However, the legislative and regulatory responsibility for the provision of telecommunications networks in Australia rests largely with the Australian Government. These networks underpin ICT-led applications and investment. The regulatory framework and market structure in the telecommunications market is therefore critical to support investment that ensures a pro-competitive and innovative communications market, which is able to keep pace with the requirements of the global market place. In addition, the regulatory and market structure should also support the provision of services to remote, rural and regional Queensland to allow all Queenslanders to participate in the global market via telecommunications infrastructure and have the opportunity to access interstate and overseas markets.

The Queensland Government believes that a truly competitive environment is essential to ensuring all Queenslanders have the opportunity to access the benefits available to them in the information age. These benefits are multi-faceted, including innovation and productivity growth from e-commerce and social benefits from electronic service delivery and improved communication systems, as well as benefits through industry and regional development.

However, a truly competitive environment is still not present in the majority of telecommunications market. Telstra’s continued domination of some markets, notably the local loop, is one example of this. Consequently, access and competitive conduct regulation remains essential to delivering effective outcomes. As the most decentralised mainland state, telecommunication networks and markets are particularly important, as Queensland’s economic base is dependant upon decentralised industries of mining and mineral processing, agribusiness and tourism. As a result, the Queensland Government will continue to work with the Australian Government to ensure legislative and regulatory arrangements facilitate a more competitive and innovative telecommunications market for all Queenslanders.

Nanotechnology is a key sector within the current wave of technological development and is an example of an emerging enabling technology. Nanotechnology, or molecular level engineering, allows for the manipulation of individual atoms and molecules, making it possible to build machines the size of a human cell or create materials with desired properties. Nanotechnology has the potential to create revolutionary new products and processes, make products and processes smaller, cheaper and more environmentally friendly, create new industries and job opportunities, as well as helping existing industries to improve their productivity relative to international competitors.

Budget Strategy and Outlook 2005-06

The Queensland Government recently contributed $20 million to the new $50 million Australian Institute for Bioengineering and Nanotechnology at the Queensland Biosciences Precinct at the University of Queensland in Brisbane. This investment will help develop one of the largest research and development clusters in nanotechnology in the Southern Hemisphere.

Box 3.1
Waves of technological development

Since the 1770s technological development can be identified in periodic waves where rapid economic and social change occurs. According to this theory we are currently in the fifth wave of technological development, the information and communications technology wave. Key sectors within this wave are computers, telecommunications, software, integrated digital networks, IT services, biotechnology, space/satellite and environmental technologies.

Technological development waves may also help explain the divergence in economic growth and prosperity across countries and economies. In particular, it appears that those nations that adapt and respond to technological development waves are likely to experience higher levels of economic and social prosperity. Conversely, nations which lag in terms of adapting to waves tend to achieve lower rates of economic and social prosperity.

Just as previous waves of technological development required economic and social transformation, so will the information communications technology wave in terms of investment in infrastructure, skill profile of the labour workforce, innovation in production processes, entrepreneurial leadership, organisational capabilities and changes to consumption of goods and services.

Source and adapted from: Dodgson, M. (2003). The Management of Technological Innovation: An International Strategic Approach. Oxford University Press.

Budget Strategy and Outlook 2005-06

Innovation and Research and Development

Innovation involves the development of new or improved products or services or developing more efficient production processes. Innovation is a key driver of productivity growth, economic growth and higher living standards. The Organisation for Economic Co-operation and Development (OECD) estimates that innovation accounts for 50% of long-term economic growth in advanced economies, which is why innovation and fostering innovation is at the heart of the Smart State Strategy.

Research and development (R&D) represents an important input into innovation.

Recognising the importance of R&D to innovation the Queensland Government has taken an active role in this area by providing R&D infrastructure to increase innovation in the State’s economy. Over the past five years, the Queensland Government has invested more than $2.4 billion in research projects and infrastructure including:

•	the Smart State Research Facilities Fund, a major investment program for supporting the development of new R&D infrastructure. Since 2001 the Government has committed $170 million under the fund to stimulate research and development activity in Queensland, provide access to unique and leading research facilities for Queensland industries and extend Queensland’s comparative advantage in existing industry and build on comparative advantage in knowledge intensive industries

•	the Queensland Government is involved in 54 of Australia’s 72 Cooperative Research Centres (CRC), which bring together universities, private and public sectors to maximise the commercial and community benefits from public R&D efforts. The Queensland Government has contributed more than $155 million to date in support of Queensland associated CRCs, through its Queensland CRC Development Grants Program.

Building on the successes of the Smart State Research Facilities Fund, and as part of the recently released Smart Queensland: Smart State Strategy 2005-2015, the Queensland Government will, in 2005-06, establish the Innovation Building Fund, with $128 million over four years, to further stimulate research, development, commercialisation and technology diffusion. This major infrastructure program will establish pioneering research and innovation institutes, facilities, and centres of excellence in Queensland. It will also fund major items of research equipment.

Chart 3.6 illustrates Queensland’s average annual growth in R&D expenditure by business, higher education institutions, the Australian Government and state governments. Queensland has outperformed the rest of Australia in all four categories over the 1994-95 to 2002-03 period, which illustrates the Government’s ongoing commitment to R&D expenditure.

Budget Strategy and Outlook 2005-06

Chart 3.6
Growth in R&D expenditure, 1994-95 to 2002-03 (average annual % change)

Source: ABS 8112.0

Skilling human capital

The term human capital refers to the stock of knowledge, skills and attributes available in the workforce. Human capital can be enhanced by formal education and training, informal training, including work and life experiences, increased participation in the labour force and skilled immigration. The enhancement of human capital has a positive effect on productivity and economic growth in an economy. Human capital also influences productivity and economic growth through innovation, as it is people’s analytical and creative skills that determine the rate at which an economy can create better products or absorb and improve upon technology developed elsewhere.

As a result, and to achieve and sustain the Government’s Smart State vision, the Government recognises the importance of investment in human capital through education and training. Statistics show people with higher levels of education and training tend to achieve better employment outcomes and higher paid jobs. Increasing the levels of education and training for all Queenslanders has been, and continues to be, a key priority for the Government. In 2005-06, more than $800 million will be invested in publicly funded vocational education and training in Queensland. In addition, $140 million will be allocated towards Education and Training Reforms for the Future to cater for students’ individual needs, enhance academic achievement and equip students for the world of work.

The Government will also commence a comprehensive review of Queensland’s vocational education and training system and develop a range of strategies to make it more flexible and responsive to rapidly changing skill needs of the economy, and deliver up-to-date training to more Queenslanders. The Government is also implementing a range of labour market initiatives in 2005-06 to address the skill shortages in some key industries such as building and construction and engineering.

Budget Strategy and Outlook 2005-06

4. BUDGET PRIORITIES AND INITIATIVES

KEY POINTS

•	The key areas for service enhancements in the 2005-06 Budget include health, homelessness, child protection, disability services, education and law and order.

•	The health budget increases by $413 million, or 8.4%, and includes enhancements in areas such as elective surgery and cardiac, cancer prevention, mental health and Indigenous health services.

•	An additional $120.4 million in recurrent funding and $115.1 million in capital funding over four years is allocated to address homelessness by improving and adding to existing responses and better integrating services for people who are homeless, particularly without access to any shelter.

•	A funding increase of $123.1 million in 2005-06, including $61.7 million in new funding, is allocated to child safety for a range of initiatives including the accelerated implementation of the commitment to increase frontline staffing.

•	An additional $180 million over four years will improve the delivery of disability services in Queensland.

•	Additional funding of approximately $470 million over four years will support the Government’s Smart State Strategy, with major enhancements to research and development and for education, including the establishment of two new Queensland Smart Academies.

•	Police staffing and resources will be enhanced and $231 million over four years is allocated to upgrade and extend correctional facilities.

•	As well, the South East Queensland Infrastructure Plan and Program identifies capital projects of around $55 billion. Over the next four years, approximately $2 billion extra is allocated over current Budget commitments.

INTRODUCTION

This chapter details:

•	the Government’s identified outcomes and priorities which underpin the 2005-06 Budget

•	service delivery initiatives and developments for each of the Government’s key priorities.

As part of its commitment to ensuring a better quality of life for all Queenslanders, the Government has identified eight outcomes that it is working to achieve for the people of Queensland. These outcomes are outlined in the Charter of Social and Fiscal Responsibility and include economic development, community wellbeing and environmental sustainability. All government services contribute to one or more of these outcomes for the community.

To support the achievement of these outcomes, the Government has a clear policy agenda, currently targeting seven priority areas in which the Government will concentrate efforts to improve performance and respond to changing community needs and expectations.

Budget Strategy and Outlook 2005-06

The alignment of the Government’s desired outcomes for the community and its priorities is shown in Box 4.1.

Each year, the Government releases a Priorities in Progress report to inform the community about its activities in delivering its priorities and community outcomes. The fifth Priorities in Progress report (January 2005) informs the community about the impact of the Government’s policies and initiatives in the 2003-04 financial year. The report highlights areas where Queensland is performing well, and identifies opportunities for improvement. The Priorities in Progress Report 2003-04 may be viewed online at www.treasury.qld.gov.au.

The 2005-06 Budget provides for a range of specific initiatives and service developments that will assist in achieving these key policy priorities. The major revenue initiatives to achieve the Government’s priorities in this year’s Budget relate to State taxation, specifically land tax and stamp duties. A full discussion of the revenue initiatives and issues is in Chapter 5.

Spending to achieve these priorities falls into two categories: operating and capital. Operating expenses are the costs incurred in providing services and running and maintaining assets and are addressed in detail in Chapter 6. Capital expenditure relates almost exclusively to the purchase and construction of assets that are used to support service delivery, such as hospitals, schools, courthouses, police stations, fire and ambulance stations and roads. Capital expenditure is discussed in Budget Paper No. 3 — Capital Statement.

This year, many of these initiatives are contained in two policy documents recently released by the Government:

•	Smart Queensland: Smart State Strategy 2005-2015 (see Box 4.2)

•	South East Queensland Infrastructure Plan and Program 2005-2026 (see Box 4.3).

Details of some of the service delivery initiatives in the 2005-06 Budget that support the achievement of the Government’s priorities are described below. While highlights of the Budget are described in terms of their primary impact on the community, many assist the Government in pursuing more than one key priority. More detailed information on service delivery can be found in individual Ministerial Portfolio Statements.

Budget Strategy and Outlook 2005-06

GROWING A DIVERSE ECONOMY AND CREATING JOBS

Building on Queensland’s strong economic base benefits all Queenslanders through job creation and an enhanced quality of life. The Government will continue to stimulate economic development throughout Queensland with initiatives designed to:

•	expand market access, export and trade opportunities

•	create additional job opportunities and break the unemployment cycle for Queenslanders out of work

•	maintain a competitive tax environment for business development and jobs growth

•	ensure a fairer industrial relations system and improve workforce management by putting people, safe jobs and workplaces first

•	diversify and strengthen the economy through value adding, productivity growth and the development of future growth industries.

Major service developments and initiatives to support this priority are detailed below.

Smart State programs

New grants programs

In the 2005-06 Budget the Government will commit $136 million in recurrent and $64 million in capital funding over four years for three new grants programs to build research facilities and support innovation across a broad range of fields, including health and medical, environmental, agriculture and mining.

•	$64 million in recurrent and $64 million in capital funding over four years is allocated to the Smart State Innovation Building Fund to stimulate research, development, commercialisation and technology diffusion. This fund will support the establishment of pioneering research and innovation institutes, facilities and centres of excellence as well as fund major items of research equipment.

•	$60 million over four years is allocated to the Smart State Innovation Projects Fund which will provide operational funding for collaborative projects and research projects that are strategically important to Queensland both in terms of established and emerging industries.

•	$12 million over four years will be invested in the Smart State Innovation Skills Fund to provide scholarships and fellowships to attract and retain top research talent.

Research Facilities Fund

The 2005-06 Budget increases funding under the current and final round of the Smart State Research Facilities Fund by $20 million in capital funding, which will bring the value of the funding committed since the fund was launched in 2001 to $170 million.

University Internships

Additional funding of $1 million over three years has been provided for the Smart State University Internships. The program will provide support for the coordination of industry placements for undergraduate and postgraduate students from Queensland universities. The program aims to expose students to other disciplines and career options and increase the attractiveness of science, technology and engineering as a career path.

Budget Strategy and Outlook 2005-06

Box 4.2
Smart State Strategy

The Smart State Strategy is the centrepiece of the Queensland’s Government broader economic development strategy, complementing the Government’s investment in infrastructure to support economic development. It provides the strategic framework for the Government’s investments in skills and innovation to drive economic growth to improve the prosperity and quality of life for all Queenslanders.

The Government commenced the first stage of the Smart State Strategy in 1998 with a focus on strengthening Queensland’s research and development base, broadening and diversifying the economy to create new export industries and jobs, improving the productivity and export performance of established industries and reforming Queensland’s education and training systems.

Since 1998, economic growth has averaged 5% per year compared with the Australian average of 3.7%. Labour productivity in Queensland has grown faster at 2.9% than the Australian average of 2.3%. Exports of value-added goods and services continue to follow an upward trend and in 2003-04, made up 37% of Queensland’s exports of goods and services. The productivity performance of traditional industries such as agriculture and mining has increased significantly.

More than 370,000 additional jobs have been created for Queenslanders since 1998 and the State now has the lowest unemployment rate of all states. Queensland is now recognised as a centre for new industries, from electronic games to biotechnology. 5,000 new jobs have been created in the aviation industry, 9,100 jobs in the education exports industry and about 2,000 people in the biotechnology industry.

The second stage of the Smart State Strategy, Smart Queensland: Smart State Strategy 2005-2015, was released on 18 April 2005. The Queensland Government undertook an extensive consultation process during 2004 to inform development of the strategy. Smart Queensland builds on the momentum of the first stage of the Smart State Strategy.

Smart Queensland is supported by approximately $470 million in new funding. Key elements of the strategy are:

•	speeding up industry innovation through substantial investment in the research, development, diffusion and commercialisation of ideas and through collaborative ventures, networks and alliances

•	building the foundations for a sustainable innovative society by investing in knowledge, skills, diversity, creativity and connectivity.

Smart State Industry Innovation Program

The Government will provide $1.5 million over three years to the Smart State Industry Innovation Program to encourage companies to collaborate on projects that will improve industry operations and introduce smart practices in line with the Smart State Strategy.

Innovation Start-up Scheme

Further funding of $1.9 million over three years has been provided for the Innovation Start-Up Scheme that aims to support Smart State high technology projects which show scientific excellence and commercial promise.

Budget Strategy and Outlook 2005-06

Smart Exploration Program

Additional funding of $20 million over four years ($5 million in 2005-06) is provided under the Smart State Strategy to establish the Smart Exploration Program to identify and support new opportunities for mineral exploration in Queensland by collecting and combining geological and geophysical data to create an expanded geoscience knowledge base.

Industry initiatives

Biosecurity protection and response

Increased funding of $2.2 million per year, including an additional $1.2 million per year in the 2005-06 Budget, is provided to ensure market access and to maintain consumer confidence for primary products. The Government will increase biosecurity preparedness in emergent domestic and international issues affecting Queensland’s compliance with biosecurity and food safety standards. Increased funding will strengthen Queensland’s response to national threats such as exotic fruit flies, foot and mouth disease, Transmissable Spongiform Encephalopathies, Johne’s disease, tuberculosis and arboviruses in collaboration with Australian and other state governments.

Citrus canker eradication

An additional $0.3 million is provided for eradication of the exotic citrus canker disease detected on two Emerald district properties. The $11 million program is jointly funded with the Australian Government and citrus-growing states and territories.

New Asian markets for horticulture

An additional $1.5 million over three years will enable the Government to spearhead a horticultural export drive into Asian markets. Valued at an estimated $3 billion in 2004-05, the horticulture industry in Queensland is the second largest primary industry and underpins the employment and economic fabric of many Queensland regional communities. In conjunction with industry, the department will prioritise market potential for fresh and value added products, identify impediments along the supply chain and develop and implement initiatives to facilitate exports.

Aquaculture industry growth

The Government will provide an additional $4 million over four years to Queensland’s Aquaculture Development Initiative. In partnership with industry, this initiative invests in increased research and development, support and export market development in the fast growing sectors of the aquaculture industry such as prawns and barramundi and the emerging sectors — crabs, sea scallops and reef fish.

Wine industry development

The Budget provides an additional $0.5 million in 2005-06 as well as ongoing funding to increase the Government’s capacity in delivering viticulture advice and technical services to Queensland’s wine industry.

State-wide forests process

Additional funding of $18.8 million over seven years is provided to implement the Western Hardwoods Plan. The plan aims to develop sustainable forest management and Crown timber supply options.

Budget Strategy and Outlook 2005-06

Ethanol Industry Action Plan

The Ethanol Industry Action Plan has been formulated in response to a need to progress industry growth and investment in the Ethanol Industry. The Government has allocated $7.3 million over two years for implementation of rebates for cleaning storage tanks in order to hold E10 fuel; a marketing campaign to raise public awareness; operational guidelines for diesel ethanol blends, engine conversion and related issues; and blending and distribution facilities for E10 and diesel ethanol blends.

Forestry plantation expansion

To facilitate the phase out of native forest logging in South East Queensland (SEQ) by 2024 and strengthen the growth potential of the timber industry, $6 million in recurrent and $0.7 million in capital funding is allocated in 2005-06 to plant a further 1,000 hectares of hardwood plantations, and maintain existing plantations. In addition, $9.6 million is allocated in 2005-06 to establish and re-establish 6,554 hectares of State-owned softwood plantation to provide for future timber supplies to Queensland’s timber industry.

Other initiatives

Drought relief

The Government will participate in and contribute funding to the expanded Exceptional Circumstances Scheme recently announced by the Australian Government which will provide much needed additional support to farmers suffering from prolonged drought conditions.

Breaking the Unemployment Cycle

The successful Breaking the Unemployment Cycle initiative provides a suite of employment programs aimed at assisting the most disadvantaged job seekers and increasing Queensland’s labour force participation rate to counteract the effect of an ageing workforce. The initiative includes a new Back to Work: Parents and Carers Program, which will provide a range of employment assistance services to 1,000 parents and carers. Additionally, the Community Jobs Plan will pilot arrangements in six locations across Queensland to further integrate employment services with nationally recognised training. The pilot will target areas and specific groups in the community that experience persistent levels of unemployment.

Knowledge Based Research and Business Precincts

The Budget provides an initial investment of $2 million to facilitate the detailed specification and design process for the Knowledge Based Research and Business Precincts incorporating an Ecosystems Science Precinct at the Boggo Road Gaol and a Health and Food Science Precinct at Coopers Plains. The development of the precincts will provide opportunities to combine research skills, facilities and infrastructure of State and Australian Government agencies and support the Smart State initiative.

Capital funding of $45.5 million is also provided in 2005-06 under the South East Queensland Infrastructure Plan and Program (SEQIPP) towards site preparation and infrastructure works for the Boggo Road Precinct redevelopment. The redevelopment will contribute significantly to the Smart State initiatives with the first stage of the proposed knowledge based research and business component providing approximately 60,000 m2gross of office and laboratory space for scientific research into eco-science.

Budget Strategy and Outlook 2005-06

REALISING THE SMART STATE THROUGH EDUCATION, SKILLS AND INNOVATION

In recent years, the Government has laid the foundation for establishing Queensland as the Smart State. Initiatives have focused on:

•	implementing education and training reforms and upgrading education and training facilities

•	improving workforce skills for current and future needs by focusing on lifelong learning

•	encouraging world-class research that builds on Queensland’s unique resources

•	encouraging and rewarding ideas, innovation, entrepreneurship and hard work across all sectors of the Queensland community, industry and government.

In April 2005, after an extensive consultation process in 2004, the Government released Smart Queensland: Smart State Strategy 2005-2015 to continue the push for growth through investment in skills and innovation. Box 4.2 provides further details on this strategy.

Major service developments and initiatives to support the Smart State priority are detailed below.

Education initiatives

A projected additional 286 teachers will be employed from Semester 1, 2006 for enrolment growth.

Enhanced levels of education and training will facilitate and sustain the Government’s Smart Queensland: Smart State Strategy 2005-06 agenda. Key initiatives funded by the 2005-06 Budget to support this strategy are outlined below.

Queensland Smart Academies

An additional $45.8 million is provided over four years, including $40 million in construction and fit-out costs, to establish two new Queensland Smart Academies for senior students who excel in science, maths and technology and the creative arts. Students will be able to complete a Queensland Certificate of Education, fast track studies, study university subjects, or work with industry to combine career-based and university-level studies. Years 10 and 11 students will start in 2007 and Year 12 students in 2008.

Education and Training Reforms for the Future

The Education and Training Reforms for the Future (ETRF) cater for students’ individual needs, enhance academic achievement, and equip students for the world of work. As part of the reforms, the three-year ICTs for Learning initiative has exceeded targets and been successfully completed. The remaining elements of ETRF are the early, middle and senior phases of learning. The 2005-06 Budget provides $139.9 million to ensure the ETRF becomes a reality for more Queensland young people and includes: ·

•	preparatory year phase-in for an additional 25 state and non-state schools in 2006.

•	investment of $18.8 million in 2005-06 to improve outcomes for students in the senior phase of learning through support for further state-wide reforms, including supporting local education and training programs and students at risk of leaving school early.

Budget Strategy and Outlook 2005-06

Information and communication technology

$80.1 million in 2005-06 is provided to improve information and communication technologies (ICT) access, technical support and skills for students and teachers including:

•	$14 million per annum over the next four years for Smart Classrooms, to provide each of Queensland’s 1,300 state schools with the capacity for students, their parents and teachers to have access to class work and on-line learning materials

•	$3.5 million to provide laptops or personal computers for 1,500 teachers in 2006, in a trial to improve learning and communication through technology.

Queensland Curriculum, Assessment and Reporting Framework

An additional $8.3 million over three years is provided to develop and progressively implement the Queensland Curriculum, Assessment and Reporting Framework. The new framework will provide greater clarity about what must be taught in Queensland schools, more rigorous and comprehensive assessment of student achievements against set standards and increased comparability in reported student performance.

Implementation of the framework will increase the consistency and quality of schooling in Queensland, equip teachers with high quality assessment tools and provide an education that prepares young Queenslanders to contribute effectively to Smart Queensland.

Education capital works program

The 2005-06 education capital works program of $455.1 million (including $67.8 million for expensed items) will invest substantial funds in educational facilities to ensure students can thrive in quality learning environments, including:

•	$147 million to fund the construction of classrooms at new and existing schools in growth areas throughout the State and allow the acquisition of additional land. This includes completion of the first stage construction of two new schools. A new primary school will open in the Drewvale area of Brisbane and a new school catering for preparatory year to year 12 will open in the west of Caloundra on the Sunshine Coast

•	$81.6 million to continue the delivery of facilities to support the phase-in of the preparatory year, which builds on the $16.9 allocated in 2004-05, and continues the progress towards full introduction of the preparatory year of schooling in 2007

•	$187.8 million to replace and enhance learning facilities at existing schools to ensure state school premises are comfortable, safe and suitable to deliver modern curriculum initiatives including:

–	$38.3 million for the Smart Schools Renewal Program, allowing participating schools and other educational centres to upgrade facilities and provide spaces that support an expanded curriculum and more fully integrate ICTs;

–	$15.3 million for the Core Facilities Upgrade Program, providing updated and expanded administration and library facilities in schools where growth has outstripped the original size of their support facilities; and

–	$27.9 million for the Building Inclusive Schools Program to enhance special education facilities. A significant number of special schools and special education facilities in other state schools have been enlarged and had their functionality improved through this program.

Budget Strategy and Outlook 2005-06

Asbestos replacement

The Budget provides $7.2 million in 2005-06 as part of a 10-year, $120 million accelerated asbestos replacement program, replacing all asbestos roofs in state schools.

Vocational education and training initiatives

In 2005-06 the Government will commence a comprehensive review of Queensland’s vocational education and training system to ensure that the system is able to respond to current skilling challenges. Other key initiatives and service developments in the 2005-06 Budget in the area of vocational education and training are outlined below.

SmartVET

As part of the Government’s previously announced $1 billion three year SmartVET strategy, $291.9 million in recurrent funding and $62.7 million in capital funding is allocated in 2005-06, bringing total investment since 1 July 2004 to $580.9 million in recurrent funding and $109 million in capital funding. This continues the range of innovative, new pilot programs and existing skilling initiatives including:

•	Skilling Solutions Queensland, an innovative, new customised face-to-face career information and skills assessment service

•	the Industry Training Partnerships Program pilot, providing additional traineeship training places, where Government and employers each contribute 50% of the training costs required to upgrade the qualifications of workers in new and emerging industries experiencing skills shortages

•	designing and creating additional accelerated apprenticeship training places

•	the Mining Centre of Excellence, to assist in alleviating the current and emergent skilling issues impacting on the Queensland mining industry’s sustainability and growth.

Other vocational education and training initiatives

The Department of Employment and Training will also allocate:

•	$114.5 million for the User Choice program, an increase of 3.6%, with a focus on improved access in ‘thin market’ areas and new training places in traditional apprenticeships for the building and construction and engineering industries

•	$78.4 million to further develop a highly skilled manufacturing workforce in priority industry sub-sectors including aviation, biotechnology, boat building, food processing, meat processing, engineering and light metals

•	an additional $7.8 million over two years to support the amalgamation of the four Queensland Agricultural Colleges as a single corporation. This funding will be used to enhance the information technology infrastructure network, review and realign the business and provide one-off funding assistance, and is in addition to the $14.3 million in direct grant funding that will be provided to this corporation for the provision of priority vocational education and training.

Budget Strategy and Outlook 2005-06

MANAGING URBAN GROWTH AND BUILDING QUEENSLAND’S REGIONS

Queensland’s strong population growth, particularly in SEQ, presents challenges for transport systems and other infrastructure, services and the environment. The Government has attached a high priority to:

•	supporting Queensland’s regions through state-wide infrastructure development and regional job creation

•	ensuring that accelerated growth in SEQ is managed in an integrated and coordinated manner

•	linking Queensland through efficient and integrated transport options

•	building on the strengths of Queensland’s diverse regions.

To set out the future pattern of development for the SEQ region, a draft SEQ Regional Plan was released in October 2004 with the final plan to be released in June 2005. Supporting this document is the SEQIPP, released in April 2005, which outlines the Government’s infrastructure priorities. Box 4.3 provides further details on these plans.

Major service developments and initiatives to support this priority are detailed below.

Water Infrastructure initiatives

Water Reform — Continuity of Supply

Additional funding over four years of $31 million in recurrent funding and $4.5 million in capital funding is provided as part of the Smart State Strategy for a package of water related projects to ensure security of supply, maximise efficiency of use, promote recycling and improve knowledge and understanding of water systems, demand and use. This funding is in addition to funding for water initiatives associated with SEQIPP.

New State Water Infrastructure

Under SEQIPP, additional funding of $243 million is allocated for new state water infrastructure. This infrastructure includes two new weirs, on the Mary and Logan rivers, a new dam at Wyaralong and new water storage options on the Mary River. All of these projects are subject to the outcomes of the South East Queensland Regional Water Supply Strategy (to which the State will contribute a further $1.6 million) and the outcomes of detailed investigation and approval processes, expected to be completed by the end of 2006.

Recurrent Water Initiatives

Additional funding of $69 million is allocated over ten years for a suite of recurrent water programs as part of SEQIPP. This is in addition to funding of $9 million over five years provided in 2004-05 to accelerate water resource and water supply planning in SEQ. The initiatives contained in this package include: urban water accounting; rural water use efficiency; integrated urban water management including water recycling; groundwater investigations; desalination investigations; and water quality improvement.

Dam Spillway Upgrades

The State has set aside $89.9 million over 10 years to fund high priority dam safety upgrades and to improve dam safety regulation. The Government will prepare new dam safety guidelines which reflect the new national safety guidelines for spillway adequacy and other dam safety matters.

Budget Strategy and Outlook 2005-06

Box 4.3
SEQ Regional Plan
SEQ Infrastructure Plan and Program

The Government released the draft SEQ Regional Plan in October 2004, with the final plan to be released on 30 June 2005. The regional plan sets out the pattern for the future development of the region. It outlines the preferred urban structure that will guide development, protect the environmental values and liveability of the region and support economic development.

The SEQIPP outlines the Government’s infrastructure priorities to support the SEQ Regional Plan. It establishes priorities for regionally significant infrastructure over the next 10 years, within the 20-year planning horizon and identifies projects amounting to around $55 billion over the next 20 years. Strategically focussed infrastructure investment will help to lead and support the preferred pattern of development and achieve key policy outcomes.

The objectives of the SEQ Regional Plan establish priorities for infrastructure investment in the region. A central objective is a more efficient form of development and more economical use of infrastructure and resources. The key objectives include:

•	a more compact urban form — accommodating a higher proportion of population growth within existing areas will achieve the most efficient use of land, infrastructure and services. In particular, the SEQ Regional Plan seeks to increase population density around transport nodes and activity centres and assist with appropriate urban renewal and infill

•	Western Corridor — many of the opportunities for major development are in the western corridor. This increase in development is supported by the corridor’s potential for major industrial uses, its capacity to support employment growth and the availability of affordable and relatively unconstrained land

•	sub-regional self containment — the SEQ Regional Plan seeks to reduce traffic and limit traffic congestion by encouraging communities to gain access wherever possible to goods and services, jobs and leisure within their sub-regional or local areas.

The SEQIPP supports these objectives in terms of the priority of particular infrastructure investments. In some instances, this means infrastructure provision ahead of existing need.

Transport initiatives

Road network

The recently released SEQIPP provides extra state funding for the road network of $691 million over four years from 2005-06, including additional allocations for the following major state-funded projects:

•	duplication of the Houghton Highway at Redcliffe

•	extension of the Centenary Highway Corridor from Springfield to Yamanto

•	upgrade of the Mt Lindesay Highway between Green Road and Rosia Road to four lanes.

Budget Strategy and Outlook 2005-06

In addition to this substantial investment, the State Government is providing additional funding of $359 million over a period of four years from 2005-06 for the Rural and Regional Roads Funding Initiative in Southern, Central and North Queensland.

Other significant projects that are being progressed in 2005-06 are:

•	construction of the $360 million four-lane bypass on the Pacific Motorway between Tugun and Tweed Heads ($240 million State and $120 million Australian Government)

•	construction of the Yeppoon Western Bypass, Yeppoon — Tanby Road, Kinka Beach Connection Road and associated Livingstone Shire Demaining Package as part of a $26 million package of works

•	sealing of sections of the Cooktown Developmental Road between Scrubby Creek and Sackleys Hill, Sackleys Hill and East Normanby River and between East Normanby River and West Normanby River at a total estimated cost of $42 million

•	an extra $88 million provided over three years from 2005-06 as part of the Accelerated Road Rehabilitation Program to rehabilitate 71 kilometres of the Dawson Highway between Gladstone and Banana and replace 36 timber bridges in Central and Southern Regions

•	planning and land acquisition ($183 million over three years with $77 million provided for 2005-06) for the Gateway Upgrade Project.

In addition, the Government will provide $17 million in 2005-06 from camera-detected offence revenue under its $42 million Safer Roads Sooner program for targeted road safety initiatives throughout the State.

Busway networks

The Budget includes $306.2 million over four years to continue the Government’s investment in the Inner Northern Busway, including $82 million in 2005-06 towards the Queen Street Bus Station to Roma Street extension, $9.4 million in 2005-06 to complete construction of the Royal Children’s Hospital and Normanby Bus Stations and an additional $2 million in 2005-06 to commence construction of the Roma Street Bus Station.

The Budget also provides additional funding for busway networks, including $27 million in 2005-06 provided under SEQIPP to commence construction of a two-lane Eastern Busway corridor connection from Buranda to Boggo Road to Green Bridge.

TransLink

The Budget provides a further $28.7 million in capital funding in 2005-06 towards the implementation of TransLink — improving the integration and coordination of bus, ferry and rail services in SEQ by progressing integrated ticketing, the use of smartcard technology, together with standardising concessions and fares. This amount includes an additional $3 million in 2005-06 to include school transport in the TransLink smartcard.

Budget Strategy and Outlook 2005-06

Other Transport initiatives

The Budget also provides additional funding of:

•	$4.3 million to commence construction of bus priority measures along the Gold Coast Highway

•	$10 million (including $6 million in capital grants) in 2005-06 towards the planning and construction of cycle links as identified in the Integrated Regional Cycle Network Plan.

Other urban services initiatives

Local government infrastructure grant and subsidy funding

The Government will provide additional funding through grant and subsidy payments to local governments to improve water, sewerage and water recycling infrastructure services to their communities, including:

•	$256.6 million over the next five years ($18.8 million in 2005-06) for SEQ local governments undertaking water, sewerage and water recycling infrastructure projects under SEQIPP. This additional funding brings total State assistance available to SEQ local governments to undertake these infrastructure projects to $388.6 million over the next five years

•	$145.6 million over the next five years ($26.2 million in 2005-06) for non-SEQ local governments undertaking water, sewerage and water recycling infrastructure projects outside SEQ. This additional funding brings total State assistance available to non-SEQ local governments to undertake these infrastructure projects to $232.8 million over the next five years.

Ipswich central business district (CBD) revitalisation

The Government will provide up to $1.1 million in 2005-06 as a contribution towards a $2.2 million planning study for the redevelopment and revitalisation of the Ipswich CBD. The need to redevelop and revitalise the Ipswich CBD as a key regional centre was highlighted in the draft SEQ Regional Plan.

Queensland’s 150th birthday

$100 million over three years is allocated towards a joint program with local governments throughout Queensland for capital projects which will be practical tributes to Queensland’s 150th birthday in 2009.

Budget Strategy and Outlook 2005-06

IMPROVING HEALTH CARE AND STRENGTHENING SERVICES TO THE COMMUNITY

The improvement of health and other services to the community is a continuing area of priority for the Government. The Government will continue to support the Queensland community with initiatives designed to:

•	improve the standard and accessibility of hospital and health services

•	support an increased quality of life through disease prevention and active participation

•	develop and implement strategies to support Queensland families

•	improve the lives of people with a disability, their families and carers

•	work with Aboriginal and Torres Strait Islander communities to improve economic and social wellbeing

•	improve Queenslanders’ access to affordable housing.

Major service developments and initiatives to support this priority are detailed below.

Health initiatives

Chronic disease

A $151 million funding package over the next four years is committed towards preventing chronic diseases and their key risk factors, reducing avoidable hospital admissions, and improving the quality of life for people with chronic diseases. This includes an initial investment of $10 million in 2005-06.

Elective surgery

Recurrent funding of $20 million is provided over two years, targeting public hospital waiting times, so a further 4,000 people can receive operations and surgical procedures on time. This funding is in addition to $110 million provided over three and a half years to continue to target elective surgery waiting times across the State.

Other health services

The Government is allocating:

•	an additional $60 million over the next four years in cardiac services, with $5.8 million in 2005-06 to improve secondary and tertiary care

•	$62.5 million over the next four years to target cancer prevention and treatment, including funding of $5.5 million in 2005-06 for projects such as the enhancement of the multi-strategy tobacco control initiative ($4.5 million)

•	a four year package of $49 million for improved quality of life for sufferers of renal disease to continue to improve access to renal services and meet growing demand

•	$65 million over four years towards the enhancement of community mental health services, including an investment of $8.2 million in 2005-06

•	$78 million over four years towards healthier ageing in Queensland. In 2005-06, $9.6 million is allocated to a joint funding agreement with the Australian Department of Health and Ageing to secure 200 transition care places in 2005-06, expanding to 351 places in 2006-07.

Budget Strategy and Outlook 2005-06

Health infrastructure investment

The Government will provide:

•	$146.2 million in 2005-06 for major hospital redevelopments, including emergency department upgrades and redevelopments at both rural and metropolitan centres

•	$96 million over four years through SEQIPP to expand and enhance services at the Caloundra Hospital and to provide two integrated ambulatory and community health campuses at Robina and Caboolture.

Initiatives to address homelessness and housing

Responding to homelessness

The Budget provides $115.1 million in capital funding and $120.4 million in recurrent funding over four years to further develop responses to homelessness. State Government agencies are working together to improve and add to existing responses and better integrate services for people who are homeless, particularly without access to any shelter. These initiatives will minimise the impacts of homelessness on individuals and the community by enhancing the capacity of the service system to provide early responses. This funding has been distributed amongst seven government agencies and includes:

•	$114.2 million in capital funding and $13 million in recurrent funding for a range of accommodation initiatives including the five-year project to establish the Lady Bowen Complex in inner-Brisbane and a $50 million package of assistance for the provision of boarding house style accommodation for single people including single homeless people. This includes $5.8 million from the Smart State Building Fund

•	$56.5 million to establish an integrated service response to prevent and address homelessness, public intoxication and substance abuse in inner Brisbane, Cairns, Mt Isa, Townsville and the Gold Coast

•	$43.6 million to establish Homelessness Intervention Teams and to provide support for people with mental illness who are in transitional housing post-separation from Queensland Health facilities.

Other housing initiatives

•	The Government will enhance the public rental housing program through a capital investment of $250.3 million, including funding for the commencement of 377 new dwellings and the completion of 316 dwellings.

•	The public rental housing capital investment also includes $33.3 million as part of a long-term strategy to redevelop and refurbish older style public housing stock and provide for a significant increase in unit-style accommodation.

•	The Brisbane Housing Company will receive grants of $16.9 million to provide 135 new units of accommodation and a further $10 million will be targeted to expand the supply of affordable housing in major regional centres.

Budget Strategy and Outlook 2005-06

Services to support Indigenous communities

Indigenous health services

The Government is allocating $13.2 million in 2005-06, as part of an additional $89.5 million over four years, as a targeted investment to improve the health of Indigenous Queenslanders and implement Queensland’s response to the National Strategic Framework for Aboriginal and Torres Strait Islander Health. This initiative places significant emphasis on prevention, early detection and early intervention, supporting healthy and safe children, young people and families and strengthening responses to alcohol and substance misuse. A significant focus of the investment is on increasing the number of Aboriginal and Torres Strait Islander Queenslanders working within the health system. The initiative is to be implemented across a range of agencies in the Queensland Government.

Indigenous environmental health

The Government will assist Aboriginal and Island Councils to deliver local government services and environmental health related services by providing additional funding of $100 million over five years ($20 million in 2005-06) for new environmental health infrastructure and its operation and maintenance, in mainland Indigenous communities, subject to a matching contribution from the Australian Government.

Other support for Indigenous communities

The Budget also provides:

•	$5 million over two years to fund merit-based initiatives that are consistent with the goals of Partnerships Queensland in Aboriginal and Torres Strait Islander communities

•	$2.2 million over two years to replace Island Board of Industry and Services stores at Mabuiag Island and Dauan Island

•	$70.5 million for the provision and upgrading of housing in 34 discrete Indigenous communities.

Services for people with disabilities

Additional funding of $180 million over four years is provided to improve the delivery of disability services in Queensland. This comprises $30 million in 2005-06, $40 million in 2006-07, $50 million in 2007-08 and $60 million in 2008-09. This additional funding builds on the $200 million over four years provided in the 2003-04 Budget and the $220 million over four years provided in the 2004-05 Budget. The total impact of these initiatives has been to increase the annual budget for Disability Services Queensland by $247 million between 2000-01 and 2005-06, which equates to a 90% increase over that period. Key elements of this funding are outlined below.

Strengthening non-government organisations for disability services

Funding of $10 million in 2005-06, as part of $70 million over four years, is provided to strengthen the capacity of non-government organisations to provide high-quality disability services. Additional funding will assist these providers to establish new services where gaps exist in locations and in type of service provided; develop and enhance the skills of the disability sector workforce; maintain, upgrade or replace high-use equipment and assets; and strengthen their planning capacity to enable them to provide a quality service.

Budget Strategy and Outlook 2005-06

Early intervention strategies

The Budget provides $30 million over four years ($5 million in 2005-06) to implement early intervention strategies. Additional funding will be allocated to program priorities including: the Family Support Program to assist families caring for a relative with a disability, a program to pilot succession planning for families caring for a person with a disability and early intervention strategies for families caring for children with autism under five years of age who have complex and challenging behaviours.

Accommodation support and community services

The Government is providing $80 million in recurrent funds over four years ($15 million in 2005-06) plus $25.7 million in capital funding over three years ($7.3 million in 2005-06) for improved accommodation support and community services, including:

•	non-government respite services for carers of children or adults with a disability

•	people with a disability without carers

•	accommodation support options for people with high and complex support needs

•	the Post School Services Program

•	services for people with a spinal injury, to assist them to return to community life from acute care.

Other community services

Strengthening non-government organisations for community services

The Government commits a further $24.3 million over four years, including $9.3 million in 2005-06, for a range of initiatives arising from the Government’s Strengthening Non- Government Organisations strategy that will support funded non-Government organisations in areas such as family support, homelessness, domestic violence, neighbourhood centre, youth and childcare.

Arts and cultural initiatives

The Budget increases funding to meet the capital maintenance requirements of the Queensland Cultural Centre to $6.5 million per annum. An additional $2.5 million is also provided to meet strategic priorities within the arts and cultural sector with particular emphasis on strengthening small to medium arts and cultural organisations.

New funding of $1.5 million in 2005-06 is also provided to enhance Queensland’s arts and cultural festivals, including:

•	an additional $1 million to the 2005 Queensland Music Festival to expand its successful state-wide program to five more regional areas. This allocation will also maximise the opportunities the Australian International Music Market can provide to Queensland artists

•	an additional $0.2 million for the Queensland Performing Arts Trust to expand the highly popular Out of the Box Festival for young children in 2006

•	$0.3 million for the Pacific Film and Television Commission to develop Cine Sparks - The Australian Film Festival for Young People in 2005.

Budget Strategy and Outlook 2005-06

PROTECTING OUR CHILDREN AND ENHANCING COMMUNITY SAFETY

Protecting our children and enhancing community safety is a particular focus for the Government. The Government has attached a high priority to:

•	reforming the child protection system for the wellbeing of Queensland children

•	implementing strategies which contribute to safe communities

•	addressing crime and the social and economic causes of crime

•	minimising the risk and impact of accidents, emergencies and disasters.

Major service developments and initiatives to support this priority are detailed below.

Child protection initiatives

Child safety

In the 2004-05 Budget, major funding increases were provided to implement the recommendations of the Crime and Misconduct Commission (CMC) report Protecting Children: an inquiry into abuse of children in foster care. The Government has allocated further substantial funding in 2005-06 for child-focussed services that will be provided directly by Government and indirectly by non-government organisations and carers. Since the CMC report in January 2004, funding for child protection has been increased by $212.5 million, which equates to a 116.6% increase between 2003-04 and 2005-06.

The overall funding increase for the 2005-06 financial year is $123.1 million, which incorporates funding for Blueprint projects already initiated in the 2004-05 Budget and also includes $61.7 million in new funding to enable the accelerated implementation of the commitment to increase frontline staffing and provide alternative care placements. Funding increases in 2005-06 will provide for a range of services, including:

•	an additional $28.8 million to respond to increasing demand for child protection services. This will enable new permanent staff announced in the Blueprint to be recruited over two rather than three years. The total increase during 2005-06 is expected to be 151 positions

•	continued recruitment of foster carers including Aboriginal and Torres Strait Islander foster carers, and indexation of foster care allowances

•	funding of $19.6 million for non-government partners including for further alternative care places, family reunification services, extended support services to foster carers and sexual abuse counselling services

•	an additional $25 million in capital funding over two years to expand the number of child safety service centres across the State.

Policing Initiatives

Support for police

The Budget provides for an additional $69.8 million over four years, including $10 million in 2005-06, to increase support resources for operational police officers. As well, an additional $60 million over four years in capital funding is provided for new and upgraded police stations, watchhouses, police beats and police housing across the State. As a result, more than $160 million will be expended on capital works projects over the next four years.

Budget Strategy and Outlook 2005-06

Additional Police Officers

For 2005-06, the police operating budget increases by 12.7% over the 2004-05 adjusted budget. The police service’s sworn strength will be increased to 9,378 by September 2006 through the creation of an additional 228 new police positions. This includes an additional 50 Juvenile Aid Bureau officers to complement the 50 Juvenile Aid Bureau officers engaged in 2004-05, through funding of $16.2 million over the next four years, and a further $2.1 million over two years for capital. This strong growth in police numbers will meet the Government’s commitment to maintain police numbers above the national average police to population ratio, and will be complemented by a civilianisation program which will return 500 police officers to operational duties over a three year period, beginning in 2005-06.

Enhancement of Queensland Police Service information and communication technology

The Budget provides additional funding in 2005-06 for the continued enhancement of information and communications technology. $12.6 million in recurrent and $16.9 million in capital funding is provided in 2005-06 for the upgrade of the Service’s fixed data network and for continued development and implementation of the Integrated Policing Solution. $1.9 million is also provided in 2005-06 for planning associated with the development of a Public Safety Network, which aims to share the ICT networks of the Departments of Police, Emergency Services, Corrective Services and Justice and Attorney-General.

Mental health crisis intervention teams

Recurrent funding of $7 million and capital funding of $2.3 million is provided over four years to the Queensland Police Service, Queensland Health and the Queensland Ambulance Service as part of a whole-of-Government strategy to improve the response of emergency personnel to call-outs involving people with a mental illness.

Emergency services initiatives

Bushfire Mitigation and Response Enhancement Package

The Budget provides an additional $3.3 million over four years to enhance bushfire response capability through additional community, volunteer and staff training and education.

Queensland Ambulance Service

An additional $5.7 million capital funding over two years and $6.6 million recurrent funding over four years is provided for the implementation of the Strategic Information Management Initiative, aimed at reducing paperwork by paramedics, as well as improving service availability and response times.

Aeromedical and Air Rescue Helicopter Services in the Torres Strait and Northern Peninsula Area

An additional $7.9 million is provided over three years from 2006-07 to upgrade aeromedical and air rescue helicopter to a twin engine helicopter services.

Queensland Combined Emergency Services Academy

The Budget provides an additional $20 million in capital funding over three years to expand the Queensland Combined Emergency Service Academy at Whyte Island, Brisbane, as an integrated, multi-service, multi-agency, practical emergency service training facility.

Budget Strategy and Outlook 2005-06

Criminal justice initiatives

Courthouses

The Budget provides $6.9 million over two years ($2.7 million in 2005-06) to construct a new courthouse at Sandgate and to purchase land and commence planning for a new courthouse, watchhouse and police station at Ipswich. The Budget also provides an additional $1 million each year and $0.3 million in capital in 2005-06 to upgrade courthouse security.

Prosecutions Case Management System

The Budget provides $4 million over two years ($2.2 million in 2005-06) in capital funding to develop and implement a new Prosecutions Case Management System which will improve the management of case information and facilitate timely and efficient prosecutions. Funding of $4.2 million over four years supports the operational activities of the enhanced system.

Youth justice conferencing

Additional funding of $10 million over four years is provided to expand the capacity of Queensland’s youth justice conferencing program, to meet increased demand following the state-wide roll-out.

Correctional centres

The Budget provides $231 million in capital funding over three years ($21.2 million in 2005-06) for the planning and redevelopment of existing facilities and construction of new infrastructure. The program includes construction of a new 150 bed female facility at Townsville and redevelopment and expansion of facilities at Sir David Longland and Arthur Gorrie Correctional Centres. Preliminary planning will also commence on the future expansion of Lotus Glen and Townsville Correctional Centres.

Other community safety initiatives

Early intervention services

The Budget provides additional funding of $3.8 million over four years to enhance early intervention services for men who perpetrate domestic and family violence. Early intervention after the first incidence of violence can have a significant influence in achieving behavioural change and in the prevention of further domestic and family violence.

Volatile substance abuse

The volatile substance misuse place of safety services, focusing on improving the safety of those intoxicated in public places, helping to reduce conflict or crisis in public places and enabling recovery in a supervised, controlled environment will be continued through the provision of $8.8 million over four years in the 2005-06 Budget.

Service delivery for adults with impaired decision-making capacity

The Government will provide an additional $8.4 million over four years ($2.1 million in 2005-06) in recurrent funding to enhance service delivery outcomes to adults with impaired decision-making capacity, their families and their carers.

Budget Strategy and Outlook 2005-06

PROTECTING THE ENVIRONMENT FOR A SUSTAINABLE FUTURE

The sustainable use of natural resources and the maintenance of biodiversity are key priorities of the Government. The Government will continue to:

•	protect Queensland’s unique environmental and heritage assets

•	promote sustainable development through responsible use of the State’s natural resources

•	encourage the development of environmentally sustainable industries and jobs

•	protect Queensland’s diverse plants and animals.

Major service developments and initiatives to support this priority are detailed below.

Environmental initiatives

Funding management package for expanded Queensland Parks and Wildlife Service Estate

The Budget provides $58 million in recurrent funding and $25 million in capital funding over four years for the management of an estimated additional 3.46 million hectares of Queensland Parks and Wildlife Service (QPWS) estate. The expanding QPWS estate is a result of election commitments including the Western Hardwood forest transfer process and Daintree land acquisition.

The Government is also working with the Australian Government, traditional owners and other stakeholders to finalise tenure resolution of State-owned lands in Cape York Peninsula. Investment in the management of the Cape York protected area estate will bring substantial benefits in terms of regional development, tourism, community renewal, Indigenous engagement, Indigenous employment and native title reconciliation outcomes.

Innovative research to control the cane toad

Additional funding of $1 million over three years ($0.4 million in 2005-06) is provided as part of the Smart State Strategy to fund innovative research to control the cane toad. Research will be undertaken by the Invasive Animal Cooperative Research Centre through Queensland research institutions to assess prospects for a biotechnology solution to control the cane toad.

Fire ant eradication

In 2005-06, $2.1 million is allocated by Queensland to continue the eradication of red imported fire ants in SEQ reflecting the in-principle contributions of all governments under an agreed cost sharing arrangement. The $175.4 million program over six years to 2006-07 is jointly funded by all Australian governments.

ClimateSmart Communities — Energy Policy

The ecoBiz program will continue to support Queensland organisations to improve the way they do business by adopting resource-efficient practices. This program addresses water, energy and material management where businesses can reduce costs and eliminate waste. $10 million has been allocated over four years.

Queensland Sustainable Energy Innovation Fund (QSEIF) receives additional funding of $4.4 million over four years to continue to encourage local innovation by providing financial assistance to Queensland organisations to develop, demonstrate and commercialise world-best sustainable technologies. QSEIF and ecoBiz are part of the Smart State Strategy.

Budget Strategy and Outlook 2005-06

Implementation of the New Vegetation Management framework

Additional funding of $9 million over two years ($5 million in 2005-06) is provided for departmental costs associated with the implementation of the New Vegetation Management Framework, which delivers on the Government’s election commitment to phase out broadscale clearing by December 2006.

Natural resource management legislation compliance

Additional funding of $2.5 million per annum is provided to enhance the Government’s capacity to address instances of non-compliance with natural resource management legislation under the responsibility of the department, including illegal clearing of vegetation.

East Trinity property management

Additional funding of $4 million in recurrent funding and $0.4 million in capital funding is provided over four years to continue the management strategy of acid sulfate soils on East Trinity property near Cairns which is aimed at bringing the acid and metal discharges under control. As well, $0.5 million of recurrent funding plus $0.3 million in capital funding is provided to build on the successes of stage one of the project by establishing a management plan that delivers remediation of the site into the future and will, in time, allow for alternate land uses such as scientific research and tourism.

DELIVERING RESPONSIVE GOVERNMENT

The Financial Administration and Audit Act 1977 and the associated Financial Management Standard 1997 put in place a comprehensive framework of governance and accountability for the Government and its agencies. The Government also places priority on delivering responsive Government through a range of actions and strategies including:

•	engaging communities in government decisions and processes through the continuation of regional community forums and regional Cabinet meetings

•	ensuring service provision is financially sustainable and that Total State Worth is at least maintained

•	supporting a responsive public sector, focused on improving government service delivery through the Charter of Social and Fiscal Responsibility.

One of the major service delivery initiatives under this priority is the expansion of services available to the public through a single access point, Smart Service Queensland. In 2005-06 the Budget provides $9 million recurrent funding and $8.8 million in capital across a range of agencies to implement the Smart Service Queensland service delivery model. This funding will be used to develop key whole-of-Government systems for use across multiple agencies and to assist these agencies in transitioning their high priority services to Smart Service Queensland, achieving savings through economies of scale, standardisation and streamlining of services and providing the Queensland public with easier access to Queensland Government agencies.

Additionally, $45 million will be invested in 2005-06 in the development of whole-of-Government human resources, finance, and documents and records management solutions. These solutions will deliver efficiencies through streamlined standard processes and innovative corporate service delivery.

Budget Strategy and Outlook 2005-06

5. REVENUE

KEY POINTS

•	Total General Government sector revenue is estimated to be $26.604 billion in 2005-06. The decrease of $167 million (or 0.6%) on 2004-05 estimated actual revenue primarily reflects the impact of tax reduction initiatives and the return of interest income to the assumed long-term average earnings rate.

•	A land tax relief and simplification package will reduce the number of taxpayers by around 21,000 and provide rate reductions for all land tax payers, at a cost of $847 million over four years.

•	Seven state taxes will be progressively abolished over six years. The taxes to be abolished are:

–	debits tax from 1 July 2005

–	lease duty and credit business duty from 1 January 2006

–	hire duty and marketable securities duty from 1 January 2007

–	half of mortgage duty in 2008, with full abolition in 2009

–	half of transfer duty on core business assets in 2010, with full abolition in 2011.

Queenslanders will save $3.5 billion over the next seven years from the abolition of these state taxes.

•	Queensland will retain its competitive tax status, with per capita tax estimated at $1,708 in 2005-06 compared to an average of $2,135 for the other states.

INTRODUCTION

This chapter provides an overview of General Government sector revenue for the estimated actual outcome for 2004-05, forecasts for the 2005-06 Budget year and projections for 2006-07 to 2008-09.

Table 5.1
General Government Revenue1

	2004-05	2004-05	2005-06	2006-07	2007-08	2008-09
	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Revenue
Taxation revenue	6,338	6,945	6,843	7,221	7,630	7,970
Current grants and subsidies	11,803	12,369	12,682	12,994	13,594	14,021
Capital grants	468	492	528	634	795	621
Sales of goods and services	2,142	2,339	2,401	2,487	2,551	2,578
Interest income	1,215	2,227	1,421	1,514	1,605	1,697
Other	2,043	2,399	2,729	2,926	2,876	2,905

Total Revenue	24,009	26,771	26,604	27,776	29,051	29,793

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

The forward estimates are based on the economic projections outlined in Chapter 2 and are formulated on a no policy change basis.

General Government revenue in 2004-05 is estimated to be $2.762 billion or 11.5% more than the 2004-05 Budget estimate.

Significant variations include:

•	higher interest income, reflecting the strong performance of investment markets which has significantly improved the returns from the State’s financial assets held to meet future employee entitlements. Excluding the higher interest income reduces estimated actual revenue to 7.3% higher than budgeted

•	higher taxation revenue, primarily due to higher revenue from duty on property transfer transactions resulting from stronger than expected market activity within the housing and non-residential property sector

•	higher current and capital grants, reflecting additional specific purpose payments and GST payments

•	higher other revenue, reflecting higher royalty revenue.

General Government revenue in 2005-06 is estimated to be $26.604 billion, a decrease of $167 million or 0.6% on the 2004-05 estimated actual of $26.771 billion. This is largely due to:

•	tax reduction initiatives — the abolition of debits tax, the implementation of a land tax relief package and the first tranche of stamp duty abolitions — and expected continued moderation in activity in the property market

•	reduced interest income, reflecting a return to the assumed long-term average earnings rate of 7.5% on investments.

These revenue reductions are offset by forecast increases in GST revenue grants and coal royalties.

Budget Strategy and Outlook 2005-06

REVENUE BY OPERATING STATEMENT CATEGORY

Major sources of General Government revenue are current grants and subsidies (48% of revenue) and taxation revenue (26% of revenue). Chart 5.1 illustrates the composition of General Government revenue.

Chart 5.1
Revenue by Operating Statement Category 2005-06

Note:

1.	The major components of Other Revenue are dividends (2.4%), royalties and land rents (5.2%) and tax equivalent payments from public corporations (1.4%).

Chart 5.2 compares the composition of General Government revenue, based on 2004-05 estimated actuals and 2005-06 estimates.

The overall result primarily reflects anticipated decreases in interest income and taxation revenue being offset by increases in current grants and subsidies and other revenue.

Chart 5.2
Revenue by Operating Statement Category for 2004-05 and 2005-06

Budget Strategy and Outlook 2005-06

TAXATION REVENUE

One of the Queensland Government’s key social and fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and Government service delivery needs of the people of Queensland.

Total revenue from taxation is expected to decrease by 1.5% in 2005-06. This reflects the impacts of taxation initiatives announced prior to and in this Budget, and a continued moderation in property market activity on duty revenue.

Table 5.2
Taxation Revenue1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million
Payroll tax	1,479	1,652	1,767
Duties
Transfer	1,863	1,735	1,582
Vehicle registration	271	259	259
Insurance[2]	315	312	332
Mortgages	251	255	237
Other duties[3]	132	94	76
Total Duties	2,832	2,655	2,487

Gambling taxes and levies[4]
Gaming machine tax and levies[5]	454	525	592
Lotteries taxes	174	185	192
Wagering taxes	31	32	33
Casino taxes and levies	56	57	60
Keno tax	11	13	13
Total Gambling taxes and levies	726	812	892

Other taxes
Land tax	313	425	431
Debits tax	191	188	—
Motor vehicle registration	703	763	793
Fire levy	213	224	232
Community Ambulance Cover[6]	96	108	112
Guarantee fees	70	67	75
Other taxes	53	52	55

Total Taxation	6,676	6,945	6,843

Notes:

1.	Numbers may not add due to rounding.

2.	Includes accident insurance premiums.

3.	Includes duty on leases, rental arrangements, credit business, marketable securities and life insurance premiums.

4.	Includes community benefit levies.

5.	Includes the Major Facilities Levy.

6.	Growth in 2005-06 reflects CPI adjustment and growth of non-exempt electricity accounts.

Budget Strategy and Outlook 2005-06

Budget Tax Initiatives

Land Tax Relief and Simplification Package

Queensland has experienced strong growth in property market activity and land values since 2001, with this growth having slowed only recently. Although moderated by the application of three year averaging of land valuations in making assessments, a consequence of this ‘property boom’ has been increasing numbers of landowners liable for land tax and growing land tax liabilities for landowners already in the system. The Government responded in 2003-04 to property price increases in the early years of the boom by increasing the statutory deduction and minimum payment for resident individuals and the threshold for companies, trustees and absentees.

Land valuations have continued to grow since that time. In the absence of further land tax relief, many landowners would be entering the land tax system or facing large increases in their land tax liabilities. This Budget delivers a land tax relief package which provides for:

•	resident individual taxpayers not being subject to land tax until the unimproved value of their landholdings — excluding their principal place of residence — amounts to $450,000 (previously $275,997)

•	companies, trustees and absentees not being subject to land tax until their landholdings amount to $300,000 (previously $170,000)

•	a new simplified tax structure which reduces effective tax rates for all taxpayers.

The new land tax schedules are presented in Table 5.3.

Table 5.3 New Land Tax Schedules

Companies, trustees and
	Resident individuals	absentees
$0 - $299,999	—	—

$300,000 - $449,999	—	$1,500 + marginal rate 1.50%
$450,000 - $749,999	$400 + marginal rate 0.70%	$1,500 + marginal rate 1.50%
$750,000 - $1,249,999	$2,500 + marginal rate 1.45%	$8,250 + marginal rate 1.65%
$1,250,000 - $1,999,999	$9,750 + marginal rate 1.50%	$16,500 + marginal rate 1.80%
$2,000,000 - $2,999,999	$21,000 + marginal rate 1.65%	Rate of 1.50% on full value
$3,000,000 and above	Rate of 1.25% on full value	Rate of 1.50% on full value

Compared to the current land tax schedule, the revised land tax system will:

•	reduce the number of taxpayers in the land tax system by around 21,000 in 2005-06

•	provide significant tax rate reductions to all land tax payers. Smaller businesses and resident investors will benefit from the largest rate reductions. Companies, trustees and absentees with high value landholdings will have their tax rate reduced from 1.8% to 1.5% and higher value resident investors will have a tax rate of 1.25%

Budget Strategy and Outlook 2005-06

•	simplify the land tax system by replacing the current 19 step schedule, including its rebates and statutory deduction, with two new simplified schedules.

The Government will retain three year averaging to moderate the impact of future land valuation increases. Queensland is one of only two jurisdictions to use three year averaging.

The changes to the land tax system will take effect from 1 July 2005 for the 2005-06 financial year. The cost to the Budget will be $147.5 million in 2005-06 and $847 million over four years. The savings to taxpayers under the new arrangements are presented in Table 5.4.

Table 5.4
Land tax payable

Unimproved
land value	Resident individuals		Companies, trustees and absentees
($)	Current ($)	Revised ($)	Current ($)	Revised ($)
200,000	0	0	1,497	0
300,000	560	0	3,095	1,500
400,000	1,436	0	4,380	3,000
450,000	1,917	400	5,065	3,750
500,000	2,427	750	5,750	4,500
750,000	5,280	2,500	9,770	8,250
1,000,000	8,741	6,125	14,465	12,375
2,000,000	27,234	21,000	36,000	30,000
5,000,000	73,134	62,500	90,000	75,000
10,000,000	149,634	125,000	180,000	150,000
50,000,000	761,634	625,000	900,000	750,000

Table 5.5 shows that a combination of high tax-free thresholds and low rates will make the Queensland land tax system one of the most competitive of the states.

Table 5.5
Land tax schedules for 2005-06

	QLD
	Residents	Companies	NSW	VIC	WA	SA	TAS
Tax-free threshold ($’000)	450	300	330	200	130	110	25
Maximum tax rate (%)	1.25	1.5	1.7	3.5	2.5	3.7	2.5

Note: 1. The maximum tax rate is the rate applying to the highest value landholding band.

In addition to the change to the rate schedules, relief is also provided for caravan parks – those with more than 50% long-term residents will be exempted from land tax. Legislation will also be developed, effective for land tax in 2005-06, to allow a full exemption where certain working arrangements are incidental to the residential use and where there is limited letting of a home for residential purposes. An apportionment of the exemption will apply in other circumstances.

Budget Strategy and Outlook 2005-06

Abolition of state stamp duties and debits tax

In accordance with the requirements of the Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA), Queensland participated earlier this year in a review conducted by Australian governments into the need to retain a number of state stamp duties.

A timetable for the abolition of these duties has been announced. The timing of the duty abolitions balance a range of community priorities, including the maintenance of the State’s tax competitiveness while funding the delivery of essential community services and the provision of critical new infrastructure.

The abolition of these duties is in addition to the abolition of debits tax to which Commonwealth, State and Territory governments agreed last year. Debits tax will be abolished from 1 July this year.

The timetable for the abolition of debits tax and the duties is presented in Table 5.6.

Table 5.6
Abolition of State Taxes under the IGA

				Cost
			Full year	2005-06 -
			cost[1]	2011-12[2]
Tax	Description	Date of abolition	$ million	$ million
Debits tax	Payable on debits to accounts with cheque drawing facility.	1 July 2005	190	1,330
Lease duty	Payable on the lease of land or premises in Queensland. Residential leases exempted.	1 January 2006	27	205
Credit business duty	Payable on the amount of credit provided under a loan, a discount transaction or a credit arrangement.	1 January 2006	18	139
Hire duty	Payable on the hiring charges of the hire of goods.	1 January 2007	21	132
Marketable securities duty	Payable on the transfer of marketable securities not listed on the Australian Stock Exchange.	1 January 2007	14	88
Mortgage duty	Payable on entering into a mortgage over property in Queensland.	50% 1 Jan 2008 100% 1 Jan 2009	299	1,238
Duty on transfer of core business assets	Payable on the transfer of non-realty business assets.	50% 1 Jan 2010 100% 1 Jan 2011	183	351
TOTAL				3,483

Notes:

1.   Estimated revenue foregone in financial year following full abolition. Over time, revenues from these taxes would have been expected to grow, with the revenue foregone in 2011-12 estimated at over $800 million.

2. Estimated revenue foregone over period 2005-06 to 2011-12.

The savings to Queenslanders from the abolition of these taxes will rise from $210 million in 2005-06 to over $800 million per year by 2011-12. The cost to revenue from the abolition of these taxes will be $3.5 billion over the next seven years.

Budget Strategy and Outlook 2005-06

Payroll tax

Payroll tax collections are estimated to increase by 7% in 2005-06, reflecting growth in employment and wages.

The payroll tax rate has been reduced in recent years from 5% to its current level of 4.75%, making Queensland’s payroll tax rate overall the lowest of any state. Further, an employer paying annual taxable wages of less than $850,000 is not liable for payroll tax – one of the highest thresholds of any state.

Duties

Duties are levied on a range of financial and property transactions. Overall, total revenue from duties is forecast to decrease by 6.3% in 2005-06. This is largely driven by the abolition of lease and credit business duty from 1 January 2005 and declining revenues from transfer and mortgage duty due to a continued moderation in housing and non-residential property transactions from the very high levels of activity in 2003-04. The transfer duty estimate assumes relatively stable property values but a decline in the volume of transactions.

Vehicle registration duties are expected to be stable in 2005-06 in line with projections for activity within the sector, while insurance duty revenue is expected to increase in line with projected growth in the economy.

Gambling taxes and levies

A range of gambling activities are subject to state taxes and levies. Total gambling tax and levy collections are estimated to increase by 9.9% in 2005-06. Gaming machine taxes and levies are estimated to increase by 13%, lotteries taxes by 4% and wagering taxes, casino taxes and levies, and keno tax by 5%.

Land tax

As a result of the land tax relief and simplification package, growth in land tax revenue will be limited to 1.4% in 2005-06.

Debits tax

This Budget confirms the Government’s previously announced abolition of debits tax from 1 July 2005, saving taxpayers approximately $190 million each year.

Debits tax is levied on debits to accounts with a cheque drawing facility.

Motor vehicle registration fees

Motor vehicle registration is influenced primarily by the growth of the vehicle fleet and fee adjustments related to the consumer price index (CPI).

Fire levy

Fire levy revenue, which is used to fund the Queensland Fire and Rescue Authority, is expected to increase in line with the growth of contributors and CPI.

Budget Strategy and Outlook 2005-06

Community Ambulance Cover

The Community Ambulance Cover was introduced in 2003-04 to replace the ambulance subscription scheme and to provide a sustainable funding base for the Queensland Ambulance Service. It is collected through a payment on non-exempt electricity accounts.

Growth in 2005-06 reflects CPI adjustment and growth of non-exempt electricity accounts.

Guarantee fees

Guarantee fees are revenues collected by Queensland Treasury Corporation (QTC) on behalf of the State and comprise performance dividends, competitive neutrality fees and credit margin fees. These fees promote competitive neutrality between public sector agencies and those in the private sector, and ensure that the benefits accruing from the financial backing and superior borrowing performance of the State (through QTC) are shared between the borrower and the State.

Other taxes

Revenue from other taxes includes the Statutory Insurance Scheme Levy, the Nominal Defendant Levy and other sundry taxes.

Tax expenditures

Taxation expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver Government policy objectives. Taxation expenditures are provided through a range of concessions, including tax exemptions, reduced tax rates, tax rebates, tax deductions and provisions which defer payment of a tax liability to a future period. Appendix A provides details of tax expenditure arrangements set in place by the Queensland Government.

QUEENSLAND’S COMPETITIVE TAX STATUS

Taxation can impact on business decisions regarding investment and employment. Maintaining the competitiveness of Queensland’s tax system provides a competitive advantage to business and moderates the tax burden for its citizens, and is fundamental to the Government’s commitment to job creation and economic development.

Recent increases in taxation collections have been driven by the strength in the underlying economic conditions rather than a policy of revenue raising. Recent tax changes have sought to improve the efficiency and equity of the State tax system, strengthen the funding base of essential services, and reduce or eliminate State taxes to the benefit of taxpayers. In pursuit of these objectives over recent years, the Government has:

•	rationalised the payroll tax system by reducing the rate from 5% to 4.75%, offset by broadening of the tax base

•	abolished duty on quoted marketable securities

•	raised the land tax threshold, statutory deduction and minimum payment

•	introduced the Community Ambulance Cover to replace the voluntary ambulance subscription scheme, securing the funding base for the Queensland Ambulance Service

Budget Strategy and Outlook 2005-06

•	extended the transfer duty concession for purchases of first homes from $80,000 (with a concession phasing out at $160,000) to $250,000 (with a concession phasing out at $500,000)

•	extended the mortgage duty exemption threshold for first home buyers from $100,000 to $250,000

•	extended the transfer duty home concession from $250,000 to $300,000

•	reduced the base insurance duty rate from 8.5% to 7.5%

•	abolished credit card duty

•	committed to the abolition of debits tax, from 1 July 2005.

Consistent with this commitment to ongoing tax reform, the Government has announced in this Budget:

•	a land tax relief and simplification package

•	the progressive abolition of a number of duties.

The Charter of Social and Fiscal Responsibility commits the Government to maintaining competitive tax levels in relation to other states. Table 5.7 demonstrates that this commitment continues to be met, with various measures of tax competitiveness all indicating that the Queensland state tax system remains amongst the most competitive in Australia.

Table 5.7
Queensland’s Tax Competitiveness

	QLD	NSW	VIC	WA	SA	TAS[4]	ACT	NT4	Avg[5]

Taxation per capita[1] ($)	1,708	2,384	2,038	1,965	1,852	1,373	2,382	1,471	2,135

Taxation effort[2] (%)	86.9	99.4	105.4	103.7	118.2	95.8	108.6	90.6	n.a.

Taxation % of GSP[3] (%)	4.7	5.3	4.9	4.6	5.2	4.4	4.6	2.8	5.0

Notes:

1.	2005-06 data. Sources: State Budget Papers.

2.	2003-04 data. Source: Commonwealth Grants Commission: 2005 Update.
Revenue raising effort ratios, assessed by the Commonwealth Grants Commission, isolate policy impacts from revenue capacity impacts and therefore are a good indicator of the extent to which the Government burdens its revenue base. Queensland’s tax revenue raising effort is well below the Australian policy standard (equal to 100%).

3.	2003-04 data. Sources: ABS 5506.0 and ABS 5220.0.

4.	Low taxation per capita reflects the lower revenue raising capacity of those jurisdictions.

5.	Weighted average of states, excluding Queensland.

Budget Strategy and Outlook 2005-06

GRANTS AND SUBSIDIES

Current grants and subsidies comprise revenues from the Australian Government, grants from the community and industry, and other miscellaneous grants.

The moderate growth of 2.7% in 2005-06 largely reflects the expected growth in Australian Government grants.

Table 5.8
Grants and Subsidies1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Current grants and subsidies
Australian Government grants	10,448	11,839	12,228
Other grants and contributions	544	530	454
Total current grants and subsidies	10,992	12,369	12,682

Capital grants and subsidies
Australian Government grants	514	491	528
Other grants and contributions	40	0	0
Total capital grants and subsidies	553	492	528

Total grants and subsidies	11,545	12,861	13,210

Note:

1.	Numbers may not add due to rounding.

Australian Government payments

Australian Government payments to Queensland in 2005-06 are expected to total $12.8 billion, an increase of $425 million or 3.5% over payments in 2004-05. Australian Government payments to Queensland in 2005-06 will comprise:

•	general purpose payments, including GST revenue grants and National Competition Policy (NCP) payments. General purpose payments are “untied” and are used for both recurrent and capital purposes

•	specific purpose payments (SPPs), including grants for health, education and transport, which are used to meet Australian Government and shared policy objectives.

Differences between SPPs in this chapter and Australian Government Budget estimates can arise and generally reflect the outcome of agency-to-agency discussions or the absence of state level information. Chapter 8 provides more detailed background on Commonwealth-state financial arrangements.

Budget Strategy and Outlook 2005-06

Table 5.9
Australian Government Payments1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

General Purpose Payments
GST Revenue Grants	6,515	7,374	7,721
National Competition Policy Payments	88	143	156
Other Payments	—	84	26
Total General Purpose Payments	6,603	7,601	7,903

Specific Purpose Payments[2]
Health	1,765	1,912	2,013
Education	1,297	1,438	1,497
Local Government, Planning, Sport and Recreation	291	299	313
Employment and Training	198	200	203
Housing	182	186	185
Treasury	69	83	97
Disability Services Queensland	106	109	117
Main Roads	268	257	273
Other	184	245	154
Total Specific Purpose Payments	4,359	4,729	4,852

Total Australian Government Payments	10,962	12,330	12,756

Notes:

1.	Numbers may not add due to rounding.

2.	Specific Purpose Payments are shown below by relevant Queensland Government department.

General Purpose Payments

GST Revenue Grants

The GST revenue grant to Queensland in 2005-06 is expected to be $7.721 billion which represents an increase of $347 million on 2004-05.

GST revenue projections are based on consumption estimates, which incorporate assumed growth in the outyears. The distribution of these revenues is based on the recommendations of the Commonwealth Grants Commission in accordance with the application of horizontal fiscal equalisation principles. The moderate increase in GST revenue grants primarily reflects underlying growth of the tax base.

National Competition Policy Payments

The distribution of National Competition Policy (NCP) payments is population based, with payments dependent on the states making satisfactory progress with the implementation of the specified reforms. NCP payments to Queensland are expected to be $156 million in 2005-06.

Budget Strategy and Outlook 2005-06

Other Payments

The Australian Government provides compensation to the states for the deferred GST revenue resulting from its decision to allow businesses who are below the GST registration threshold and voluntarily registered for GST to report and pay GST annually instead of quarterly.

Queensland also expects to receive $38.8 million as a residual adjustment amount in 2004-05. Residual adjustment amounts are provided to offset any unintended consequences of the transitional arrangements applied when states no longer require budget balancing assistance.

Specific Purpose Payments

SPPs for Queensland in 2005-06 are estimated at $4.9 billion, an increase of 2.6% from 2004-05. Table 5.9 provides the distribution of SPPs by Queensland Government department.

Health

Queensland receives funding for public hospitals and other health services from the Australian Government under the Australian Health Care Agreement (AHCA). The AHCA provides the majority of Queensland Health’s revenue from the Australian Government, and is adjusted annually for population growth, increases in cost and utilisation of hospitals. The 2003-2008 AHCA commenced on 1 July 2003. Under the current Agreement, Queensland will receive $1.6 billion in 2005-06 in Health Care Grants.

Queensland Health will also receive additional tied funding of $344 million in 2005-06 for a range of programs including Home and Community Care, Highly Specialised Drugs, Essential Vaccines and National Public Health. Queensland will also receive $56 million for nursing home benefits.

Education

SPPs to the Department of Education comprise recurrent and capital grants for distribution to State and non-State schools and other organisations. A 4.1% increase in Australian Government grants in 2005-06 reflects cost indexation, enrolment growth, commencement of new programs and funding for capital projects.

Local Government, Planning, Sport and Recreation

Australian Government recurrent SPPs to the Department of Local Government, Planning, Sport and Recreation are grants to Queensland Local Government Authorities (formerly grants to Local Authorities Trust Fund). The 4.7% increase in 2005-06 reflects an increase in Financial Assistance Grants for local government following the 2005-06 Australian Government Budget.

Employment and Training

Pending the finalisation of the new Commonwealth-State Training Agreement, in 2005-06 the Department of Employment and Training expects to receive $203 million in SPP funding from the Australian Government for a range of vocational education and training programs.

States and territories are currently negotiating with the Commonwealth in relation to the conditions of the proposed new Commonwealth-State Training Agreement to apply from 1 July 2005 to December 2008.

Budget Strategy and Outlook 2005-06

These negotiations include discussion about the Commonwealth’s proposals for new arrangements for the National Training System.

Housing

In 2005-06, the Department of Housing will receive $185 million in SPPs under the current Commonwealth-State Housing Agreement covering the period 2003-08. The Budget estimate for 2005-06 represents a reduction against estimated payments in 2004-05 due to lower Aboriginal Rental Housing Program funding and continued imposition of the 1% per annum productivity dividend offset by the impact of indexation.

This funding will be used for the continued development of a core social housing sector to assist people unable to access alternative suitable housing options through the delivery of affordable, appropriate, flexible and diverse housing assistance responses that provide people with choice and are tailored to their needs, local conditions and opportunities.

Treasury

Treasury receives payments from the Australian Government for joint Commonwealth-State natural disaster relief measures, concessions for Pensioner Concession Card Holders and to compensate the State for foregone revenue on the establishment of the Australian Securities Commission. The increase in 2005-06 is largely due to a higher debt redemption payment paid under the Commonwealth Financial Agreements Act 1994.

Disability Services Queensland

The Commonwealth-State Disability Agreement for the period 2002-07 was signed by the Queensland Government in June 2003. Australian Government funding for Disability Services Queensland is estimated to increase by 7.3% in 2005-06.

Main Roads

Funding is received from the Australian Government for infrastructure and maintenance works on the National Network and for Black Spot Road Safety projects. The 2005-06 allocation reflects road works programmed under the Australian Government’s AusLink program.

Other

Other SPPs are expected to decline in 2005-06, with a number of agencies expected to receive reduced payments from the Australian Government.

Other grants and contributions

Grants and contributions are funds received from other state and local government agencies, other bodies and individuals where there is no direct benefit to the provider. Contributions exclude Australian Government grants and user charges. The main sources of contributions are:

•	those received from private enterprise and community groups to fund research projects and community services, including the contributions of Parents and Citizens Associations to State schools

•	contributed assets and goods and services received for a nominal amount

Budget Strategy and Outlook 2005-06

•	revenues received from statutory authorities outside the General Government sector, where that revenue is used to meet Government policy objectives – for example, community service obligation payments.

Table 5.10
Other Grants and Contributions

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Other grants and contributions	584	530	454

Revenues will vary from year to year based on the number and size of research projects, assets transferred between the Government and the private sector, and contributed assets and services.

SALES OF GOODS AND SERVICES

Sales of goods and services revenue comprises cost recoveries from the provision of goods or services. Revenue from this source is expected to increase by 2.7% in 2005-06.

Table 5.11
Sales of Goods and Services1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Fee for service activities	913	968	991
TransLink	—	187	202
Rent revenue	252	264	277
Sale of land inventory	77	48	71
Hospital fees	202	182	185
Transport and traffic fees	168	168	168
Other sales of goods and services	494	522	508
Total sales of goods and services	2,105	2,339	2,401

Note:

1.	Numbers may not add due to rounding.

Fee for service activities

Major items of fee for service activities across the General Government sector include:

•	recoverable works carried out by both the Department of Main Roads and the commercialised arm of the department

•	fees charged by Technical and Further Education (TAFE) colleges

•	fees charged by CITEC for information and telecommunications services to the private sector.

Budget Strategy and Outlook 2005-06

TransLink

Revenues arise from the arrangements associated with TransLink integrated ticketing and public transport arrangements, which commenced in July 2004. Instead of subsidising public transport operators for the gap between operating costs and revenues, the TransLink entity collects revenues from the operation of public transport services in South East Queensland to fund public transport services in the region. These revenues are estimated at $202 million in 2005-06.

Rent revenue

Rent revenue is earned on the rent or lease of Government buildings, housing, plant and equipment, motor vehicles and car parks. Major items under this category include public housing rentals and rents charged for Government buildings.

Sale of land inventory

Sale of land inventory comprises land sales undertaken by agencies, where the buying and selling of land is a core business activity of the agency, such as the Department of State Development’s Property Services Group. As such, it is distinct from property disposals undertaken by most Government agencies.

Hospital fees

Hospital fees are collected by public hospitals for a range of hospital services. Fees include those received from private patients and other third party payers, as well as payments received from the Australian Government Department of Veterans’ Affairs for the treatment of veterans.

Transport and traffic fees

This category comprises State transport fees, the Traffic Improvement Fee, drivers’ licence fees and various marine licence and registration fees.

Other sales of goods and services

Revenues from other sales of goods and services are estimated to decrease in 2005-06.

The Government provides concessions in the form of discounts, rebates and subsidies to improve access to and the affordability of a range of services for individuals or families based on eligibility criteria relating to factors such as age, income and special needs or disadvantage.

Appendix B provides details of the concession arrangements set in place by the Queensland Government.

Budget Strategy and Outlook 2005-06

INTEREST INCOME

Interest income primarily comprises interest earned on the Treasurer’s Cash Balances and investments held to finance future employee entitlements, for example superannuation and long service leave.

Table 5.12
Interest Income

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Interest income	2,723	2,227	1,421

Queensland Treasury Corporation manages the State’s short term investments, such as the Treasurer’s Cash Balances, while Queensland Investment Corporation manages the State’s long-term investments, primarily employee entitlement provisions. The State’s investment portfolio includes a diversified holding of equities, property and fixed interest.

The strong performance of domestic and international equity markets positively impacted interest income in 2004-05, with an estimated return of 14%. This estimate is based on actual year to date investment returns at the time of the finalisation of the Budget.

Interest income in 2005-06 is based on the assumed long term average earnings rate of 7.5% on investments. Chart 5.3 shows investment return rates achieved over time.

Chart 5.3
Investment Returns
1989-90 to 2004-051 (% per annum)

Note:

1.	2004-05 is an estimate. Line represents actuarial assumed long term average.

Source: 1989-90 to 2003-04: Queensland Investment Corporation

Budget Strategy and Outlook 2005-06

OTHER REVENUE

Other revenue comprises dividends, tax equivalent payments, royalties, fines and forfeitures, and other sundry revenues. Other revenue is expected to increase in 2005-06, largely due to an expected increase in revenue from royalties.

Table 5.13
Other Revenue1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Dividends	691	635	628
Tax equivalents	457	405	373
Royalties and land rents	674	948	1,396
Fines and forfeitures	179	186	187
Revenue nec	163	225	144
Total Other Revenue	2,165	2,399	2,729

Note:

1.	Numbers may not add due to rounding.

Dividends

Dividends are received from the State’s equity in Public Non-financial Corporations and Public Financial Corporations. These include, for example, the Queensland electricity supply industry, Queensland Investment Corporation, port authorities, Queensland Rail and Golden Casket.

Table 5.14
Dividends1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Energy sector	473	381	410
Transport sector (rail and ports)	174	218	186
Other[2]	44	36	32
Total Dividends	691	635	628

Notes:

1.	Numbers may not add due to rounding.

2.	Includes dividends from Forestry, Golden Casket Corporation, Queensland Investment Corporation and SunWater.

Dividends are expected to decline by 1.1% in 2005-06. This is primarily due to lower net profits in 2004-05 by some transport sector Government-owned corporations, resulting in lower dividends to Government in 2005-06.

Dividend revenue from public enterprises is a function of both net operating profits and dividend payout ratios.

Budget Strategy and Outlook 2005-06

The dividend pay-out ratio set by the Government for its public enterprises does not impact on the capacity and requirement of these entities to carry out necessary maintenance and repairs and asset replacement (via provision for depreciation). Dividends are paid after providing for such costs. The dividend payout ratio for 2004-05, and the assumption on which the 2005-06 Budget and forward estimates are based, is 80% of net operating profit after tax. Shareholding Ministers also consider the circumstances of individual Government-owned corporations and the advice of their boards before arriving at a final determination.

In total, dividends account for 2.4% of total General Government revenue in 2005-06.

Tax equivalent payments

Tax equivalent payments comprise payments by Government-owned corporations in lieu of state and Australian Government taxes and levies from which they are exempt. These payments arise from an agreement reached between the Australian Government and state governments in 1994 to establish a process for achieving tax uniformity and competitive neutrality between public sector and private sector trading activities.

Tax equivalent payments are expected to decline by 7.9% in 2005-06. This is primarily due to lower net profits in 2004-05 by some transport sector Government-owned corporations, resulting in lower tax equivalent payments to Government in 2005-06.

Table 5.15
Tax Equivalent Payments1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget
	$ million	$ million	$ million

Energy sector	231	220	225
Transport sector (rail and ports)	117	116	88
Other	108	69	60
Total Tax Equivalent Payments	457	405	373

Notes:

1.	Numbers may not add due to rounding.

Royalties and land rents

The State earns royalties from the extraction of coal, base and precious metals, bauxite, petroleum, mineral sands and other minerals, and land rents from pastoral holdings, mining and other leases. Royalties return some of the proceeds for the extraction of non-renewable resources to the community.

Estimates of mining royalties are based predominantly on forecasts of production compiled by the Department of Natural Resources and Mines, using information provided by mining companies. Price estimates are consistent with those recently published by the Australian Bureau of Agricultural and Resource Economics (ABARE).

Royalties and land rents are expected to increase by 47.3% in 2005-06 largely due to anticipated strong growth in coal exports and prices arising from high levels of overseas demand. Consistent with the ABARE forecasts and the Commonwealth Budget, outyear projections incorporate a moderation in royalty revenues in line with projections of world demand and supply of coal.

Budget Strategy and Outlook 2005-06

Fines and forfeitures

The major fines included in this category are traffic and court fines. There is an expected increase of 0.5% in collections of fines and forfeitures in 2005-06.

Revenue nec

Revenue nec includes other revenues not elsewhere classified. The decrease in 2005-06 reflects a number of one-off receipts across agencies in 2004-05.

Budget Strategy and Outlook 2005-06

6. EXPENSES

KEY POINTS

•	Total General Government sector expenses is expected to increase by $1.624 billion (or 6.8%) over the estimated actual for 2004-05, to $25.67 billion in 2005-06.

•	Growth in expenses includes a range of service developments and initiatives with a particular focus on the areas of child protection services, disability services, homelessness, education, health, and law and order.

•	Current and capital transfers are forecast to increase by 7.9% in 2005-06 reflecting cost increases, service enhancements and growth in community service obligation payments to electricity retailers to maintain uniform tariffs for franchise customers.

•	The major areas of expenditure are education and health which together constitute some 47% of General Government sector expenses.

INTRODUCTION

This chapter provides an overview of General Government sector expenses for the estimated actual outcome for 2004-05, forecasts for the 2005-06 Budget year, and projections for 2006-07 to 2008-09.

The forward estimates are based on the economic projections outlined in Chapter 2 and are formulated on a no policy change basis.

The Ministerial Portfolio Statements provide details on total expenditure for departments.

Table 6.1
General Government Sector Expenses1

	2004-05	2004-05	2005-06	2006-07	2007-08	2008-09
	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Expenses
Gross operating expenses
Employee expenses	10,666	10,892	11,719	12,347	13,085	13,730
Other operating expenses	4,406	4,788	5,161	5,361	5,566	5,792
Depreciation	1,585	1,544	1,617	1,705	1,779	1,843
Current transfers	5,006	5,049	5,494	5,946	6,137	6,214
Capital transfers	741	825	844	877	830	757
Superannuation interest expense	757	747	604	636	665	693
Other interest	202	200	232	317	433	544
Total Expenses	23,363	24,046	25,670	27,188	28,494	29,573

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

General Government expenses in 2004-05 are estimated to be $24.046 billion broadly consistent with the Mid Year Review revised estimate of $23.868 billion. The increase in expenses over the Budget estimate of $23.363 billion is primarily due to:

•	additional expenditure to match increases in specific purpose payments and other own source revenues

•	actuarial revisions to superannuation, long service leave and insurance expense estimates

•	the extinguishment of a loan made to Australian Magnesium Corporation (AMC) Limited to provide payments to distribution entitled shareholders

•	the final timing of expenses between 2003-04 and 2004-05.

The General Government operating statement provides for aggregate expenses of $25.67 billion in 2005-06, representing an increase of $1.624 billion (or 6.8%) over the 2004-05 estimated actual. Factors influencing the growth in expenses include the implementation of service enhancements and initiatives outlined in Chapter 4 and other cost increases such as wage increases under enterprise bargaining agreements.

EXPENSES BY CATEGORY

This section provides a breakdown of General Government expenses in 2005-06 by category and discusses the significant variances between 2004-05 estimated actual and 2005-06 Budget by expense category.

Chart 6.1 indicates that the single largest expense category in the General Government sector is employee expenses – reflecting the direct service provision nature of State Government activities, followed by current transfers that include community service obligation payments to Government-owned corporations (GOCs) and the fuel subsidy scheme.

Budget Strategy and Outlook 2005-06

Chart 6.1
Expenses by Operating Statement Category for 2005-06

Note:

1.	Includes superannuation interest expense.

Chart 6.2 compares the 2004-05 estimated actual expenses for each operating statement category with the 2005-06 Budget.

Chart 6.2
Expenses by Operating Statement Category
for 2004-05 and 2005-06

Note:

1.	Includes superannuation interest expense.

Budget Strategy and Outlook 2005-06

DETAILS OF EXPENSES

Employee expenses

Employee expenses include salaries and wages, annual leave, long service leave and superannuation expense. Superannuation expense represents the current service cost or the increase in the present value of the State’s defined benefit obligation resulting from employee service in the current period.

Employee expenses are forecast to increase by $827 million or 7.6% to $11.719 billion in 2005-06. The increase reflects a combination of wage increases related to established enterprise bargaining agreements, provision for future agreements and significant additional staffing associated with service growth and other service enhancements.

The additional staffing provided in the 2005-06 Budget is predominantly in key service delivery areas, including 286 additional teachers to meet enrolment growth, 228 additional police, 352 extra nurses and 151 additional frontline and support staff for the Department of Child Safety.

Superannuation current service costs have also increased from 2005-06 with the adoption of the Australian Equivalents to International Financial Reporting Standards (AEIFRS) AASB119 Employee Benefits offsetting a reduction in superannuation interest expense.

Other operating expenses

Other operating expenses comprise the non-labour costs of providing goods and services, repairs and maintenance, consultancies, contractors, electricity, communications and marketing.

Other operating expenses are expected to increase in 2005-06 reflecting projected increases in these input costs and also growth in service provision, particularly in the key areas of health and police services.

As part of the 2005-06 Budget, an amount of $50 million per annum has been provided for a whole-of-Government Asset Maintenance Initiative to address urgent maintenance priorities and increase the maintenance effort of agencies on an ongoing basis.

Depreciation

Depreciation expense is an estimate of the progressive consumption of the State’s assets through normal usage, wear and tear and obsolescence. Growth in this expense category primarily reflects asset revaluations and additions to the asset base.

Queensland’s depreciation expense as a percentage of fixed assets is generally higher than that of other states, reflecting a more conservative provision for asset replacement. Although this results in lower operating surpluses, over time it will lead to a younger asset base. It is also more sustainable by making available larger amounts of funding from recurrent sources to finance capital expenditure.

Budget Strategy and Outlook 2005-06

Current and Capital Transfers

Current transfers include grants and subsidies to the community (such as to schools, hospitals, benevolent institutions, and local governments) and personal benefit payments.

Increases in community service obligation (CSO) payments to Government-owned corporations and grants to non-Government schools are factors contributing to an estimated increase of $464 million in 2005-06 (see Table 6.2). Higher CSO payments are a result of new shareholders’ agreements to support services undertaken by QR and higher costs associated with the provision of uniform tariffs for franchise customers through Queensland’s two electricity distributors, Energex and Ergon.

Current transfers to non-government recipients represent grants to non-government organisations and householders. Funding includes support to non-government health care providers, organisations servicing the community in partnership with government in the family support, disability, youth and childcare sectors and subsidies such as the school transport assistance scheme.

Capital transfers represent grants by the Government for capital purposes to local governments, non-profit institutions and other non-Government entities, such as households and businesses. The increase in capital grants to local governments includes grants to support the implementation of the South East Queensland Infrastructure Plan and Program 2005-2026 (SEQIPP). Movements from year to year in capital transfers are also influenced by the timing of capital projects and the progressive completion of approved projects.

Table 6.2 indicates the composition of transfer payments by recipient.

Table 6.2
Current and Capital Transfers1

	2004-05	2005-06
	Est. Act.	Budget
	$ million	$ million

Current

Fuel Subsidy	511	532
Grants to local government	372	435
Grants to non-government schools	1,172	1,239
Grants to non-profit organisations	804	876
Grants to other non-government recipients	1,119	1,069
Payments to GOCs	1,070	1,343
Total Current Transfers	5,049	5,494

Capital

First Home Owners’ Grant scheme	160	170
Grants to local government	305	339
Grants to non-profit organisations	96	106
Grants to other non-government recipients	264	229
Total Capital Transfers	825	844

Total Current and Capital Transfers	5,874	6,338

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Interest

The superannuation interest expense represents the imputed interest on the Government’s accruing defined benefit superannuation liability. Superannuation interest expense is estimated to decline in 2005-06 with the adoption of AEIFRS AASB 119 Employee Benefits. In determining the State’s defined benefit superannuation liabilities AASB 119 requires the discounting of future benefit obligations using yield rates on government bonds net of investment tax, estimated at 5.6%. Previously, the interest rate used to calculate the superannuation interest expense was matched to the expected long term investment return of 7.5%. The lower annual superannuation interest expense is partly offset by higher superannuation current service costs arising from the adoption of AEIFRS and included in employee expenses.

The other interest expense includes interest paid by agencies on borrowings to acquire capital assets and infrastructure such as roads and government buildings. The growth in this expense over the forward estimates reflects growth in borrowings for capital asset acquisitions including new infrastructure investment as part of the SEQIPP.

OPERATING EXPENSES BY PURPOSE

Chart 6.3 indicates the proportion of expenditure by major purpose classification for the 2005-06 Budget. Education accounts for the largest share of expenses (25%), followed by Health (22%).

Chart 6.3
General Government Expenses by Purpose 2005-06

Budget Strategy and Outlook 2005-06

Chart 6.4
General Government Expenses By Purpose
for 2004 - 05 and 2005 - 06

The Government’s Charter of Social and Fiscal Responsibility sets out the Government’s priorities for delivering high quality services and to improve the quality of life for Queenslanders. The Government has consistently had a clear focus on improving key service areas such as education, health, public order and safety and community services. An indication of the Queensland Government’s focus in these areas since 1998-99 can be seen in the following chart.

Chart 6.5
General Government Expenses by Purpose
Growth from 1998-99 to 2005-06

Source: Queensland Treasury’s data supplied to ABS.

Budget Strategy and Outlook 2005-06

Education

The Education function includes primary and secondary education, tertiary education (including technical and further education) and the transportation of school students. The 2005-06 Budget for this functional area is $6.3 billion representing an increase of 55% ($2.263 billion) between 1998-99 and 2005-06.

The consistently strong annual growth in education and training expenditure has ensured that in addition to services having kept pace with cost increases, services have also been enhanced and expanded. The implementation of education and training reforms and initiatives over this period have included a large increase in the number of school-based apprenticeships and traineeships, enhanced services in special education, significant investments in literacy and numeracy initiatives and computers in schools.

The Government continues to further its education and training strategy in the 2005-06 Budget with additional funding for two new Queensland Smart Academies for senior students, the phase-in of the preparatory year for an additional 25 state and non-state schools in 2006 as part of the Education and Training Reforms of the Future strategy and continuing support for the vocational education and training SmartVET initiative.

Health

The Health Function includes expenses relating to acute care institutions, mental health institutions, nursing homes for the aged and community health services including patient transport. By 2005-06, expenses on providing Health services are estimated to have increased by 60% ($2.1 billion) since 1998-99 reflecting a range of service developments including growth in service capacity (including elective surgery initiatives), implementation of new medical technology, expansion of Home and Community Care Services and the operational costs of new facilities.

The Government is committed to improving the standard and accessibility of hospital and health services. The focus in 2005-06 is on prevention and early detection of cancer and other chronic diseases and the accessibility of health services including cardiac and mental health services. Additional funding is also provided for Indigenous health services and the implementation of Queensland’s response to the National Strategic Framework for Aboriginal and Torres Strait Islander Health.

Public Order and Safety Function

The Public Order and Safety Function includes police and fire protection services, law courts and legal services and prisons and corrective services. Expenditure on the Public Order and Safety Function are estimated to total $2.4 billion in 2005-06, an increase of 56% since 1998-99.

The strong growth in public order and safety function is the result of the Government’s commitment to maintain police numbers above the national average police to population ratio. By September 2006, Police Service’s sworn strength will be increased to 9,378 through the creation of an additional 228 new police positions and an additional 50 Juvenile Aid Bureau officers to complement the 50 Juvenile Aid Bureau officers engaged in 2004-05. Growth in police numbers are to be complemented by a civilianisation program that will return 500 police to operational duties over a three year period, beginning in 2005-06.

Budget Strategy and Outlook 2005-06

Social Welfare, Housing and other Community Services

Services provided under the category of Social Welfare, Housing and other Community Services include family and disability services, child protection, housing and community amenities including Aboriginal and Torres Strait Islander communities, environmental services, arts and cultural outlays. The 2005-06 Budget provides for total expenditure of over $3 billion representing an estimated increase of $1.4 billion or 89% between 1998-99 and 2005-06.

Growth in expenses in this category reflects a range of initiatives over this period spanning a number of functional areas. Particular areas experiencing major service enhancements have been disability services, child protection and family support services.

Details of 2005-06 initiatives and service developments are provided in Chapter 4.

DEPARTMENTAL EXPENSES

Data presented in Tables 6.3 and 6.4 provides a summary drawn from financial statements contained in the Ministerial Portfolio Statements (MPS) reports. Further information on the composition of expenses, outputs delivered and factors influencing the movement in expenses can be obtained from individual Ministerial Portfolio Statements.

Abolition of the Equity Return

In 1999-2000, as part of the Managing for Outcomes reforms, an equity return was introduced to provide an incentive to agencies to manage their asset holdings more efficiently. The equity return was levied on departments’ net assets at a rate of 6%.

The intent of the equity return was to act as an incentive for agencies to review their asset holdings. Agencies would then either return surplus equity from underutilised assets to the Consolidated Fund in return for additional recurrent funding, or redirect the proceeds internally towards higher value service delivery uses.

From 2002-03, the equity return became budget neutral, with the funding provided to departments fully aligned to the amount they were required to pay.

During 2004-05, a decision was taken to remove the equity return altogether. This decision reflects the difficulties in applying the concept in the public sector context. Most other jurisdictions over recent years have adopted similar positions in relation to the application of asset charges.

Budget Strategy and Outlook 2005-06

Table 6.3
Departmental Controlled Expense

	2004-05	2005-06
	Est. Actual	Estimate
	$’000	$’000

Aboriginal and Torres Strait Islander Policy	63,107	64,183
Child Safety	296,751	394,777
Communities	296,784	358,744
Corrective Services	390,741	405,694
Disability Services Queensland	451,008	520,439
Education and the Arts	4,130,900	4,349,347
Electoral Commission of Queensland	8,955	8,769
Emergency Services	629,844	667,464
Employment and Training	885,569	911,722
Energy	12,004	15,137
Environmental Protection Agency	267,544	271,949
Health	5,013,606	5,354,461
Housing	526,986	613,128
Industrial Relations	87,557	96,217
Justice and Attorney-General	221,834	241,681
Legislative Assembly	58,623	60,573
Local Government, Planning, Sport and Recreation	450,402	507,471
Main Roads	1,204,638	1,229,300
Natural Resources and Mines	484,713	575,757
Office of the Governor	3,726	3,682
Office of the Information Commissioner (Statutory Body from 1 July 2005)	593	—
Office of the Ombudsman	5,646	5,017
Office of the Public Service Commissioner	5,051	4,760
Police	1,055,954	1,178,254
Premier and Cabinet	116,054	115,724
Primary Industries and Fisheries	336,801	313,445
Public Works	341,444	333,219
Queensland Audit Office	25,079	25,732
State Development and Innovation	170,068	285,538
The Public Trustee of Queensland	47,603	52,941
Tourism, Fair Trading and Wine Industry Development	53,568	54,288
Transport	1,686,153	1,811,920
Treasury	175,804	180,644
Total Expenses [1]	19,505,110	21,011,977

Note:

1.	Total expenses by department does not equate to total general government expenses in Government Finance Statistics (GFS) terms reported elsewhere in the Budget Papers as GFS General Government expenses include a wider range of entities including State Government statutory authorities and also transactions between entities within the General Government sector (for example payroll tax payments) are excluded in the preparation of whole-of Government GFS financial statements.

Budget Strategy and Outlook 2005-06

Table 6.4
Departmental Administered Expense

	2004-05	2005-06
	Est. Actual	Estimate
	$’000	$’000

Communities	127,389	131,097
Education and the Arts	1,535,331	1,590,672
Employment and Training	1,885	1,414
Energy	206,492	358,134
Health	7	7
Justice and Attorney-General	126,033	116,070
Local Government, Planning, Sport and Recreation	329,478	322,216
Natural Resources and Mines	35,640	11,834
Police	2,510	376
Premier and Cabinet	107,771	109,904
Primary Industries and Fisheries	9,866	5,772
Public Works	15,373	18,023
State Development and Innovation	11,908	1,997
Tourism, Fair Trading and Wine Industry Development	45,611	44,929
Transport	1,050	100
Treasury	1,438,889	2,146,140
Total Expenses [1]	3,995,233	4,858,685

Note:

1.	Total expenses by department does not equate to total general government expenses in Government Finance Statistics (GFS) terms reported elsewhere in the Budget Papers as GFS General Government expenses include a wider range of entities including State Government statutory authorities and also transactions between entities within the General Government sector (for example payroll tax payments) are excluded in the preparation of whole-of Government GFS financial statements.

Budget Strategy and Outlook 2005-06

Table 6.5
Reconciliation of Departmental to GFS Expenses1

	2004-05	2005-06
	Est. Actual	Estimate
	$ million	$ million

Departmental expenditure per MPS — Controlled (Table 6.3)	19,505	21,012
— Administered (Table 6.4)	3,995	4,859

Non-GFS departmental expenses[2]	(62)	(497)

Other General Government entities (e.g. CBUs, SSPs, Statutory Bodies)	2,717	2,673

	26,156	28,047

Superannuation Interest expense	747	604

Eliminations and Other whole-of-Government adjustments
Elimination of payments to CBUs and SSPs	(1,898)	(1,959)
Payroll Tax elimination	(355)	(364)
Other eliminations and adjustments	(605)	(658)

Total General Government GFS Expenses	24,045	25,670

Note:

1.	Numbers may not add due to rounding.

2.	Certain expenses such as asset valuation changes are excluded from GFS reporting. In addition, this item removes the effect of cash payments for whole-of-Government schemes such as the State’s share of defined superannuation beneficiary payments reported in Treasury Administered’s expenses. Costs associated with these schemes are accrued annually. 2004-05 is lower than 2005-06 due to a $450 million prepayment of superannuation beneficiary payments made in 2003-04.

Budget Strategy and Outlook 2005-06

7. BALANCE SHEET AND CASH FLOWS

KEY POINTS

•	The Queensland Government’s already strong financial position is expected to strengthen further in 2005-06. State net worth is projected to rise by $339 million through the year to $85.344 billion, despite a $2 billion impact on net worth due to the adoption of Australian Equivalents to International Financial Reporting Standards (AEIFRS).

•	Net worth is also forecast to increase each year over the forward estimates period, meeting the Government’s commitment in its Charter of Social and Fiscal Responsibility to maintain and seek to increase total State net worth.

•	The General Government sector is well placed to meet all its present and future liabilities. Financial assets are projected to exceed liabilities by $17.712 billion in the General Government sector at 30 June 2006, consistent with another of the Government’s Charter principles.

•	The General Government sector is estimated to record a cash surplus of $98 million in 2005-06, after allowing for $3.319 billion in net asset purchases.

INTRODUCTION

The 2005-06 balance sheet shows the projected assets, liabilities and net worth of the General Government sector as at 30 June 2006. It is important for the Government to maintain a strong balance sheet to provide it with the stability, flexibility and capacity to deal with any emerging financial and economic pressures.

The assets and liabilities in the balance sheet are defined according to the Government Finance Statistics (GFS) standard of the Australian Bureau of Statistics.

Detailed balance sheet and cashflow information for the General Government sector and the rest of the public sector is contained in Chapter 9.

Budget Strategy and Outlook 2005-06

Table 7.1 provides a summary of the key balance sheet measures for the General Government sector.

Table 7.1
General Government Sector: Summary of Budgeted Balance Sheet1

	2003-04	2004-05	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual	Budget	Est. Act.	Budget	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million	$ million

Financial assets	37,010	36,817	42,612	44,209	47,190	50,109	53,359

Non-financial assets	61,981	58,479	64,558	67,632	71,012	74,040	76,622

Total Assets[2]	98,991	95,296	107,170	111,842	118,201	124,149	129,981

Borrowings and Advances	3,208	3,571	3,277	4,155	6,408	7,982	9,606

Superannuation liability	11,930	13,607	12,896	16,192	17,345	18,545	19,770

Other provisions and liabilities	6,130	5,654	5,993	6,151	6,266	6,478	6,748

Total Liabilities	21,268	22,832	22,165	26,497	30,019	33,004	36,124

Net Worth	77,723	72,464	85,005	85,344	88,182	91,145	93,857

Net Financial Assets[3]	15,742	13,985	20,447	17,712	17,171	17,105	17,235

Net Debt	(14,851)	(15,015)	(17,829)	(17,654)	(16,344)	(16,281)	(16,122)

Note:

1.	Numbers may not add due to rounding.

2.	For GFS purposes, the State’s assets are classed as either financial or non-financial assets.

3.	2003-04 Actuals were some $2.2 billion higher than forecast at the time of the 2004-05 Budget.

BALANCE SHEET

Financial assets

The General Government sector holds the full equity of the State’s public enterprises, principally its shareholding in Government-owned corporations, in much the same manner as the parent or holding company in a group of companies. The estimated net investment in public enterprises ($16.933 billion at 30 June 2006) is included in the General Government sector’s financial assets1.

In the year to 30 June 2006, financial assets are projected to increase by $1.597 billion, attributable principally to increased investment in superannuation assets. Growth of $5.602 billion in financial assets in 2004-05 reflects the impact of strong earnings on investments in that year. Investment earnings in 2005-06 and the outyears are based on long-term rate of return assumptions.

[1]	Some credit rating agencies and analysts set aside the equity investment in public enterprises in assessing net financial assets. Their view is that as these investments are held for policy purposes and are not readily realisable, they cannot, in practice, be used to offset liabilities.

Budget Strategy and Outlook 2005-06

Chart 7.1 shows General Government sector financial assets by category at 30 June 2006. Investments held to meet future liabilities for superannuation and long service leave comprise the major part of the State’s financial assets.

Chart 7.1
General Government Financial Assets by Category as at 30 June 2006

Non-financial assets

General Government non-financial assets are projected to total $67.632 billion at 30 June 2006. The majority of these non-financial assets are roads, schools, hospitals and other infrastructure used to provide services to Queenslanders. Other non-financial assets held by the State include intangibles (mainly computer software and licences), inventories and land.

As a result of the purchase and/or construction of replacement or new assets, asset revaluations, depreciation and disposals, physical assets in the year ending 30 June 2006 are expected to grow by $3.074 billion. Of this increase, $1.742 billion represents the net acquisition of non-financial assets as part of the Government’s capital program.

The Government has traditionally funded new infrastructure at levels well beyond that of the other states. General Government purchases of non-financial assets per capita have exceeded that of all other major states for well over a decade (see Chart 3.2).

Liabilities

The largest single accruing liability in the General Government sector is employee entitlements (principally superannuation and long service leave) which are projected to total $16.192 billion as at 30 June 2006. Other liabilities include borrowings and advances received.

Budget Strategy and Outlook 2005-06

Liabilities are budgeted to increase by $4.332 billion in 2005-06, largely on account of growth in the General Government superannuation liability. This liability has been impacted substantially by the introduction of AEIFRS with a $2 billion revaluation being recorded in addition to normal growth of the liability. This revaluation arises because AEIFRS requires a different discount rate to calculate the defined benefit superannuation liabilities. Previously the discount rate used to calculate the liability was the assumed long-term earnings rate for related financial assets. Under AEIFRS, the discount rate used is the long-term bond rate and the use of this rate significantly increases the liability.

The AEIFRS discount rate of 5.6% is well below the 7.5% assumed long-term investment return rate that has been used to date to calculate the superannuation liability. For the purpose of determining a funding strategy for superannuation, it is considered that the present value of the liability should be based on the long-term earnings rate likely to be achieved through the actual investment strategy. Given a strategic asset allocation for defined benefit assets includes a significant allocation to growth assets, it is expected that the long-term earnings rate will exceed the long-term bond rate. For funding purposes, the long-term earnings rate will continue to be used and accordingly, the adoption of AEIFRS for reporting purposes will not impact on the funding strategy for the scheme, including the level of employer contributions to the scheme.

State public sector superannuation liabilities include both defined benefit liabilities for current employees and the balance of former scheme members (retirement, resignation etc) who choose to retain their funds within QSuper.

The proportion of the State’s total superannuation liability relating to former scheme members is expected to increase over the forward estimates period as these investment balances grow and new public sector employees join the accumulation, as opposed to defined benefit, fund.

Over the Budget and forward estimates period, total General Government borrowings of $6.3 billion are planned. Of this amount, some $1.9 billion (including $270 million in 2005-06) is to fund equity injections to Queensland’s Government-owned corporations to support expansion of the State’s energy, rail and ports infrastructure, with the remainder required to fund infrastructure projects in the General Government sector.

Other non-equity liabilities include payables, unearned revenue and other liabilities excluding borrowings and provisions.

Budget Strategy and Outlook 2005-06

The composition of the General Government sector’s liabilities is illustrated in Chart 7.2.

Chart 7.2
General Government Liabilities by Category as at 30 June 2006

Net financial assets

The net financial assets (net financial worth) measure is an indicator of financial strength. Net financial assets are defined as financial assets less all existing and accruing liabilities. Financial assets include cash and deposits, advances, financial investments, loans, receivables and equity in public enterprises.

The net financial assets measure is broader than the alternative measure, net debt, which measures only cash, advances and investments on the assets side and borrowings and advances on the liabilities side. Because of its comprehensive nature, the net financial assets measure is more appropriate in an accrual accounting framework.

The net financial assets of the General Government sector for 2005-06 are forecast at $17.712 billion, indicating that the State is well able to meet all its current and recognised future obligations, without recourse to material adjustments in fiscal policy settings.

This position is consistent with the Government’s Charter principle that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.

Based on current projections, the General Government sector will continue to meet the commitment in the Government’s Charter to ensure that financial assets cover all accruing and expected future liabilities in all the years through to 30 June 2009. The level of net financial assets reduces slightly in future years due to increased borrowings to fund the purchase of infrastructure assets (which are not included in the calculation of net financial assets).

Budget Strategy and Outlook 2005-06

Queensland has consistently pursued sound long-term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.

Queensland’s level of liquidity is well in excess of that of other states as illustrated in Chart 7.3.

Chart 7.3
Ratio of Financial Assets to Liabilities (excluding Investments in Public Enterprises) as at 30 June 2006
General Government Sector

Source: State budget papers.

Net worth

The Charter of Social and Fiscal Responsibility specifically requires the Government to maintain and seek to increase total State net worth.

The net worth, or equity, of the State is the amount by which the State’s assets exceed its liabilities (which is equivalent to General Government net worth). This is the value of the investment held on behalf of the people of Queensland by public sector instrumentalities.

Changes in the State’s net worth occur for a number of reasons including:

•	operating surpluses (deficits) that increase (decrease) the Government’s equity

•	revaluation of assets and liabilities as required by accounting standards. Some financial liabilities are revalued on a regular basis. For example, the Government’s accruing liabilities for employee superannuation and long service leave are determined by actuarial assessments

Budget Strategy and Outlook 2005-06

•	movements in the net worth of the State’s investments in the Public Non-financial Corporations and Public Financial Corporations sectors

•	gains or losses on disposal of assets. Government agencies routinely buy and sell assets. Where the selling price of an asset is greater (less) than its value in an agency’s accounts, the resultant profit (loss) affects net worth

•	the effect of introduction of Australian Equivalents of International Financial Reporting Standards on net worth.

Net worth of the General Government sector in 2004-05 is expected to grow by $7.282 billion over the 2003-04 actual net worth. This growth reflects the impact of the Government’s substantial operating surplus in 2004-05, increases in assets as a result of revaluations of assets as part of the State’s asset revaluation cycle and increases in the value of the Public Non-Financial Corporations Sector.

Chart 7.4 illustrates the State’s strong net worth compared with the other states. Queensland’s per capita net worth is 40% greater than the average per capita net worth of the other states.

Chart 7.4
Interstate Comparison of Per Capita Net Worth as at 30 June 2006

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.

Source: State Budget Papers for QLD, VIC, NSW, SA, WA and TAS. Population data from Australian Government Budget Paper 3.

Budget Strategy and Outlook 2005-06

Net debt

Net debt is the difference between gross debt and financial assets (less equity in public enterprises and non-equity assets). The extent of accumulated net debt is currently the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and meeting these payments can limit Government flexibility to adjust outlays. Excessive net debt can call into question the ability of Government to service that debt. As seen in Table 7.2, the Queensland General Government sector has negative net debt – that is, a surplus of financial assets over financial liabilities, in comparison to other states, thus indicating the strength of Queensland’s financial position relative to the other states.

Queensland’s negative net debt of $4,406 per capita (net financial assets), compares to the average net debt of $96 per capita (net financial liabilities) in the other states.

Table 7.2
Net Debt Per Capita as at 30 June 2006

	QLD	NSW	VIC	WA	SA	TAS

Net debt per capita ($)	(4,406)	(225)	581	68	82	(27)

Source: Net debt from State Budget Papers. Population Data from Australian Government Budget Paper No.3.

CASH FLOWS

The cash flow statement provides information on the Government’s estimated cash flows from its operating, financing and investing activities.

The cash flow statement records estimated cash payments and cash receipts and hence differs from accrued revenue and expenditure recorded in the operating statement. In particular, the operating statement often records revenues and expenses that do not have an associated cash flow (for example, depreciation expense). The timing of recognition of accrued revenue or expense in the operating statement may differ from the actual cash disbursement or receipt (for example, tax equivalents). A detailed reconciliation between the cash flows from operations and the operating statement is provided later in this chapter.

The cash flow statement also records cash flows associated with investing and financing activities that are otherwise reflected in the balance sheet. For example, purchases of capital equipment are recorded in the cash flow statement and impact on the balance sheet through an increase in physical assets.

The cash flow statement provides the cash surplus (deficit) measure which is comprised of the net cash flow from operating activities plus the net cash flow from investment in non-financial assets (or physical capital). This measure is also used to derive the Loan Council Allocation nomination, provided in Chapter 9.

A cash surplus of $98 million is expected in 2005-06 for the General Government sector. The cash result is forecast to move into deficit in 2006-07. Modest surplus positions are forecast for 2007-08 and 2008-09.

Budget Strategy and Outlook 2005-06

Apart from the cash impact of smaller recurrent operating surpluses relative to 2004-05, the major factor contributing to lower cash results is the significant planned capital expansion. Total General Government capital purchases of $3.6 billion are budgeted for 2005-06.

Over the period 2005-06 to 2008-09, net additions (i.e. after deducting depreciation and asset sales) to the General Government capital stock of close to $6 billion are planned. This substantial investment in additional capital will impact on the GFS cash result.

Table 7.3 provides summary cash flow information for the General Government sector for 2004-05, 2005-06 and the outyears. Detailed cash flow tables are included in Chapter 9.

Table 7.3
General Government Sector: Summary of Budgeted Cash Flows1

	2004-05	2004-05	2005-06	2006-07	2007-08	2008-09
	Budget	Est. Actual	Projected	Projected	Projected	Projected
	$ million	$ million	$ million	$ million	$ million	$ million

Cash receipts from operating activities	24,646	27,270	27,148	28,053	29,615	30,355

Cash payments for operating activities	(21,150)	(21,688)	(23,731)	(25,211)	(26,272)	(27,242)

Net cash flow from operating activities	3,496	5,583	3,417	2,842	3,342	3,113

Net cash flows from investing activities	(4,031)	(5,457)	(4,846)	(5,399)	(4,703)	(4,602)

Net cash flows from financing activities	40	106	813	2,241	1,552	1,623

Net increase/(decrease) in cash held	(495)	231	(617)	(316)	191	133

Derivation of GFS cash surplus (deficit)
Net cash flow from operating activities	3,496	5,583	3,417	2,842	3,342	3,113

Less net cash flow from investments in non-financial assets	2,434	2,452	3,319	3,401	3,119	2,687

Less Finance leases and similar arrangements	3	3	—	—	—	—

Equals GFS cash surplus (deficit)	1,059	3,127	98	(559)	223	426

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Cash flows from operating activities

Table 7.4 provides a disaggregation of operating cash flows.

Table 7.4
General Government Sector: Cash Flows from Operating Activities

	2004-05	2004-05	2005-06
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

Receipts from operating activities

Taxes received	6,337	6,944	6,842
Grants and subsidies received	12,273	12,875	13,216
Sales of goods and services	2,384	2,601	2,669
Other receipts	3,652	4,850	4,420

Total receipts from operating activities	24,646	27,270	27,148

Payments for operating activities

Payments for goods and services	(14,691)	(15,086)	(16,631)
Grants and subsidies	(5,603)	(5,707)	(6,201)
Interest	(202)	(203)	(233)
Other payments	(654)	(692)	(666)

Total payments for operating activities	(21,150)	(21,688)	(23,731)

Net cash inflows from operating activities	3,496	5,583	3,417

Cash inflows from operating activities include receipts from taxes, grants from the Australian Government, fees and charges levied on the provision of goods and services, interest receipts from investments, and dividend and tax receipts from Public Financial and Non-financial Corporations.

Taxes received by the General Government sector are forecast at $6.842 billion in 2005-06, down marginally on the 2004-05 estimated actual of $6.944 billion.

Grants and subsidies receipts are expected to increase in 2005-06 by $341 million to $13.216 billion.

Other receipts include investment earnings, dividends and tax equivalents received from Government-owned corporations (GOCs) and royalties. Other receipts are expected to decrease in 2005-06 by $430 million to $4.42 billion. This largely reflects that the 2005-06 estimates are based on the return to the long-term average earnings rate of 7.5% on investments. The higher investment earnings in 2004-05 are the result of an estimated investment return of 14% on investments held to meet future employee liabilities such as superannuation. This decrease is partially offset by the expected increase in royalty receipts due to anticipated higher prices and demand from overseas markets.

Budget Strategy and Outlook 2005-06

Cash outflows represent payment for goods and services, wages and salaries, finance costs and grants and subsidies paid to households, businesses and other Government agencies. In 2005-06 the largest cash disbursement is employee expenses at $11.312 billion or 48% of total cash payments from operating activities.

In 2005-06, payments for goods and services, including wages and salaries, are expected to increase 10.2% to $16.631 billion. This increase reflects payments pertaining to employer superannuation (accumulation scheme) contributions and State share of superannuation beneficiary payments, increased employee entitlements in line with enterprise bargaining agreements, and growth related to new and enhanced services.

Cash payments for grants and subsidies are expected to increase by $494 million or 8.7% in 2005-06 to $6.201 billion. This item includes recurrent grants paid by the Australian Government through the State to non-State schools, grants paid to industry and grants to non-profit institutions. This item also includes community service obligation payments to the energy sector and QR, and capital grants which are largely paid to local government authorities to fund capital works.

Other payments mainly comprise personal benefit payments and other transfer payments. This item is estimated to decline by 3.8% in 2005-06 to $666 million. This is primarily attributable to lower HIH Insurance compulsory third party claim payments.

Cash flows from investments

Cash flows from investments include both financial and non-financial assets. Table 7.5 provides a disaggregation of investment cash flows into the different types.

Table 7.5
General Government Sector: Cash Flows from Investing Activities

	2004-05	2004-05	2005-06
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

Net payments for investments in non-financial assets	(2,434)	(2,452)	(3,319)

Net cash flows from investing activities in financial assets for policy purposes	(105)	(171)	(271)

Net cash flows from investing activities in financial assets for liquidity purposes	(1,492)	(2,834)	(1,256)

Net increase/(decrease) in cash held from investing activities	(4,031)	(5,457)	(4,846)

The largest cash disbursement for the Government, outside of recurrent operations, is for investments in non-financial assets. This represents the Government’s capital works program which provides for infrastructure such as schools, hospitals and roads.

Budget Strategy and Outlook 2005-06

Cash outflows from investing in non-financial assets are expected to increase to $3.319 billion in 2005-06 from $2.452 billion in 2004-05, an increase of 35.4%.

The cash expenditure on investment in non-financial assets differs from the estimates of capital works expenditure in Budget Paper No. 3 – Capital Statement. The estimates contained in that paper are on a gross basis and incorporate both departmental agencies and Government-owned corporations. In addition, Budget Paper No. 3 only includes capital expenditure, including capital grants, within Queensland and does not offset proceeds from asset sales.

Apart from investing in new capital expenditure, governments also manage financial assets in order to finance overall expenditures. In addition, Queensland manages financial assets set aside to provide for future employee benefits (for example, superannuation and long service leave). The Government manages its financial assets through a combination of borrowing or investing funds and reducing or increasing equity in government or private sector entities. Investments in financial assets include activities relating to both policy and liquidity.

Investments for policy purposes include net equity injections into Government and other business enterprises and the net cash flow from disposal or return of equity in Government business enterprises.

Cash outflows from investments for policy purposes for 2004-05 of $171 million reflect equity transactions by the General Government sector with Public Non-financial and Financial Corporations. In 2004-05, this includes the injection of $112 million to Central Queensland Port Authority for the RG Tanna Coal Terminal, $36 million to QR for the Citytrain MetTrip initiative and $13 million to Queensland Motorways.

Cash outflows from investments for policy purposes for 2005-06 of $271 million also reflect equity transactions with public enterprises, in particular additional equity injections of $163 million into QR for the Citytrain MetTrip initiative, $95 million into Central Queensland Port Authority for the RG Tanna Coal Terminal and $13 million into Queensland Motorways.

Cash flows from investments for liquidity purposes represent net investment in financial assets such as to cover superannuation and other employee entitlements.

Estimated cash outflows from investments in financial assets for liquidity purpose of $2.834 billion in 2004-05, reflect the re-investment of interest and the investment of contributions set aside for the Government’s defined benefit superannuation scheme. These cash outflows are partially offset by drawdowns which are lower than 2003-04 due to the $450 million forward funding of superannuation benefits in 2003-04, to pay employee entitlements.

Cash outflows from investments in financial assets for liquidity purposes are estimated to be $1.256 billion in 2005-06, a net purchase of investments. This primarily reflects the re-investment of interest earnings and the investment of contributions set aside for the Government’s defined benefit superannuation scheme, partially offset by drawdowns which return to normal levels after the forward funding runs out, to pay employee entitlements.

Budget Strategy and Outlook 2005-06

Cash flows from financing activities

Cash flows generated from financing activities are outlined in Table 7.6 below.

Table 7.6
General Government Sector: Cash Flows from Financing Activities

	2004-05	2004-05	2005-06
	Budget[1]	Est. Act.	Budget
	$ million	$ million	$ million

Net cash flows from advances	(20)	(13)	(14)

Net cash flows from borrowing (net)	60	119	827

Net increase/(decrease) in cash held from financing	40	106	813
activities

Note:

1.	Advances and Borrowing figures for the 2004-05 Budget differ to that published in the Budget due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Cash flows from financing activities include cash flows from net borrowing (increase in borrowing less redemption), net advances (gross investment in new loans less redemption of loans issued) and other financing (net movement in government securities on issue). Cash flows from financing activities are estimated to increase in 2005-06 to $813 million, reflecting borrowings to fund capital projects.

Budget Strategy and Outlook 2005-06

RECONCILIATION OF OPERATING CASH FLOWS TO THE OPERATING STATEMENT

Table 7.7 provides a reconciliation of the cash flows from operating activities to the operating result for the General Government sector for the Budget year.

Table 7.7
General Government Sector: Reconciliation of Cash Flows
from Operating Activities to Accrual Operating Activities

	2004-05	2004-05	2005-06
	Budget	Est. Act.	Budget
	$ million	$ million	$ million

GFS accrual revenue	24,009	26,771	26,604
Add/(less) movement in tax equivalent and dividend receivables	(93)	(206)	(228)
Add GST receipts from ATO	623	646	659
Add/(less) movement in other receivables	107	59	113
Equals GFS cash receipts	24,646	27,270	27,148

GFS accrual expense	23,363	24,046	25,670

(Less) non-cash items
Depreciation and amortisation expense	(1,585)	(1,544)	(1,617)
Accrued superannuation expense	(1,479)	(1,521)	(1,534)
Accrued employee entitlements	(518)	(557)	(574)
Other accrued costs	(187)	(356)	(230)
Add/(less) movement in employee entitlement provisions	532	513	846
Add/(less) GST paid to ATO	654	667	671
Add/(less) movement in other provisions and payables	370	440	500

Equals GFS cash expenditure	21,150	21,688	23,731

The main difference between the accrual operating statement and the cash flow relates to the timing of cash payments and receipts and their recognition in accrual terms, and the inclusion of non-cash expenses and revenues. The largest difference is on the expenses (expenditure) side, with large non-cash expenses associated with depreciation and superannuation. Differences due to the timing of receipt or payment of amounts are recorded as either a receivable or payable in the balance sheet.

Budget Strategy and Outlook 2005-06

8. INTER-GOVERNMENTAL FINANCIAL RELATIONS

KEY POINTS

•	Following the introduction of the Goods and Services Tax in 2000 and the abolition of a number of state taxes, states have become increasingly reliant on Australian Government funding. Approximately 48% of Queensland’s revenue will be sourced from Australian Government funding in 2005-06.

•	On a per capita basis, Queensland taxpayers are expected to be $292 better off in 2005-06 as a result of lower taxes, first home owners grants and increased services associated with the GST reforms. This is less than the average benefit of $334 per capita across all states, and less than the $350 per capita benefit taxpayers in New South Wales are expected to receive due to its relatively higher taxes.

•	The Commonwealth Grants Commission’s 2005 Update recommended a $93.7 million reduction in Queensland’s underlying share of GST funding in 2005-06. This reduction was largely due to the relative strength of Queensland’s property market, which resulted in stronger than average growth in Queensland’s capacity to raise revenue.

•	Overall, Queensland is expected to receive 19.8% of total Australian Government funding to the states in 2005-06, compared with its population share of 19.6%.

•	Queensland’s higher than per capita share of Australian Government funding largely reflects the greater costs Queensland faces in delivering services and infrastructure to a dispersed population.

•	Specific Purpose Payment negotiations continue to be challenging as the states are increasingly required to commit to the priorities of the Australian Government and meet strict input and accountability controls. The Queensland Government would prefer a more cooperative, outcome focussed model.

•	In 2005-06, the Queensland Government will provide 59% of all grants to Queensland local government.

Budget Strategy and Outlook 2005-06

COMMONWEALTH-STATE FINANCIAL RELATIONS

Commonwealth-state financial relations are characterised by a mismatch between the states’ expenditure responsibilities and access to own-source revenues. This mismatch is known as vertical fiscal imbalance. The Australian Government collects the major share of taxation revenues and increasingly states must rely on grants from the Australian Government to meet expenditure requirements.

Chart 8.1 shows all states’ funding sources for 1999-2000 and 2005-06 and highlights the states’ increased reliance on Australian Government funding since the introduction of the Australian Government’s national tax reforms in 2000. In 1999-2000 the states received 37% of their revenues from the Australian Government. This is estimated to increase to 48% in 2005-06. In contrast, the proportion of the states’ revenues from state taxes has reduced from 40% in 1999-2000 to an estimated 31% in 2005-06.

Chart 8.1
Revenue Sources, All States, 1999-2000 and 2005-061

Notes:

1.	2005-06 data are estimates.

2.	Includes user charges, interest earnings, contributions from trading enterprises and mining revenue.

Source: ABS Government Finance Statistics Cat No. 5512.0 and State and Australian Government Budget Papers.

Budget Strategy and Outlook 2005-06

Queensland’s reliance on Australian Government funding, as shown in Chart 8.2, follows the national trend, with its share of total funding sourced from the Australian Government rising from 37% in 1999-2000 to an estimated 48% in 2005-06. Meanwhile state taxation revenue has decreased from 28% in 1999-2000 to an estimated 26% in 2005-06. Queensland’s lower than average dependence on state taxation revenue reflects its competitive taxation policy.

Chart 8.2
Revenue Sources, Queensland, 1999-2000 and 2005-061

Notes:

1.	2005-06 data are estimates.

2.	Includes user charges, interest earnings, contributions from trading enterprises and mining revenue.

Source: ABS Government Finance Statistics Cat No. 5512.0 and Queensland Budget estimates.

Queensland’s reliance on Australian Government funding is expected to further increase in the future, as proposed stamp duty reforms are implemented.

Budget Strategy and Outlook 2005-06

REVIEW OF STATE TAXES

Queensland, along with all other jurisdictions, signed the Intergovernmental Agreement on the Reform of Commonwealth-State Financial Relations (IGA) in June 1999. The stated objectives of the IGA are:

1.	the achievement of a new national tax system, including the elimination of a number of existing inefficient taxes which are impeding economic activity

2.	the provision to State and Territory Governments of revenue from a more robust tax base that can be expected to grow over time

3.	an improvement in the financial position of all State and Territory Governments, once the transitional changes have been completed, relative to that which would have existed had the current arrangements continued.

Queensland considers these objectives to be of equal importance. In cases where these objectives are conflicting, a balance should be found to ensure no objective is disregarded. This is particularly important in the context of tax reform, as abolishing taxes reduces the revenue available to states and detracts from their financial position.

The IGA also contains a number of requirements from both the states and the Australian Government. For the states, these requirements include:

•	abolishing bed taxes, from 1 July 2000

•	abolishing financial institutions duty, from 1 July 2001

•	abolishing stamp duty on quoted marketable securities, from 1 July 2001

•	abolishing debits tax by 1 July 2005, subject to review by Ministerial Council

•	reviewing the need for retention of stamp duty on non-residential conveyances; leases; mortgages, debentures, bonds and other loan securities; credit arrangements, instalment purchase arrangements and rental arrangements; cheques, bills of exchange and promissory notes; and unquoted marketable securities, by 2005.

Queensland has met of all these requirements. Queensland abolished stamp duty on quoted marketable securities on 1 July 2001 and had never imposed bed taxes or financial institutions duty. Queensland committed to abolishing debits tax on 1 July 2005 in the 2004-05 State Budget, with the necessary legislation passed by Parliament in May 2005.

Queensland participated in a comprehensive review of the need to retain the stamp duties identified in the IGA. At the conclusion of this review, Queensland decided some of the additional revenue provided by the goods and services tax (GST), as measured by the Australian Government, could be used to abolish these stamp duties. Queensland also found the strong demand for infrastructure and a higher standard of services in the State was at least as important as abolishing these stamp duties. Therefore, Queensland developed a proposal for abolishing a majority of duties listed in the IGA over a timeframe which will allow the State to provided additional infrastructure and enhanced service delivery to Queenslanders.

Details of Queensland’s proposal can be found in Chapter 5.

Budget Strategy and Outlook 2005-06

Queensland’s proposal was presented to the Australian Government Treasurer on 20 April 2005, along with proposals from Victoria, South Australia, Tasmania, the Australian Capital Territory and the Northern Territory. The Australian Government Treasurer has publicly welcomed these proposals.

Impact of IGA reforms

Table 8.1 shows the estimated impact of reforms associated with the IGA, on taxpayers in each state, in 2005-06. The total impact combines the abolition of four taxes – financial institutions duty, marketable securities duty, bed taxes and bank account debits tax, as the IGA required the abolition of these taxes by 1 July 2005 – with first home owners grant (FHOG) payments, and the amount of GST each state receives in excess of their guaranteed minimum amount1 (GMA).

The revenue foregone due to abolishing these taxes, along with the cost of providing FHOG payments, is included in the calculation of the GMA. Combining these amounts presents a more complete estimate of the impact of the IGA reforms than simply measuring the amount of GST received by states in excess of their GMA. While Queensland receives a relatively higher amount of GST in excess of the GMA, states such as New South Wales have a larger amount of tax reductions included in their GMA.

Table 8.1
Impact of IGA Reforms in each State, 2005-061,2,3

	Financial	Marketable	Bed	Debits	First	GST in	Total
	Institutions	Securities	Taxes	Tax	Home	Excess
	Duty	Duty			Owners	of GMA
					Grant
	$ million	$ million	$ million	$ million	$ million	$ million	$million

New South Wales	772.0	513.0	96.0	323.6	286.9	60.4	2,051.9
Victoria	422.6	265.8	—	257.8	271.7	198.5	1,416.4
Queensland	—	29.0	—	330.2	174.9	594.8	1,128.9
Western Australia	161.0	32.9	—	114.0	132.1	230.3	670.3
South Australia	107.4	17.5	—	57.7	68.9	166.5	418.0
Tasmania	25.4	0.8	—	21.7	19.1	97.9	164.9
Australian Capital Territory	21.0	26.0	—	17.7	14.5	53.6	132.8
Northern Territory	19.8	1.2	10.0	7.7	9.8	137.9	186.4
Total	1,529.2	886.2	106.0	1,130.3	977.8	1,540.0	6,169.5

Notes:

1.	Numbers may not add due to rounding.

2.	Does not include the impact of states’ proposed abolition of certain stamp duties.

3.	The figures for taxes abolished shown in this table are those used in the Australian Government’s GMA calculations and were provided by states in 1999. Table 8.2 uses revised estimates provided by states during the review of state taxes. Queensland’s current estimates of debits tax foregone are provided in Chapter 5 of this Budget Paper.

Source: Australian Government Budget Paper No. 3, 2005-06.

[1]	The GMA estimates the financial position states would be in, with regard to Australian Government funding, if the GST reforms had not occurred.

Budget Strategy and Outlook 2005-06

Table 8.2 shows the estimated impact of IGA reforms on a per capita basis for each state in 2005-06. On this basis, Queensland taxpayers have benefited less than the average from the IGA reforms. This is because Queensland did not impose financial institutions duty or bed taxes, which other states were required to abolish, prior to the IGA reforms. Therefore, Queensland’s GST in excess of the GMA does not fully offset the higher tax reductions in other states.

Claims that Queenslanders receive the greatest benefit from the GST do not take into account the full range of associated reforms, as set out in the IGA. When the complete picture is considered, it becomes apparent Queenslanders have received the second lowest amount of benefit, on a per capita basis, from the GST reforms.

In contrast, residents in states such as New South Wales have gained significantly more benefit, largely as a result of the tax abolition required under the IGA.

Table 8.2
Impact of IGA Reforms in each State, Per Capita, 2005-061

	Taxes	First Home	GST in Excess	Total
	Abolished[2,3]	Owners Grant	of GMA
	$	$	$	$

New South Wales	298.63	42.05	8.85	349.53
Victoria	232.58	53.72	39.25	325.55
Queensland	100.38	43.65	148.45	292.48
Western Australia	165.04	64.98	113.28	343.29
South Australia	135.63	44.59	107.76	287.98
Tasmania	122.95	39.19	200.87	363.01
Australian Capital Territory	224.19	44.51	164.54	433.24
Northern Territory	179.59	48.10	676.83	904.52
Average	211.44	47.74	75.18	334.36

Notes:

1.	Numbers may not add due to rounding.

2.	Does not include the impact of states’ proposed abolition of certain stamp duties.

3.	Differs from Table 8.1 as this table is based on more recent estimates of taxes abolished, as provided by states during the review of state taxes.

Source: Australian Government Budget Paper No. 3, 2005-06 and unpublished data provided by states.

Budget Strategy and Outlook 2005-06

AUSTRALIAN GOVERNMENT FUNDING TO THE STATES

Australian Government payments to the states in 2005-06 are expected to total $64.357 billion, an increase of $3.267 billion, or 5.3%, compared with 2004-05. Table 8.3 compares estimated Australian Government payments to the states in 2005-06 with those for 2004-05.

Table 8.3
Estimated Australian Government Payments to the States, 2004-05 and 2005-061

			Change	Change	Change
	2004-05	2005-06	Nominal	Real[2]	Real[2] Per
	$ million	$ million	Terms %	Terms %	Capita %

General Purpose Payments
GST Revenues	35,505.0	37,340.0	5.2	2.4	1.1
Compensation for GST deferral	219.4	127.0	(42.1)	(43.7)	(44.4)
Residual Adjustment Amounts	100.4	—	—	—	—
NCP Payments	724.3	799.2	10.3	7.4	6.1
Total General Purpose Payments	36,549.1	38,266.2	4.7	1.9	0.6

Specific Purpose Payments
SPPs ‘to’ the States	17,960.5	19,065.6	6.2	3.3	2.0
SPPs ‘through’ the States	6,580.5	7,025.4	6.8	3.9	2.6
Total Specific Purpose Payments	24,541.0	26,091.0	6.3	3.5	2.2

Total Payments	61,090.1	64,357.2	5.3	2.5	1.3

Notes:

1.	Numbers may not add due to rounding.

2.	Deflated by 2005-06 year-average national forecast inflation of 2.75% and Australian population growth of 1.25%.

Source: Australian Government Budget Paper No. 3, 2005-06.

General Purpose Payments

General purpose payments comprise Goods and Services Tax (GST) revenue, compensation for the deferral of GST revenue, residual adjustment amounts and National Competition Policy (NCP) payments. General purpose payments from the Australian Government are expected to increase from $36.549 billion in 2004-05 to $38.266 billion in 2005-06, an increase of 4.7% in nominal terms. In real per capita terms, general purpose payments are expected to increase by 0.6%.

GST Revenue

GST collections for 2005-06 are expected to be $37.34 billion, an increase of $1.835 billion, compared with 2004-05.

The Australian Government distributes GST revenue to states based on the principles of horizontal fiscal equalisation (HFE), with the per capita relativities recommended by the Commonwealth Grants Commission (CGC). Queensland supports the principle of HFE and the role of the independent CGC in determining each state’s share of GST revenue.

The principle of HFE is that state governments should receive funding from the Australian Government such that, if each made the same effort to raise revenue from its own sources and operated at the same level of efficiency, each would have the capacity to provide services at the same standard.

Budget Strategy and Outlook 2005-06

HFE provides the capacity for all communities to enjoy a similar level of state government services regardless of where they are located. This is a key feature of the Australian Federation, made necessary because the Australian Government generally imposes taxes at uniform rates across Australia. If the distribution of these taxes to the states were on any basis other than HFE, some taxpayers would be forced to accept either a lower standard of state services or a higher level of state taxation than other taxpayers in similar circumstances.

Compensation for GST Deferral

The Australian Government provides compensation to the states for the deferral of GST revenue resulting from the Australian Government’s decision to allow certain small businesses and non-profit organisations to pay GST annually. The Australian Government will provide $127 million to the states in 2005-06 to compensate for the net impact of this decision.

Residual adjustment amounts

The Australian Government will provide $100.4 million to the states as residual adjustment amounts in 2004-05. Residual adjustment amounts are provided to offset any unintended consequences of the transitional arrangements applied when states no longer require budget balancing assistance (BBA).

National Competition Policy payments

NCP payments to the states will be a maximum of $799.2 million in 2005-06. The distribution of NCP payments is based on states’ population shares and their progress with the implementation of specified reforms. States’ performances are subject to review by the National Competition Council, which is expected to release its assessment mid year.

NCP payments to Queensland in 2004-05 are estimated at $143 million, compared to a published budget of $151.4 million. This reflects a combination of suspensions and permanent reductions of $37.9 million relating to the National Competition Council’s most recent recommendations offset in part by the recovery of prior year suspensions. The Queensland Government has recently decided to extend gas contestability and is undertaking a review into the decision not to adopt full retail contestability to electricity. Accordingly, Queensland considers that it has met, or will meet, all of its NCP obligations.

The Australian Government has previously indicated NCP funds beyond 2005-06 will be directed to the Australian Water Fund. However, at the time of preparing Budget documents, it was expected the future of NCP would be discussed at the next Council of Australian Governments meeting, scheduled for 3 June 2005.

Budget Strategy and Outlook 2005-06

Specific Purpose Payments

Specific Purpose Payments (SPPs) are provided by the Australian Government to states for particular purposes under conditions negotiated between Governments. Separate agreements are negotiated for each SPP, with the agreements covering both funding and policy issues.

SPPs to states are provided either ‘to’ or ‘through’ the state. SPPs ‘to’ a state assist in funding areas of state responsibility – for example, health and disability services. Payments ‘through’ the state are passed to other service providers such as non-government schools and local governments.

Total SPPs in 2005-06 are expected to be $26.091 billion. This represents an increase of $1.55 billion, or 6.3%, in nominal terms over 2004-05. Payments to the states increased by 6.2%, which represents a real increase of 2% when inflation and population growth are taken into account. SPPs through the states are growing at a slightly faster rate and are expected to increase by 6.8% in nominal terms, a real increase of 2.6%.

STATE SHARES OF AUSTRALIAN GOVERNMENT FUNDING

Relative shares of funding to the states

Table 8.4 shows the expected shares of total Australian Government payments to each state for 2005-06 compared with each state’s population share. Queensland’s expected share of Australian Government funding of 19.8% is greater than its population share of 19.6%.

Table 8.4
Relative Shares of Payments to the States, 2005-061

	Share of	Share of	Relative
	payments	population	share[2]
	%	%	%

New South Wales	29.9	33.3	89.8
Victoria	22.2	24.7	89.8
Queensland	19.8	19.6	101.2
Western Australia	10.8	9.9	108.5
South Australia	8.7	7.5	115.4
Tasmania	3.4	2.4	140.8
Australian Capital Territory	1.8	1.6	115.6
Northern Territory	3.5	1.0	348.2

Notes:

1.	Numbers may not add due to rounding.

2.	A state’s relative share is measured as its funding share expressed as a percentage of its population share.

Source: Australian Government Budget Paper No. 3, 2005-06.

Budget Strategy and Outlook 2005-06

QUEENSLAND’S SHARE OF FUNDING

Table 8.5 details Queensland’s share of estimated Australian Government payments in 2005-06 and the difference from its population share. (Detailed revenue data are provided in Chapter 5.)

Table 8.5
Queensland’s Share of Estimated Australian Government Payments, 2005-061

		Difference from
	Queensland’s	Population
	Share	Share
	%	$ million

General Purpose Payments
GST Revenues	20.7	416.7
Compensation for GST deferral	20.4	1.1
NCP Payments	19.6	—
Total General Purpose Payments	20.7	417.8

Specific Purpose Payments
SPPs ‘to’ the State	18.4	(220.4)
SPPs ‘through’ the State	18.9	(48.5)
Total Specific Purpose Payments	18.5	(268.9)

Total Australian Government Payments	19.8	148.9

Note:

1.	Numbers may not add due to rounding.

Source: Australian Government Budget Paper No. 3, 2005-06.

Queensland expects to receive $417.8 million more than a per capita share of GST, including compensation for GST deferral, in 2005-06. This is partly offset by the $268.9 million less than a per capita share of SPPs Queensland is expected to receive. In terms of total Australian Government funding, Queensland expects to receive $148.9 million more than a per capita share in 2005-06.

Queensland’s share of GST

A key objective of the GST reforms, from a state perspective, was to provide the states with a more robust source of revenue than the financial assistance grants states previously received from the Australian Government. The financial assistance grants arrangements provided the Australian Government with a significant degree of discretion in determining the pool of funds to be distributed to states, whereas the amount of GST collected is entirely based on economic activity.

While the GST arrangements ensure states, in total, will receive the quantum of funds they are entitled to, certain states are still dissatisfied with the distribution of GST revenue among states. For example, New South Wales and Victoria often compare the GST collected in each state with the amount of GST revenue distributed to each state, to demonstrate a lack of fairness in the distribution system. This comparison clearly ignores the principle of HFE, a key element of Australia’s federal system.

The distribution of GST revenue is discussed in Box 8.1.

Budget Strategy and Outlook 2005-06

Box 8.1
The Facts Concerning the Distribution of GST Revenue

The Method Used to Distribute GST Revenue is Fair and Equitable

The distribution of GST is not a system by which one state subsidies another. Nor is it a system in which there are donor states and recipient states. All states are recipients of GST revenue, which has been collected from taxpayers, at a uniform rate, by the Australian Taxation Office (ATO). States which receive more than a population share of GST revenue do so because the Commonwealth Grants Commission (CGC) considers these states need a higher level of funding to provide the same level of services.

The CGC takes into account the entire range of state revenues and the cost of delivering state services. In some of these areas they consider Queensland requires more than a population share of GST. An example is population dispersion, where Queensland is considered to require an additional $137 million to be able to provide services in regional and remote areas. In other categories, states such as New South Wales receive more. An example is wage costs, where New South Wales is considered to require an additional $776 million to meet the state’s higher wages bill, while Queensland is considered to require $470 million less than its population share.

In aggregate, the CGC considers Queensland requires more than a population share of GST revenue and New South Wales requires less than a population share of GST revenue. The total amount of revenue collected by the ATO is then distributed in this way. There are no subsidies from one state to another.

The Collection of GST is Not Related to the Distribution of GST

Some states have claimed GST revenue should be returned to the state in which it was collected, on the grounds of fairness. This is similar to arguing those living on the north shore of Sydney Harbour should receive the highest welfare payments from the Australian Government, as they pay higher amounts of income tax. Returning GST revenue to the state in which it was collected would only serve to create inequalities in the standard of living available to residents in different states. In contrast, the purpose of HFE is to provide each State Government with the capacity to deliver a standard level of service to all Australians, regardless of which state they live in.

Even if there was some basis to this argument, it is not possible to determine how much GST has been generated in each state. This is because companies which operate in one state generally remit the GST through their head office. For example, any GST payable on purchases made at a Queensland branch of a national chain would be provided to the Australian Taxation Office from the chain’s head offices, which are often located in Sydney or Melbourne. This amount of GST would then be recognised as being collected in New South Wales or Victoria, even though the consumer paid the GST in Queensland.

Similarly, attempts to estimate the amount of GST generated in each state on the basis of economic activity do not stand up to scrutiny. For example, while the Australian Bureau of Statistics’ state accounts data provides details of expenditure in each state, it does not adjust for expenditure on GST-free items, such as health, education and many food items. A further complication results from export sales being GST-free, with Queensland’s large mining and agriculture sectors generating significant economic activity, but not generating an equivalent amount of GST revenue.

For these reasons the ATO, which collects and administers the GST, is unable to determine the state in which GST revenue is generated. Accordingly, arguments based on GST collections by State are, at best, misleading and should be viewed as such.

Budget Strategy and Outlook 2005-06

Queensland’s allocation of GST revenue

The IGA states GST revenue grants will be freely available for use by the states for any purpose. Since 2002-03, when Queensland first received additional funding as a result of the GST, increases in GST revenue have been allocated to delivering additional services, including the implementation of a preparatory year of school.

Chart 8.3 below provides a notional allocation of 2005-06 GST revenues to policy areas.

Chart 8.3
Allocation of GST Revenue, 2005-06

Source: Queensland Treasury

Queensland considers the appropriate use of future GST revenue growth must reflect a balance between providing additional infrastructure and a higher standard of services to Queenslanders, and reducing a number of taxes identified in the IGA. Any future benefits to Queensland from GST revenue growth are contingent on a number of factors, including:

•	growth in private final consumption expenditure, particularly in the areas of retail trade and construction activity, and the effectiveness of ongoing GST compliance by the ATO. Queensland expects to provide $118.1 million to the ATO in 2005-06 to fund Queensland’s share of the administration of the GST

•	the outcome of the CGC’s 2006 Update of State Revenue Sharing Relativities, which will affect the distribution of the GST revenue grants in 2006-07. Queensland anticipates a steady decline in relativities over the medium term, due to the State’s higher than average growth in economic activity

•	the Australian Government maintaining its commitment to the IGA by allowing states to use GST revenue for their own purposes.

Budget Strategy and Outlook 2005-06

INSTITUTIONAL ARRANGEMENTS

The institutions that provide the framework for Commonwealth-state financial arrangements are:

•	the Commonwealth Grants Commission (CGC)

•	the Ministerial Council for the Reform of Commonwealth-State Financial Relations

•	the Australian Loan Council.

Commonwealth Grants Commission

The role of the CGC is to advise the Australian Government on the distribution of the GST revenue among the states. Under its terms of reference the CGC is required to determine its recommendations on the basis of HFE. The CGC usually reviews its methods every five years, with the most recent review completed in February 2004. During the intervening period it updates annually the financial, economic and demographic data that underpin its recommendations.

2005 Update – underlying change

In the 2005 Update Report on State Revenue Sharing Relativities, the CGC recommended an underlying decrease in Queensland’s share of GST revenue of $93.7 million in 2005-06. The recommended decrease in Queensland’s share of grants is largely due to relatively strong growth in Queensland’s capacity to raise stamp duty on property conveyances. Slower than average wages growth also reduced Queensland’s expenditure needs, relative to other states.

Table 8.6
Underlying Change Resulting from 2005 Update, by State1

	NSW	Vic	Qld	WA	SA	Tas	ACT	NT
	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	-87.6	75.4	-37.0	7.1	25.2	13.5	-4.1	7.6
Expenditure	93.6	32.1	-49.3	-30.4	-28.1	-25.5	13.0	-5.5
SPPs	5.7	-1.7	-7.2	-0.6	-0.3	5.3	0.3	-1.5
Total	12.0	106.2	-93.7	-24.0	-3.2	-6.8	9.2	0.3

Note:

1.	Numbers may not add due to interactions between Expenditure and SPP assessments.

Source: Commonwealth Grants Commission Report on State Revenue Sharing Relativities, 2005 Update

This 2005 Update outcome demonstrates the responsiveness of the CGC’s methodology to changes in the relative circumstances of states. It is likely the continued relative strength of the Queensland economy, particularly in the mining and property sectors, will result in further declines in Queensland’s share of GST over the next few years.

Budget Strategy and Outlook 2005-06

2005 Update – net results

The net results of the 2005 Update are shown in Table 8.7. In its determinations of the distribution of GST, the CGC assessed Queensland as having a higher fiscal need compared with the average of all states. This higher fiscal need takes into account Queensland’s relatively lower capacity to raise revenue, relatively higher cost of delivering services, and below average share of SPPs. Accordingly, in 2005-06, Queensland is expected to receive $369.3 million more than a per capita share of GST revenue to ensure Queenslanders are not disadvantaged.

Table 8.7
2005 Update Results, Difference to Equal Per Capita Distribution, by State1,2

	NSW	Vic	Qld	WA	SA	Tas	ACT	NT
	$ million	$ million	$ million	$ million	$ million	$ million	$ million	$ million

Revenue	(1,357.1)	611.1	255.4	(790.3)	755.6	377.6	106.2	41.5
Expenditure	(594.5)	(2,023.4)	97.0	898.0	(38.9)	226.0	(1.9)	1,437.8
SPPs	81.7	105.6	16.4	0.1	(54.9)	(36.7)	(6.2)	(106.0)
Total	(1,871.5)	(1,307.9)	369.3	108.3	662.3	567.2	98.2	1,374.2

Note:

1.	Numbers may not add due to interactions between Expenditure and SPP assessments.
2.	The total for Queensland is different to that presented in Table 8.3 as it was calculated by the CGC prior to the Australian Government revising the 2005-06 GST revenue estimate in its 2005-06 Budget.
Source:	Commonwealth Grants Commission Report on State Revenue Sharing Relativities, 2005 Update

Revenue

Queensland is assessed as requiring $255.4 million more than a per capita share of GST revenue as a result of a lower than average capacity to raise revenue. This is largely due to Queensland’s relatively low wages, with Queensland assessed as requiring $350.8 million to balance a below average capacity to raise payroll tax.

Expenditure

The CGC assessed Queensland as facing a relatively high cost of delivering services, due to the socio-demographic composition and dispersed nature of the Queensland population. Queensland is assessed as requiring $818.7 million more than a per capita share of GST revenue as a result of these two factors.

However, Queensland was also assessed as requiring $470.7 million less than a per capita share of GST revenue because of Queensland’s lower wages (measured against a private sector benchmark). Queensland is also assessed as requiring less than a per capita share of funding due to some economies of scale ($97.9 million) and because Queensland has a relatively small urban population ($80.7 million).

The net result provides Queensland with $97 million more than a per capita share of GST revenue in relation to expenditure.

Specific Purpose Payments

Queensland is assessed as requiring $16.4 million as recognition for the less than per capita share of SPP funding Queensland actually receives.

Budget Strategy and Outlook 2005-06

Ministerial Council

The Ministerial Council for the Reform of Commonwealth-State Financial Relations comprises the Australian Government and State Treasurers and was established to oversee the operation of the IGA. At the meeting of 23 March 2005, the Ministerial Council considered the following issues:

•	GST administration issues

•	GST revenue and transitional assistance

•	review of horizontal fiscal equalisation methodology

•	review of state taxes

•	monitoring the level of SPPs.

GST administration issues

The ATO collects all GST revenue on behalf of the states. The costs of collection and compliance are borne by the states and administered under the GST Administration Performance Agreement.

The Ministerial Council considered a report from the GST Administration Subcommittee (GSTAS) about GST policy and administration issues. The Council agreed to revised ATO performance measures and accepted the ATO’s budget for 2005-06.

In addition to the GSTAS, Queensland is represented on the States GST Policy Group. The States GST Policy Group monitors and researches issues relating to the application and administration of GST in Australia. The group reports to State Heads of Treasuries on potential risks to the GST revenue base. Queensland also currently represents all states on the Indirect Taxes (GST) Rulings Panel and the Cash Economy Taskforce.

GST revenue and distribution

The Australian Government accepted the CGC’s 2005 Update Report on State Revenue Sharing Relativities as the basis for the distribution of the GST general revenue to the states in 2005-06. Significantly, no state objected to adopting the recommendations of the CGC.

Review of Horizontal Fiscal Equalisation Methodology

As agreed at the 2004 Ministerial Council meeting, Heads of Treasuries (HoTs) undertook a review of the methodology used by the CGC in applying the principle of HFE. The review considered:

•	whether the present approach, which is based on a comprehensive assessment of virtually all receipts and expenses in the operating statements of states, is appropriate and necessary

•	the size and trend of the redistributions

•	simplification

•	data issues.

Budget Strategy and Outlook 2005-06

The review found there was considerable merit in the CGC pursuing a program of simplification, consistent with the principle of HFE, which would be guided by the work undertaken by HoTs. Terms of Reference were also prepared to guide the CGC’s work program, as part of the CGC’s next methodology review, scheduled for completion in 2010.

The key features of the terms of reference include requesting the CGC to consider ways to improve its assessments by:

(a)	addressing issues relating to quality and fitness for purpose of data used by the Commission;

(b)	undertaking a program of continuous improvement of assessments;

(c)	reviewing the scope for the use of more general indicators of revenue capacity and expenditure need;

(d)	developing mechanisms to maintain simplification once achieved; and

(e)	improving quality assurance processes.

The Ministerial Council noted the HoTs review and supported the provision of the terms of reference to the CGC. The Ministerial Council also supported a recommendation the CGC reports to Ministerial Council in 2006 and 2007 regarding their findings and progress in relation to various aspects of the work program.

Review of State Taxes

The Ministerial Council considered a report on the review of the need to retain a number of stamp duties, as required by the IGA. The Australian Government Treasurer then presented a proposal for abolishing all of these duties, other than stamp duty on business conveyances of real property, by 1 July 2007. New South Wales was expected to require an additional $330 million in BBA if the proposal was implemented. This figure was then revised upwards to $563.1 million in the Australian Government’s 2005-06 Budget.

States considered the timeframe proposed by the Australian Government to be unrealistic, particularly with most states facing significant demand for additional infrastructure. As discussed above, a majority of states have now presented their own proposed timetables for abolishing most of the duties listed in the IGA to the Australian Government.

Monitoring the Level of Specific Purpose Payments

In the IGA, the Australian Government undertook to not reduce aggregate SPPs as a result of national tax reform. The Australian Government has met this undertaking in real per capita terms when current payments are compared with the level of SPPs in 1999-2000. However, SPPs ‘through’ the states have increased more than SPPs ‘to’ the states over this time.

The position taken by the Australian Government in negotiating SPPs with the states represents a significant risk to the provision of essential services, particularly transport and education services in Queensland. The Queensland Government’s concerns in this area are discussed later in this chapter.

Budget Strategy and Outlook 2005-06

Australian Loan Council

The Australian Loan Council comprises the Australian Government and state Treasurers. Its 2005 meeting was held immediately following the March 2005 Ministerial Council meeting. Loan Council Allocations (LCAs) nominations for 2005-06 reflected current best estimates of non-financial public sector deficits or surpluses. For 2005-06, the Loan Council endorsed total LCAs of $2.099 billion (a projected public sector surplus). This amount reflects a surplus of $5.972 billion for the Australian Government and a net deficit of $3.873 billion for the states. Queensland’s projected LCA deficit for 2005-06 was estimated at $392 million.

SPECIFIC PURPOSE PAYMENTS

Current issues

The Australian Government has taken an adversarial position in recent SPP negotiations with the states and has used individual SPP negotiations to actively pursue its own policy objectives. This resulted in many SPP negotiations becoming protracted and problematic during 2004-05. Some SPP negotiations were not finalised until after existing SPP agreements expired, which placed additional pressure on state budgetary positions.

All states have expressed concerns over the Australian Government’s manner of negotiating SPPs. These concerns include:

•	The Australian Government insists states provide a public commitment to future state funding in a number of SPP portfolio areas, which constrains an individual state’s future budgetary flexibility.

•	Input and accountability controls imposed by the Australian Government inhibit reform and efficiency improvements in service delivery at the state level. Queensland supports the use of broader outcome-based objectives to facilitate innovation and provide broader opportunities to introduce efficiencies. In contrast, the Australian Government’s focus on input controls implies states have no sovereign interest in delivering more efficient services to the community. Queensland considers the Australian Government needs to work with states to create an environment where innovation and improved efficiencies can be explored, rather than micro-managing the program being funded.

•	The Australian Government is tending to apply its policy objectives more often in SPP agreements to promote, and even impose on states, federally focused policies. The Australian Government aims to ensure states deliver on federally imposed SPP terms and conditions by withholding a percentage of total funding if states do not comply. The funding risk resulting from non-compliance with the terms and conditions has significant potential budget impacts for Queensland. For example, the Australian Government is making the adoption of its industrial relations practices, under the National Building Code of Practice and Commonwealth Implementation Guidelines, a condition of receiving federal capital grants.

The states work cooperatively to address their common concerns about the Australian Government’s current approach to SPP negotiations and participate in a SPP Working Group to review and progress SPP issues with the Australian Government.

Budget Strategy and Outlook 2005-06

In 2004-05, the SPP Working Group undertook two research projects to:

•	highlight the degree of budget inflexibility imposed on the states by current Australian Government SPP policy

•	formulate a SPP outcome/output framework as an alternative to the Australian Government’s preferred input control model.

The SPP Working Group found there is merit in considering ways to improve budget flexibility in future SPP agreements. However, the Australian Government is expected to retain a preference for input controls, rather than an outcome/output framework for SPP management. The SPP Working Group will continue to discuss the outcome of both projects with the Australian Government.

National Code of Practice for the Construction Industry

The Australian Government intends to make construction funding conditional on the application of its National Building Code of Practice and Commonwealth Implementation Guidelines (National Building Code). This will apply to new projects involving an Australian Government contribution of at least $5 million and at least 50% of the total project value, or a federal contribution of $10 million or more, irrespective of the proportion of project funding provided by the Australian Government.

In new or renegotiated SPP agreements for infrastructure projects, the Australian Government will require states to comply with its industrial relations regulations relating to building and construction by adopting the National Building Code. The Australian Government is now, in effect, pursuing its industrial relations objectives through SPP arrangements with the states.

To date, the following proposed agreements with capital components, all currently under negotiation, include a clause requiring the states to adopt the National Building Code for capital projects above the defined thresholds:

•	Government and Non-Government Schools Quadrennial Funding 2005-2008

•	AusLink.

It is expected that the new Commonwealth-State Agreement for Skilling Australia’s Workforce, which will replace the Australian National Training Authority (ANTA) Agreement, will also include this requirement, given that it was previously flagged in the draft 2004-05 ANTA Agreement.

Queensland has expressed concern at the intrusion of the Australian Government’s industrial relations policy into areas of state responsibility and will continue to work with the Australian Government to achieve appropriate outcomes.

Budget Strategy and Outlook 2005-06

Supported Accommodation and Assistance Program

The Supported Accommodation Assistance Program (SAAP) is a joint Australian Government/state funded program providing crisis and transitional accommodation, and support services to homeless people or those at risk of becoming homeless. The current SAAP agreement expires on 30 June 2005.

The Australian Government provided its new SAAP offer to the states, proposing a reduction in the Australian Government matching contribution from 60% to 50% while maintaining the Australian Government’s total annual contribution in real terms. The remaining funds would be placed by the Australian Government in an innovation fund for pre-crisis intervention, improved linkages with other services, especially for women and families, and better post-crisis support. Specific fund details are yet to be developed.

States formally rejected the Australian Government’s offer in January 2005, expressing concerns over the absence of any real increase in Australian Government funding for the program, cost shifting to the states through reduced matching contributions, and continuing concerns regarding the adequacy of indexation arrangements over the life of the new agreement.

Queensland has specifically indicated a need for the Australian Government to increase SAAP funding to the State. Despite having 19.4% of the total Australian population and an estimated homeless population share of 25%, Queensland receives only 16.6% of Australian Government SAAP funding.

Discussions are continuing between the states and the Australian Government regarding the specific details of the new SAAP agreement.

Australian National Training Authority Agreement – Skilling Australia’s Workforce

The ANTA Agreement 2001-2005 expires on 30 June 2005. States are currently negotiating with the Australian Government in relation to the conditions for a new Commonwealth-State Agreement for Skilling Australia’s Workforce , which will apply from 1 July 2005 to 31 December 2008.

The Australian Government has announced it will abolish the Australian National Training Authority from 30 June 2005. The current negotiations include discussions about the Australian Government’s proposal for new arrangements for the national training system to apply from 1 July 2005.

Queensland has consistently argued for an increase in training funding. Despite having 19.4% of the total Australian working age population, Queensland is expected to receive only 17.5% of total funding available under the Australian Government’s new national training Agreement.

The details of the Australian Government’s offer to the states are being negotiated, including the negotiation of an amount to be set aside for a national project and other national expenses. The amount of the offer available for Queensland will depend on the outcome of these negotiations.

Budget Strategy and Outlook 2005-06

AusLink

The Australian Government released its AusLink White Paper on 7 June 2004, detailing proposed reform of land transport planning and funding. AusLink became operational from 1 July 2004. The Australian Government has introduced new legislation to provide for the administration of the program, including transitional arrangements (e.g. for national highway projects already approved under the Australian Land Transport Development Act 1988).

The Australian Government proposes each state enter into a bilateral infrastructure and funding agreement. The agreement would cover the full package of proposed projects for the state, identify proposed funding contributions and identify planning and other responsibilities of each party, including requirements for reporting and provision of data about network condition and performance. The AusLink White Paper indicates the proposed level of state funding contributions vary significantly from project to project.

Concerns have been raised by the states on various aspects of AusLink. The Queensland Government holds concerns regarding the extent of funding for the national network, the proposed lease of the standard gauge rail line between Acacia Ridge and the New South Wales border to the Australian Rail Track Corporation, and the imposition of the Australian Government’s implementation guidelines for the National Building Code. For example, the Australian Government, apart from the Logan Motorway Interchange, is yet to commit funds to the Queensland Government’s preferred option of an urgent full upgrade of the Ipswich Road section of the national highway.

STATE-LOCAL GOVERNMENT RELATIONS

While Queensland’s major cities and coastal towns continue to absorb significant population growth, they are experiencing challenges regarding their natural environments, productive land, water resources, urban air quality, and the maintenance of public infrastructure. In regional and rural/remote Queensland, many inland towns and communities are facing different challenges associated with declining populations and economic well being. Despite divergent issues, all communities have high expectations for amenity and liveability outcomes to be delivered by government.

Local government has a responsibility to deliver a variety of facilities and services to their individual communities. At the same time, the Queensland Government has an interest in assisting local governments across the state achieve and improve delivery standards, and enhance equitable access to services and facilities, particularly in smaller communities. To enable this, the Queensland Government provides considerable financial assistance to local government by way of grant and program funding. The Australian Government also provides funding to local government through financial assistance grants and SPPs.

Grant assistance

There is a large disparity in local governments’ ability to raise revenue due to large differences in the tax base (rating ability) and differential ability to levy user charges among urban, regional and rural/remote councils. Variables that influence an individual council’s rating ability include unimproved capital values of rateable land (residential, commercial and rural), the number of rateable properties within a jurisdiction and a community’s economic well being.

Budget Strategy and Outlook 2005-06

Councils in Aboriginal communities have less opportunity to raise revenue compared with local governments elsewhere. This is due to differences in land tenure. Aboriginal councils are the trustees of Deed of Grant in Trust land held on behalf of the entire community. The absence of private property means Aboriginal councils do not raise rates, a key source of revenue for other local governments.

Of Queensland’s 157 councils, 18 are located in the south east corner of the State (Noosa Shire to the New South Wales border), eight regional city councils are located along the eastern seaboard (Cook Shire to Noosa Shire) and the remaining 131 are located in rural or remote parts of the State. Urban councils are less reliant on grants compared with regional councils, and regional councils are less reliant than rural councils. Remote councils are the most reliant2. For some councils, grants can comprise more than 50% of their total revenue3.

Historically, Queensland has provided the highest amount of funding to local government of any state. This reflects the significant proportion of regional and rural/remote councils within Queensland. Table 8.8 provides the most recent data on total and per capita grants from states to local government.

Table 8.8
Grants from States to Local Government, 2002-03

	State grants	State grants
	$ million	$ per capita

New South Wales	237.9	35.82
Victoria	138.4	28.52
Queensland	305.9	83.35
Western Australia	101.4	52.87
South Australia	36.9	24.31
Tasmania	5	10.64
Northern Territory	20.7	103.59
Total	846.2	43.90

Source:	Australian Bureau of Statistics unpublished data, Australian Government Department of Transport and Regional Services unpublished data.

[2]	Department of Transport and Regional Services 2002-03 Report on the Operation of the Local Government (Financial Assistance) Act 1995 – Chapter 1 Page 13.

[3]	Ibid – Chapter 1 Page 19.

Budget Strategy and Outlook 2005-06

In 2003-04, a total of $774.6 million in grants was provided to Queensland’s local governments, with 54.2% of this amount provided by the Queensland Government and the balance provided by the Australian Government. Current estimates indicate the proportion of funding provided by the Queensland Government will increase to 58.8% in 2004-05 and 60% in 2005-06. Table 8.9 details Queensland Government and Australian Government grants to local government in Queensland.

Table 8.9
Grants to Local Government in Queensland1

	2003-04	2004-05	2005-06
	Actual	Est. Act.	Budget[2]
	$'000	$'000	$'000

Queensland Government Grants
Communities	49,680	52,885	52,833
- includes Pensioner Rates Rebate	41,789	43,810	45,126
Education and the Arts	19,031	18,637	17,934
Emergency Services	2,155	3,535	7,823
Employment and Training	21,730	23,904	13,080
Environmental Protection Agency	1,518	2,434	860
Health	10,429	10,611	9,536
Housing	42,412	39,710	80,983
Local Government, Planning, Sport and Recreation	179,995	269,260	285,210
Main Roads	52,705	66,505	66,423
Natural Resources and Mines	4,101	9,842	36,370
Premier and Cabinet	1,220	1,286	1,354
Transport	34,166	5,067	5,506
Other	718	3,703	8,253
Total Queensland Grants	419,860	507,379	586,165

Australian Government Grants
Australian Government “through”	284,943	296,124	310,403
Australian Government “direct”	69,978	59,842	81,007
Total Australian Government Grants	354,741	355,966	391,410

Total Grants to Local Government Authorities and Aboriginal and Islander Councils	774,601	863,345	977,575

Notes:

1.	Grants for current and capital purposes to local government authorities and Aboriginal and Islander councils.

2.	Numbers yet to be confirmed and may be subject to revision.

Source: Queensland Treasury, Australian Government Final Budget Outcome 2003-04, Australian Government Budget Paper No.3 2005-06.

Budget Strategy and Outlook 2005-06

The overall increase in grants by some Queensland Government agencies in 2005-06 compared with previous years reflects the expansion of several programs including:

•	Aboriginal and Torres Strait Islander Housing (Housing)

•	Capital Works Subsidy Scheme (Local Government, Planning, Sport and Recreation)

•	Indigenous Environmental Health Infrastructure Program (Local Government, Planning, Sport and Recreation)

•	Ross River Dam Repairs (Natural Resources and Mines).

The reduction in grants by the Department of Transport since 2003-04 reflects changes to bus service funding paid to the Brisbane City Council for urban bus services. From 1 July 2004, with the implementation of Integrated Ticketing within south east Queensland, bus services provided by Brisbane City Council will be operating under contract and will be paid on the basis of agreed services provided. In 2004-05, bus service payments are contract payments and are no longer accounted for as a grant to local government.

Grant purposes

The composition of Queensland’s grants to local government can vary from year to year. The major areas of funding in 2004-05 were:

•	general public services including contribution to the costs of providing local government services where councils are unable to levy land rates

•	public library schemes where funding is provided to purchase books, upgrade equipment and increase the community use of library services

•	employment and training programs to support and mentor trainees and apprentices, and enhance community employment

•	the provision of rate subsidies to eligible pensioners

•	capital works subsidies provided towards the costs of local public infrastructure

•	road subsidies for local roads, networks and drainage.

Grants for capital purposes comprised 69.3% of grants provided to local government by the Queensland Government in 2004-05. This proportion is expected to rise to 75% in 2005-06.

Budget Strategy and Outlook 2005-06

Chart 8.4 highlights the broad range of purposes for which local government grants were provided by the Queensland Government in 2004-05.

Chart 8.4

State Grants to Local Government in Queensland by Purpose 2004-05

Source: Queensland Treasury

QUEENSLAND GOVERNMENT AS A TAXPAYER

The Queensland Government, like other state governments, is liable for certain Australian Government taxes including the GST and Fringe Benefits Tax (FBT). In addition, the National Tax Equivalents Regime (NTER) for Government-owned corporations and selected business units imposes the equivalent of an income tax on these entities. Based on these taxes, the Queensland Government’s annual Australian Government tax exposure is over $2 billion.

This exposure means there is a requirement to manage any liability associated with these taxes and the flow-on effects to Queensland’s operating position and balance sheet. Proper management of these Australian Government and other tax liabilities ensures there is minimal impost to the Queensland community.

GST input tax credits and GST liabilities

Overall, there are some 3,300 Queensland Government bodies registered for the GST, out of a total of almost 19,000 government bodies registered nationwide. As reported in the 2004-05 Budget papers, this creates an ongoing compliance requirement for Queensland Government bodies to ensure all steps are being taken to accurately account for the GST, including claiming input tax credits and accounting for GST liabilities.

Budget Strategy and Outlook 2005-06

In 2004-05, the major Queensland Government agencies’ GST exposure is estimated to be $1.213 billion, comprising $913.6 million in gross GST credits and $299.2 million in gross GST payable. For 2005-06, the major Queensland Government agencies are again expected to generate a GST exposure of over $1 billion.

The Queensland Government’s GST exposure continues to be driven by the Departments of Health, Education and the Arts (including schools), Main Roads, Public Works, Child Safety (formerly Families) and Queensland Transport. This reflects the size of these agencies and their dealings with other Queensland Government entities.

Fringe Benefits Tax (FBT)

In 2004-05, Queensland’s FBT liability is estimated to be more than $20 million. The Education, Justice and Attorney-General, Police, Main Roads and Health portfolios are the major contributors, collectively comprising approximately 47% of the Queensland Government’s total FBT liability.

National Tax Equivalents Regime (NTER)

The NTER is an administrative arrangement between the Australian Government and the states, under which Australian Government income tax laws are applied to certain government bodies, namely Government-owned corporations and commercialised business units (CBUs). The NTER is administered by the ATO, which charges the Queensland Government on a fee-for-service basis.

The primary objective of the NTER is to promote competitive neutrality, through a uniform application of income tax laws, between NTER entities and their privately held counterparts.

In 2004-05, Queensland entities will make estimated cash payments of $133 million under the NTER. Government-owned corporations comprise 73% of these payments, with the remainder from CBUs.

Initiatives for 2005-06

Further emphasis will be placed on agencies’ corporate governance arrangements where the GST is concerned, to ensure Queensland Government agencies registered for the GST meet their Australian Government tax obligations. A focus for 2005-06 will be promoting the ATO’s Better Practice Guide for the M anagement of GST Administration and its six GST compliance outcomes to departments and agencies for use in their Australian Government taxes compliance frameworks.

Budget Strategy and Outlook 2005-06

9. GOVERNMENT FINANCE STATISTICS

INTRODUCTION

Government Finance Statistics (GFS) data is used extensively in the presentation of financial statement information in the Budget Papers.

This chapter contains detailed financial statements for the Queensland Public Sector based on Australian Bureau of Statistics (ABS) Government Finance Statistics standards. These tables provide financial information prepared under the Uniform Presentation Framework of reporting as required under the Australian Loan Council arrangements. In line with these requirements, budgeted financial information for the Public Financial Corporations sector is not included.

In addition, the chapter provides:

•	reconciliation of the General Government sector GFS net operating balance to the accounting surplus

•	a GFS time series for the General Government sector

•	data on General Government expenses and purchases of non-financial assets by function

•	details of taxation revenue collected by the General Government sector

•	the State’s revised Loan Council Budget allocation

•	background information on GFS, including the conceptual basis for GFS, sector definitions and a list of reporting entities.

AUSTRALIAN EQUIVALENT TO INTERNATIONAL FINANCIAL REPORTING STANDARDS (AEIFRS)

Following the agreement of Australia’s Financial Reporting Council that Australia would adopt International Financial Reporting Standards, the Australian Accounting Standards Board approved that AEIFRS come into effect for reporting periods commencing on or after 1 January 2005.

While Queensland’s Budget financial statements are prepared and presented on a GFS basis in accordance with the Uniform Presentation Framework the adoption of AEIFRS will have some impact on the elements of the financial statements. As the 2005-06 Report on State Finances will be prepared under the new standards, the 2005-06 Budget GFS financial statements have been prepared consistent with AEIFRS so that 2005-06 outcome reporting can be compared against the Budget estimates.

2004-05 and prior years’ information is presented consistent with current Australian Accounting Standards. Generally the GFS based financial statements are not significantly impacted by AEIFRS. Where any significant impacts occur in comparing 2005-06 financial information to 2004-05 and prior years, such as the way defined benefit superannuation liabilities are measured under AEIFRS, these impacts are noted and discussed in supporting commentary in the relevant chapters of this Budget Paper.

Budget Strategy and Outlook 2005-06

GENERAL GOVERNMENT SECTOR

For a detailed analysis of the General Government sector, readers should refer to Chapter 5 – Revenue, Chapter 6 – Expenses, and Chapter 7 – Balance Sheet and Cash Flows.

PUBLIC NON-FINANCIAL CORPORATIONS SECTOR

The Public Non-Financial Corporation sector (PNFC) comprises entities mainly engaged in the production and sale of services to the market. In Queensland the sector is primarily made up of the State’s Government-owned corporations (GOCs), which operate across a range of industries - including energy, rail, port and water delivery services.

GOCs operate as commercial business entities and their activities are based upon the needs of the market sectors which they service.

PNFC Operating Statement

The majority of revenue generated by GOCs is driven by the sale of goods and services to customer markets. GOC revenues are heavily linked to the performance of the Queensland economy, and the ability of these entities to compete in increasingly competitive markets.

Major components of GOC revenues include charges for rail freight, sales of electricity, port charges and water delivery.

Key determinants of GOC revenue growth in 2005-06 will be electricity pool prices supported by increased energy demand and export throughput, particularly coal. Across the sector, it is anticipated that sales will generate revenues of $7.175 billion in 2005-06, an increase of 6.1% on 2004-05 estimated actual revenues.

Growth is expected to continue with sales revenue increasing by 15.5% over the period 2005-06 to 2008-09.

Another source of revenue for GOCs is Community Service Obligation (CSOs) payments. These payments are included in the ‘Grants and Subsidies Received’ items. CSOs are provided by the State where GOCs are required to provide non-commercial services or services at non-commercial prices for the benefit of the community. Major CSOs include the electricity uniform price tariff and QR passenger rail services.

GOCs remit dividends to the State as shareholder. The 2004-05, 2005-06 and forward estimates assumption is that the GOC dividend payout ratio will be 80% of Net Profit After Tax. This dividend is paid after GOCs have met their commitments to operating and maintenance expenses.

Under the GFS framework, dividends are treated as an expense in the calculation of the Net Operating Balance for the sector.

The overall strong performance of GOCs is demonstrated in that after allowing for dividends of $628 million, the sector is expected to generate an operating surplus of $210 million in 2005-06, growing consistently throughout the forward estimates period.

Budget Strategy and Outlook 2005-06

PNFC Balance Sheet and Cash Flow Statement

The ability of GOCs to efficiently and effectively service their customers is reliant upon the investment in and maintenance of the underlying infrastructure. In 2005-06, the sector is expected to invest approximately $3.952 billion in capital. High levels of investment are expected to continue across the forward estimates.

GOCs undertake infrastructure investment on a commercial basis in response to the needs of the markets they service. A key focus of current investment is electricity generation and network reliability, and increasing the export capacity of ports and rail infrastructure.

Energy GOCs have budgeted a record capital spend over the next four years. Given the forecast increase in electricity demand in the coming years, significant expenditure will be undertaken to ensure adequate generation capacity and network reliability.

As part of implementing the recommendations of the Electricity Distribution and Service Delivery Review, $1.046 billion is budgeted in 2005-06 towards strengthening the electricity distribution network. In addition, Powerlink will spend approximately $227 million on the transmission network in 2005-06.

In respect of generation capacity, a major highlight will be completing the construction of the $1.176 billion Kogan Creek Power project, which is due to be completed in time for the peak summer demand of 2007-08.

Coal is a key industry for the Queensland economy as it is one of the State’s largest industries by value and employment. Over the next five years, it is anticipated that overseas demand for Queensland’s coal will rise significantly. Queensland’s GOCs are expected to play a significant role through proposed port and rail expansions.

As a consequence of these significant capital investments, the Sector is expected to run GFS cash deficits throughout the forward estimates period, implying an ongoing funding requirement.

There are a number of ways in which GOCs fund these investments. These options include utilising cash flow from their business, borrowing, or equity injections from Shareholding Ministers.

The method of financing will differ according to the individual circumstances of the relevant GOC and the specific nature of the project in question. The Queensland Government is committed to GOCs being at all times able to fund viable projects whilst retaining a sound financial position, by ensuring that all GOCs remain sufficiently well capitalised to ensure an investment grade credit rating as determined by independent credit ratings agencies.

Over the period 2004-05 to 2008-09, the Sector is budgeting to receive a total of $2.077 billion in equity support from Government.

Budget Strategy and Outlook 2005-06

UNIFORM PRESENTATION FRAMEWORK FINANCIAL INFORMATION

The following tables present operating statements, balance sheets and cash flow statements prepared on an accrual GFS basis for the General Government, Public Non-financial Corporations and Non-financial Public sectors. 2005-06 Budget and forward years have been prepared consistent with AEIFRS.

Table 9.1
General Government Sector Operating Statement 1

		2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
		Actual	Est.Actual	Budget	Projection	Projection	Projection
		$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue	6,676	6,945	6,843	7,221	7,630	7,970
	Current grants and subsidies	10,992	12,369	12,682	12,994	13,594	14,021
	Capital grants	553	492	528	634	795	621
	Sales of goods and services	2,105	2,339	2,401	2,487	2,551	2,578
	Interest income	2,723	2,227	1,421	1,514	1,605	1,697
	Other	2,165	2,399	2,729	2,926	2,876	2,905
	Total Revenue	25,214	26,771	26,604	27,776	29,051	29,793

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	10,004	10,892	11,719	12,347	13,085	13,730
	Other operating expenses	4,245	4,788	5,161	5,361	5,566	5,792
	Depreciation	1,460	1,544	1,617	1,705	1,779	1,843
	Superannuation interest expense	750	747	604	636	665	693
	Other interest expense	211	200	232	317	433	544
	Current transfers	4,500	5,049	5,494	5,946	6,137	6,214
	Capital transfers	704	825	844	877	830	757
	Total Expenses	21,874	24,046	25,670	27,188	28,494	29,573

Equals	GFS net operating balance	3,340	2,725	934	588	556	220

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	2,415	2,769	3,616	3,659	3,371	2,926
	Sales of non-financial assets	(356)	(317)	(297)	(258)	(251)	(239)
	Less Depreciation	1,460	1,544	1,617	1,705	1,779	1,843
	Plus Change in inventories	(13)	9	27	60	9	6
	Plus Other movements in non-financial assets	(83)	56	14	15	15	15
	Equals Total net acquisition of non-financial assets	503	972	1,742	1,771	1,364	865

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	2,838	1,753	(808)	(1,182)	(808)	(645)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Table 9.2
Public Non-financial Corporations Sector Operating Statement 1

		2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
		Actual	Est. Actual	Budget	Projection	Projection	Projection
		$million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Current grants and subsidies	1,000	1,083	1,349	1,534	1,680	1,692
	Capital grants	55	14	17	15	15	15
	Sales of goods and services	6,625	6,757	7,175	7,562	7,901	8,290
	Interest income	101	96	77	80	85	92
	Other	350	437	464	570	537	525
	Total Revenue	8,130	8,387	9,082	9,761	10,217	10,614

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	1,517	1,667	1,802	1,851	1,907	1,955
	Other operating expenses	3,457	3,509	3,734	3,831	3,974	4,126
	Depreciation	1,216	1,267	1,413	1,533	1,677	1,740
	Other interest expense	742	749	874	942	1,059	1,114
	Other property expenses	1,052	975	964	1,260	1,263	1,287
	Current transfers	198	164	84	69	52	35
	Capital transfers	16	—	—	—	—	—
	Total Expenses	8,197	8,331	8,871	9,487	9,932	10,258

Equals	GFS net operating balance	(67)	56	210	274	286	356

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	1,804	2,822	3,952	3,620	3,037	3,050
	Sales of non-financial assets	(384)	(152)	(26)	(47)	(56)	(59)
	Less Depreciation	1,216	1,267	1,413	1,533	1,677	1,740
	Plus Change in inventories	(15)	(25)	65	(15)	12	(13)
	Plus Other movements in non-financial assets	(7)	24	30	33	36	39
	Equals Total net acquisition of non-financial assets	182	1,401	2,609	2,058	1,353	1,277

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	(249)	(1,345)	(2,399)	(1,784)	(1,068)	(921)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Table 9.3
Non-financial Public Sector Operating Statement 1

		2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
		Actual	Est. Actual	Budget	Projection	Projection	Projection
		$ million	$ million	$ million	$ million	$ million	$ million

	GFS Revenue
	Taxation revenue	6,358	6,625	6,508	6,868	7,264	7,595
	Current grants and subsidies	10,817	12,217	12,605	12,930	13,544	13,986
	Capital grants	592	492	528	634	795	621
	Sales of goods and services	8,622	8,943	9,424	9,894	10,295	10,710
	Interest income	2,821	2,324	1,499	1,594	1,689	1,789
	Other	1,470	1,857	2,224	2,232	2,145	2,139
	Total Revenue	30,681	32,458	32,788	34,151	35,733	36,840

Less	GFS Expenses
	Gross operating expenses
	Employee expenses	11,520	12,559	13,521	14,198	14,992	15,684
	Other operating expenses	7,591	7,810	8,391	8,668	9,001	9,370
	Depreciation	2,676	2,812	3,030	3,238	3,455	3,583
	Superannuation interest expense	750	747	604	636	665	693
	Other interest expense	952	949	1,106	1,259	1,491	1,658
	Current transfers	3,216	3,989	4,165	4,428	4,471	4,533
	Capital transfers	703	809	826	862	815	742
	Total Expenses	27,407	29,677	31,643	33,289	34,891	36,263

Equals	GFS net operating balance	3,274	2,781	1,145	862	842	576

Less	Net acquisition of non-financial assets
	Purchases of non-financial assets	4,219	5,590	7,568	7,279	6,408	5,976
	Sales of non-financial assets	(740)	(469)	(323)	(305)	(307)	(298)
	Less Depreciation	2,676	2,812	3,030	3,238	3,455	3,583
	Plus Change in inventories	(28)	(16)	92	44	21	(6)
	Plus Other movements in non-financial assets	(90)	79	44	48	51	54
	Equals Total net acquisition of non-financial assets	685	2,373	4,352	3,829	2,718	2,143

Equals	GFS Net lending / (borrowing) (Fiscal Balance)	2,589	408	(3,207)	(2,967)	(1,876)	(1,566)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Table 9.4
General Government Sector Balance Sheet 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual [2]	Est.Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	1,729	1,960	1,344	1,028	1,219	1,353
Advances paid	173	183	197	204	212	219
Investments, loans and placements	16,157	18,963	20,268	21,520	22,832	24,156
Other non-equity assets	4,318	4,468	5,467	5,971	6,206	6,482
Equity	14,633	17,038	16,933	18,466	19,640	21,150
Total Financial Assets	37,010	42,612	44,209	47,190	50,109	53,359

Non-Financial Assets	61,981	64,558	67,632	71,012	74,040	76,622

Total Assets	98,991	107,170	111,842	118,201	124,149	129,981

Liabilities
Advances received	500	485	471	457	443	428
Borrowing	2,708	2,792	3,684	5,951	7,539	9,178
Superannuation liability	11,930	12,896	16,192	17,345	18,545	19,770
Other employee entitlements and provisions	3,590	3,641	3,722	3,837	4,047	4,298
Other non-equity liabilities	2,540	2,352	2,429	2,429	2,431	2,450
Total Liabilities	21,268	22,165	26,497	30,019	33,004	36,124

Net Worth	77,723	85,005	85,344	88,182	91,145	93,857
Net Financial Worth	15,742	20,447	17,712	17,171	17,105	17,235
Net Debt	(14,851)	(17,829)	(17,654)	(16,344)	(16,281)	(16,122)

Note:

1.	Numbers may not add due to rounding.

2.	Advances received and Borrowing figures for 2003-04 differ to that published in the 2003-04 Report on State Finances due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Budget Strategy and Outlook 2005-06

Table 9.5
Public Non-financial Corporations Sector Balance Sheet 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual	Est.Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	1,025	808	847	1,162	1,408	1,599
Investments, loans and placements	997	969	1,032	1,027	1,022	1,024
Other non-equity assets	1,909	1,898	1,942	1,958	2,019	2,132
Equity	60	64	47	58	71	83
Total Financial Assets	3,992	3,739	3,869	4,205	4,520	4,838

Non-Financial Assets	27,160	30,648	33,337	35,911	37,795	39,614

Total Assets	31,152	34,388	37,206	40,116	42,316	44,452

Liabilities
Deposits held	84	65	65	65	65	65
Borrowing	12,066	12,632	14,269	14,891	15,743	16,062
Other employee entitlements and provisions	3,954	4,116	5,096	5,557	5,726	6,000
Other non-equity liabilities	1,314	1,446	1,752	2,041	2,047	2,080
Total Liabilities	17,419	18,259	21,182	22,554	23,581	24,207

Net Worth	13,733	16,129	16,024	17,562	18,735	20,245
Net Financial Worth	(13,427)	(14,520)	(17,313)	(18,349)	(19,060)	(19,368)
Net Debt	10,128	10,919	12,455	12,767	13,377	13,503

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Table 9.6
Non-financial Public Sector Balance Sheet 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual [2]	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Assets
Financial Assets
Cash and deposits	2,754	2,769	2,191	2,190	2,627	2,952
Advances paid	157	166	181	188	196	203
Investments, loans and placements	17,145	19,915	21,278	22,518	23,819	25,139
Other non-equity assets	2,695	2,683	2,671	2,619	2,578	2,606
Equity	993	1,007	990	995	1,008	1,019
Total Financial Assets	23,745	26,540	27,311	28,510	30,228	31,919

Non-Financial Assets	89,107	95,172	100,936	106,888	111,802	116,202

Total Assets	112,852	121,713	128,246	135,398	142,030	148,121

Liabilities
Deposits held	85	65	65	65	65	65
Advances received	500	485	471	457	443	428
Borrowing	14,748	15,392	17,914	20,797	23,231	25,182
Superannuation liability	11,930	12,896	16,192	17,345	18,545	19,770
Other employee entitlements and provisions	4,180	4,320	4,463	4,601	4,778	5,077
Other non-equity liabilities	3,686	3,551	3,797	3,950	3,824	3,742
Total Liabilities	35,129	36,708	42,902	47,216	50,885	54,264

Net Worth	77,723	85,005	85,344	88,182	91,145	93,857
Net Financial Worth	(11,384)	(10,167)	(15,591)	(18,706)	(20,657)	(22,345)
Net Debt	(4,723)	(6,909)	(5,199)	(3,577)	(2,903)	(2,619)

Note:

1.	Numbers may not add due to rounding.

2.	Advances received and Borrowing figures for 2003-04 differ to that published in the 2003-04 Report on State Finances due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Budget Strategy and Outlook 2005-06

Table 9.7
General Government Sector Cash Flow Statement 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual [2]	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,635	6,944	6,842	7,220	7,629	7,969
Grants and subsidies received	11,535	12,875	13,216	13,633	14,378	14,651
Sales of goods and services	2,448	2,601	2,669	2,732	2,786	2,817
Other receipts	5,104	4,850	4,420	4,468	4,822	4,918
Total	25,721	27,270	27,148	28,053	29,615	30,355

Payments for operating activities
Payments for goods and services	(14,305)	(15,086)	(16,631)	(17,531)	(18,366)	(19,220)
Grants and subsidies	(4,954)	(5,707)	(6,201)	(6,684)	(6,830)	(6,834)
Interest	(209)	(203)	(233)	(319)	(435)	(546)
Other payments	(704)	(692)	(666)	(677)	(641)	(641)
Total	(20,172)	(21,688)	(23,731)	(25,211)	(26,272)	(27,242)

Net cash inflows from operating activities	5,549	5,583	3,417	2,842	3,342	3,113

Payments for investments in non-financial assets
Purchases of non-financial assets	(2,415)	(2,769)	(3,616)	(3,659)	(3,371)	(2,926)
Sales of non-financial assets	356	317	297	258	251	239
Total	(2,059)	(2,452)	(3,319)	(3,401)	(3,119)	(2,687)

Payments for investments in financial assets for policy purposes	(632)	(171)	(271)	(756)	(292)	(587)

Payments for investments in financial assets for liquidity purposes	(2,398)	(2,834)	(1,256)	(1,242)	(1,292)	(1,328)

Receipts from financing activities
Advances received (net)	(13)	(13)	(14)	(15)	(15)	(15)
Borrowing (net)	(330)	119	827	2,255	1,566	1,638
Total	(343)	106	813	2,241	1,552	1,623

Net increase/(decrease) in cash held	116	231	(617)	(316)	191	133

Net cash from operating activities and investments in non-financial assets	3,490	3,131	98	(559)	223	426
less Finance leases and similar arrangements	—	3	—	—	—	—
GFS Surplus/(deficit)	3,490	3,127	98	(559)	223	426

Notes:

1.	Numbers may not add due to rounding.

2.	Advances received and Borrowing figures for 2003-04 differ to that published in the 2003-04 Report on State Finances due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Budget Strategy and Outlook 2005-06

Table 9.8
Public Non-financial Corporations Sector Cash Flow Statement 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Grants and subsidies received	1,031	1,062	1,377	1,609	1,730	1,746
Sales of goods and services	7,192	7,559	8,115	8,547	8,727	9,004
Other receipts	747	841	917	1,068	1,013	981
Total	8,970	9,461	10,409	11,224	11,470	11,731

Payments for operating activities
Payments for goods and services	(4,696)	(4,992)	(5,613)	(5,787)	(5,942)	(6,040)
Grants and subsidies	(129)	(180)	(83)	(68)	(51)	(35)
Interest	(801)	(802)	(929)	(998)	(1,125)	(1,181)
Other payments	(1,017)	(1,010)	(1,039)	(1,078)	(1,194)	(1,108)
Total	(6,642)	(6,983)	(7,664)	(7,932)	(8,312)	(8,365)

Net cash inflows from operating activities	2,328	2,478	2,746	3,292	3,158	3,367

Payments for investments in non-financial assets
Purchases of non-financial assets	(1,804)	(2,822)	(3,952)	(3,620)	(3,037)	(3,050)
Sales of non-financial assets	384	152	26	47	56	59
Total	(1,420)	(2,670)	(3,927)	(3,573)	(2,982)	(2,991)

Payments for investments in financial assets for policy purposes	(6)	—	—	—	—	--

Payments for investments in financial assets for liquidity purposes	(52)	6	(20)	(38)	(37)	(37)

Receipts from financing activities
Borrowing (net)	(823)	595	1,684	664	891	351
Deposits received (net)	2	(20)	—	—	—	—
Distributions paid	(774)	(767)	(716)	(786)	(1,077)	(1,086)
Other financing (net)	692	161	271	756	292	588
Total	(902)	(32)	1,239	634	106	(147)

Net increase/(decrease) in cash held	(53)	(217)	38	315	246	192

Net cash from operating activities and investments in non-financial assets	907	(192)	(1,181)	(281)	177	376
Distributions paid	(774)	(767)	(716)	(786)	(1,077)	(1,086)
GFS Surplus/(deficit)	133	(959)	(1,897)	(1,067)	(901)	(710)

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Table 9.9
Non-financial Public Sector Cash Flow Statement 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual [2]	Est. Actual	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

Receipts from operating activities
Taxes received	6,318	6,624	6,508	6,867	7,263	7,594
Grants and subsidies received	11,428	12,689	13,150	13,628	14,364	14,655
Sales of goods and services	9,519	10,007	10,632	11,124	11,356	11,663
Other receipts	5,074	4,962	4,617	4,749	4,756	4,813
Total	32,339	34,282	34,908	36,368	37,739	38,724

Payments for operating activities
Payments for goods and services	(18,885)	(19,972)	(22,090)	(23,159)	(24,155)	(25,112)
Grants and subsidies	(3,985)	(4,639)	(4,841)	(5,139)	(5,137)	(5,127)
Interest	(941)	(941)	(1,095)	(1,246)	(1,477)	(1,640)
Other payments	(1,425)	(1,437)	(1,436)	(1,477)	(1,548)	(1,452)
Total	(25,237)	(26,990)	(29,462)	(31,021)	(32,317)	(33,332)

Net cash inflows from operating activities	7,102	7,292	5,445	5,347	5,422	5,393

Payments for investments in non-financial assets
Purchases of non-financial assets	(4,219)	(5,590)	(7,568)	(7,279)	(6,408)	(5,976)
Sales of non-financial assets	740	469	323	305	307	298
Total	(3,479)	(5,122)	(7,245)	(6,974)	(6,101)	(5,678)

Payments for investments in financial assets for policy purposes	(30)	(10)	—	—	—	—

Payments for investments in financial assets for liquidity purposes	(2,451)	(2,827)	(1,276)	(1,280)	(1,329)	(1,365)

Receipts from financing activities
Advances received (net)	(13)	(13)	(14)	(15)	(15)	(15)
Borrowing (net)	(1,095)	713	2,511	2,919	2,458	1,989
Deposits received (net)	3	(20)	—	—	—	—
Other financing (net)	26		—	—	—	--
Total	(1,079)	680	2,497	2,905	2,443	1,974

Net increase/(decrease) in cash held	63	14	(579)	(2)	436	324

Net cash from operating activities and investments in non-financial assets	3,622	2,171	(1,800)	(1,626)	(678)	(285)
less Finance leases and similar arrangements	—	3	—	—	—	—
GFS Surplus/(deficit)	3,622	2,168	(1,800)	(1,626)	(678)	(285)

Note:

1.	Numbers may not add due to rounding.

2.	Advances received and Borrowing figures for 2003-04 differ to that published in the 2003-04 Report on State Finances due to a reclassification of advances to align with Australian Bureau of Statistics’ definitions.

Budget Strategy and Outlook 2005-06

RECONCILIATION OF GFS NET OPERATING BALANCE TO ACCOUNTING SURPLUS

The primary difference between GFS net operating balance and the accounting surplus calculated reporting under Australian Accounting Standards (AAS) is that valuation adjustments are excluded from the GFS net operating balance.

Data presented in Table 9.10 provides a reconciliation of the General Government sector GFS net operating balance to the accounting surplus.

Table 9.10
Reconciliation of General Government GFS net operating balance to Accounting surplus 1

	2003-04	2004-05	2005-06
	Actual	Est.Act.	Budget
	$ million	$ million	$ million

GFS net operating balance General Government sector	3,340	2,725	934

Remeasurement/valuation adjustments
Bad debts and amortisation	(38)	(51)	(50)
Market value adjustments QTC loans[2]	148	8	—
Market value adjustments investments	55	36	6
Revaluation of superannuation provision[3]	602	648	—
Revaluation of other provisions	61	61	1
Decommissioned Main Roads assets and land under roads written off	(138)	(164)	(173)
Gain/(loss) on assets sold/written off	(28)	19	9
Prior year adjustments	(1)	—	—

AAS net surplus General Government sector	4,001	3,282	727

Notes:

1	Numbers may not add due to rounding.

2	The adjustment from book value to market value on QTC loans for 2004-05 has been based on market values as at 31 March 2005, being the best available estimate. No market value estimate has been made for the Budget as the calculation is dependent on future interest rates.

3	The superannuation provision is heavily dependent on investment returns as it represents the residual liability of the State after deducting members’ fund assets. Any variation from the long term rate of 7.5% results in a revaluation of the provision.

Budget Strategy and Outlook 2005-06

GENERAL GOVERNMENT TIME SERIES

Data presented in Table 9.11 provides a time series from 1999-2000 for the General Government sector on the key GFS indicators used by the Government to measure financial performance.

Table 9.11
General Government Sector 1

	1999-00	2000-01	2001-02	2002-03	2003-04
	Actual	Actual	Actual	Actual	Actual
	$ million	$ million	$ million	$ million	$ million

OPERATING STATEMENT

GFS Revenue
Taxation revenue	5,051	4,255	4,815	5,598	6,676
Current grants and subsidies	6,203	8,539	9,520	10,175	10,992
Capital grants	448	483	696	510	553
Sales of goods and services	1,695	1,747	1,837	1,964	2,105
Interest income	1,773	852	(464)	(128)	2,723
Other	2,222	2,382	2,453	2,138	2,165
Total Revenue	17,392	18,258	18,857	20,256	25,214

Less GFS Expenses
Gross operating expenses	11,060	12,844	13,733	14,562	15,709
Superannuation interest expense	710	467	626	630	750
Other interest expense	283	339	223	220	211
Current transfers	3,511	4,413	4,713	4,271	4,500
Capital transfers	766	1,052	456	558	704
Total Expenses	16,330	19,116	19,751	20,241	21,874

Equals GFS net operating balance	1,062	(858)	(894)	15	3,340

OTHER KEY AGGREGATES

Purchases of non-financial assets	2,992	2,520	2,416	2,232	2,415

Net acquisition of non-financial assets	1,166	813	708	155	503

GFS Net lending / (borrowing) (Fiscal Balance)	(104)	(1,671)	(1,602)	(140)	2,838

Net Worth	57,293	57,623	58,093	64,894	77,723

Net Debt	(10,122)	(10,082)	(11,032)	(11,260)	(14,851)

Cash Surplus/Deficit	(1,281)	534	188	645	3,490

Note:

1.	Numbers may not add due to rounding.

Source: Budget Papers and Outcomes Reports for Queensland 1999-2000 to 2003-04.

Budget Strategy and Outlook 2005-06

OTHER GENERAL GOVERNMENT GFS DATA

Data presented in the following tables are presented in accordance with GFS and Uniform Presentation Framework guidelines which present data on a consolidated basis.

Expenses by Function

Data presented in Table 9.12 provides details of General Government sector expenses by function.

Table 9.12
General Government Sector Expenses by Function 1

	2003-04	2004-05	2005-06	2006-07	2007-08	2008-09
	Actual	Est. Act.	Budget	Projection	Projection	Projection
	$ million	$ million	$ million	$ million	$ million	$ million

General public services	1,352	1,432	1,550	1,670	1,788	1,923
Public order and safety	2,083	2,262	2,455	2,547	2,698	2,831
Education	5,622	6,031	6,346	6,721	7,044	7,406
Health	4,733	5,221	5,593	6,000	6,440	6,742
Social security and welfare	882	1,096	1,333	1,456	1,515	1,570
Housing and community amenities	870	877	1,016	977	976	978
Recreation and culture	566	611	678	713	727	786
Fuel and energy	749	755	998	1,066	1,167	1,159
Agriculture, forestry, fishing and hunting	645	774	772	738	672	583
Mining, manufacturing and construction	92	114	115	114	114	116
Transport and communications	2,113	2,435	2,577	2,768	2,910	3,003
Other economic affairs	673	772	802	842	741	721
Other purposes	1,493	1,665	1,435	1,574	1,703	1,754

Total Expenses	21,874	24,046	25,670	27,188	28,494	29,573

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Purchases of non-financial Assets by Function

Data presented in Table 9.13 provides details of General Government sector purchases of non-financial assets by function.

Table 9.13
General Government Sector Purchases of Non-financial Assets by Function 1

	2004-05	2005-06
	Est. Act.	Budget
	$ million	$ million

General public services	242	324
Public order and safety	252	331
Education	319	437
Health	345	520
Social security and welfare	52	78
Housing and community amenities	296	320
Recreation and culture	124	198
Fuel and energy	1	0
Agriculture, forestry, fishing and hunting	44	63
Mining, manufacturing and construction	3	1
Transport and communications	898	1,262
Other economic affairs	167	33
Other purposes	27	49

Total Purchases	2,769	3,616

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Taxes

Data presented in Table 9.14 provides details of taxation revenue collected by the General Government sector.

Table 9.14
General Government Sector Taxes 1

	2004-05	2005-06
	Est. Actual	Budget
	$ million	$ million

Taxes on employers’ payroll and labour force	1,652	1,767

Taxes on property
Land taxes	425	431
Stamp duties on financial and capital transactions	2,044	1,852
Financial Institutions’ Transactions Taxes	188	—
Other	331	349

Taxes on the provision of goods and services
Taxes on gambling	812	892
Taxes on insurance	365	387

Taxes on use of goods and performance of activities
Motor vehicle taxes	1,022	1,052
Other	107	112

Total Taxation Revenue	6,945	6,843

Note:

1.	Numbers may not add due to rounding.

Budget Strategy and Outlook 2005-06

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to prepare Loan Council Allocations (LCA) to provide an indication of each government’s probable call on financial markets over the forthcoming financial year.

Table 9.15 presents the State’s revised LCA Budget allocation and the Loan Council endorsed LCA for 2005-06.

Table 9.15
Loan Council Allocation 1

		2005-06	2005-06
		Nomination	Budget
		$ million	$ million

	General Government sector cash deficit/(surplus) (2)	(871)	(98)
	PNFC sector cash deficit/(surplus) (2)	1,291	1,897

	Non Financial Public Sector cash deficit/(surplus) (2)	422	1,800

Less	Net cash flows from investments in financial assets for policy purposes	—	—

Plus	Memorandum items (3)	(30)	(30)

	Loan Council Allocation	392	1,770

Note:

1.	Numbers may not add due to rounding.

2.	Figures in brackets represent surpluses.

3.	Memorandum items include operating leases and local government borrowings.

The State’s Budget LCA allocation is a deficit of $1.77 billion. This compares to the LCA nomination in March 2005 of $392 million.

A tolerance limit of two percent of non-financial public sector receipts applies between the LCA nomination and the Budget allocation. For 2005-06 the LCA Budget allocation exceeds the LCA nomination by more than the two percent tolerance limit.

The increased deficit is largely due to higher net borrowing requirements as a result of increased spending on capital infrastructure in both the General Government and the PNFC sectors.

Budget Strategy and Outlook 2005-06

BACKGROUND AND INTERPRETATION OF GOVERNMENT FINANCE STATISTICS

Accrual GFS Framework

The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards (the International Monetary Fund Manual on Government Finance Statistics and the United Nations System of National Accounts). This allows comprehensive assessments to be made of the economic impact of government.

Nature of the GFS framework

The accrual GFS framework is based on an integrated recording of stocks and flows. Stocks refer to a unit’s holdings of assets, liabilities and net worth at a point in time, whilst flows represent the movement in the stock of assets and liabilities between two points in time. Flows comprise of two separate types, transactions and other economic flows. Transactions come about as a result of mutually agreed interactions between units or within a single unit. Other economic flows would include revaluations and destruction or discovery of assets that do not result from a transaction. In GFS operating statements, other economic flows, being outside of the control of government, are excluded and do not affect the net operating result.

The GFS statements reported in the Budget are the operating statement, balance sheet and cash flow statement.

Operating Statement

This statement is designed to capture the details of transaction flows of GFS revenue and GFS expense items as well as net acquisition of non-financial assets for an accounting period. Unlike operating statements prepared on Australian Accounting Standard principles, a GFS operating statement reports two major fiscal measures – the GFS net operating balance and GFS net lending/borrowing.

Net operating balance is represented by GFS revenues less GFS expenses and excludes any other economic flows such as revaluations, gains or losses on assets disposals and allowances for doubtful debts.

Net lending is the net operating balance less net acquisition of non-financial assets. It also is referred to as the fiscal balance. It measures, in accrual terms, the gap between Government savings plus net capital transfers and investment in non-financial assets. A surplus indicates that the State Government is placing financial resources at the disposal of other sectors of the economy, whilst a deficit reflects the state utilising the financial resources of other sectors.

Balance Sheet

The balance sheet shows stocks of financial and non-financial assets and liabilities. Key indicators in the balance sheet are net debt and net worth.

Net debt is represented by the sum of selected financial liabilities (such as deposits held and borrowings) minus the sum of selected financial assets (cash and deposits, loans and placements). It provides an indication of the strength of a government’s financial position.

Net worth, known as net assets, is defined as total assets less total liabilities. It provides a more comprehensive picture of a government’s position as all assets and liabilities are taken into account.

Budget Strategy and Outlook 2005-06

Net financial worth, on the other hand, is calculated as financial assets minus total liabilities. It measures a government’s net holdings of financial assets.

Cash Flow Statement

Cash means cash on hand (notes and coins held and deposits held at call with a bank or financial institution) and cash equivalents (highly liquid investments readily convertible to cash and overdrafts considered integral to the cash management functions). The cash flow statement demonstrates how cash is generated and applied in a single accounting period.

The GFS surplus/deficit is the cash counterpart of the fiscal balance as disclosed in the GFS operating statement. A surplus reflects the availability of cash to increase the State’s financial assets or decrease its liabilities, whilst a deficit reflects the requirement for cash either by running down the State’s financial assets or by drawing on the cash reserves of other sectors of the economy. It comprises net cash received/paid from operating activities, from sales and purchases of non-financial assets and from financing activities.

SECTOR CLASSIFICATION

GFS data is presented by institutional sector, distinguishing between the General Government sector and the Public Non-financial Corporations (PNFC) sector.

Budget reporting focuses on the General Government sector that provides regulatory services and goods and services of a non-market nature that are provided at less than cost or at no cost. These services are largely financed by general revenue (taxation). This sector comprises government departments, their commercialised business units/shared service providers and certain statutory bodies.

The PNFC sector comprises bodies that provide mainly market goods and services that are of a non-regulatory and non-financial nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government subsidy to satisfy community service obligations. In general, PNFCs are legally distinguishable from the governments that own them. Examples of PNFCs include QR and the energy entities.

Together, the general government sector and the PNFC sector comprise the Non-financial Public sector.

Further discussions of the GFS framework of reporting, including definitions of GFS terms can be obtained from the webpage of the Australian Bureau of Statistics at www.abs.gov.au.

Budget Strategy and Outlook 2005-06

REPORTING ENTITIES

The reporting entities included in the General Government and PNFC sectors are detailed below.

General Government

Departments
Aboriginal and Torres Strait Islander Policy
Child Safety
Communities
Corrective Services
Disability Services Queensland
Education and the Arts
Electoral Commission of Queensland
Emergency Services
Employment and Training
Energy
Environmental Protection Agency
Health
Housing
Industrial Relations
Justice and Attorney-General
Legislative Assembly
Local Government, Planning, Sport and Recreation
Main Roads
Natural Resources and Mines
Office of the Governor
Office of the Ombudsman
Office of the Public Service Commissioner
Police
Premier and Cabinet
Primary Industries and Fisheries
Public Works
Queensland Audit Office
State Development and Innovation
The Office of the Information Commissioner (ceasing
30/6/05)
The Public Trustee of Queensland
Tourism, Fair Trading and Wine Industry Development
Transport
Treasury

Statutory Authorities
Anti-Discrimination Commission Queensland
Board of the Queensland Museum
Commission for Children and Young People
Crime and Misconduct Commission
Dalby Agricultural College Board
Emerald Agricultural College Board
Legal Aid Queensland
Library Board of Queensland
Longreach Pastoral College Board
Motor Accident Insurance Commission
Nominal Defendant
Prostitution Licensing Authority
Queensland Art Gallery Board of Trustees
Queensland Building Services Authority
Queensland Events Corporation Pty Ltd
Queensland Institute of Medical Research
Queensland Performing Arts Trust
Queensland Rural Adjustment Authority
Queensland Studies Authority
Queensland Treasury Holdings Pty Ltd
Residential Tenancy Authority
SGH Ltd
South Bank Corporation
The Australian College of Tropical Agriculture
The Office of the Information Commissioner
Tourism Queensland
Workers Compensation Regulatory Authority (Q-Comp)

Budget Strategy and Outlook 2005-06

Commercialised Business Units
Citec
GoPrint
Main Roads – RoadTek
Project Services
Property Services Group
Q-Build
Q-Fleet
Sales and Distribution Services

Shared Service Providers
Corporate Administration Agency
Corporate and Professional Services
Corporate Solutions Queensland
Queensland Health Shared Service Provider
PartnerOne
CorporateLink
CorpTech

Public Non-financial Corporations

Bundaberg Port Authority
Cairns Port Authority
Central Queensland Port Authority
CS Energy Ltd
DBCT Holdings Pty Ltd
DPI Forestry
ENERGEX Ltd
Ergon Energy Corporation Ltd
Eungella Water Pipeline Pty Ltd
Gladstone Area Water Board
Gold Coast Events Co Pty Ltd
Golden Casket Lottery Corporation Ltd
Heritage Train Company Pty Ltd
Mackay Port Authority
Major Sports Facilities Authority
Mount Isa Water Board
On Track Insurance Pty Ltd
North West Queensland Water Pipeline Pty Ltd
Port of Brisbane Corporation
Ports Corporation of Queensland
Powerlink Queensland
Queensland Motorways Ltd
Queensland Power Trading Corporation (Enertrade)
QR (Queensland Rail)

QR National Pty Ltd (Interail Australia)
Stanwell Corporation Ltd
SunWater
Tarong Energy Corporation Ltd
The Trustees of Parklands Gold Coast
Townsville Port Authority

Budget Strategy and Outlook 2005-06

APPENDIX A – TAX EXPENDITURE STATEMENT

OVERVIEW

Governments employ a range of policy tools to achieve social and economic objectives. These include use of direct budgetary outlays, regulatory mechanisms and taxation. As required by the Charter of Social and Fiscal Responsibility, this Tax Expenditure Statement (TES) details revenue foregone as a result of Government decisions relating to the provision of tax concessions. The TES is designed to improve transparency in the use of tax expenditures and increase public understanding of the fiscal process.

Tax expenditures are reductions in tax revenue that result from the use of the taxation system as a policy tool to deliver Government policy objectives. Tax expenditures are provided through a range of concessions, including:

•	tax exemptions

•	the application of reduced tax rates to certain groups or sectors of the community

•	tax rebates

•	tax deductions

•	provisions which defer payment of a tax liability to a future period.

Labelling an exemption or concession as a tax expenditure does not necessarily imply any judgement as to its appropriateness. It merely makes the amount of the exemption or concession explicit and thereby facilitates its scrutiny as part of the annual Budget process.

Methodology

Revenue foregone approach

The method used almost exclusively by governments to quantify the value of their tax expenditures is the revenue foregone approach. This method estimates the revenue foregone through use of the concession by applying the benchmark rate of taxation to the volume of activities or assets exempted by the concession. One of the deficiencies of the revenue foregone approach is that the effect on taxpayer behaviour resulting from the removal of the particular tax expenditure is not factored into the estimate. Consequently, the aggregation of costings for individual tax expenditure items presented in the TES will not necessarily provide an accurate estimate of the total level of assistance provided through tax expenditures.

Measuring tax expenditures requires the identification of:

•	a benchmark tax base

•	concessionally taxed components of the benchmark tax base such as a specific activity or class of taxpayer

•	a benchmark tax rate to apply to the concessionally taxed components of the tax base.

Budget Strategy and Outlook 2005-06 169

Defining the tax benchmark

The most important step in the preparation of a TES is the establishment of a benchmark for each tax included in the statement. The benchmark provides a basis against which each tax concession can be evaluated. The aim of the benchmark is to determine which concessions are tax expenditures as opposed to structural elements of the tax. The key features of a tax benchmark are:

•	the tax rate structure

•	any specific accounting conventions applicable to the tax

•	the deductibility of compulsory payments

•	any provisions to facilitate administration

•	provisions relating to any fiscal obligations.

By definition, tax expenditures are those tax concessions not included as part of the tax benchmark.

Identification of benchmark revenue bases and rates requires a degree of judgement and is not definitive. Furthermore, data limitations mean that the tax expenditures are approximations and are not exhaustive. This statement does not include estimates of revenue foregone from exemptions or concessions provided to Government agencies. Very small exemptions or concessions are also excluded.

THE TAX EXPENDITURE STATEMENT

This year’s statement includes 2003-04 and 2004-05 estimates of tax expenditures for payroll tax, land tax, duties, the community ambulance cover and gambling taxes. A summary of the major tax expenditures valued on the basis of revenue foregone is presented in Table A.1. Not all expenditures can be quantified at this time. Accordingly, the total value of tax expenditures should be considered as indicative only.

Budget Strategy and Outlook 2005-06

Table A.1
Tax Expenditure Summary1

	2003-04[2]	2004-05
	$ million	$ million

Payroll Tax
Exemption threshold	755	843
Deduction scheme[3]	102	114
Offshore banking units and regional headquarters concession[4]	0	—
Section 10 exemptions
Local Government	68	76
Education	67	75
Hospitals	105	117
Total Payroll Tax	1,097	1,225

Land Tax
Liability thresholds[5]	186	158
Graduated land tax scale	80	115
Primary production deduction	45	46
Section 13 exemptions not included elsewhere[6]	32	39
General land tax rebate	7	12
Additional land tax rebate	2	3
Land developers’ concession	4	4
Total Land Tax	356	377

Duties
Transfer duty on residential property
Home concession	339	356
First home concession	20	141
Insurance duty on general insurance
Non-life insurance	58	42
Workcover	27	21
Health insurance	134	121
Total Duties	578	681

Community Ambulance Cover
Concession to pensioners and seniors[7]	38	39

Taxes on Gambling
Gaming machine taxes	107	114
Casino taxes	15	6
Total Gambling Tax	122	120

Notes:

1.	Numbers may not add due to rounding.

2.	2003-04 estimates may have been revised since last year’s Budget.

3.	Deduction of $0.85 million, which reduces by $1 for every $3 above $0.85 million, is applicable to employers with an annual payroll between $0.85 million and $3.4 million.

4.	Estimate of $0.218 million in 2003-04. The Act expired at the end of 2003.

5.	Land tax is payable only on the value of taxable land above a threshold which depends on the ownership structure.

6.	Applicable but not limited to religious bodies, public benevolent institutions and other exempt charitable institutions.

7.	The estimate is based on the revenue foregone through the use of the levy exemption by pensioners and senior citizens. The estimated cost of providing the service to pensioners and senior citizens exempted from the levy is significantly higher — estimated at $133 million in 2004-05.

Budget Strategy and Outlook 2005-06

DISCUSSION OF INDIVIDUAL TAXES

Payroll tax

The benchmark tax base for payroll tax is assumed to be all wages, salaries and supplements (including employer superannuation contributions) paid in Queensland, as defined in the Pay-roll Tax Act 1971. The benchmark tax rate for payroll tax is assumed to be the statutory rate applying in each financial year.

Payroll tax exemption threshold

Sole employers who employ in Queensland (not those who are part of a group for payroll tax purposes) with an annual payroll of $0.85 million or less are exempt from payroll tax. On the basis of average weekly earnings, this threshold corresponds to approximately 23 full-time equivalent employees. This concession is designed to assist small business.

Deduction scheme

Sole employers who employ in Queensland with payrolls between $0.85 million and $3.4 million benefit from a deduction of $0.85 million, which reduces by $1 for every $3 by which the annual payroll exceeds $0.85 million. There is no deduction for employers or groups with an annual payroll in excess of $3.4 million.

Offshore banking units and regional headquarters concession

Under the Offshore Banking Units and Regional Headquarters Act 1993 and Offshore Banking Units and Regional Headquarters Regulation 1994, offshore banking units and regional headquarters licencees received state tax concessions in relation to prescribed activities carried out in support of the multi-national groups’ offshore activities. These concessions included debits tax, land tax, payroll tax and duty concessions. With the sunsetting of the Act at the end of 2003, new administrative arrangements were set in place for the existing licensees.

Section 10 exemptions

A number of organisations are provided with exemptions from payroll tax under Section 10 of the Pay-roll Tax Act 1971. The activities for which estimates have been calculated are wages paid by public hospitals, non-tertiary private educational institutions and local governments (excluding commercial activities).

Land tax

The benchmark tax base is assumed to be all freehold land within Queensland, excluding residential land used as a principal place of residence and land owned by individuals with a value for that year below the threshold. The benchmark tax rate for land tax is assumed to be the top rate of land tax applicable in Queensland in each financial year.

Liability thresholds

Land tax is payable on the value of taxable land above a threshold which depends on the land’s ownership. In 2003-04 and 2004-05, the thresholds were $170,000 for companies, absentees and trusts, and $220,000 for individuals.

Residential land owned by individuals is excluded from the estimate. The exemption from paying below a minimum amount ($350 in 2003-04 and 2004-05) is not included as a tax expenditure as it is regarded as the application of an administration threshold.

Budget Strategy and Outlook 2005-06

Graduated land tax scale

A graduated (concessional) scale of land tax rates is applicable to land with a taxable value of less than $1.5 million.

Primary production deduction

The taxable value of land owned by an individual, trustee or some absentees and companies does not include all or part of their land that is used for the business of agriculture, pasturage or dairy farming.

Section 13 exemptions (not elsewhere included)

A number of land tax exemptions are granted under Section 13 of the Land Tax Act 1915 to eligible organisations. These include, but are not limited to, public benevolent institutions, religious institutions and other exempt charitable institutions, retirement villages, trade unions and show grounds.

General land tax rebate

A general rebate on land tax of 15% is provided to non-absentee individual land tax payers in 2003-04 and 2004-05.

Additional land tax rebate

Trustees, companies and absentees have received a phasing-in rebate of a maximum of 36%, reducing by 0.5 percentage point for every $1000 of taxable value over $170,000 in 2003-04 and 2004-05.

Land developers’ concession

From 1 July 1998, land developers have been charged land tax on 60% of the unimproved value of (undeveloped) land subdivided in the previous financial year and which remains unsold at 30 June of that year. This concession is outlined in Section 3CA of the Land Tax Act 1915.

Transfer duty concession on residential property

The benchmark tax base is assumed to be all sales of residential property within Queensland. The benchmark tax scale is assumed to be the scale that actually applied in each financial year.

Home concession

A concessional rate of duty applies to purchases intended to be a principal place of residence. Until 1 August 2004, a concessional rate of 1% applied on values up to $250,000 compared to the normal schedule of rates between 1.5% and 3.25%. For properties valued greater than $250,000, the scheduled scale of transfer duty applied on the excess.

From 1 August 2004, the concessional rate of 1% has applied to the purchase of a principal place of residence valued up to $300,000.

Budget Strategy and Outlook 2005-06

First home concession

Where a purchaser has not previously owned a residence in Queensland or elsewhere, the purchaser of a home receives a more generous concession on duty. This concession comprises a rebate in addition to the home concession on properties (this concession is not applicable if the purchase price is less than the full market value of the property). The size of the rebate depends on the value of the property.

Until May 2004 the rebate ranged in value from $800 for properties valued under $80,000 to $200 for properties valued between $155,000 and $160,000. From 1 May 2004, the first home duty concession was extended so that no duty is payable for properties valued up to $250,000 and a rebate of up to $2,500 is payable for properties valued between $250,000 and $500,000.

Insurance duty

The benchmark tax base is assumed to be all premiums for general insurance policies (except for life insurance). The benchmark tax scale is assumed to be the scale that actually applied in each financial year.

The rate of duty applicable to general insurance has been 8.5% until August 2004 and 7.5% thereafter. Concessional rates apply to other insurance types (5% for motor vehicle other than compulsory third party (CTP), workers’ compensation and professional indemnity insurance and 10c on a premium for CTP insurance). Data limitations mean that these insurance types are categorised into non-life insurance cover and WorkCover. An exemption from duty is also provided for private health insurance.

Duty on mortgages – home concessions and first home concessions

The benchmark tax base is assumed to be all mortgages and loans taken out in Queensland. The benchmark tax scale is assumed to be the scale that actually applied in each financial year.

A concession from duty is allowed where a home mortgage secures an advance attributable to the purchase or construction of the borrower’s home. Until 1 May 2004, the mortgage has been exempt from duty up to an amount of $100,000 advanced for a first home and $70,000 advanced for others, with mortgage duty payable on the balance of the amount secured. Similarly, a concession from mortgage duty has also been available for an amount up to the first $100,000, for refinancing an amount outstanding under a mortgage on the borrower’s home.

From 1 May 2004, the first home concession was extended such that the mortgage is now exempt up to an amount of $250,000 advanced for a first home.

The data required to estimate the revenue foregone is not available.

Community Ambulance Cover

Concession to pensioners and seniors

Pensioners and senior card holders are exempt from paying the Community Ambulance Cover charge levied quarterly on electricity accounts.

Budget Strategy and Outlook 2005-06

Gambling taxes

Gaming machine tax concessions for licensed clubs

The benchmark tax base is assumed to be all gaming machines operated by clubs and hotels in Queensland. The benchmark tax scale is assumed to be the rate of taxation that applies to gaming machines in hotels in each financial year (which is 35.9% of the monthly metered win).

A concessional graduated tax rate scale applies to gaming machines operated by licensed clubs. The tax rate is calculated on the gaming machine monthly metered win and the full tax rate (as applies to hotel gaming machines) is only applied to gaming machine revenue where the monthly metered win exceeds $1.4 million for any licensed club.

Casino tax concessions

The benchmark tax base is assumed to be all casinos operating in Queensland. The benchmark tax scale is assumed to be the flat rate of 20% of casino gross revenue that applies for standard transactions in the Brisbane and Gold Coast casinos.

A concessional tax rate of 10% applies for normal gross revenue for the Cairns and Townsville casinos. In addition concessional rates apply for revenue from high rollers in all casinos. High roller revenue is taxed at 10% for the Brisbane and Gold Coast casinos and 8% for the Cairns and Townsville casinos.

A GST credit is provided to casinos that offsets the tax rate set by the State Government.

Budget Strategy and Outlook 2005-06

APPENDIX B – CONCESSIONS STATEMENT

INTRODUCTION

The Government provides concessions in the form of discounts, rebates and subsidies to improve access to and the affordability of a range of services for individuals or families based on eligibility criteria relating to factors such as age, income and special needs or disadvantage.

This statement serves to highlight the cost and nature of concessions covering both concessions which are reflected as outlays in the Budget (for example, direct subsidy payments) and revenue foregone through fees and charges which are set at a rate lower than that applying to the wider community.

Varying methods have been used to estimate the cost of concessions depending on the nature of the concession, including:

•	direct Budget outlay cost (e.g. direct subsidy or rebate payments)

•	revenue foregone (e.g. concessional fees and charges)

•	cost of goods and services provided.

Table B.1 sets out the cost of concessions by agency. The total value of concessions is estimated at $710 million in 2005-06.

Budget Strategy and Outlook 2005-06

Table B.1
Concessions by Agency1

	2004-05	2005-06
Agency	Est. Act.	Estimate
	$ million	$ million

Department of Communities
Electricity Rebate Scheme	51.6	53.6
Electricity Life Support Scheme	0.5	0.5
Pensioner Rate Subsidy Scheme	43.8	45.1
Rail Concession Scheme	31.4	31.9

Department of Education and the Arts
Arts Concessional Entry Fees	0.4	0.4
Living Away from Home Allowances Scheme	5.8	5.8
School Transport Assistance for Students with Disabilities	25.3	27.0
Non-State School Transport Assistance Scheme	3.8	3.9

Department of Emergency Services[2]
Urban Fire Levy Concession	5.1	5.5

Department of Employment and Training
TAFE Concessions	10.4	11.1

Environmental Protection Agency
Environmental Licence Fee Waiver	0.5	0.3
Concessions Entry and Tour Fees	0.1	0.1

Department of Health
Spectacles Supply Scheme	5.7	5.9
Medical Aids Subsidy Scheme	16.2	16.6
Patient Travel Subsidy Scheme[3]	4.0	4.1
Oral Health	87.4	90.5

Department of Housing
ATSI Housing Rental Rebate[4]	8.2	9.2
Public Rental Housing Rebate[4]	130.0	161.0

Department of Justice and Attorney-General
Public Trustee of Queensland – Rebates of Fees	10.8	12.2

Department of the Premier and Cabinet
South Bank Corporation – Venue Hire Discounts	0.1	0.1

Department of Transport
Transport Concessions incl. Taxi Subsidies[5,6]	55.1	51.7
Motor Vehicle Registration Concession	51.5	54.5
Recreational Ship Registration Concession	0.9	0.9
School Transport Assistance Scheme	108.7	118.3

Total	657.3	710.2

Budget Strategy and Outlook 2005-06

Notes to Table B.1
Concessions by Agency1

Notes:

1.	Numbers may not add due to rounding.

2.	With the establishment and operation of the Community Ambulance Cover which provides access to ambulance services for the whole community without the application of a usage charge, the provision of free ambulance services to pensioners and seniors is no longer classified as a concession for the purposes of this statement. However, pensioners and senior card holders receive an exemption from paying the Community Ambulance Cover levied quarterly on electricity accounts and the cost of their tax concession is included in Appendix A – Tax Expenditure Statement.

3.	The 2004-05 Budget was based on accommodation costs only. 2004-05 Estimated Actual and 2005-06 Estimate have been revised to cover both travel and accommodation costs.

4.	The increased concession from 2004-05 Estimated Actual to 2005-06 Estimate is mainly due to the impact of market rent reviews resulting in the application of higher market rents for the portfolio, offset by an estimated increase in rent charged.

5.	The methodology used to calculate the concession was based upon the subsidies paid to the various transport operators. With the introduction of Integrated Ticketing in South East Queensland in 2004-05, the methodology changed to reflect the concession component of total fare revenue to be collected by Queensland Transport under the new system. Due to data constraints, 2004-05 Budget was not calculated using the new methodology.

6.	The 2004-05 Estimated Actual reflects an increase in concessions provided under the Taxi Subsidy Scheme. This increase has not been reflected in the 2005-06 Estimate as it has not yet been determined whether the increase was transitory or resulted from a sustained increase in usage by eligible scheme participants.

Budget Strategy and Outlook 2005-06

Department of Communities

The Department of Communities has responsibility for the Queensland Government Electricity Rebate Scheme and reimburses the electricity retail corporations for electricity rebates provided. The scheme provides a rebate on the cost of domestic electricity supply to eligible pensioners, Seniors Card and other eligible card holders throughout Queensland.

The Electricity Life Support Concession Scheme is aimed at assisting seriously ill people who use home-based life support systems (oxygen concentrators and kidney dialysis machines).

The Pensioner Rate Subsidy Scheme alleviates the impact of local government rates and charges on pensioners, thereby assisting them to live in their own homes.

The Queensland Rail Concessions Scheme assists pensioners, veterans and seniors to reduce the cost of public transport and to maintain an active and healthy lifestyle.

Department of Education and the Arts

Concessional ticket entry fees apply to a variety of concession card holders, students, children and families for special exhibitions at the Queensland Art Gallery and the Queensland Museum.

The Department of Education provides a living away from home allowance to students in Years 1 to 12 in State and non-State schools whose homes are geographically isolated from local schools. The allowances offset the costs associated with boarding away from home to attend school on a daily basis and include tuition and travel costs.

The department also offers assistance to students with disabilities to access school programs to meet their educational needs. Assistance is in the form of the provision of taxis or specialised contracted minibuses, payment of fares on regular buses or trains, or an allowance for parents who drive their children to school.

The Non-State School Transport Assistance Scheme assists families of students attending non-State schools outside Brisbane whose bus fare is over a weekly threshold amount. The program also assists families of students with disabilities who attend a non-State school.

Department of Emergency Services

Pensioners are eligible for a 20% discount on the Urban Fire Levy payable on prescribed properties of which they are the owner or part owner.

Department of Employment and Training

Concessions on TAFE tuition fees for Government-funded training are offered to a range of concession card holders, students of Aboriginal and Torres Strait Islander descent and students who can demonstrate extreme financial hardship.

Environmental Protection Agency

A fee waiver may be granted on environmental licences on the grounds of financial hardship or if there is a small or insignificant environmental risk. The department also offers concessional entry fees for specified protected areas including St Helena Island, David Fleay Wildlife Park and Mon Repos Conservation Park, among others.

Budget Strategy and Outlook 2005-06

Department of Health

The Spectacles Supply Scheme assists eligible Queensland residents by providing a comprehensive range of free basic prescription spectacles.

The Medical Aids Subsidy Scheme subsidises the cost of a range of aids and equipment from an approved list to assist eligible people with stabilised or permanent disabilities to remain living at home.

The Patient Travel Subsidy Scheme provides subsidised assistance for travel and accommodation to all eligible Queensland patients and in some cases their carers to enable patients to access specialist medical services from which they are isolated.

The Oral Health Scheme provides free dental care to eligible clients and their dependents who possess a current Health Care Card, Pensioner Concession Card or Queensland or Commonwealth Seniors Card. In rural and remote areas where no private dental practitioner exists, access to dental care for the general public is provided at a concessional rate.

Department of Housing

The Aboriginal and Torres Strait Islander Housing Rental Rebate targets low to moderate income Indigenous families and individuals and represents the difference between market rent and rent that is charged based on the household’s income.

The Public Rental Housing Rebate targets low to moderate income families and individuals and represents the difference between market rent and the rent that is charged based on the tenant’s income.

Department of Justice and Attorney-General

The Public Trustee offers fee rebates (full or partial) for clients who, because of financial circumstances, cannot pay the full amount of fees that have been levied.

Department of the Premier and Cabinet

Community groups and charities are given discounted charges for the hire of venues within the South Bank parklands.

Department of Transport

Transport concessions are provided by Government in a variety of forms and across a range of activities to ensure access and mobility for Queenslanders who are transport disadvantaged. Eligible categories to receive a concession include Pensioner Concession Card holders, Seniors Card holders, children, and secondary and tertiary students from July 2004. Members of the department’s Taxi Subsidy Scheme also receive concessions on taxi travel.

Motor vehicle and boat registration concessions are provided to holders of a Pensioner Concession Card, Queensland Seniors Card and Totally or Permanently Incapacitated Ex-serviceperson Pension as a means of improving pensioners and seniors access to travel.

The School Transport Assistance Scheme is a program for students whose access to school is disadvantaged by distance or are from defined low-income groups. Assistance is provided towards the cost of travel on bus, rail and/or ferry with allowances for private vehicle transport.

Budget Strategy and Outlook 2005-06

APPENDIX C – STATEMENT OF RISKS AND SENSITIVITY ANALYSIS

INTRODUCTION

The Queensland State Budget, like those of other states, is based in part on assumptions made about future elements of uncertainty both internal and external to the State which can impact directly on economic and fiscal forecasts. Operating results achieved in recent years reflect the fact that the actual fiscal result achieved depends on the direction of such variables.

Consistent with the Charter of Social and Fiscal Responsibility, this section analyses the sensitivity of the estimates to changes in the economic and other assumptions used in developing the Budget and forward estimates. This analysis is provided, as required under the Charter, to enhance the level of transparency and accountability of the Government.

Notwithstanding the risks associated with the Budget, Queensland is well placed to manage adverse impacts. Queensland’s strong balance sheet and low tax status means it has greater capacity than any other jurisdiction in Australia to withstand the risks normally associated with any state or territory budget.

The forward estimates in the Budget are framed on a no policy change basis. That is, the expenditure and revenue policies in place at the time of the Budget (including those announced in the Budget) are applied consistently throughout the forward estimates period.

The following discussion provides details of some of the key assumptions and risks associated with revenue and expenditure forecasts and, where a direct link can be established, the indicative impact on forecasts resulting from a movement in those variables.

SENSITIVITY OF EXPENDITURE ESTIMATES AND EXPENDITURE RISKS

Public sector wage costs

Salaries and wages form a large proportion of General Government operating expenditure. Increases in salaries and wages are negotiated through Enterprise Bargaining Agreements.

A number of Enterprise Bargaining Agreements across the General Government sector are due for renegotiation over the next 12 months. Those which will cease prior to 30 June 2006 include agreements covering major employee groups in departments such as Education Queensland, Queensland Health, Main Roads and Emergency Services. The 2005-06 Budget for these departments incorporates funding for a wage increase of 3.5% per annum, which represents the annual wage increase secured across the General Government under current agreements.

A central provision is held for other agreements expiring post 2005-06.

Budget Strategy and Outlook 2005-06

Electricity pool prices – Impact on Community Service Obligation payments

The Queensland Government is committed to a policy of uniform electricity tariffs. This policy provides that all franchise customers of the same class in Queensland pay the same rate for electricity no matter where they are located in the State. The Government gives effect to this policy through the provision of Community Service Obligation (CSO) payments to Queensland electricity retailers.

The Government negotiated a long-term procurement agreement with Energex and Ergon for the purchase of electricity for the franchise load. The outcome from these negotiations is that the price risk associated with the cost of electricity will now be borne by the retailers. As a consequence of this agreement, unlike previous years, any variations in the pool price or contract levels secured by retailers will not affect CSO payments.

Interest rates

The General Government sector has a very moderate level of debt with a total debt servicing cost forecast at $232 million in 2005-06.

The current average duration of General Government debt is approximately 2.75 years. Accordingly, a one percentage point variation in interest rates would lead to a very modest change in debt servicing costs in 2005-06.

Actuarial estimates of superannuation and long service leave

Liabilities for superannuation and long service leave are estimated by the State Actuary with reference to, among other things, assumed rates of investment returns, salary growth and inflation. These liabilities are therefore subject to changes in these parameters. Similarly, the long service leave liabilities are subject to the risk that the actual rates of employee retention will vary from those assumed in the liability calculation.

While these impacts have been estimated and allowances made in the Budget and forward estimates to accommodate them, the actual outcome may differ from the estimates calculated for the Budget.

Demographic and demand based risks

Unforeseen changes in the size, location and composition of Queensland’s population can impact on the demand for goods and services, and therefore the cost of maintaining existing policies. This is particularly evident in the health, education, community services and criminal justice sectors.

State Government expenditure is often more closely associated with socio-demographic factors, such as the number of school age children or the number of elderly residents, than with economic activity. However, such changes are unlikely to impact significantly in the short term (i.e. within a given budget year).

For this reason, the composition, size and location of the State’s population is more significant in projecting the State’s expenditure needs across the forward estimates period.

Budget Strategy and Outlook 2005-06

Unforeseen events

It is almost inevitable that some events will occur during the year which will require additional expenditure but could not be foreseen or quantified at the time of the Budget.

Contingency funding for such events is provided in the Budget through the Treasurer’s Advance. The Treasurer’s Advance is an amount of appropriation within Treasury’s administered Budget as a whole-of-Government provision for potentially emergent costs.

In 2005-06 the Treasurer’s Advance allocation is $100 million.

SENSITIVITY OF REVENUE ESTIMATES AND REVENUE RISKS

The rate of growth in tax revenues is dependent on a range of factors that are linked to the rate of growth in economic activity in the State. Some taxes are closely related to activity in specific sectors of the economy, whilst others are broadly related to the general rate of economic growth, employment, inflation and wages. A change in the level of economic activity, resulting from economic growth differing from forecast levels, would impact upon a broad range of taxation receipts.

Other revenue items are influenced by external variables such as the exchange rate or the performance of financial markets.

Performance of financial markets – investment returns

Investment earnings are based on the assumption of long-term average market returns for an acceptable level of risk. These investments principally cover the superannuation investment funds. The Government’s financial investments are held in a portfolio comprising property, domestic and offshore equities and fixed interest.

The assumed long-term rate of return used in Budget estimates is 7.5%. Actual returns will depend on the performance of sectors which comprise the portfolio.

Given Queensland’s large holding of financial assets, actual revenues are highly sensitive to small variations from the assumed long run rate of return.

In 2005-06, a one percentage point variation in investment earnings on assets held to meet future employee entitlements would lead to a change in investment revenue of approximately $130 million.

Exchange rate and coal prices and volumes – royalties estimates

Estimates of mining royalties are sensitive to movements in the A$/US$ exchange rate, and commodity prices and volumes.

Contracts for the supply of commodities are generally written in US$. Accordingly, a change in the exchange rate impacts on the A$ price of commodities and therefore expected royalties collections.

A one cent variation in the A$/US$ would lead to a change in royalties revenue of approximately $20 million in 2005-06.

Budget Strategy and Outlook 2005-06

Also impacting on royalty estimates are volume effects. A large component of Queensland’s royalty collections is derived from coal. A 1% variation in export coking and thermal coal volumes would lead to a change in royalty revenue of approximately $11 million.

The 2005-06 Budget assumptions for export coal prices are derived taking into account various price forecasts made by coal companies. A US$1 variation in the price of export coal would lead to a change in royalty revenue of approximately $14 million.

Property prices and volumes – Transfer duty estimates

Over recent years, strong growth in State taxation receipts has been a result of high levels of activity in the residential property market through its impact on transfer duty receipts. The increase in stamp duty receipts flowing from residential property market activity has two elements – the price of properties changing hands and the volume of properties changing hands.

For 2005-06, an easing in the property market is forecast. The assumption underpinning the expected reduction in stamp duties is for property prices to remain at current levels, but for a reduction in transaction volumes.

A one percentage point variation in the average value of property transactions would change transfer duty collections by approximately $16.7 million in 2005-06.

A one percentage point variation in the volume of transactions would change transfer duty revenues by approximately $14.7 million in
2005-06.

Wages and employment growth – Payroll tax collections

Wages and employment growth have a direct impact on payroll tax collections. The 2005-06 Budget assumptions are for average earnings growth of 4% and employment growth of 2 1/2%.

A one percentage point variation in average earnings growth would change payroll tax collections by approximately $14.1 million. Similarly, a one percentage point variation in employment growth would change payroll tax collections by the same amount.

Parameters influencing Commonwealth GST payments to Queensland

The Australian Government’s national tax reform package was introduced with effect from 1 July 2000. As part of this package, the Australian Government and all state and territory governments signed an Intergovernmental Agreement on the Reform of Commonwealth – State Financial Relations (IGA). Under this agreement, there have been substantial changes to the funding arrangements for states and territories, including compensation for certain costs and revenue foregone.

Budget Strategy and Outlook 2005-06

Estimates of Commonwealth GST revenue grants to states and territories are dependent on GST revenue collection which is likely to be closely correlated with the general level of economic activity. The Australian Government has provided estimates of GST collections in its Budget Papers. In 2005-06, Queensland’s Budget will bear the risks of fluctuations in GST revenues and the other components of the package, such as the First Home Owners Grant scheme, administrative costs associated with the GST and gambling tax losses.

The Australian Government’s estimate of collections in 2005-06 is based on its forecast of national GDP growth of 3% and consumption growth of 3 1/4%. As with all other tax estimates, there is a risk of lower collections than estimated by the Australian Government if economic growth and consumption is weaker than expected.

There is not enough information provided in the Commonwealth Budget Papers to prepare indicative forecasts of the sensitivity of GST estimates to key variables.

Commonwealth grants (Specific Purpose Payments)

Specific Purpose Payments (SPPs) are payments made by the Australian Government to promote its policy objectives. Indexation arrangements and distribution among the states vary for each SPP. The Australian Government reviews the payments each year and it has guaranteed it will not reduce SPPs as a result of national tax reform. However, the State has no guarantee that the Australian Government will not reduce SPPs for other purposes.

CONTINGENT LIABILITIES

Contingent liabilities represent items that are not included in the Budget as significant uncertainty exists as to whether the Government would sacrifice future economic benefits in respect of these items. Nevertheless, such contingencies need to be recognised and managed wherever possible in terms of their potential impact on the Government’s financial position in the future.

The State’s quantifiable and non-quantifiable contingent liabilities are detailed in the 2003-04 Report on State Finances – Consolidated Financial Statements (Note 33).

A summary of the State’s quantifiable contingent liabilities as at 30 June 2004 is provided below.

Table C.1
Contingent Liabilities

2004
$ million

Nature of contingent liability
Guarantees and indemnities	5,468
QTC – stock loans	1,243
Other	28

Total	6,739

Budget Strategy and Outlook 2005-06

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By authority: Government Printer, Queensland-2005

State Budget 2005-06
Budget Strategy and Outlook
Budget Paper No.2
www.budget.qld.gov.au

State Budget 2005-06 Budget Strategy and Outlook Budget Paper No.2

State Budget 2005-06
Budget Strategy and Outlook
Budget Paper No.2
www.budget.qld.gov.au

Capital Statement

State Budget

05–06

Budget Paper No.3

Smart State

Queensland Government

Capital State Budget 05 Budget Paper No.3 Smart State

2005-06 Budget Papers

1. Budget Speech

2. Budget Strategy and Outlook

3. Capital Statement

Budget Highlights

Appropriation Bills

Ministerial Portfolio Statements

The Budget Papers are on sale through Goprint, individually or as a set, phone (07) 3246 3500 and are online at www.budget.qld.gov.au

© Crown copyright
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Queensland Government 2005

Excerpts from this publication may be reproduced, with appropriate acknowledgement, as permitted under the Copyright Act.

Budget Paper No. 3 — Capital Statement
ISSN 1445-4890 (Print)
ISSN 1445-4904 (On-line)

STATE BUDGET
2005-06

CAPITAL STATEMENT

Budget Paper No. 3

TABLE OF CONTENTS

1.	Overview

	Introduction	1
	Employment Generation	4
	Funding the State Capital Program	4

2.	State Capital Program — Planning and Priorities

	Introduction	8
	General Government Sector Capital Planning and Priorities	8
	Capital Grants to Local Government Authorities	10
	2005-06 Highlights	10
	Public Non-Financial Corporations Sector Capital Planning and Priorities	14
	Appendix 2.1	18

3.	Private Sector Contribution to the Delivery of Public Infrastructure

	Queensland’s Public Private Partnership Policy and Value for Money Framework	19
	Potential Public Private Partnership Projects	19
	Other Projects Involving the Private Sector	20

4.	Key Concepts, Scope and Coverage

	Key Concepts, Scope and Coverage	23

5.	Capital Outlays by Entity

	Aboriginal and Torres Strait Islander Policy	25
	Child Safety	27
	Communities	29
	Corrective Services	31
	Disability Services Queensland	33
	Education and the Arts	35
	Electoral Commission of Queensland	50
	Emergency Services	51
	Employment and Training	56
	Energy	59
	Environmental Protection Agency	68
	Health	71
	Housing	78
	Industrial Relations	84
	Justice and Attorney-General	85

Legislative Assembly of Queensland	88
Local Government, Planning, Sport and Recreation	89
Main Roads	92
Natural Resources and Mines	102
Office of the Governor	106
Office of the Ombudsman	107
Office of the Public Service Commissioner	108
Police	109
Premier and Cabinet	112
Primary Industries and Fisheries	115
Public Works	118
Queensland Audit Office	122
State Development and Innovation	123
Tourism, Fair Trading and Wine Industry Development	126
Transport	128
Treasury	141

Appendix A — Entities included in Capital Outlays	144

1. OVERVIEW

KEY POINTS

•	Capital outlays in 2005-06 are estimated to be $7.981 billion, an increase of 32% or $1.914 billion, on estimated actual 2004-05 capital outlays.

•	Capital outlays will contribute to the net provision of some 59,100 full-time jobs in Queensland.

•	A long-term plan for infrastructure development for South East Queensland (SEQ) has been developed, including an additional investment of approximately $2 billion over four years for the first phase of the plan.

•	Capital outlays in 2005-06 reflect the Queensland Government’s ongoing commitment to regional and rural Queensland, with almost 60% of capital expenditure occurring outside the Brisbane Statistical Division. For example, $358.9 million over four years is allocated for roads outside the south-east, including $33.8 million for the North Ward Road duplication at Townsville and $30 million to upgrade the Roma-Taroom Road.

•	In 2005-06 there will be capital outlays of $2.830 billion for transport and main roads, $2.275 billion for energy, $566.7 million for education and training and $574.4 million for health.

•	The Government will spend $306.2 million over four years to continue its investment in the Inner Northern Busway, and more than $900 million will be spent on the MetTRIP initiative up to 2008-09 to deliver substantial service enhancements to commuters.

•	The capital outlays of Government-owned corporations (GOCs) constitute approximately 43% of total outlays in 2005-06, including a record $1.332 billion in expenditure by ENERGEX and Ergon Energy, as part of fully implementing the Queensland Government’s commitment to upgrade the distribution network. Major investments in rail and ports infrastructure are also planned to meet demand for Queensland’s exports.

INTRODUCTION

This Capital Statement presents an overview of proposed capital outlays by the Queensland Government in 2005-06, as well as a summary of the State Government’s approach to infrastructure provision. Capital outlays in 2005-06 are estimated to be $7.981 billion, net of a capital contingency reserve of $400 million.

This represents an increase of 32% on estimated actual outlays in 2004-05, and provides for the commencement of the Queensland Government’s South East Queensland Infrastructure Plan and Program (SEQIPP), the continuation of the $1.4 billion Smart State Building Fund, and a number of new capital investments being made as part of the 2005-06 Budget.

Capital Statement 2005-06

1

Budgeted capital outlays from 2003-04 to 2005-06 have increased by $2.908 billion, or just over 50%. Of this increase, 72% is due to growth in the economic areas of transport infrastructure and energy.

The increased capital outlays in 2005-06 demonstrates the Government’s commitment to broaden Queensland’s infrastructure base to meet the social and economic needs of the State.

The capital outlays of Queensland’s GOCs will constitute 43% of total outlays in 2005-06, reflecting major investments in electricity, rail and ports infrastructure.

Expenditure in 2005-06 is highest in the Brisbane Statistical Division — the most populated and fastest growing area of the State — planned at $3.412 billion. However, consistent with the Government’s commitment to building Queensland’s regions, almost 60% of capital expenditure is expected to occur outside the Brisbane Statistical Division.

Capital outlays by purpose in 2005-06 are shown in Chart 1.1. Capital outlays by State Government entity are listed in Table 1.1. Table 1.2 outlines major sources of funding for the State capital program, while Table 1.3 details estimated capital outlays by entity in each of the State’s statistical divisions.

Chart 1.1
Capital Outlays by Purpose, 2005-06

Capital Statement 2005-06

2

Table 1.1
Capital Outlays by Entity1,2

	2004-05	2005-06
Entity	Est. Actual	Budget
	$'000	$'000

Aboriginal and Torres Strait Islander Policy	3,420	7,575
Child Safety	20,795	58,766
Communities	9,577	26,144
Corrective Services	14,948	52,189
Disability Services	15,293	40,032
Education and the Arts Portfolio
Education	396,141	484,765
Arts	81,548	177,635
Emergency Services	76,229	110,853
Employment and Training	57,290	81,935
Energy GOCs	1,693,020	2,274,469
Environmental Protection Agency	26,123	33,272
Health	369,994	574,441
Housing	376,157	470,704
Justice and the Attorney General	67,179	36,911
Legislative Assembly of Queensland	2,780	2,598
Local Government, Planning, Sport and Recreation Portfolio
Local Government, Planning, Sport and Recreation	233,890	291,505
Major Sports Facility	50,079	17,445
Main Roads Portfolio	918,098	1,219,623
Main Roads	918,098	1,219,623
Roadtek/Queensland Motorways Limited	28,595	33,085
Natural Resources and Mines Portfolio
Natural Resources and Mines	39,983	92,536
Water Boards	5,703	17,017
Sunwater	22,540	27,450
Police	126,382	160,453
Premier and Cabinet	16,853	11,832
Primary Industries and Fisheries Portfolio
Primary Industries and Fisheries	26,652	23,834
Forestry	14,701	10,062
Public Works Portfolio
Public Works	44,267	111,217
CITEC	7,274	6,000
Qfleet	192,593	164,889
Other CBUs	3,269	21,076
State Development And Innovation Portfolio
State Development And Innovation	196,350	33,192
Property Services Group	30,533	55,923
Tourism, Fair Trading and Wine Industry Development	10,048	2,842
Transport Portfolio
Queensland Transport	105,285	279,047
Port Authorities	292,465	538,186
Queensland Rail	631,373	760,000

Capital Statement 2005-06

3

Table 1.1
Capital Outlays by Entity1,2 (Continued)

	2004-05	2005-06
Entity	Est. Actual	Budget
	$'000	$'000

Treasury Portfolio
Treasury	27,937	13,569
Corp Tech	16,685	45,213
Golden Casket Lottery Corporation	10,211	9,085
Other [3]	4,564	3,561
Anticipated Capital Contingency Reserve[4]	(200,000)	(400,000)

Total Capital Outlays[5,6]	6,066,824	7,980,931

1.	Includes associated statutory bodies.

2.	Capital works projects are shown on a GST exclusive basis — that is, net of any recoverable GST input tax credits. The exception to this is where an agency, because of its GST status, is unable to recover some GST input tax credits, for example the Department of Housing.

3.	Includes the Departments of Energy and Industrial Relations, Electoral Commission of Queensland, Office of the Governor, Office of the Public Service Commissioner, Office of the Ombudsman, Queensland Audit Office, and QRAA.

4.	Adjustment recognises that individual agencies may budget to fully expend their capital works allocations, however on a whole-of-Government basis, there is likely to be underspending, resulting in a carryover of capital allocations. The amount for 2005-06 has been revised upwards to reflect large increases in the capital program and in anticipation of industry capacity constraints in some areas.

5.	Capital works outside of Queensland are not included in the capital program.

6.	Numbers may not add due to rounding.

EMPLOYMENT GENERATION

The 2005-06 capital program will have a significant effect on employment, supporting some 59,100 full-time jobs, either directly or indirectly. Estimated employment generation from budgeted capital expenditure in 2005-06 exceeds the forecast in the 2004-05 Capital Statement. This increased employment will be spread across a number of areas including health, education, energy, ports and transport infrastructure. Employment generating capital does not include expenditure on land purchases, and plant and equipment.

FUNDING THE STATE CAPITAL PROGRAM

Table 1.2 on the next page outlines the major sources of funding for the State capital program.

The State capital program is primarily funded through recurrent sources. The Government’s Charter of Social and Fiscal Responsibility also recognises the legitimate role of borrowings in funding capital investment.

After allowing for the reinvestment of earnings on the State’s superannuation investments, free cash flow in excess of $4 billion is expected to be available for investment in capital in 2005-06.

In 2005-06, a net borrowing requirement of $2.511 billion is estimated in support of the capital program, of which $1.682 billion is the expected borrowing requirement of the State’s Government-owned corporations. In total, borrowings are projected to fund 34% of new infrastructure in 2005-06.

Capital Statement 2005-06

4

Table 1.2
Sources of Funding for Capital1

	2004-05	2005-06
	Est. Actual	Budget
	$ million	$ million

Total Capital Expenditure	6,067	7,981
Less Capital Grants (Funded from Operating Revenue)	593	673
Net State Capital Funding Task	5,474	7,308
Funding Sources
Cash Flows from Operating Activities	7,292	5,445
Less Reinvestments[2]	2,827	1,276

Equals Net Cash Flow for Capital Acquisitions	4,465	4,169
Asset Sales	469	323
Borrowings	713	2,511

Cash Balances and Other Financing Sources	(173)	305
Total Funding Sources	5,474	7,308

Notes:

1.	Numbers may not add due to rounding.

2.	Primarily reflects reinvestment of General Government investment earnings relating to accruing entitlements.

The remaining chapters of this Budget Paper provide further details of State Government capital outlays. Chapter 2 outlines the Government’s approach to the planning and delivery of infrastructure. Chapter 3 provides an update on the role of the private sector in providing public infrastructure in Queensland. Chapter 4 lists capital outlays on a project basis by entity.

Capital Statement 2005-06

5

Table 1.3
Total Capital Outlays by Entity within Statistical Division for 2005-06

	05	10	15	20	25	30	35	40	45	50	55	Totals
	Brisbane	Moreton	W/Bay	D/Downs	S/West	Fitzroy	C/West	Mackay	Northern	F/North	N/west
Entity	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000

Aboriginal and Torres Strait Islander Policy	378	178	54	46	6	50	3	31	1,676	3,946	1,207	7,575
Child Safety	40,443	7,131	2,182	1,834	224	1,596	100	1,231	1,710	2,041	274	58,766
Communities	8,952	4,968	1,172	1,053	531	1,775	23	1,428	3,335	2,845	62	26,144
Corrective Services	25,983	9,927	675	107	45	3,370	40	385	8,471	2,900	286	52,189
Disability Services	23,376	5,148	4,927	892	109	1,476	49	599	2,330	993	133	40,032
Education and the Arts Portfolio
Education	227,059	106,767	21,431	21,021	2,022	18,332	1,776	14,152	14,462	52,448	5,295	484,765
Arts	177,056	127	39	33	4	29	2	22	31	287	5	177,635
Emergency Services	61,897	15,604	6,367	6,955	554	4,195	182	2,223	6,251	5,178	1,447	110,853
Employment and Training	27,102	21,248	4,058	18,867	8	5,134	243	942	2,071	1,757	505	81,935
Energy	679,665	249,277	154,676	511,506	71,152	193,138	52,877	76,840	91,332	141,968	52,038	2,274,469
Environmental Protection Agency	8,368	6,082	1,832	1,103	457	2,001	64	1,315	569	11,127	354	33,272
Health	196,881	42,848	38,457	31,380	11,695	24,092	1,024	39,313	59,810	113,528	15,413	574,441
Housing	205,160	57,598	26,972	13,538	1,152	22,953	923	15,019	29,861	86,181	11,347	470,704
Justice and Attorney-General	29,133	2,130	615	498	51	402	23	2,696	762	534	67	36,911
Legislative Assembly of Queensland	2,598											2,598
Local Government, Planning, Sport and Recreation	126,657	60,837	18,397	17,662	6,306	13,131	9,327	9,974	18,690	19,494	8,475	308,950
Main Roads	421,487	345,594	49,212	40,552	24,038	68,847	13,813	31,664	58,825	111,797	86,879	1,252,708
Natural Resources and Mines	41,597	21,949	4,375	3,677	450	11,370	201	2,469	36,429	4,339	10,147	137,003
Police	92,623	18,393	11,979	6,383	2,517	2,940	1,563	7,384	6,194	8,191	2,286	160,453
Premier and Cabinet	11,832											11,832
Primary Industries and Fisheries	10,604	5,043	3,835	3,015	130	4,052	103	630	2,027	4,317	140	33,896
Public Works	186,014	38,659	11,813	10,004	1,515	17,195	540	14,968	9,409	11,587	1,478	303,182
State Development And Innovation	17,661	25,333	24,190	4,364	7	11,218		3,623	2,159	200	360	89,115
Tourism, Fair Trading and Wine Industry Development	2,842											2,842
Transport Portfolio
Queensland Transport	221,685	40,595	1,513	1,356	150	2,738	466	1,799	2,194	6,238	313	279,047
Port Authorities	162,417		776			214,795		78,815	2,112	79,263	8	538,186
Queensland Rail	330,839	25,597	35,517	6,254	1,197	163,564	392	65,104	82,750	2,549	46,237	760,000
Treasury	67,867											67,867
Other[3]	3,561											3,561
Anticipated Capital Contingency Reserve												(400,000)

Funds Allocated	3,411,737	1,111,033	425,064	702,100	124,320	788,393	83,734	372,626	443,460	673,708	244,756	7,980,931

Notes

1.	Includes associated statutory bodies. Capital works outside of Queensland are not included in the 2005-06 capital program.

2.	Capital works are shown on a GST exclusive basis, except where an agency is unable to recover some GST input tax credits, for example the Department of Housing (Australian Accounting Research Foundation ).

3.	Includes the Departments of Energy and Industrial Relations, Electoral Commission of Queensland, Office of the Governor, Office of the Public Service Commissioner, Office of the Ombudsman, Queensland Audit Office, and QRAA.

4.	Numbers may not add due to rounding. Where an entity does not have capital expenditure in a particular statistical division, no dollar figures are shown in the table.

6	Capital Statement 2005-06

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2. STATE CAPITAL PROGRAM — PLANNING AND PRIORITIES

INTRODUCTION

The Queensland Government is committed to creating the infrastructure necessary to support the economic and social development of the State. It does so:

•	by providing infrastructure in support of core service delivery priorities – General Government sector investment

•	through investments made by Government-owned corporations – Public Non-Financial Corporations sector investment

•	where appropriate, by fostering private sector investment.

This Chapter outlines key capital planning and expenditure priorities for the General Government sector and Public Non-Financial Corporations sector, with reference to the Queensland Government’s priorities in both the State Infrastructure Plan and the SEQIPP.

Further details on the current status of projects with private sector involvement are provided in Chapter 3 of this Budget Paper.

GENERAL GOVERNMENT SECTOR CAPITAL PLANNING AND PRIORITIES

General Government sector capital investment decisions are driven by the policy priorities of Government and factors such as demographic changes and planning requirements which affect service delivery needs.

The Charter of Social and Fiscal Responsibility outlines the Government’s key policy priorities, as follows:

•	Growing a diverse economy and creating jobs

•	Realising the Smart State through education, skills and innovation

•	Managing urban growth and building Queensland’s regions

•	Improving health care and strengthening services to the community

•	Protecting our children and enhancing community safety

•	Protecting the environment for a sustainable future.

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The Government has several mechanisms available to deliver the capital needed to support these priorities. These include funding and constructing its own infrastructure and providing capital grants to local government, the private sector and profit and not-for-profit organisations to build capital and provide services on behalf of the Government. The Government also examines private sector involvement in public sector infrastructure delivery either through joint ventures or stand-alone projects.

Determining which of these mechanisms represents the best value-for-money outcome for taxpayers forms part of the planning phase of infrastructure investment and is closely scrutinised by the Government. The Queensland Government’s overall approach to infrastructure planning is represented in the State Infrastructure Plan, supplemented by regional initiatives such as SEQIPP.

State Infrastructure Plan

The current State Infrastructure Plan is a five-year plan, facilitating infrastructure that supports economic development at a State and regional level. It is also a valuable tool for social infrastructure agencies to forecast locations likely to experience economic growth and increased demand for services.

The State Infrastructure Plan is unique in its scope — it deals not only with traditional infrastructure (e.g. water, transport, energy) but also infrastructure for the new economy (e.g. innovation, technology and skills development). In doing so, it provides a mechanism to holistically address infrastructure provision and financing, as well as serving as a vehicle for identifying opportunities for innovative service delivery.

South East Queensland Infrastructure Plan and Program (SEQIPP)

The 2004-05 Budget detailed the Queensland Government’s key initiative of establishing the Office of Urban Management (OUM) to manage urban growth and infrastructure planning in South East Queensland — the fastest growing region in Australia. One of the initiatives of the OUM has been to develop the SEQIPP.

The SEQIPP outlines the Queensland Government’s infrastructure priorities to support the SEQ Regional Plan’s aims of guiding development, protecting the environmental values and liveability of the SEQ region, and supporting economic development.

The SEQIPP gives direction and momentum to Queensland Government infrastructure and services investment over the next 20 years, thereby signaling a new process to ensure State agencies align their infrastructure and service priorities in the region with the SEQ Regional Plan.

It will also ensure greater coordination of the infrastructure and services provided by State agencies and Government-owned corporations.

Key highlights of the $55 billion SEQIPP are:

•	$24.5 billion over the next 20 years in road and public transport projects, and $72.5 million (the majority of this over the next four years) to investigate another possible $11 billion worth of road and public transport projects

•	$3.4 billion in social and community infrastructure

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•	Queensland Government contribution of $861 million towards expected $2.3 billion in water infrastructure projects (the majority of this funding over the next 10 years)

•	$3.4 billion spending on energy networks over the next five years (as approved by regulators), with another $10.3 billion expected in the following 15 years as a result of further strong economic and population growth.

CAPITAL GRANTS TO LOCAL GOVERNMENT AUTHORITIES

As highlighted in Budget Paper No. 2, the Queensland Government provides capital grants to local government authorities, ranging from capital works subsidies towards the costs of local public infrastructure to road subsidies for local roads, networks and drainage.

In 2004-05, approximately 69% ($351.6 million) of total Queensland Government grants to local government authorities was for capital purposes. This amount is expected to rise to 75% ($439.7 million) in 2005-06. This capital grant funding is for several purposes including public infrastructure, roads and drainage, water and environment, and housing.

Chart 2.1
Queensland Government Capital Grants to Local Government Authorities, by Purpose, 2005-06

2005-06 HIGHLIGHTS

Reflecting the Queensland Government’s commitment to broadening Queensland’s infrastructure base, some of the key 2005-06 General Government sector capital highlights are outlined in this section.

Also, a list of Smart State Building Fund allocations by portfolio is outlined in the appendix to this chapter (Appendix 2.1), providing updated details on the $1.4 billion Smart State Building Fund, which was announced in late 2003 and detailed in the 2004-05 Budget.

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Transport Infrastructure

The Government will take the first steps toward building the infrastructure outlined in the SEQIPP. Using the best available population growth data, the Government has set out to insure future generations against road gridlock and public transport stress in SEQ.

The Government will spend $306.2 million over four years to continue the Government’s investment in the Inner Northern Busway including $82 million in 2005-06 towards the Queen Street Bus Station to Roma Street extension, $9.4 million in 2005-06 to complete construction of the Royal Children’s Hospital and Normanby Bus Stations and $2 million in 2005-06 to commence construction of the Roma Street Bus Station.

A $100.1 million investment will fund additional rollingstock and infrastructure for the Citytrain MetTRIP initiative. More than $900 million will be spent on the MetTRIP initiative up to 2008-09 to deliver substantial service enhancements to commuters between the Gold Coast, Brisbane and the Sunshine Coast.

Funding is also provided for major investments in rail and ports infrastructure to meet expected demand for Queensland’s exports, with the 2005-06 capital program detailing $779.3 million in rail and port capital expenditure outside of SEQ.

As part of SEQIPP, the Government will spend $690.7 million on roads in the south-east over four years from 2005-06, including duplication of the Houghton Highway at Redcliffe, extension of the Centenary Highway corridor from Springfield to Yamanto and upgrading to four lanes the Mount Lindesay Highway to Jimboomba. In addition, the Government will spend $183 million on planning and land acquisition for the Gateway Bridge duplication, with $77 million allocated in 2005-06 .

As part of the 2005-06 Budget, an additional $358.9 million over four years is allocated outside the south-east for a Rural and Regional Roads Funding Initiative. This initiative includes funding of $33.8 million for the North Ward Road duplication at Townsville, $30 million to upgrade the Roma-Taroom Road, $28 million to upgrade sections of the Burke Developmental Road between Cloncurry and Normanton, $23 million to widen and rehabilitate the Maryborough to Hervey Bay Road and $18.5 million for duplication of sections of the Mackay-Bucasia Road.

As part of the Accelerated Roads Rehabilitation Program, the Government will also spend $88 million over three years to replace 36 timber bridges in Central and Southern Queensland and rehabilitate 71 kilometres of the Dawson Highway.

Education and Training

The 2005-06 Budget provides a substantial investment in educational facilities with a schools capital works program of $455.1 million (includes $67.8 million in capitalised expenses). This includes $147 million for new schools, classrooms and land acquisition in growth areas throughout the State and a further $187.8 million for building renewal programs to ensure State school premises are comfortable, safe and suitable to deliver modern curriculum initiatives.

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In 2005-06, the Government has allocated $81.6 million to continue the delivery of facilities for the new preparatory year of schooling as part of the lead up to the full introduction of the preparatory year in 2007. An amount of $13.2 million is also provided to complete works in the current round of the Cooler Schools program and to continue the program for schools in the Cooler Schools zone.

A total of $57.9 million will be invested for the construction and refurbishment of TAFE facilities in 2005-06, including $17.6 million to commence site works for the construction of a new Gold Coast Institute of TAFE campus at Coomera and $17 million for the Southern Queensland Institute of TAFE – Toowoomba Consolidation. A total of $81.9 million (including Corporate Solutions Queensland) will be invested in 2005-06 for capital acquisitions in the Department of Employment and Training.

Arts

As part of the Government’s commitment to the redevelopment of the Queensland Cultural Centre and associated projects, approximately $168.7 million is allocated in 2005-06 for construction of the Millennium Arts project.

Health

The Health portfolio’s capital program is $574.4 million in 2005-06, compared to estimated actual expenditure of $370 million in 2004-05. Queensland Health’s capital works program is prioritised towards meeting the demands of an integrated health care system with an increasing focus on promotion and prevention.

The focus for the capital works program for 2005-06 includes the redevelopment of the Prince Charles Hospital emergency department, reconstruction of the public component of the Mater Hospital, and the provision of general hospital services and emergency department upgrades at Dalby, Gympie, Logan, Redland and Robina hospitals. In addition, the Government will commence construction on major residential aged care facilities at Dalby, Roma, Warwick and Wondai, and continue major community-based projects with an investment in ambulatory and community centres at Browns Plains, Caboolture, North Lakes, Robina and Sunshine Coast.

In 2005-06, Queensland Health will prioritise the delivery of capital infrastructure projects that were announced as part of the Smart State Building Fund, election commitments and the SEQIPP.

Housing

The Department of Housing is responsible for constructing, maintaining and upgrading one of the State’s largest assets, the housing portfolio, which provides assistance to approximately 70,000 Queensland households. In 2005-06 the department will spend $470.7 million on capital.

The department is gradually realigning the portfolio to address the changing needs of the community. For example, the department is implementing a long-term strategy to redevelop and refurbish older-style public housing stock in Brisbane.

The department will continue to expand the base of housing for low-income people across the State through the provision of capital grants to not-for-profit organisations such as the Brisbane Housing Company.

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In particular, capital grants will be made available to increase the supply of low-cost housing in major regional centres such as the Gold Coast, Sunshine Coast and Townsville.

Homelessness has also risen in prominence as a social issue and the department will be improving the amenity and expanding the supply of accommodation available under the Crisis Accommodation Program. In addition, it is also increasing the supply of boarding house-style accommodation for single people, and developing the Lady Bowen Complex in Brisbane which will provide accommodation and support services for homeless people in the inner-city.

Child Safety

The Department of Child Safety 2005-06 capital expenditure is $58.8 million. This investment covers major initiatives such as the Integrated Client Management Information System (ICMS) and resourcing for a distributed network of Child Safety Service Centres. The ICMS in particular is a critical component for the long-term reform agenda of the department by providing improved and more accessible information on children in care.

Water

Reliable water sources are fundamental to Queensland. With much of Queensland suffering from recent droughts, this has placed considerable pressure on existing infrastructure and highlights the need for Queensland to increase the supply of water to accommodate population and industrial growth, diversify water supplies to address climate variability, climate change and other supply risks, and ensure more efficient management and use of water.

In response, the State has allocated $256.6 million over the next five years ($18.8 million in 2005-06) for funding to SEQ local governments undertaking water, sewerage and water recycling infrastructure projects under the SEQIPP. This additional funding brings total State assistance available to SEQ local governments to undertake these infrastructure projects to $388.6 million over the next five years.

Also, under SEQIPP additional funding of $243 million is allocated for new State water infrastructure projects in SEQ. This infrastructure includes two new weirs, on the Mary and Logan rivers, a new dam at Wyaralong and new water storage options on the Mary River. These projects are subject to the outcomes of the SEQ Regional Water Supply Strategy and detailed investigation and approval processes, expected to be completed by the end of 2006.

To maintain the supply of water to Queensland, SunWater will be spending over $27.5 million in 2005-06 on approved water infrastructure throughout Queensland, with another possible $300 million worth of additional water infrastructure projects for 2005-06 still in the planning stages. A large proportion of this possible $300 million is targeting projects to support the expanding coal mining industry in Queensland.

Additional funding of $45.5 million over nine years is provided to fund high priority dam safety upgrades. The Government will prepare new dam safety guidelines which reflect the new national safety guidelines for spillway adequacy and other dam safety matters.

Also, $20.3 million will be spent to complete the Burnett River Dam. The $281 million Burnett Water Infrastructure Project is a commitment by the Government to improve the reliability of water supply for irrigation and other purposes, and to support regional

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development in the Burnett Basin. The project consists of the Burnett River Dam, the Barlil Weir, the raising of the Jones Weir, and the now completed Eidsvold Weir.

PUBLIC NON-FINANCIAL CORPORATIONS SECTOR CAPITAL PLANNING AND PRIORITIES

The Public Non-Financial Corporations sector is vital to the future development of Queensland. Importantly, a major part of the Queensland Government’s capital program is undertaken through Government-owned corporations (GOCs).

While the capital program undertaken across the GOC sector contributes significantly towards meeting the Government’s priorities for Queensland, the process in which this capital program is developed and funded is different from the General Government sector. GOCs operate as commercial business entities, generally within competitive markets, and as such progress their capital programs on the basis of needs identified within the market sectors they service. Each GOC develops its capital program through its own board. Major projects are directly authorised by a GOC’s shareholding Ministers.

There are a number of ways in which the GOC capital expenditure program can be funded. These options include using cash flow from their business, borrowings, and, in certain situations, requesting a dividend reinvestment or equity injection from shareholding Ministers. The method of financing will differ according to the individual circumstances of the relevant GOC, and the specific nature of the project in question. The Queensland Government is committed to ensuring that GOCs are at all times able to fund viable projects while at the same time retaining a sound financial position.

GOCs operate across a very broad section of Queensland industry and the actions and undertakings of GOCs have significant impact on Queensland.

Energy

Electricity demand in Queensland has grown rapidly in recent years, and this trend is expected to continue. The average growth rates over the next three years are forecast to be 3.9%, 5.5% and 4.5% per annum respectively for total energy used over the year, and peak summer and winter demand.

This electricity demand growth is particularly evident in the south-east corner of the State, with long-term growth in average demand likely to be in excess of 8% per annum.

The increased peak demand growth is due to Queensland’s population growth, as well as a steady increase in energy usage per householder predominately influenced by increased usage of air conditioners, computers and swimming pool filters.

Peak demand drives the need for capital expenditures. These growth forecasts will see the need for increased expenditure in generation assets as well as the augmentation of the State’s transmission and distribution networks over the coming years. The GOC network businesses, Powerlink, ENERGEX and Ergon Energy, will spend approximately $1.273 billion in 2005-06 to address the need to strengthen the networks around Queensland.

Current generation capacity in Queensland remains adequate, and with new plant currently under construction Queensland will have sufficient generation capacity to meet the increased demand through to 2009-10.

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Key electricity highlights of the 2005-06 capital program include:

•	Electricity Distribution Network – In February 2004, the Government initiated an independent review, Electricity Distribution and Service Delivery (EDSD) Review for the 21st century, into the performance of Queensland’s electricity distribution networks. Among the key considerations of the EDSD Review were network security issues and the capital expenditure required to implement the associated recommendations. Ergon Energy and ENERGEX worked in close cooperation with the Review panel and have prepared capital programs designed to meet their ongoing commitments to deliver on all the recommendations of the EDSD Review.

In the 2005-06 year, the combined capital network expenditure of Ergon Energy and ENERGEX total a record $1.046 billion. The increased expenditure focuses on improving the quality and reliability of Queensland’s electricity distribution network assets to meet the increasing demands associated with the State’s strong economic and population growth. The Queensland Competition Authority has also recognised these capital requirements in its latest regulatory determination, providing the revenue support the distributors need to implement these plans.

•	North Queensland Power Project – GOC projects recently completed include Enertrade’s North Queensland Power project.

This involved the conversion of the existing open cycle peaking plant at Yabulu to a 220 megawatt combined cycle, base-load gas-fired power station and the construction of the Moranbah to Townsville gas pipeline.

The project helps meet the growing demand for electricity in North Queensland and will ensure security of supply. It also diversifies the State’s energy mix and provides significant additional capacity to support industrial development in North Queensland.

•	Kogan Creek Power Project – The new Kogan Creek Power Station currently under construction is due to be commissioned in October 2007.

CS Energy is forecasting capital expenditure of $444.6 million (including capitalised interest) to continue the development of the power station and coal mine in 2005-06. The Kogan Creek power station will be one of the most efficient, low-cost, coal-fired power stations in the National Electricity Market. Construction of the power station commenced in July 2004 and is on schedule for completion to meet forecast energy demand in the summer of 2007-08. The Kogan Creek power station will contribute to maintaining the supply of reliable, low-cost electricity to Queensland.

Rail and Ports

In the last 10 years the nature of the transport industry has fundamentally changed. Competitive reforms have been introduced and a nationally integrated transport market is emerging, combining all transport modes (road, rail and ports) with the aim of moving goods in a coordinated and timely manner. An efficient, integrated transport process maximises the efficiency of the flow of goods, increases returns to the State and makes our importers and exporters more competitive in an increasingly competitive world market.

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Queensland GOCs perform a vital role in ensuring an efficient transportation chain underpins industry development, particularly for the coal industry. Queensland is responsible for 56.1% of all national coal production for both domestic and export markets, followed by New South Wales with 40%. In 2003-04, the estimated value of production of saleable coal produced in Queensland was approximately $8.3 billion, or roughly 6.1% as a proportion of Queensland’s Gross State Product for that year.

Furthermore, the value of Queensland’s coal exports totalled approximately $5.9 billion in 2003-04, or around 30% of the value of Queensland’s total merchandise exports.

This demonstrates that the coal industry in particular is of critical importance to the Queensland economy, as it is one of the State’s largest export industries.

Chart 2.2 Queensland Coal Production and Future Outlook

Over the next five years, demand for Queensland’s coal is forecast to significantly rise with Chinese, South-East Asian (including India), Japanese and Brazilian markets growing strongly. GOCs will play a significant role in facilitating adequate coal supply chain infrastructure, including water, transport and energy, to enable the Queensland coal industry to respond to this demand.

Queensland Rail, Ports Corporation of Queensland, Central Queensland Ports Authority and Sunwater have all entered into negotiations with potential infrastructure users for the provision of coal-related infrastructure or have recently initiated coal-related infrastructure projects.

Key highlights of the 2005-06 capital program include:

•	Coal Network Upgrades – $108.5 million will be spent by Queensland Rail to maintain and upgrade track infrastructure on the coal network.

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•	Coal Rollingstock – $86.3 million will be spent by Queensland Rail for additional coal rollingstock to support increased coal haulage requirements in Central Queensland.

•	Mount Isa Network – $20.3 million will be spent by Queensland Rail maintaining and upgrading track infrastructure on the Mount Isa line.

•	Expansion of the RG Tanna Coal Terminal – $191 million is expected to be spent by the Central Queensland Ports Authority as part of its project to expand the RG Tanna Coal Terminal. Once completed, this expansion will increase the terminal’s coal throughput to 62 million tonnes per annum.

•	Expansion of the Abbot Point Coal Terminal – $50 million is expected to be spent by Ports Corporation of Queensland as part of its project to expand the Abbot Point Coal Terminal. Once completed, this expansion will increase the terminal’s coal throughput up to 25 million tonnes per annum.

•	Abbot Point and Northern Missing Link – Additional spending will occur throughout the 2005-06 period on the feasibility and detailed planning of both the Abbot Point Stage Three expansion to increase the terminal’s coal throughput to approximately 50 million tonnes per annum and the proposed Northern Missing Link rail link from North Goonyella to Newlands.

•	Cairns Port Authority – $57 million will be spent by the Cairns Port Authority at the Cairns Airport, including the construction of new baggage reclaim hall within the International Terminal Building, and the construction of a Central Services Building at the airport.

•	Port of Brisbane Corporation Hamilton Relocation – $39 million will be spent by the Port of Brisbane Corporation for the Hamilton/Eagle Farm Commercial Operation precinct, and $32.5 million will be spent on further development of facilities to accommodate the Hamilton Relocation Project at Fisherman Islands, and upgrade of existing terminals and wharves to provide for trade growth.

•	Gattonvale Off Stream Storage near Collinsville – This joint initiative between SunWater and industrial users will be largely completed in 2004-05, and will increase the availability of water to coal mines in the region, as well as significantly increasing the reliability of town water supply to communities such as Collinsville, Moranbah and Glenden.

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APPENDIX 2.1

SMART STATE BUILDING FUND ALLOCATIONS BY PORTFOLIO

Smart State Building Fund1

	2004-05	2004-05
		Est.
Department	Budget	Actual		2005-06	2006-07
	$ million	$ million		$ million	$ million

Aboriginal and Torres Strait Islander Policy	3.2	0.4		2.8	—
Disability Services Queensland	5.0	1.7		8.3	5.0
Department of Education and the Arts	50.8	50.8		137.3	163.0
Environmental Protection Agency	4.0	2.4		8.6	4.0
Emergency Services	1.1	2.2		7.8	—
Employment and Training	8.0	1.5	[2]	8.3	15.3
Health	29.2	21.2	[3]	79.4	97.3
Housing	8.0	8.0		10.8	11.2
Justice and Attorney-General	2.5	1.2		3.0	6.9
Main Roads	26.8	31.5		72.2	82.5
Natural Resources and Mines	5.5	4.3		5.4	2.4
Police	7.0	6.3		10.0	13.7
Primary Industries and Fisheries	1.2	—		—	5.0
Public Works	3.3	2.1		2.4	8.1
State Development and Innovation	20.0	20.0		—	—
Transport	23.7	11.3	[4]	35.3	17.2
Sub-Total Departments	199.1	164.9		391.3	431.5
Queensland Rail	35.7	14.3	[5]	146.7	239.0
Total	234.8	179.2		538.0	670.5

Notes:

1.	Numbers may not add due to rounding.

2.	Variance is due to deferral of $6.5 million relating to land acquisition for the Coomera Education Precinct.

3.	Variance is partly due to delays in undertaking Service Planning for Gin Gin Health service, in order to respond to community concerns. In addition, planning for certain emergency department upgrades was combined in order to achieve synergies. However, the decision to progress the Robina Emergency Department as a priority has resulted in some delays for other upgrades.

4.	Variance relates to the financial collapse of a construction contractor working on the Inner Northern Busway, delays in finalising stakeholder negotiations on issues affecting the Petrie to Kippa-Ring and Gympie Road quality bus corridor, and delays with property acquisitions.

5.	Variance due to delays in preparatory work (such as land acquisition) associated with the Citytrain MetTrip upgrade.

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3.	PRIVATE SECTOR CONTRIBUTION TO THE DELIVERY OF PUBLIC INFRASTRUCTURE

QUEENSLAND’S PUBLIC PRIVATE PARTNERSHIP POLICY AND VALUE FOR MONEY FRAMEWORK

The Queensland Government launched its Public Private Partnership (PPP) Policy — Achieving Value for Money in Public Infrastructure and Service Delivery — in September 2001, and supporting guidance material in August 2002. The Guidance Material is currently in the process of being reviewed and updated.

Queensland’s PPP Policy and Value for Money Framework are consistent with similar initiatives being pursued nationally and internationally. The Government’s aim in pursuing these initiatives is to achieve better value for money on a whole-of-project-life basis, in the provision of public infrastructure and related non-core services. The Value for Money Framework measures traditional delivery against PPP delivery to determine the most optimal delivery method.

The Government believes private sector participation in the provision of public infrastructure can assist the timely delivery of efficient and effective infrastructure to the Queensland community. However, the Queensland Government recognises this can introduce new risks, and as a result, there is a need for careful analysis and management before any commitment is made to private sector involvement in the delivery of a project.

Southbank Education and Training Precinct Project

The Queensland Government, through the Department of Employment and Training, has entered into its first PPP under the Value for Money Framework. The project involves the construction of new facilities and refurbishment of some existing buildings at the Southbank Institute of TAFE at South Bank Parklands.

The construction work is expected to take around four years to complete. At the end of the construction period, the private sector consortium (Axiom Education Queensland) will be required to maintain the facilities for a further 30 years under a performance-based contract with the Government. Core service delivery, such as teaching and curriculum, will remain the responsibility of the State.

A preliminary estimate of the net present value of the overall project is approximately $550 million. Included in this amount are construction costs of approximately $230 million.

POTENTIAL PUBLIC PRIVATE PARTNERSHIP PROJECTS

The Queensland Government last year completed business cases on projects such as the Gateway Upgrade and Boggo Road Knowledge Based Research Precinct, opting to deliver those projects through traditional public sector procurement. The Government is analysing several potential PPP projects to address a range of infrastructure needs. These projects are at various stages of the Value for Money Framework.

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The Queensland Government has approved Brisbane City Council’s (BCC) business case for the proposed North South Bypass Tunnel. BCC is seeking delivery by the private sector through a build, own, operate and transfer contract. The State and BCC will also work in partnership to accelerate the Airport Link feasibility study, and has contributed $16 million towards that exercise.

In addition, a number of projects identified in the SEQIPP will also be assessed as potential PPPs under the Value for Money Framework. Notable exceptions include rail, energy project delivery by GOC’s and smaller projects below the $100 million threshold.

OTHER PROJECTS INVOLVING THE PRIVATE SECTOR

In addition to those within the PPP Framework, several other major infrastructure projects with private sector involvement are being progressed.

Townsville Ocean Terminal

The Queensland Government is investigating the potential development of a dedicated facility for cruise and military vessels in Townsville. The Government completed a business case in 2004, which addressed the technical and financial feasibility of a stand-alone cruise and military vessel facility, in the location of the Western Breakwater.

This project is a key component in the implementation of the Government’s cruise shipping plan, and acknowledges the potential economic benefits to the State and Townsville region associated with increased visits from both cruise vessels, and Australian and foreign military vessels on rest and recreation visits.

In July 2004, the Government received an unsolicited proposal from a joint venture consisting of TABCORP Limited (the owner of the Townsville Breakwater Hotel and Casino) and Consolidated Properties Group (CPG) for the development of an integrated cruise and military vessel facility and property development, in the vicinity of the Breakwater area.

In late 2004, the Government considered the findings of the business case, incorporating a detailed review of the TABCORP/CPG proposal. The Government is currently undertaking without prejudice discussions with the joint venture to determine whether a commercially acceptable proposal can be achieved.

A further unsolicited proposal was recently received by the Government for an integrated cruise and military vessel facility and supporting commercial developments. The Government is currently assessing whether the proposal has merit.

Brisbane Cruise Terminal

The Brisbane Cruise Terminal project (known as Portside Wharf) is an integrated cruise terminal, retail and residential development on land fronting the Brisbane River at Hamilton, with an estimated total project value of $350 million. Following a competitive tendering process, the Multiplex group of companies was appointed by the Government as the developer of the project and construction is currently underway on the Hamilton site (which is presently owned by the State).

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The cruise terminal and wharf are expected to be operational by mid-2006 and a Multiplex subsidiary will be required to operate those components for a 15-year period under an agreement with the State. In return, the State will be responsible for keeping the main shipping channel serviceable for cruise shipping.

The terminal is designed to cater for those cruise ships visiting Australia that are able to cruise under the Gateway Bridge (95% of all cruise ships) and make their way up the Brisbane River to Hamilton. These ships can carry up to 1,850 passengers and 830 crew members. In addition to transit stops, the cruise terminal will also be capable of accommodating base porting operations, which the Government is keen to see established in Brisbane.

Gold Coast Cruise Ship Terminal

The Queensland Government is investigating the feasibility of developing a dedicated facility for cruise ships on the Gold Coast. The preferred location is at the top of the Spit on the Gold Coast Broadwater.

A Preliminary Assessment under the Value for Money Framework addressing the financial and technical feasibility of the project is being finalised, and will incorporate the findings of a harbour simulation, which examined the capacity of cruise vessels of various size and dimension to navigate safely in and out of the Spit.

The Preliminary Assessment will also set out detailed capital and whole-of-life costs for the development of a cruise terminal, including ongoing dredging costs. Should the Queensland Government endorse further investigation of the project, a detailed Environmental Impact Statement will be undertaken to address environmental and planning issues associated with the potential development.

Tennyson Riverside Development

The Queensland Government is progressing the Tennyson Riverside Development project and is currently evaluating proposals received from the private sector through a competitive bid process for the development of an international-standard State tennis centre and associated development on prime riverfront land in Brisbane.

In making the site available for the project, the Government recognises the Tennyson Riverside development represents a unique opportunity for the private sector to deliver an outstanding landmark project on the Brisbane River and to provide a new home for the development of tennis in Queensland.

Aurukun Project

The Aurukun resource is situated in a parcel of land in western Cape York, south of Weipa. The resource comprises both bauxite and kaolin, with the bauxite resource estimated to be capable of producing alumina.

The Government has announced that it will undertake an international competitive bid process for the granting of development rights over the Aurukun resource. In undertaking this process, the Government is seeking to optimise the economic, social and financial outcomes for the State and the local region from the development of the resource with potential investment in downstream processing.

Capital Statement 2005-06

21

Braemer Power Station

Wambo Power Ventures Pty Ltd, a joint venture between investment bank Babcock & Brown and ERM Power Pty Ltd, is to construct a three-unit 450 megawatt gas fired power station at Braemer (near Dalby). ENERGEX Retail has entered into long-term hedge arrangements to purchase energy and gas electricity certificates from the power station.

The Braemer Power Station will provide power directly into the national electricity grid and further enhance the State’s electricity supply capacity.

Dalrymple Bay Coal Terminal Expansion

The Dalrymple Bay Coal Terminal (DBCT) is leased from the Government by Prime Infrastructure Management Limited. Prime Infrastructure is currently undertaking a short gain expansion of DBCT at a cost of $28.3 million, which is expected to increase DBCT’s capacity from 56 million tonnes per annum (mtpa) to 59 mtpa by January 2006. A further one mtpa capacity is expected to be achieved by July 2006.

In addition, Prime Infrastructure has identified three potential stages of expansion to increase DBCT’s capacity beyond 60 mtpa. If all three phases are completed, this will increase DBCT’s capacity to approximately 80-85 mtpa at a cost of more than $800 million. The estimated completion date of these three stages is between August 2008 and February 2009.

South Bank Corporation

South Bank Corporation is facilitating several major projects involving private sector investment in the South Bank precinct in 2005-06.

A 161 room hotel and 88 residential apartment complex on the corner of Grey and Glenelg streets is scheduled for completion in late 2005. The Saville South Bank development by national property group Stockland represents a $90 million investment in Queensland by Stockland.

The SW1 consortium is the preferred developer of a major mixed use precinct on the Mazda Site, a 1.8 hectare site bounded by Melbourne, Russell, Cordelia and Merivale streets. SW1, which comprises Austcorp, Property Services Group and Urban Plus, has a master plan for the site incorporating a $200 million plus commercial, retail and residential development. Construction is scheduled to commence in 2005-06.

Construction of a 10,000 square metre commercial office building is planned for a site on the corner of Grey and Tribune streets. Work is expected to start on the W.A. Stockwell development in the second half of 2005.

Capital Statement 2005-06

22

4.	KEY CONCEPTS, SCOPE AND COVERAGE

KEY CONCEPTS, SCOPE AND COVERAGE

Capital Contingency

Consistent with the approach adopted in previous years, a capital contingency reserve has been included. This reserve recognises that while departments budget to fully use their capital works allocation, circumstances such as project lead-in times, project management constraints, unexpected weather conditions, and capacity constraints such as the supply of labour and materials may prevent full usage. On a whole-of-Government basis, there is likely to be underspending, resulting in a carryover of capital allocations.

Coverage

Under accrual output budgeting, capital is the stock of assets including property, plant and equipment, intangible assets and inventories that an agency owns and/or controls and uses in the delivery of services, as well as capital grants made to other entities. For the purpose of this Budget Paper, capital outlays refer to the gross acquisition of these assets. The following definitions are applicable throughout this document:

•	total capital outlays - property, plant and equipment outlays, other capital expenditure and capital grants

•	property, plant and equipment outlays - property, plant and equipment outlays as per the financial statements excluding asset sales, depreciation and revaluations

•	other capital expenditure - intangibles, inventories, and self-generating and regenerating assets

•	capital grants - capital grants to other entities (excluding grants to other Government departments, statutory bodies and individuals under the First Home Owners Grant scheme).

Capital outlays include information for all bodies defined as reporting entities for the purpose of whole-of-Government financial reporting requirements, excluding Public Financial Corporations. Projects without a recorded total estimated cost are ongoing. The entities included in scope for the Capital Statement are listed in Appendix A.

Impact of the Australian Equivalents to International Financial Reporting Standards (AEIFRS)

From 2005-06, the Queensland Government financial accounts will be presented using the AEIFRS. Under the AEIFRS, capital projects will no longer be able to capitalise expenditure such as interest and certain software development costs.

This means capital expenditure recorded up to 30 June 2005 will not be on an AEIFRS basis, resulting in the reported total estimated cost including expenditure which will not be capitalised under AEIRFS. Accordingly, the total estimated cost reported in the 2005-06 Budget may vary from any total estimated cost previously reported due to the adoption of AEIFRS.

Capital Statement 2005-06

23

Capital Works and the GST

Abstract 31, issued by the Australian Accounting Research Foundation, deals with accounting for the Goods and Services Tax (GST). This Abstract states that in relation to acquisitions of assets, any recoverable GST (in the form of GST input tax credits) would not be included in the cost of acquiring an asset. On this basis, capital works projects are shown on a GST exclusive basis, that is, net of any recoverable GST input tax credits. The exception to this is where an agency is unable to recover some GST input tax credits because of their GST status — for example the Department of Housing.

Capital Statement 2005-06

24

5.	CAPITAL OUTLAYS BY ENTITY

ABORIGINAL AND TORRES STRAIT ISLANDER POLICY

The department’s capital expenditure program for 2005-06 is $7.6 million and principally comprises projects approved under the Smart State Building Fund, along with capital grants associated with the upgrading of infrastructure within Queensland’s Indigenous communities.

Program Highlights

•	$2.8 million provided under the Smart State Building Fund will upgrade accommodation facilities throughout the State including the Aitkenvale Hostel in Townsville, departmental houses on a number of communities and Diversion from Custody Centres in Rockhampton, Townsville and Mt Isa.

•	$0.75 million for upgrading the Jimaylya Centre at Mt Isa to assist programs identified in the Regional Blueprint for Indigenous Homelessness.

•	$2.6 million in capital grants will be provided for replacement stores on Mabuaig Island and Dauan Island in the Torres Strait and the construction of outstations in Cape York.

•	A further $1.4 million is provided for capital acquisitions and minor upgrades for the department.

Capital Statement 2005-06

25

Aboriginal and Torres Strait Islander Policy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

DEPARTMENT OF ABORIGINAL AND TORRES STRAIT ISLANDER POLICY

Property, Plant and Equipment
Refurbishment of the Aitkenvale Hostel*	45	1,500		1,500
Refurbishment of the Jimaylya Centre	55	750		750
Refurbishment of Departmental Houses*	Various	1,000	80	920
Refurbishment of Diversion from Custody Centres*	Various	450	80	370
Plant & Equipment Replacement	Various			835	Ongoing
Minor Works Improvement	50			600	Ongoing

Total Property, Plant and Equipment				4,975

Capital Grants
IBIS Stores Replacement	50	2,200		1,100	1,100
Cape York Outstations	50	1,500		1,500

Total Capital Grants				2,600

TOTAL DEPARTMENT OF ABORIGINAL AND TORRES STRAIT ISLANDER POLICY				7,575

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

26

CHILD SAFETY

The Department of Child Safety 2005-06 capital expenditure is $58.8 million. This investment covers major initiatives such as the Integrated Client Management Information System (ICMS) and expansion of the network of Child Safety Service Centres. The ICMS in particular is a critical component for the long-term reform agenda of the department by providing improved and more accessible information on children in care.

Program Highlights

•	An additional $19.2 million will be invested in the department in 2005-06 to continue the ongoing initiative to accommodate and support departmental staff working in a distributed network of Child Safety Service Centres located across the state. This additional funding will bring the total investment for 2005-06 to $33.5 million for the establishment of additional Child Safety Service Centres and support infrastructure, including information technology and office equipment.

•	In addition, expenditure of $25.3 million is planned in 2005-06 in relation to the ongoing investment in the Information Renewal Initiative. This initiative will improve the management of information to support increased effectiveness, responsiveness and accountability in child protection and youth justice service delivery across Queensland.

The primary component of this initiative is the ICMS, which is integral to the long-term reforms of the department and will provide improved and more accessible information on children in care. The ICMS will deliver a statewide integrated client information system to support more effective decision-making, case management and regulation of carers. It will provide timely access to better client and carer information in an easy-to-use format and greatly assist with case management and matching children with care environments. The system will greatly enhance the maintenance of clear case plans for children, provide risk assessment and decision support tools to workers, provide better foster care records, deliver an electronic carer directory, improve the efficiency of foster care payments and improve management and oversight of service delivery.

Capital Statement 2005-06

27

Child Safety

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

DEPARTMENT OF CHILD SAFETY

Property, Plant and Equipment
Child safety service centres and other property plant and equipment	Various			33,461	Ongoing

Total Property, Plant and Equipment				33,461

Other Capital Expenditure
Information System	05	44,423	13,069	25,305	6,049

Total Other Capital Expenditure				25,305

TOTAL DEPARTMENT OF CHILD SAFETY				58,766

Capital Statement 2005-06

28

COMMUNITIES

The department’s capital expenditure program for 2005-06 is $26.1 million. This investment will continue to support Queensland’s vibrant communities as places where people feel empowered, safe and valued, wherever they live, whatever their circumstances.

Program Highlights

•	A total investment of $18.8 million ($14.4 million in 2005-06) has been made in the regional accommodation program. This will result in the department being able to provide new and expanded services from 10 Youth Justice Service Centres, eight Regional Service Centres and over 20 Local Service Centres. Local Service Centres will comprise smaller satellite Youth Justice Service Centres providing core business services and service delivery hubs in rural and remote sites. The accommodation program will support the implementation of the relevant recommendations from the Crime and Misconduct Commission report Protecting Children: An Inquiry Into Abuse Of Children In Foster Care.

•	Total Smart Service Queensland (SSQ) initiatives of $6.1 million, will result in further development of key whole-of-Government systems that will be used across multiple agencies, and will provide for standardisation and streamlining of services to further enhance access and service delivery for the community as a whole.

•	Other property, plant and equipment expenditure for 2005-06 of $3.7 million, includes an estimated $2 million for the planning and development of a youth support facility in Mareeba, a neighbourhood centre in Kuranda, a community centre in Innisfail, and a district community centre in Bohlevale. Expenditure of $1.7 million for the purchase of office equipment and information technology across the State includes $0.38 million for the Integrated Justice Information Strategy.

•	The Child Care capital grants for 2005-06 of $2 million will commit $1 million as part of the ongoing funding for school-age care services to continue to upgrade facilities to meet Queensland legislative child care requirements, and $1 million as part of ongoing funding in community-based child care services in remote Indigenous communities to upgrade equipment and facilities to meet the requirements of Queensland’s child care legislation.

Capital Statement 2005-06

29

Communities
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF COMMUNITIES

Property, Plant and Equipment
Plant & Equipment Purchases	Various			1,282	Ongoing
Regional Accommodation (incl. Youth Justice Service Centres	Various	18,831		14,400	4,431
Integrated Justice Information Strategy	Various	382		382
SSQ IT Funding Requirements	Various	3,200	1,000	2,200
Community Centres	45	5,550		2,000	3,550
SSQ Funding Requirements & SSQ/Access Queensland Review	Various			2,600	Ongoing

Total Property, Plant and Equipment				22,864

Other Capital Expenditure
Service Transition Funding	Various	1,250		1,250

Total Other Capital Expenditure				1,250

Capital Grants
Child Care Grants	Various			2,030	Ongoing

Total Capital Grants				2,030

TOTAL DEPARTMENT OF COMMUNITIES				26,144

Capital Statement 2005-06

30

CORRECTIVE SERVICES

The department’s capital expenditure program for 2005-06 is $52.2 million and principally comprises the expansion of prison infrastructure to meet the immediate and short-term accommodation needs of prisoners, and upgrades to existing prison infrastructure. These initiatives link to the Government’s outcome of Safe and secure communities.

Program Highlights

•	In 2005-06, $3.5 million is provided to commence work on a new $101 million prison to provide 150 beds for females at Townsville. Funding of $10 million is allocated to commence work on the $76 million redevelopment and expansion of Sir David Longland Correctional Centre, and $3 million is allocated in 2005-06 (total project cost of $49.6 million) for the expansion of the Arthur Gorrie Correctional Centre.

•	Funding is provided to plan for the expansion of the Lotus Glen Correctional Centre ($1.5 million), and the Townsville Correctional Centre ($3.2 million).

•	Upgrades to existing prison infrastructure will be carried out, including $11.9 million in 2005-06 to continue work on the $30 million perimeter security systems upgrade, and $3.3 million to provide lightning protection at secure Correctional Centres. Other continuing work includes $0.88 million for the new officer stations at Woodford Correctional Centre, $0.78 million to replace cell locks and the intercom system at Arthur Gorrie Correctional Centre, and $0.76 million for the provision of handling and scanning equipment at secure correctional centre laundries. Also, $1.4 million is provided for mobile duress alarm systems at Lotus Glen and Arthur Gorrie Correctional Centres.

Capital Statement 2005-06

31

Corrective Services
		Total	Expenditure	Budget	Post
		Estimated	to	2005-06	2005-06
Project	Statistical	Cost	30-06-05
	Division	$'000	$'000	$'000	$'000

DEPARTMENT OF CORRECTIVE SERVICES

Property, Plant and Equipment
Women’s Correctional Centre (CC) at Townsville	45	101,000		3,500	97,500
Redevelopment of Sir David Longland CC	05	76,000		10,000	66,000
Expansion of Arthur Gorrie CC	05	49,600		3,000	46,600
Expansion of Lotus Glen CC (Planning)	50	1,500		1,500
Expansion of Townsville CC (Planning)	45	3,200		3,200
Correctional Centre Lightning Protection	Various	3,600	300	3,300
Perimeter Security Systems	Various	30,000	150	11,850	18,000
Mobile Duress Alarms at Lotus Glen CC and Arthur Gorrie CC	Various	1,400		1,400
Capricornia CC	30	89,500	86,900	2,600
Additional Security to the Townsville CC	45	1,500	1,200	300
Officer Stations at Woodford CC	10	1,500	620	880
Replacement of Cell Locks and Intercom System at Arthur Gorrie CC	05	2,000	1,220	780
Scanning and Handling Equipment at Secure CC Laundries	Various	1,200	437	763
Other Acquisitions of Property, Plant and Equipment	Various			8,557	Ongoing

Total Property, Plant and Equipment				51,630

Other Capital Expenditure
Integrated Justice Information System (IJIS)	05	559		559

Total Other Capital Expenditure				559

TOTAL DEPARTMENT OF CORRECTIVE SERVICES				52.189

Capital Statement 2005-06

32

DISABILITY SERVICES QUEENSLAND

Disability Services Queensland is the Queensland Government department responsible for providing leadership in services and programs for people with a disability. The department provides services across three outputs: support for adults, support for children and families, and community and infrastructure support. Investment in capital infrastructure forms a vital part of delivering these outputs.

As a human services provider and funder, the agency invests in capital infrastructure in cases where it is required for Government service provision.

Capital infrastructure is used to accommodate and support departmental staff, in targeted community sector accommodation for people with an intellectual disability, and in respite centres (usually in partnership with non-government service providers). The major portion of non-government service delivery utilises existing community sector capital infrastructure.

Program Highlights

The 2005-06 Budget commits a total of $40 million in capital funding to enhance disability services delivered within the Government and non-government sectors. These funds are being applied towards a range of strategies including:

•	Significant investment in 2005-06 of $8.9 million for continuing development of the Disability Information System, which will increase the capacity for the department to deliver on its strategic objectives by providing an information system to support, measure and report on service delivery.

•	Capital and equipment upgrades for services operated by Disability Services Queensland and community-based organisations to strengthen their ability to provide high quality services and programs for people with a disability.

•	Additional respite and family support services including Yandina and Hervey Bay respite centres, which are expected to be completed in February and May 2006 respectively. These respite services provide temporary support, allowing the families of carers of people with a disability a rest period.

•	Continued funding to support a range of tailored accommodation support options and enhanced community services for people with high and complex support needs.

Planning will commence for the final three additional innovative support and housing trials to be developed in Maryborough, Loganlea and Ipswich by 2008-09. These houses will provide purpose-built accommodation for people with a disability who have high and complex support needs.

Capital Statement 2005-06

33

Disability Services
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DISABILITY SERVICES QUEENSLAND

Property, Plant and Equipment
Respite Services
Hervey Bay	15	2,000	289	1,711
Ipswich	05	450	7	443
Nerang	10	947	919	28
Townsville	45	1,033	408	625
Yandina	10	1,033	431	602
Various Statewide Projects	Various	4,000		1,000	3,000
Innovative Housing
Ipswich	05	1,542	264	1,138	140
Loganlea	05	1,334	74	760	500
Maryborough	15	2,436	218	1,818	400
Townsville	45	1,476	1,176	300
Various Statewide Projects	Various	3,800		3,800
Redevelopment of Wacol Site	05	4,400	1,378	3,022
Smart State Building Fund
Respite — Townsville & Nerang*	Various	600		600
Respite — Yandina*	10	750		750
B’leigh & Wacol Area Offices*	05	700		700
Ipswich Area Office*	05	998	200	798
Maryborough Area Office*	15	337		337
Rockhampton Area Office*	30	500		500
Other Land & Buildings*	Various	5,315	113	1,202	4,000
Systems	Various	2,500	120	1,380	1,000
Plant & Equipment	Various	2,500	500	2,000
Other Property, Plant & Equipment
Cluster Housing	Various	14,012		612	13,400
Places of Safety	Various	3,862		1,862	2,000
Various Statewide Projects	Various	4,417		4,417

Total Property, Plant and Equipment				30,405

Other Capital Expenditure
Disability Information System	05	12,789	3,880	8,909

Total Other Capital Expenditure				8,909

Capital Grants
Endeavour & Respite Services	Various	1,126	408	718

Total Capital Grants				718

TOTAL DISABILITY SERVICES QUEENSLAND				40,032

* Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

34

EDUCATION AND THE ARTS

EDUCATION

The 2005-06 Budget provides a substantial investment in educational facilities with a schools capital works program of $455.1 million (including $67.8 million in capitalised expenses). This includes $147 million for new schools, classrooms and land acquisition in growth areas throughout the State and a further $187.8 million for building renewal programs to ensure that State school premises are comfortable, safe and suitable to deliver modern curriculum initiatives.

In 2005-06, the Government has allocated $81.6 million to continue the delivery of facilities for the new preparatory year of schooling as part of the lead up to the full introduction of the preparatory year in 2007. An amount of $13.2 million is also provided to complete works in the current round of the Cooler Schools program and to continue the program for schools in the Cooler Schools zone.

Program Highlights

•	$147 million to construct two new schools at Caloundra West and Drewvale, undertake further staged work at 12 schools, make land acquisitions and provide additional classrooms in growth areas of the State. $57 million has been funded as part of the Smart State Building Fund initiative.

•	$187.8 million to replace and enhance learning facilities at existing schools, and to provide additional and replacement toilet facilities. $24 million has been funded as part of the Smart State Building Fund initiative.

•	$81.6 million to continue construction work for the introduction of the preparatory year in 2007.

•	$13.2 million to air-condition facilities in Queensland state schools to complete works in the current round of the Cooler Schools program and to continue the program for schools in the Cooler Schools zone.

•	$6.9 million to acquire new employee housing and refurbish existing housing stock.

Education’s planning for capital meets the Government’s priorities and needs under the South East Queensland Infrastructure Plan and Program by considering the following factors:

•	population growth and shifts, and the consequent impacts on enrolments

•	changes to educational standards and educational delivery methods

•	meeting school renewal requirements

•	fulfilling government commitments such as the introduction of the preparatory year

•	addressing other high priority needs such as student and staff health and safety.

These factors are managed through a formal needs and priority analysis involving local communities.

Capital Statement 2005-06

35

ARTS QUEENSLAND

Total 2005-06 capital expenditure for Arts Queensland, together with the Queensland Performing Arts Centre, Queensland Museum, Library Board of Queensland and Queensland Art Gallery is $177.6 million.

Arts Queensland’s capital expenditure program for 2005-06 is $170.2 million. The Millennium Arts Program in 2005-06 will provide $168.7 million to continue the redevelopment of the Queensland Cultural Centre at South Brisbane and associated projects. August 2006 will see the completion of the the Queensland Gallery of Modern Art, the redevelopment of the State Library of Queensland and completion of the connecting Site Infrastructure Works which includes an efficient river water cooling system and enhanced river access. The outcome of this development is enhanced and readily accessible cultural facilities for the people of Queensland.

Construction will also be completed on the second stage of the Cairns Centre of Contemporary Arts ($0.25 million in 2005-06), funded as part of the Smart State Building Fund.

Library Board of Queensland

The $2.5 million capital outlays for 2005-06 include continued enhancements of the State Library of Queensland’s heritage, general reference and public libraries collections, as well as some plant and equipment replacement. It also includes an allocation for the Strategic Development Grants Scheme which is payable to successful public library applicants and is designed to encourage the use of innovative strategies for increasing community use of library services.

Queensland Art Gallery

The Gallery’s $1.3 million property, plant and equipment expenditure program for 2005-06 principally comprises purchases of works of art for the Queensland Gallery of Modern Art and ongoing operational plant and equipment for the existing Queensland Art Gallery.

Queensland Museum

The Queensland Museum’s capital expenditure program for 2005-06 is $1.2 million with the main focus of activity in exhibition development, collection management and on-going campus operations.

The development and construction of an Aboriginal & Torres Strait Islanders Cultures Centre at Queensland Museum South Bank will provide a significant cultural resource for all Queenslanders and contribute substantially to the Museum’s continuing programs of repatriation and reconciliation.

Queensland Performing Arts Trust

The Trust’s capital expenditure program for 2005-06 is $2.4 million. This includes a $0.50 million capital grant (with matching funding from the Trust) for the planned replacement of significant items of theatrical production equipment.

Capital Statement 2005-06

36

Education and the Arts 1,2,3,4

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

EDUCATION QUEENSLAND
KEY TO ABBREVIATIONS
GLA — General Learning Area
GLAB — General Learning Area Block
ICT — Information and Communications Technologies

Property, Plant and Equipment
Algester State School, Major classroom upgrade to support multi-media initiatives*	05	640		368	272
Ascot State School, Major classroom upgrade to support arts initiatives*	05	370	69	301
Aspley East State School, Assembly Hall	05	499		499
Beenleigh Special School, Administration Upgrade*	05	511	45	466
Belmont State School, Additional Amenities	05	475		475
Blackstone State School, Toilet Upgrade — Refurbishment	05	361	5	356
Boondall State School, Administration Upgrade*	05	1,062		637	425
Brassall State School, Major resource centre upgrade to support ICT initiatives*	05	714	47	667
Bribie Island State School, Major classroom upgrade to support arts and ICT initiatives*	05	706	47	659
Brisbane State High School, Redevelopment Works	05	18,000		4,500	13,500
Brookfield State School, Administration Upgrade*	05	858		429	429
Browns Plains State High School, Additional Amenities	05	404	5	399
Bulimba State School, Additional Accommodation	05	1,380	46	920	414
Bunyaville Environmental Education Centre, Additional Amenities	05	439	22	417
Burpengary State School, Major classroom upgrade to support arts initiatives*	05	1,139	103	1,036
Capalaba State College, Major classroom upgrade to support catering and music initiatives*	05	1,027	92	935

Capital Statement 2005-06

37

Education and the Arts 1,2,3,4

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Cleveland State School, Toilet Upgrade — Replacement	05	888	4	380	504
Coolnwynpin State School, Upgrade to Special Education Facilities	05	737	460	277
Craigslea State High School, Major classroom upgrade to support arts and middle schooling initiative*	05	1,089	98	991
Crestmead State School, Upgrade to Special Education Facilities	05	354		354
Drewvale State School, New School for 2006*	05	12,859	2,132	10,727
Elimbah State School, Additional Amenities	05	432	4	428
Elimbah State School, New administration by enclosure under and 2 GLAs by conversion	05	828	92	736
Ferny Grove State High School, GLAB - 2 Storey - 8 Spaces and Amenities	05	2,088	382	1,706
Ferny Grove State High School, Major classroom upgrade to support arts and ICT initiatives*	05	1,532	331	1,201
Fig Tree Pocket State School, Additional Amenities	05	409	5	404
Fig Tree Pocket State School, Major resource centre upgrade to support ICT initiatives*	05	306		306
Flagstone State Community College, Stage 5	05	4,692	276	4,416
Flagstone State Community College, Stage 6	05	4,600		920	3,680
Forest Lake State School, Oval Development	05	1,380	690	690
Greenbank State School, Library Upgrade*	05	334		334
Gumdale State School, Administration Upgrade*	05	751		375	376
Ipswich East State School, Administration Upgrade*	05	700		323	377
Jimboomba State School, Additional Amenities	05	432	4	428
Kallangur State School, Toilet Upgrade — Replacement	05	578	158	420
Kenmore South State School, Relocate Special Education Developmental Unit	05	1,288		1,288

Capital Statement 2005-06

38

Education and the Arts 1,2,3,4

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Kurwongbah State School, Library Upgrade*	05	306	27	279
Mabel Park State School, Major classroom upgrade to support middle schooling initiatives*	05	1,410	81	1,329
Mansfield State School, Major classroom upgrade to support multi-media initiatives*	05	414		414
Mitchelton State School, Additional Amenities	05	466	5	461
Narangba State School, Administration Upgrade*	05	460		460
Narangba Valley State High School, Additional Relocatable Accommodation and Conversions	05	1,288		1,288
Narangba Valley State School, Stage 2	05	5,350	276	5,074
North Lakes State College, Performing Arts	05	2,760		460	2,300
North Lakes State College, Stage 5B - Years 11-12	05	9,200	460	2,760	5,980
North Lakes State College, Stage 5C - Additional Middle School Accommodation	05	1,660	138	1,522
Ormiston State School, Additional Amenities	05	290	5	285
Ormiston State School, Administration Upgrade*	05	751		375	376
Patricks Road State School, GLAB - 2 Spaces and Music by Enclosure Under	05	782	49	733
Pullenvale State School, Additional Amenities	05	537	5	532
Queensland Smart Academy, Creative Arts	05	23,400		14,400	9,000
Queensland Smart Academy, Science, Mathematics and Technology	05	12,600		7,650	4,950
Redland District Special School, Administration Upgrade*	05	745		426	319
Runcorn Heights State School, GLAB -6 Spaces	05	1,752	72	1,680
Scarborough State School, Major classroom upgrade to support ICT initiatives*	05	850	47	803

Capital Statement 2005-06

39

Education and the Arts[1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Serviceton South State School,	05	261	4	257
Additional Amenities
Shailer Park State High School, Major	05	1,528	93	1,435
classroom upgrade to support middle schooling initiatives*
Sunnybank Hills State School, Major	05	616	318	298
resource centre upgrade to support ICT initiatives*
Tullawong State School, Upgrade to	05	874		414	460
Special Education Facilities
Victoria Point State School, Upgrade	05	354		354
to Special Education Facilities
Waterford West State School,	05	715	125	590
Administration Upgrade*
Wavell Heights State School,	05	261	4	257
Additional Amenities
West End State School, GLAB - 8 spaces	05	1,800	326	1,474
West End State School, Major	05	415	47	365	3
classroom upgrade to support science and ICT initiatives*
Wynnum North State School, Major	05	382		382
classroom upgrade to support arts initiatives*
Zillmere State School, Upgrade to	05	354		354
Special Education Facilities
Arundel State School, Upgrade to	10	354		354
Special Education Facilities
Beaudesert State High School,	10	442	5	437
Additional Amenities
Beaudesert State School, Toilet	10	475	5	470
Upgrade — Replacement
Benowa State School, Administration	10	460	46	414
Upgrade*
Bli Bli State School, GLAB - 2 Storey	10	2,116	221	1,895
Open Under - 4 Spaces and Amenities
Boonah State High School, Major	10	603	171	432
classroom upgrade to support science and multi-media initiatives*
Buderim Mountain State School,	10	864	47	817
Major classroom upgrade to support ICT initiatives*
Burleigh Heads State School,	10	506		506
Upgrade to Special Education Facilities

Capital Statement 2005-06

40

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Burnside State High School, Major	10	1,140	103	1,037
classroom upgrade to support middle schooling initiatives*
Caloundra West State College, New	10	13,225	3,111	10,114
School for 2006
Chancellor State College, Stage 2 -	10	10,120	1,914	8,206
Years 10-11
Coolangatta Special School,	10	11,960	460	11,040	460
Replacement School
Coolum State School, Major resource	10	973	46	927
centre upgrade to support ICT initiatives*
Cooroy State School, Upgrade to	10	354		354
Special Education Facilities
Elanora State School, Major	10	963	50	913
classroom upgrade to support middle schooling and ICT initiatives*
Eudlo State School, Replacement	10	523	38	485
Amenities Block
Keebra Park State High School,	10	274		274
Activity Centre Refurbishment
Laidley District State School,	10	442	5	437
Additional Amenities
Lockyer District State High School,	10	418	5	413
Additional Amenities
Lowood State School, Upgrade to	10	354		354
Special Education Facilities
Maroochydore State High School,	10	2,475	153	2,322
Industrial Arts and Technology Building
Merrimac State High School, Home	10	675	18	657
Economics Upgrade
Mountain Creek State High School,	10	2,477	249	2,228
GLAB - 8 Spaces
Noosa District State High School,	10	421	137	284
Additional Amenities
Noosa District State High School,	10	271	12	259
Electrical Upgrade
Noosa District State High School,	10	2,025	4	2,021
Home Economics Upgrade
Noosaville State School, Upgrade to	10	752	496	256
Special Education Facilities

Capital Statement 2005-06

41

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Ormeau State School, Additional	10	466	5	461
Amenities
Sunshine Beach State High School,	10	486	187	299
Upgrade to Special Education Facilities
Sunshine Beach State School,	10	333	41	292
Additional Amenities and Covered Area
Surfers Paradise State School, Major	10	379		379
classroom upgrade to support arts initiatives
Tarampa State School, Toilet Upgrade	10	569	256	313
- Replacement
Upper Coomera State College, 3 x 2	10	745	317	428
Space Relocatables
Upper Coomera State College, Senior	10	690	276	414
Workshop Conversion
Upper Coomera State College, Stage	10	3,680		368	3,312
3-Year 12
Aldridge State High School, Upgrade	15	614	206	408
to Special Education Facilities
Bargara State School, Administration	15	745		426	319
Upgrade*
Coolabunia State School, Additional	15	442	5	437
Amenities
Gin Gin State School, Toilet Upgrade -	15	817	5	380	432
Replacement
Gympie State High School, Major	15	1,032	59	973
resource centre upgrade to support ICT initiatives*
Howard State School, Additional	15	537	5	532
Amenities
James Nash State High School, Major	15	893	53	840
classroom upgrade to support multi-media initiatives*
James Nash State High School,	15	363		363
Upgrade to Special Education Facilities
Kepnock State High School, Major	15	1,476	93	1,383
classroom upgrade to enhance senior pathways*
Kingaroy State School, Upgrade to	15	377		377
Special Education Facilities
Maryborough West State School,	15	690		276	414
Upgrade to Special Education

Capital Statement 2005-06

42

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Facilities
Miriam Vale State School,	15	460		460
Administration Upgrade*
Nanango State High School, Major	15	477	89	388
classroom upgrade to support home economics initiatives*
Urangan State High School, Additional	15	546	4	285	257
Amenities
Walkervale State School, Upgrade to	15	368		368
Special Education Facilities
Chinchilla State High School, Upgrade	20	377		377
to Special Education Facilities
Dalby South State School,	20	587		320	267
Administration Upgrade*
Dalby State School, Administration	20	797		478	319
Upgrade*
Dalby State School, Major upgrade to	20	506	101	405
outdoor learning environment*
Glennie Heights State School, Toilet	20	561	5	285	271
Upgrade — Replacement
Goondiwindi State School, Upgrade to	20	377		377
Special Education Facilities
Middle Ridge State School, Major	20	735	47	688
resource centre upgrade to support ICT initiatives*
Pittsworth State High School,	20	451	4	447
Additional Amenities
Pittsworth State School, Community	20	346		346
Learning Centre
Stanthorpe State High School,	20	1,980	61	1,919
Queensland College of Wine Tourism (Stage A)*
Tara Shire State College, Major	20	571	102	469
classroom upgrade to support agricultural science initiatives*
Wandoan State School,	20	460	75	385
Administration Upgrade*
Warwick State High School, Science	20	2,776	145	2,631
Block
Warwick West State School, Toilet	20	580	5	285	290
Upgrade — Replacement
Warwick West State School, Upgrade	20	331	39	292
to Special Education Facilities
St George State School,	25	613	59	554
Administration Upgrade*

Capital Statement 2005-06

43

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Allenstown State School,	30	899	449	450
Administration Upgrade*
Benaraby State School, Toilet	30	542	244	298
Upgrade - Replacement
Berserker Street State School,	30	409		409
Upgrade to Special Education Facilities
Biloela State High School, Major	30	681	61	620
classroom upgrade to support science and ICT initiatives*
Camp Fairbairn Outdoor Education	30	751	5	746
Centre, Toilet Upgrade - Replacement
Emerald State High School, Major	30	614	105	509
classroom upgrade to support industrial technology initiatives*
Emerald State High School, Upgrade	30	368	86	282
to Special Education Facilities
Emu Park State School,	30	797		478	319
Administration Upgrade*
Frenchville State School, Major	30	772	47	725
resource centre upgrade to support ICT initiatives
Frenchville State School, Toilet	30	380	38	342
Upgrade
North Keppel Island Environmental	30	300		300
Education Centre, Replace Boat
Rosella Park School, Upgrade to	30	322		322
Special Education Facilities
Yeppoon State High School, Major	30	983	66	917
classroom upgrade to support arts initiatives*
Longreach State School,	35	630	63	567
Administration and Classroom Upgrade
Longreach State School, Library	35	613	55	558
Upgrade*
Andergrove State School, Major	40	664	35	629
classroom upgrade to support ICT initiatives*
Bowen State School, Major classroom	40	661	53	608
upgrade to support practical learning initiatives*
Bowen State School, Toilet Upgrade -	40	656	5	285	366
Replacement

Capital Statement 2005-06

44

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Kinchant Dam Outdoor Education	40	625	60	565
Centre, Amenities Upgrade
Mackay District Special School,	40	715	44	671
Administration Upgrade
Mackay District Special School,	40	644		640
Upgrade to Special Education Facilities
Mackay West State School,	40	773	46	727
Multi-purpose covered area*
Mirani State High School, Toilet	40	532	5	285	242
Upgrade - Refurbishment
Pioneer State High School, Upgrade	40	414		414
to Special Education Facilities
Proserpine State High School,	40	760	5	755
Additional Amenities
Seaforth State School, Additional	40	323	5	318
Amenities
Ayr State High School, Administration	45	848		530	318
Upgrade*
Bohlevale State School, Major	45	715	46	669
classroom upgrade to support practical learning initiatives*
Ingham State School, Relocate	45	414	37	377
Special Education Facilities to primary site
Kirwan State High School, 2 x 2	45	534	212	322
Space Relocatables
Kirwan State High School, Major	45	1,334	74	1,260
classroom upgrade to support middle schooling initiatives*
Alexandra Bay State School,	50	408		408
Administration Upgrade*
Atherton State High School, Major	50	979	90	889
classroom upgrade to support senior schooling initiatives*
Atherton State School, Administration	50	587		320	267
Upgrade*
Balaclava State School,	50	715	62	653
Administration Upgrade*
Cairns School Of Distance Education,	50	2,070		2,070
CER - Student Services Centre
Cairns State High School, Additional	50	475		475
Amenities
Daradgee Environmental Education	50	760	20	740
Centre, Additional Amenities

Capital Statement 2005-06

45

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Edge Hill State School, Major	50	385	36	349
classroom upgrade to support arts and science initiatives*
Malanda State High School, Additional	50	317	34	283
Amenities
Mareeba State High School,	50	1,350	94	1,256
Multi-Purpose Learning Centre
Mossman State High School,	50	304	37	267
Additional Amenities
Mossman State High School, Major	50	642	115	527
classroom upgrade to support arts initiatives*
Northern Peninsula Area State	50	941	5	285	651
College, Additional Amenities
Redlynch State School, Library	50	357		357
Upgrade*
Saibai Island State School, Replace	50	1,245	549	696
Administration Block
Smithfield State High School, Major	50	1,223	110	1,113
classroom upgrade to support sports science initiatives*
Thursday Island State School, Major	50	714	65	649
upgrade to outdoor learning environment-support arts initiative*
Thursday Island State School,	50	874	193	681
Upgrade to Special Education Facilities
Tully State High School, Additional	50	520	5	285	230
Amenities
Western Cape College — Weipa,	50	7,765	1,806	5,959
Additional Accommodation
Woree State High School, Community	50	600		600
Learning Centre
Cloncurry State School,	55	745	31	714
Administration Upgrade*
Spinifex State College — Mount Isa -	55	1,518	137	1,381
Senior Campus, Major upgrade to support multi-media initiatives*
Spinifex State College — Mount Isa -	55	414	41	373
Senior Campus, Upgrade to Special Education Facilities
Sunset State School, Upgrade to	55	336		336
Special Education Facilities
Additional accommodation	Various			8,280	Ongoing
General works	Various			128,930	Ongoing

Capital Statement 2005-06

46

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Land acquisition	Various			37,534	Ongoing
Minor works	Various	81,477	20,274	18,410	42,793
Plant and Equipment	Various			32,245	Ongoing

Total Property, Plant and Equipment				419,536

Capital Grants
Capital Grants	Various			63,888	Ongoing

Total Capital Grants				63,888

TOTAL EDUCATION QUEENSLAND				483,424

QUEENSLAND STUDIES AUTHORITY

Property, Plant and Equipment
Queensland Studies Authority	05			419	Ongoing

Total Property, Plant and Equipment				419

Other Capital Expenditure
Queensland Studies Authority	05			107	Ongoing
Education and Training Reforms for the Future	05	1,022	412	610

Total Other Capital Expenditure				717

TOTAL QUEENSLAND STUDIES AUTHORITY				1,136

CORPORATE AND PROFESSIONAL SERVICES

Property, Plant and Equipment
Plant and Equipment — Shared Service Provider	Various			205	Ongoing

Total Property, Plant and Equipment				205

TOTAL CORPORATE AND PROFESSIONAL SERVICES				205

TOTAL EDUCATION				484,765

Capital Statement 2005-06

47

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

ARTS QUEENSLAND

Property, Plant and Equipment
Millennium Arts — QCC	05	276,260	100,518	168,742	7,000
Cairns Centre of Contemporary Arts*	50	1,000	750	250
Property, Plant and Equipment	05			100	Ongoing

Total Property, Plant and Equipment				169,092

Capital Grants
Capital Grants	Various			1,100	Ongoing
Total Capital Grants				1,100

TOTAL ARTS QUEENSLAND				170,192

LIBRARY BOARD OF QUEENSLAND
Property, Plant and Equipment
Property, Plant and Equipment	05			2,282	Ongoing

Total Property, Plant and Equipment				2,282

Capital Grants
Capital Grants	Various			250	Ongoing

Total Capital Grants				250

TOTAL LIBRARY BOARD OF QUEENSLAND				2,532

QUEENSLAND ART GALLERY
Property, Plant and Equipment
Plant and Equipment	05			1,300	Ongoing

Total Property, Plant and Equipment				1,300

TOTAL QUEENSLAND ART GALLERY				1,300

QUEENSLAND MUSEUM

Property, Plant and Equipment
ATSI Cultures Centre Exhibition	05	1,350	650	700
Collection Database	Various	588	475	73	40
Tropical Rainforest Exhibition — Museum of Tropical Queensland	45	200	15		185
Bugs Exhibition — Museum of Tropical Queensland	45	500			500
Property, Plant and Equipment — Other	Various			275	Ongoing

Total Property, Plant and Equipment				1,048

Other Capital Expenditure
Collection Database	05	120		120

Capital Statement 2005-06

48

Education and the Arts [1,2,3,4]
	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Total Other Capital Expenditure				120

TOTAL QUEENSLAND MUSEUM				1,168

QUEENSLAND PERFORMING ARTS TRUST

Property, Plant and Equipment
Property Plant & Equipment	05	2,443		2,443

Total Property, Plant and Equipment				2,443

TOTAL QUEENSLAND PERFORMING ARTS TRUST				2,443

TOTAL ARTS QUEENSLAND				177,635

TOTAL EDUCATION AND THE ARTS				662,400

Notes:

1.	Capital grants are distributed by non-state entities throughout Queensland’s statistical divisions.

2.	Project budgets listed in the table are in some cases indicative and are subject to refinement as projects are further developed.

3.	Projects contained in the table have been included on the basis of projected enrolments. If projected enrolments do not eventuate, then the listed projects may be deferred or stopped, or new projects added during the course of the financial year.

4.	The amounts quoted in the above table reflect the estimated portion of project costs that will be capitalised. The amounts quoted in the program highlights (and in the Ministerial Portfolio Statements) are the full financial costs of the projects (i.e. they include some expensed capital items).

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

49

ELECTORAL COMMISSION OF QUEENSLAND

In 2005-06 an amount of $0.26 million is allocated towards the acquisition of computer hardware, the development of computer systems for the next State general election and the replacement of plant and equipment. This is to provide for the ongoing operational requirements associated with the efficient and effective provision of electoral services for the State of Queensland.

Electoral Commission of Queensland

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

ELECTORAL COMMISSION OF QUEENSLAND
Property, Plant and Equipment
Plant and Equipment	05		310	60	Ongoing

Total Property, Plant and Equipment				60

Other Capital Expenditure
Computer Software	05		05	200	Ongoing

Total Other Capital Expenditure				200

TOTAL ELECTORAL COMMISSION OF QUEENSLAND				260

Capital Statement 2005-06

50

EMERGENCY SERVICES

The Department of Emergency Services’ capital program will see a record $110.9 million invested on capital acquisitions and grants.

The capital investment plan provides for essential infrastructure, equipment and information technology investment to support operations, and to achieve economic and operational effectiveness through contemporary asset management strategies. The capital investment program reflects the Government’s ongoing commitment to the provision of essential emergency services to ensure that Queenslanders live in safe and secure communities.

The department will continue to invest in essential operational and corporate information technology infrastructure, equipment and systems, as well as spend $12.2 million in 2005-06 and $28.6 million in outer years for the replacement of the Queensland Rescue Bell 412 Helicopter fleet.

A major feature of this budget is the commitment to a major expansion of the Queensland Combined Emergency Services Academy at Whyte Island in Brisbane. The enhancement of the Academy is a centrepiece of Queensland’s successful and unique arrangements for multi-service and multi-agency coordination and collaboration.

Queensland Ambulance Service

Capital investments by the Queensland Ambulance Service in 2005-06 provide for outlays of $49 million and include joint facilities and communication infrastructure projects.

Program Highlights

•	Fifteen replacement ambulance stations, five new stations and one new field office will be commenced or completed in 2005-06.

•	$7.9 million in replacement ambulance vehicles as part of its vehicle replacement program.

•	$2.7 million on continued improvement in operational and communications equipment across the State.

•	A further $7 million for the continued implementation of the Strategic Information Management Initiative, aimed at reducing paperwork by paramedics, as well as improving service availability and response times.

Queensland Fire and Rescue Service

Capital investments by the Queensland Fire and Rescue Service in 2005-06 provide for outlays of $44 million and include joint facilities and communication infrastructure projects.

Program Highlights

•	Six replacement or upgrades of fire stations, two regional office redevelopments and an equipment storage facility will be commenced or completed in 2005-06.

Capital Statement 2005-06

51

•	$13.2 million for new or replacement urban vehicles as part of the fleet replacement program and to meet enhanced service delivery requirements.

•	A further $3.8 million will be invested in rural vehicles and $2.1 million on a program of continued improvement in technical communications and operational equipment.

Joint Facilities and Infrastructure

The department will invest $3.5 million ($20 million over three years) to undertake a major expansion of the Queensland Combined Emergency Services Academy as an operational, multi-service and multi-agency training centre of excellence for emergency management and community safety.

An additional investment of $2.1 million will be spent to upgrade existing facilities at the Academy.

The department will invest $2.4 million to commence or complete joint facilities at Highfields, Roma and Palm Island. The redevelopment of the joint facility at Roma Street, Brisbane, which commenced in 2004-05, will be completed in 2006-07. $15 million will be outlaid for the Roma Street project in 2005-06 with the total cost of the project estimated to be $17.7 million.

The department will invest $2.9 million in an Emergency Services Computer Aided Dispatch (CAD) system to improve support for Ambulance and Fire response services.

Capital Statement 2005-06

52

Emergency Services

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF EMERGENCY SERVICES
Property, Plant and Equipment
QUEENSLAND AMBULANCE SERVICE
Building/General Works
Ayr replacement station	45	1,326	133	1,193
Babinda station refurbishment / replacement	50	750	10	90	650
Balmoral replacement station	05	3,312	101	3,211
Birkdale new station	05	815	15	800
Cooktown new field office	50	700	200	500
Coolum replacement station	10	1,700		700	1,000
Dirranbandi replacement station	25	562	410	152
Emu Park new station	30	750	20	730
Gemfields/Sapphire replacement station and residence	30	600	20	580
Gympie station refurbishment	15	1,900	200	1,700
Ipswich replacement station	05	2,650	10	1,640	1,000
Julia Creek replacement station	55	850	50	800
Narangba new station	05	1,335	116	1,219
Nerang new station	10	1,500		381	1,119
Samford Valley new station	05	1,040	10	1,030
Springwood replacement station	05	1,319	788	531
Townsville / Black River / Kirwan redevelopment	45	4,500	694	1,756	2,050
Warwick replacement station	20	1,500	20	1,480
Yarrabah replacement station	50	900		900
Minor works	Various			1,250	Ongoing
Land
Coolum	10	600		600
Nerang	10	500		500
Other Plant and Equipment
Ambulance vehicle purchases	Various			7,850	Ongoing
Operational and communications equipment	Various			2,678	Ongoing

Sub-total QUEENSLAND AMBULANCE SERVICE				32.271

QUEENSLAND FIRE AND RESCUE SERVICE
Building/General Works
Brisbane regional office redevelopment	05	250		250
Camp Hill station redevelopment	05	700	150	550
Cherbourg station replacement	15	450		450
Doomadgee equipment storage facility	55	150		150

Capital Statement 2005-06

53

Emergency Services

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Forest Hill station relocation	10	460	65	395
Hollywell station upgrade	10	150		150
Maryborough regional office	15	1,200	926	274
Mount Gravatt station relocation	05	2,755	350	2,405
Oxley station relocation – Durack	05	2,663		2,075	588
Minor works	Various			455	Ongoing
Land
Rural Operations land purchases	Various			100	Ongoing
Strategic land purchases	Various	500		500
Other Plant and Equipment
Operational and communications equipment	Various			2,100	Ongoing
Rural Fire appliances	Various			3,750	Ongoing
Urban Fire appliances	Various			13,200	Ongoing

Sub-total QUEENSLAND FIRE AND RESCUE SERVICE				26,804

OTHER DEPARTMENTAL
Information technology infrastructure	Various			455	Ongoing
Minor works	05			200	Ongoing
Plant and Equipment	Various			40	Ongoing
Replacement of Queensland Rescue Helicopters	Various	40,816		12,245	28,571

Sub-total OTHER DEPARTMENTAL				12,940

JOINT EMERGENCY SERVICE FACILITIES
Highfields new joint facility	20	1,000	10	990
Palm Island replacement station – joint facility	45	1,209		214	995
Queensland Combined Emergency Services Academy – air emission control	05	1,946	346	1,600
Queensland Combined Emergency Services Academy – complex improvements	05			500	Ongoing
Queensland Combined Emergency Services Academy – Strategic Development Project	05	20,000		3,500	16,500
Roma replacement station – joint facility	20	1,260	90	1,170
Roma Street Fire & Ambulance station*	05	17,734	1,340	15,044	1,350

Sub-total JOINT EMERGENCY SERVICE FACILITIES				23,018

Total Property, Plant and Equipment				95,033

Capital Statement 2005-06

54

Emergency Services

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Other Capital Expenditure
QUEENSLAND AMBULANCE SERVICE
Information systems development	Various	4,052	437	770	2,845
Strategic Information Management Initiative	Various	9,192	1,750	6,954	488
QUEENSLAND FIRE AND RESCUE SERVICE
Fire Information Management System	Various	2,990	890	2,100
Information Systems and Training Intellectual Property Development	Various			1,578	Ongoing
OTHER DEPARTMENTAL
Corporate information systems development	Various			1,015	Ongoing
Emergency Services CAD	Various	6,998	4,063	2,921	14

Total Other Capital Expenditure				15,338

Capital Grants
Rural Fire Brigades	Various			150	Ongoing
State Emergency Service units	Various			332	Ongoing

Total Capital Grants				482

TOTAL DEPARTMENT OF EMERGENCY SERVICES				110,853

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

55

EMPLOYMENT AND TRAINING

The department’s capital expenditure program (including Corporate Solutions Queensland) for 2005-06 is $81.9 million, of which $57.9 million is for the construction and refurbishment of TAFE training facilities. The department is continuing to target the utilisation and quality of physical facilities to improve the training capacity of TAFE Institutes.

In parallel with the physical facilities strategy, a 3-5 year information and communication technology (ICT) infrastructure plan is being implemented to leverage further productivity and increased training from the department’s capital investment. In 2005-06, $12.3 million will be invested directly in ICT, while a further $4.4 million will be invested mainly in training equipment. $6.2 million of capital grants will also be available to enhance agricultural colleges and establish new skill centres.

The formation of education precincts with the Department of Education and the Arts and universities will contribute to achieving education and training reforms for the future. The department is continuing the development of precincts at Yeppoon, Biloela, Caboolture and Coomera.

The targeted capital investments will increasingly contribute to the achievement of the Smart State Strategy and Building Queensland’s Regions by investing in training facilities for mature age workers, manufacturing, tourism and hospitality, community services and health, and creative industries.

Program Highlights

•	$17.6 million to commence site works and construction of the new Coomera campus of the Gold Coast Institute of TAFE, a Smart State Building Fund initiative. The new campus will deliver programs with a focus on creative industries including film and television, graphic design, interior design, architecture, building technology and information technology.

•	A further $40.3 million for construction and refurbishment of facilities, including new campuses at Yeppoon and Biloela to relocate business and clerical studies from leased premises; and the continuation of projects including consolidation of campuses at Hervey Bay and Toowoomba; and the redevelopment of campuses at Mt Gravatt and Bundaberg.

Capital Statement 2005-06

56

Employment and Training

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF EMPLOYMENT AND TRAINING
Property, Plant and Equipment
Information and Communication Technology	Various			12,300	Ongoing
Major Capital Works – refurbishment
Moreton Institute of TAFE – Mt Gravatt Redevelopment	05	25,000	1,514	4,387	19,099
Gold Coast Institute of TAFE - Relocation from Ridgeway Campus	10	4,100		500	3,600
Wide Bay Institute of TAFE - Bundaberg Redevelopment	15	2,750	200	1,250	1,300
Logan Institute of TAFE - Meadowbrook Campus	10	450	400	50
Barrier Reef Institute of TAFE - Townsville Redevelopment (Stage 1)	45	1,250	500	750
Yeronga Institute of TAFE - Engineering Trades Relocation	05	10,000	202	5,579	4,219
Mt Isa Institute of TAFE – Mt Isa Educational Precinct	55	316	215	101
Wide Bay Institute of TAFE - Hervey Bay Campus	15	2,000	150	1,350	500
Major Capital Works – construction
Gold Coast Institute of TAFE - Coomera Educational Precinct*	10	47,700	2,000	17,550	28,150
Southern Queensland Institute of TAFE – Toowoomba Consolidation	20	23,870	6,900	16,970
Central Queensland Institute of TAFE – Yeppoon Campus	30	2,300		2,300
Central Queensland Institute of TAFE – Biloela Campus	30	1,350	100	1,250
Brisbane North Institute of TAFE - Caboolture Campus	05	4,350	471	1,451	2,428
Brisbane North Institute of TAFE - Gateway Campus	05	925		925
Minor Capital Works	Various			3,500	Ongoing
Other Acquisitions
Infrastructure Equipment	Various			2,350	Ongoing
Other Plant and Equipment	Various			2,037	Ongoing

Total Property, Plant and Equipment				74,600

Capital Grants
Agricultural College Maintenance and Minor Works Grants	Various			1,000	Ongoing

Capital Statement 2005-06

57

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Aviation Australia Capital Grant	05	5,200	5,000	200
Skill Centre Program	Various			5,000	Ongoing

Total Capital Grants				6,200

TOTAL DEPARTMENT OF EMPLOYMENT AND TRAINING				80,800

CORPORATE SOLUTIONS QUEENSLAND
Property, Plant and Equipment
Other Acquisitions
Corporate Solutions Queensland	Various			1,135	Ongoing

Total Property, Plant and Equipment				1,135

TOTAL CORPORATE SOLUTIONS QUEENSLAND				1,135

TOTAL EMPLOYMENT AND TRAINING				81,935

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

58

ENERGY

Estimated total capital expenditure for Energy (including the Department and Government-owned energy corporations) is $2.275 billion in 2005-06, representing a 37% increase on capital expenditure compared with the 2004-05 Budget.

Total capital expenditure for the Department of Energy in 2005-06 is estimated to be $0.28 million. This expenditure relates to other capital acquisitions, particularly office equipment. This will provide for the ongoing operational requirements associated with the efficient and effective activities of the department.

CS Energy Limited

A $547.6 million capital expenditure program is planned for 2005-06. This mainly reflects the continuation of the construction of the Kogan Creek power station, along with ongoing capital requirements and major overhauling at Callide, Swanbank and Mica Creek power stations.

Program Highlights

•	The Kogan Creek power station is being developed in response to the projected growth in electricity consumption in Queensland as well as forecast growth in the rest of the interconnected National Electricity Market. Construction time is approximately three years. Capital expenditure of $444.6 million (including capitalised interest) has been assumed for 2005-06 in line with the construction program.

•	Ongoing capital requirements at Callide, Swanbank and Mica Creek power stations totaling $43.1 million, including finalisation of a dry ashing system at Callide to better manage long-term ash disposal requirements.

•	Ongoing unit overhaul requirements at Callide, Swanbank and Mica Creek power stations totaling $58.5 million, including the gas-fired unit at Swanbank.

Stanwell Corporation Limited

Stanwell Corporation’s expected capital expenditure program for 2005-06 is $80.1 million. This relates predominantly to improving the efficiency of existing generation assets at Stanwell, Barron Gorge and Kareeya.

Program Highlights

Key capital expenditure to be undertaken in 2005-06 includes:

•	Allocation of $19 million for refurbishment work at Barron Gorge Hydro Power Station.

•	Major overhaul and efficiency upgrades at Stanwell Power Station.

•	$4.8 million in 2005-06 for completion of the project to upgrade the Kareeya Hydro Power Station.

Capital Statement 2005-06

59

Tarong Energy Corporation

Tarong Energy’s capital expenditure program for 2005-06 of $57.8 million relates predominantly to maintaining operations at Tarong, Tarong North and Wivenhoe Power Stations and progressing the sourcing of competitive alternative fuel supplies.

Program Highlights

Major projects included in the capital expenditure program for 2005-06 include:

•	Overhaul expenditure, including one major and one minor overhaul at Tarong Power Station.

•	The Generator Mid-life Refit project at Tarong Power Station, encompassing stator rewinds on all four generators, which commenced in 2002-03 and is expected to be completed in 2006-07.

•	Further expenditure of $12.6 million in developing the Glen Wilga mine and rail corridor project.

Powerlink Queensland

Powerlink Queensland is the transmission entity for Queensland. Powerlink’s core business includes the delivery of a secure, reliable transmission service to electricity market participants via open, non-discriminatory access to the Queensland transmission grid. The capital expenditure program for 2005-06 is $256.5 million (excluding financing costs during construction).

Program Highlights

Capital expenditure for 2005-06 includes the following major projects:

•	$29.4 million in 2005-06 for the Belmont–Murarrie Transmission Reinforcement to strengthen the transmission system to the Trade Coast area and Brisbane CBD.

•	$40.7 million in 2005-06 for the Gold Coast Transmission Reinforcement to augment the transmission system supplying the Gold Coast area.

•	$15.5 million in 2005-06 for the Molendinar 110kV Busbar Establishment for the replacement of aged assets at Molendinar substation on the Gold Coast.

•	$11.6 million in 2005-06 for the Goodna 275kV Substation Establishment for reinforcement of the 110kV network for the Ipswich and South West Brisbane areas.

•	$11.3 million in 2005-06 for the Goodna 110/33kV Substation Establishment to establish a new bulk supply point and 110kV switching point for the South West Brisbane area.

•	$10.5 million in 2005-06 for the North Queensland Transmission Reinforcement to reinforce the grid supplying North Queensland.

•	$10 million in 2005-06 for the Algester 110kV Substation Establishment to establish a new bulk supply point and 110kV switching point for the southern Brisbane area.

Capital Statement 2005-06

60

•	$5.3 million in 2005-06 for the Mackay Transmission Reinforcement to increase the capacity of the network supplying the Mackay region.

ENERGEX Limited

The ENERGEX Group has prepared a record capital program of $658.8 million that is designed to meet its ongoing commitments to deliver on all the recommendations in the Electricity Distribution and Service Delivery for the 21st Century (EDSD) Report.

The program includes the continuing CityGrid project to deliver additional capacity to the Brisbane CBD as well as major reinforcement of supply to the South West Brisbane area. In addition there is significant expenditure for growth, security of supply, reliability and asset refurbishment.

The regulated electricity network capital expenditure program for 2005-06 is $536 million. This includes $222.7 million on sub-station works, $65.6 million on transmission feeder related works and $16.3 million on distribution feeder related works.

Program Highlights

The capital works program for 2005-06 will contribute to an improved level of reliability of supply and includes the following projects:

•	A total sub transmission program of $329.6 million. This includes:

•	$126 million for substation related works (including substation works for Algester, Goodna, Sumner, Ann Street, and Wellington Road) and $52 million for sub transmission feeders for the Brisbane area.

•	$50.7 million for substation related works (including a substation upgrade for Surfers Paradise) and $13.6 million for sub transmission feeders for the South Coast area.

•	$24.5 million for substation related works for the North Coast area including $6.6 million for the upgrade of the Caloundra substation and $2.2 million for substation works at Cooroy.

•	The program also includes sub transmission works for Wide Bay-Burnett, Darling Downs, West Moreton and other areas.

•	$204.6 million for distribution augmentation, including $144.4 million on customer requested works.

•	$24.8 million for the ENERGEX Gas network.

Capital Statement 2005-06

61

Ergon Energy Corporation Limited

Ergon Energy has implemented significant programs to improve the quality and reliability of electricity distribution network assets since its formation in 1999. During the 2005-06 financial year, Ergon Energy has budgeted for record capital expenditure of $673 million. A large share of this increase in capital expenditure relates to work being undertaken in connection with the implementation of the recommendations of the EDSD Report.

The 2005-06 capital expenditure program will continue to improve asset management practices and streamline work systems, reduce the risk, frequency and duration of interruptions to supply and improve communications with customers.

The budgeted capital expenditure for 2005-06 includes a significant number of major projects, which are primarily focussed on improving the quality of supply to domestic and commercial customers. The $511.5 million budgeted for networks is comprised of $323.9 million on corporation initiated works and $187.6 million on customer requested works. The $161.6 million budgeted for fixed asset acquisitions and capitalised projects is comprised of $63.8 million on capitalised projects and $97.8 million on fixed asset acquisitions.

Program Highlights

The capital works program for 2005-06 includes:

•	Power station and related works of $17.2 million including new power stations at Camooweal, Bagama, Badu Island, Pormpuraaw and Lockhart River.

•	Transmission related works of $84.8 million in 2005-06 including:

•	$32.5 million for transmission related works in the Southern region including, $9.4 million to establish a new Kearney Springs Zone Substation in Toowoomba and $5.7 million to establish the Aramara switching station.

•	$40.3 million for transmission related works in the Central region including, $16 million for the Central Queensland Port Authority to upgrade supply to RG Tanna Coal Terminal, $13.6 million in 2005-06 for the installation of lines to the MIM Rolleston Coal Mine and $5.7 million to establish the Granite Creek Bulk Supply substation in Gladstone.

•	$11.9 million for transmission related works in the Northern region including, $6.9 million to provide supply to a Diatomaceous Earth Mine in Dalrymple Shire.

•	$59.3 million for substation related works including:

•	$30.6 million for substation works for the Southern region, including $6.2 million to establish the Bargara zone substation in Burnett Shire, $5.3 million to establish a substation at Point Vernon and $5.8 million to establish a zone substation at Agnes Waters.

Capital Statement 2005-06

62

•	$18.9 million for substation works for the Central Region including $7.4 million in 2005-06 for the proposed new city Substation in Mackay.

•	$32.1 million for feeder related works in Southern, Central and Northern regions.

•	$5.9 million in 2005-06 to install Ergon Energy Master SCADA Station (system control & data acquisition).

•	$70.2 million in 2005-06 for line inspections and asset maintenance.

Energy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

DEPARTMENT OF ENERGY
Property, Plant and Equipment[1]
Plant and Equipment	05	913	221	275	417

Total Property, Plant and Equipment				275

TOTAL DEPARTMENT OF ENERGY				275

CS ENERGY LIMITED
Property, Plant and Equipment[1]
Kogan Creek Power Station	20	1,176,278	270,400	444,579	461,299
Business Development/Other	05			1,446	Ongoing
Callide Power Station	30			31,912	Ongoing
Swanbank Power Station	05			57,341	Ongoing
Mica Creek Power Station	55			12,294	Ongoing

Total Property, Plant and Equipment				547,572

TOTAL CS ENERGY LIMITED				547,572

				547,572

ENERGEX LTD
Property, Plant and Equipment[1]
Electricity Network
Sub Transmission Program
Substation related works – Brisbane	05	255,999	71,653	125,984	58,362
Substation related works – Wide Bay – Burnett	15	4,077	1,436	2,641
Substation related works – Darling Downs and West Moreton	10	26,109	5,648	18,954	1,507
Substation related works – South Coast	10	95,936	38,328	50,650	6,958

Capital Statement 2005-06

63

Energy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Substation related works – North Coast	10	38,982	5,728	24,509	8,745
Sub Transmission Feeders – Brisbane	05	84,130	11,580	52,028	20,522
Sub Transmission Feeders – South Coast	10	16,785	3,174	13,560	51
Distribution Feeders	Various	18,123	624	16,337	1,162
Sub Transmission Other	Various			24,888	Ongoing

Sub-total Sub Transmission Program				329,551

Distribution Augmentation
Ageing equipment	Various	2,152		2,152
Pole reinstatement	Various	12,411		12,411
Customer works – domestic/rural	Various	63,271		63,271
Customer works – Commercial/Industrial/Traction	Various	34,307		34,307
Customer works – service connections	Various	46,821		46,821
Distribution Company Initiated	Various	30,586		30,586
Public lighting	Various	12,459		12,459
Distribution Other	Various	2,628		2,628

Sub-total Distribution Augmentation				204,635

Gas Network	Various	35,959	5,535	24,779	5,645
Fleet	05	35,995		35,995
Information Systems	05	37,860		37,860
Land and Buildings	05	6,007		6,007
Other property, plant and equipment	Various			19,952	Ongoing

Total Property, Plant and Equipment				658,779

TOTAL ENERGEX LTD				658,779

STANWELL CORPORATION LIMITED
Property, Plant and Equipment[1]
Corporate
Corporate Minor Works	Various			9,222	Ongoing
Business Expansion – Development Costs	Various			8,980	Ongoing
Improvement Projects	Various	8,548	1,544	4,020	2,984
Kareeya
Capital Works and Modifications	50	14,165	9,380	4,785
Minor Works	50			1,279	Ongoing
Barren Gorge
Major Refurbishment Work	50	20,175	1,139	19,036
Minor Works	50			2,139	Ongoing
Stanwell Power Station
Capital Works and Modifications	30	9,483	2,146	6,923	414

Capital Statement 2005-06

64

Energy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Minor Works and Overhauls	30			19,427	Ongoing
Rocky Point
Capital Improvements	05	6,650	208	2,600	3,842
Minor Works	05			1,600	Ongoing
Windy Hill-Minor Works	50			60	Ongoing
Koombooloomba — Minor Works	50			45	Ongoing
Wivenhoe — Minor Works	20			5	Ongoing

Total Property, Plant and Equipment				80,121

TOTAL STANWELL CORPORATION LIMITED				80,121

TARONG ENERGY CORPORATION LIMITED
Property, Plant and Equipment[1]
Tarong Power Station
Capital works and modifications	Various	115,123	35,091	20,679	59,353
Overhauls	15			15,477	Ongoing
Ongoing minor works	15			2,675	Ongoing
Wivenhoe Power Station
Capital works and modifications	20	9,471	3,581	100	5,790
Ongoing minor works	20			566	Ongoing
Corporate
Glen Wilga Project	Various	61,442	36,642	12,644	12,156
Information technology projects	Various	4,760		2,950	1,810
Generic renewable projects	15	3,000		2,000	1,000
Ongoing minor works	05			666	Ongoing

Total Property, Plant and Equipment				57,757

TOTAL TARONG ENERGY CORPORATION LIMITED				57,757

POWERLINK QUEENSLAND
Property, Plant and Equipment[1]
Belmont — Murarrie Transmission Reinforcement	05	46,900	12,000	29,400	5,500
Non — Network Projects	05	29,100		29,100
Molendinar 110kV Busbar Establishment	10	18,600	200	15,500	2,900
Goodna 110/33kV Substation Establishment	05	17,100	600	11,300	5,200
Algester 110kV Substation Establishment	05	13,500	700	10,000	2,800
QR SVC 132kV Secondary System Refurbishment	30	35,000	450	7,400	27,150
South Pine 275kV Substation Refurbishment	05	15,700	4,900	7,000	3,800

Capital Statement 2005-06

65

Energy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

South Pine 275kV Transformer Augmentation	05	6,800	200	6,500	100
Sumner 110kV Establishment	05	8,000	500	5,600	1,900
Mackay Transmission Reinforcement	40	33,100		5,300	27,800
Woree132kVSVC	50	14,700	10,600	4,100
Cairns 132kV Substation Rebuild	50	11,400	8,700	2,500	200
Clare 132kV Substation Rebuild	45	8,700		2,100	6,600
Other Projects	Various	57,900		57,900
NQ Transmission Reinforcement	Various	80,000	100	10,500	69,400
Gold Coast Transmission Reinforcement	Various	50,000	3,500	40,700	5,800
Goodna 275kV Substation Establishment	05	16,000		11,600	4,400

Total Property, Plant and Equipment				256,500

TOTAL POWERLINK QUEENSLAND				256,500

ENERTRADE
Property, Plant and Equipment[1]
Minor Works	05	498		498

Total Property, Plant and Equipment				498

Other Capital Expenditure
Minor Works — Software	05	200		200

Total Other Capital Expenditure				200

TOTAL ENERTRADE				698

ERGON ENERGY CORPORATION LIMITED
Property, Plant and Equipment[1]
Power Station related works
Windorah — Install solar dishes	35	1,583		1,583
Camooweal — New Power Station	55	6,556	259	5,256	1,041
Doomadgee — generation augmentation of power station	55	1,575	892	683
Bamaga — Construct Power Station	50	15,457		4,106	11,351
Badu Island — New Power Station	50	6,556		107	6,449
Pormpuraaw — New Power Station	50	6,556	259	5,256	1,041
Lockhart River — New Power Station	50	5,573	5,412	161
Aurukun — Augment Power Station	50	2,123		47	2,076

Sub-total Power Station related works				17,199

Substation related works
Southern region	Various	67,149	15,453	30,647	21,049
Central region	Various	47,518	746	18,855	27,917

Capital Statement 2005-06

66

Energy

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Northern region	Various	42,303	11,949	9,829	20,525

Sub-total Substation related works				59,331

Feeder related works
Southern region	Various	17,343	2,085	13,592	1,666
Central region	Various	55,030	10,483	10,259	34,288
Northern region	Various	22,640	5,354	8,244	9,042

Sub-total Feeder related works				32,095

Transmission related works
Southern region	Various	107,789	30,517	32,510	44,762
Central region	30	54,731	3,112	40,336	11,283
Northern region	Various	41,478	10,966	11,929	18,583

Sub-total Transmission related works				84,775

Other network related works
Southern region	Various			55,856	Ongoing
Central region	Various			58,489	Ongoing
Northern region	Various			86,048	Ongoing
Ergon Energy State Wide Projects	Various			41,609	Ongoing
Line inspections and asset maintenance	Various			70,152	Ongoing
Install Ergon Energy Master	Various	10,447		5,934	4,513
SCADA (System control & data acquisition) Station

Sub-total Other network related works				318,088

Fixed Asset Acquisitions and Capitalised Projects	Various			161,554	Ongoing

Total Property, Plant and Equipment				673,042

TOTAL ERGON ENERGY CORPORATION LIMITED				673,042

TOTAL ENERGY				2,274,744

Note:

1.	Includes overhauls and capitalised interest.

Capital Statement 2005-06

67

ENVIRONMENTAL PROTECTION AGENCY

The Environmental Protection Agency’s capital program for 2005-06 is $33.3 million and is fundamental to provide ongoing physical and technological infrastructure to support the Queensland Government’s priority of Protecting the environment for a sustainable future. This supplements the agency’s existing capital works program of $8.7 million and existing programs such as the Great Walks of Queensland and Better and Sustainable Parks. An allocation of $4.5 million has been provided to continue land acquisitions during 2005-06.

Program Highlights

•	Additional funding of $5 million in 2005-06 has been provided for infrastructure requirements as a result of significant recent and planned expansions of the Queensland Parks and Wildlife Estate. This allocation is ongoing and will provide the necessary support to manage these new lands effectively, ranging from visitor facilities to management support such as a ranger presence to firebreaks and signage.

•	$4.5 million in 2005-06 for land acquisitions, including $3.8 million for Cape York and the Daintree. The $4.5 million allocation forms part of a $15 million package over three years that commenced in 2004-05.

•	$2 million has been provided for the Integrated Searches and Licensing project that will develop the systems required to provide online service delivery of a number of the Environmental Protection Agency’s licences, cultural heritage searches and coastal approval searches. Services will be provided through Smart Service Queensland’s multi-channel service delivery environment.

Capital Statement 2005-06

68

Environment Protection Agency

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

ENVIRONMENTAL PROTECTION AGENCY
Property, Plant and Equipment
Plant and Equipment	Various			3,975	Ongoing
Capital works - Administrative Building Works
Cardwell Office Extension	50	307		307
Eurong Office Extension	15	282		282
Rockhampton Regional Office	30	911	311	600
Minor Works	Various			418	Ongoing
Land Management Package for Expanded QPWS Estate	Various			5,000	Ongoing
Land Acquisitions
Cape York*	50	7,500	3,446	2,500	1,554
Daintree	50	4,250	2,900	1,250	100
Strategic Lands*	Various	2,500	1,000	750	750
Capital works — Parks and Forests
Broken River car park and day use area, Eungella National Park	40	753	453	300
Staff Housing	Various	4,903	3,515	663	725
Fleay’s redevelopment, Fleay’s Wildlife Park	10	1,023	558	291	174
Lake Eacham day use area, Crater Lakes National Park	50	750	269	424	57
North Point Campground Development, Moreton Island	05	639	323	316
Binna Burra day use area, Lamington National Park	10	320	29	291
Green Mountains day use area, Lamington National Park	10	436	29	407
Minor Works — Parks and Forests	Various			4,411	Ongoing
Great Walks of Queensland
Mackay Highlands Great Walk	40	1,527	1,056	471
Gold Coast Hinterland Great Walk	10	1,919	1,089	830
Sunshine Coast Hinterland Great	10	1,722	1,514	208
Walk
Minor Works — Great Walks	Various	1,461	755	706
Better and Sustainable Parks
Cape York visitor facilities*	50	1,000	367	482	151
Wet Tropics facilities and upgrade of roads*	50	1,500	488	312	700
Cooloola, Great Sandy National Park facilities*	Various	1,000	65	662	273
Bribie Island National Park visitor facilities*	Various	1,000	250	750
Minor Works — Better and Sustainable Parks*	10	1,500	150	430	920

Capital Statement 2005-06

69

Environmental Protection Agency

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Palmerston Ma:Mu Walk*	50	4,000	58	3,942
East Trinity Property Management	50	288		288

Total Property, Plant and Equipment				31,266

Other Capital Expenditure
Integrated Searches & Licencing Project	05	2,006		2,006

Total Other Capital Expenditure				2,006

TOTAL ENVIRONMENTAL PROTECTION AGENCY				33.272

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

70

HEALTH

The total capital program for Queensland Health will see $574.4 million invested in new capital acquisitions in 2005-06, which includes Queensland Institute of Medical Research funding of $12.9 million.

Queensland Health’s capital works program is a major input into the delivery of health services supporting the Government’s priorities of Healthy, active individuals and communities, and Managing urban growth and building Queensland’s regions. The program focuses on capital infrastructure for community settings, hospitals, health technology, mental health, residential care, accommodation for staff and information and communication technologies. The program reflects Queensland Health’s ongoing commitment to providing a world class integrated health care system, supported by an increasing focus on illness prevention, health promotion and partnerships.

In 2005-06, Queensland Health will prioritise the delivery of capital infrastructure projects that were announced as part of the Smart State Building Fund, State Government election commitments and the South East Queensland Infrastructure Plan and Program (SEQIPP).

Program Highlights

•	An investment of $146.2 million in 2005-06 on major hospital projects, including emergency department upgrades at Dalby, Gympie, Logan, Redcliffe, Redland and Robina Hospitals. Hospital redevelopments will also be undertaken at Ingham, Innisfail, The Prince Charles and Yeppoon Hospitals. The expansion of health services at Caloundra is part of a $96 million package of SEQIPP investments over four years.

•	Continuation of major community based projects in 2005-06 with an investment of $86.7 million, including ambulatory and community centres at Browns Plains, Caboolture (SEQIPP), North Lakes, Robina (SEQIPP) and Sunshine Coast. Funding will also support the consolidation of community health, mental health and oral health services at Gladstone, the Cairns Central Community Health Centre consolidation and hospital redevelopments at Miles and Weipa.

•	In 2005-06, $61.7 million will be contributed to the continuation of the $120 million State Government Residential Aged Care Program. Construction will commence during 2005-06 on major residential aged care facilities at Dalby, Roma, Warwick and Wondai.

•	An investment of $17.8 million toward the upgrade of staff accommodation as an incentive to attract and retain nurses, allied health staff and medical locums to regional and rural areas. Projects include accommodation in Cape York (Kowanyama, Lockhart River, Pormpuraaw), Rockhampton, Thursday Island, and Townsville, as well as other projects in Babinda, Emerald, Gladstone, Injune, Springsure and Winton.

•	In 2005-06, $22.9 million will be spent on the construction of new primary health care centres at Erub (Darnley) Island, Hope Vale, Gin Gin, Warraber Island, Wondai and Yarrabah.

•	Provision of modern and appropriate medical equipment will see a further $67.8 million spent on health technology replacement in 2005-06.

Capital Statement 2005-06

71

•	Renal services throughout Queensland will continue to be enhanced with an investment of $7.6 million for projects at Cooktown, Redland, Robina and Thursday Island Hospitals.

•	Timely and accurate information is a critical resource for ensuring and supporting the effective delivery of health care services. $84.5 million will be spent on information technology in 2005-06, which includes $50.2 million on projects to improve access to clinical information in both community and hospital settings, as well as continuing the development, integration and replacement of technical infrastructure. $13.6 million is information technology investment that is expensed due to the adoption of the International Financial Reporting Standards.

•	A total of $111 million is provided for the reconstruction of the Mater Hospital with a planned expenditure of $6.8 million in 2005-06.

Queensland Institute of Medical Research

The Queensland Institute of Medical Research’s (QIMR) capital program, totalling $12.9 million, will help to maintain the research facility as one of the flagships of the Queensland Government’s Smart State program. New facilities and equipment will enable the development of new skills and techniques, promote innovation and create new jobs for Queenslanders and attract new grants.

The success of QIMR’s research program and Queensland’s Smart State initiative has attracted local, national and international scientists, resulting in a greater demand for laboratory and office space, equipment and research support services.

Program Highlights

Capital funding will support the following initiatives:

•	$2.1 million is allocated in 2005-06 to expand and upgrade the small animal facility and ensure compliance with current regulatory requirements.

•	Laboratory space in the Clive Berghofer Cancer Research Centre will be created at a cost of $4.9 million, and will accommodate the Proteomics Facility and an additional 40 scientists.

•	Fit out of Level C of the Clive Berghofer Cancer Research Centre at a cost of $3.9 million.

Capital Statement 2005-06

72

Health

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF HEALTH

Property, Plant and Equipment
Community Health Centres (CHC)
Browns Plains Ambulatory and Community Centre*	05	13,574	100	8,900	4,574
Caboolture Ambulatory and Community Health Campus	05	20,000		4,500	15,500
Cairns Central CHC*	50	9,911	60	5,123	4,728
Gladstone Community, Mental and Oral Health Consolidation*	30	6,932	200	5,932	800
Inala CHC Lift Installation	05	655	205	437	13
Miles Hospital Redevelopment*	20	5,800	100	5,700
North Lakes Ambulatory and Community Centre*	05	22,260	100	8,700	13,460
North West CHC	05	7,200	5,361	1,839
Nundah CHC	05	10,569	760	6,769	3,040
Robina Ambulatory and Community Health Campus	10	26,000		10,000	16,000
Rockhampton Oral Health Upgrade*	30	6,550	10	4,800	1,740
Rosemount CHC	05	4,213	2,176	2,037
Rural Hospitals Projects, Emergent Works	Various			500	Ongoing
Sunshine Coast Ambulatory and Community Centre*	10	14,742	20	5,500	9,222
Thuringowa CHC — Kirwan	45	13,406	10,390	2,416	600
Weipa Hospital Redevelopment*	50	27,738	210	12,082	15,446
Yeronga Oral Health Upgrade*	05	725	400	325
Private Practice Clinics	Various			500	Ongoing
Project Finalisation — Community Health Centres	Various			666	Ongoing

Sub-total Community Health Centres (CHC)				86,726

Multi-Purpose Health Service (MPHS)
Collinsville Health Service*	40	5,200	60	5,140
Project finalisation — Multi Purpose Health Services	30			200	Ongoing

Sub-total Multi-Purpose Health Service (MPHS)				5,340

Primary Health Care Centres (PHCC)
Erub (Darnley) Island	50	4,400	40	3,960	400
Gin Gin Health Service*	15	5,825	100	5,125	600
Hope Vale PHCC*	50	8,482	50	5,082	3,350
Warraber Island	50	2,620	40	2,360	220
Wondai PHCC*	15	2,700	112	40	2,548
Yarrabah PHCC*	50	8,840	50	6,340	2,450

Sub-total Primary Health Care Centres (PHCC)				22,907

Capital Statement 2005-06

73

Health

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Hospitals
Atherton Hospital — Stage 2	50	1,350	122	1,228
Caloundra — expansion of Health Services	10	50,000		2,000	48,000
Dalby Hospital Outpatients, Emergency Department and Maternity*	20	6,200	100	4,400	1,700
Emergency Department Upgrade Gympie Hospital Emergency Department upgrade*	15	6,504	300	5,304	900
Logan Hospital Emergency Department upgrade*	05	10,725	200	6,725	3,800
Redcliffe Hospital — Emergency and Specialist Outpatients Department upgrade*	05	22,340	200	5,800	16,340
Redland Hospital — Emergency Department upgrade*	05	7,540	100	4,940	2,500
Robina Hospital Emergency Department and Intensive Care Unit*	10	18,120	400	9,920	7,800
Hervey Bay Hospital Clinics Building	15	5,270	1,151	4,119
Ingham Hospital Redevelopment*	45	22,100	100	12,000	10,000
Innisfail Hospital Redevelopment	50	38,285	4,441	20,286	13,558
Mackay Hospital Specialist Outpatients and Administrative Building upgrade	40	3,500	482	3,018
Nambour Hospital Mortuary modifications	10	1,000	50	950
QEII Hospital Air Conditioning System upgrade*	05	2,800	2,300	500
Riverton relocation*	05	8,800	100	6,500	2,200
The Prince Charles Hospital upgrade	05	84,500	3,300	50,800	30,400
Yeppoon Hospital Redevelopment	30	13,000	1,000	5,500	6,500
Building engineering services	Various			500	Ongoing
Planning and Management Studies	Various			850	Ongoing
Program Management	Various			850	Ongoing

Sub-total Hospitals				146,190

Health Technology Replacement
Equipment Replacement
Northern Zone	Various			9,168	Ongoing
Central Zone	Various			18,056	Ongoing
Southern Zone	Various			12,192	Ongoing
Other Health Technology Equipment	05			2,256	Ongoing

Capital Statement 2005-06

74

Health

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Project Finalisation	Various			10,028	Ongoing
Program Management	05			1,045	Ongoing
Healthy Hearing*	Various	2,825	925	1,900
Positron Emission Tomography – RBWH	05	8,950	1,525	7,425
Computerised Tomography Scanner – Redland	05	2,200	300	1,900
Magnetic Resonance Imaging – Logan	05	3,100		3,100
Sterilising Services – Equipment	Various			500	Ongoing
Vaccine Refrigerators	Various	500	250	250

Sub-total Health Technology Replacement				67,820

Renal Services
Cooktown Satellite Renal Service	50	1,750	75	1,675
Redland Hospital – Renal Dialysis Service	05	2,960		960	2,000
Robina Hospital – Renal Dialysis Service	10	3,000	40	2,660	300
Thursday Island Satellite Renal Service	50	1,300	50	1,250
Renal Dialysis Chairs	Various	1,085	20	1,065

Sub-total Renal Services				7,610

Mental Health (MHS)
Cairns Mental Health Community Care Unit*	50	4,800	60	4,740
Rockhampton Child and Youth MHS relocation	30	1,300	87	1,213
The Park, Water Mains Replacement	05	1,500		1,500
Project finalisation – Mental Health	05			4,200	Ongoing

Sub-total Mental Health (MHS)				11,653

Residential Aged Care Facilities Program
Dalby Residential Aged Care Facility	20	16,042	4,466	11,522	54
Maryborough Residential Aged Care Facility	15	16,867	8,547	8,296	24
Nambour Residential Aged Care Facility	10	6,983	29	6,931	23
Redland Residential Care	05	20,785	19,906	879
Roma Residential Aged Care Facility	25	11,430	721	10,676	33
Warwick Residential Aged Care Facility	20	7,651	712	6,918	21
Wondai Residential Aged Care Facility	15	13,006	743	12,205	58
Fire Safety upgrades – Residential Aged Care	Various	5,176	3,451	1,725

Capital Statement 2005-06

75

Health

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Program Management – Residential Aged Care	Various			2,397	Ongoing
Project finalisation – Residential Aged Care	Various			148	Ongoing

Sub-total Residential Aged Care Facilities Program				61,697

Staff Accommodation Program
Project Finalisation – Staff Accommodation	15			150	Ongoing
Cape York Staff Accommodation	50	1,850	300	1,550
Rockhampton Staff Accommodation*	30	4,000	25	3,775	200
Thursday Island Staff Accommodation	50	1,500	1,069	431
Townsville Staff Accommodation	45	2,500	100	2,400
Housing Stock upgrades	Various			1,000	Ongoing
Other Staff Accommodation (various locations)*	Various	8,500	500	8,000
Emergent Accommodation Needs	Various			500	Ongoing

Sub-total Staff Accommodation Program				17,806

Other Acquisitions of Property, Plant & Equipment
Minor Capital Projects and[1] Acquisitions	Various			16,538	Ongoing
Herston Block 7 Refurbishment	05	75,600	54,343	18,699	2,558
Corporate Accommodation and Support Services Facilities Refurbishment	Various			500	Ongoing
Health Contact Centre	Various	10,000	3,052	6,448	500
Queensland Bone Bank Redevelopment	05	12,085	5,060	6,825	200

Sub-total Other Acquisitions of Property, Plant & Equipment				49,010

Information Technology Equipment
Information Technology Equipment[2] Acquisition	Various			20,748	Ongoing

Sub-total Information Technology Equipment				20,748

Total Property, Plant and Equipment				497,507

Other Capital Expenditure
Inventory Movement	Various			1,521	Ongoing
Information and Communication Technology
Hospital and Community Health Care Systems
Hospital and Community Health[3],[4] Care Systems	Various	193,698	36,871	21,905	134,922

Resource Management Program
Asset Maintenance System	Various	5,656	5,366	290
Records Management	05	2,399	784	1,615

Capital Statement 2005-06

76

Health

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$‘000	$‘000	$‘000	$‘000

Decision Support Program
Health Information Centre Systems	05			1,981	Ongoing
Qld Cancer Registry	05	1,000	400	260	340
IT Infrastructure Program[5]
Workstation Management	Various	53,629	45,395	4,931	3,303
Telecommunications and Connectivity	Various	27,347	9,033	4,685	13,629
Server and Storage Management	Various	60,304	37,329	13,556	9,419
IT Contingency and Emergent Needs	Various			974	Ongoing

Sub-total Information and Communication Technology				50,197

Total Other Capital Expenditure				51,718

Capital Grants
Corporate Capital Grants
Home and Community Care	Various			5,500	Ongoing
Mater Hospital Reconstruction	05	111,000	3,437	6,832	100,731

Total Capital Grants				12,332

TOTAL DEPARTMENT OF HEALTH				561,557

THE COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH

Property, Plant and Equipment
Animal Cages	05	1,600	1,200		400
Animal House Extension	05	2,338	209	2,129
Level C CBCRC Fitout	05	4,086	173	3,913
PC2 Security Doors	05	250		250
Other Scientific Equipment	05			1,650	Ongoing
Proteomics Facility	05	4,942		4,942

Total Property, Plant and Equipment				12,884

TOTAL THE COUNCIL OF THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH				12,884

TOTAL HEALTH				574,441

Notes:
1.	Amount is net of $23.5 million non-capital component of project expenditure.

2.	Computer hardware acquisitions in the IT Capital Program previously reported under “Other Capital Expenditure” and includes $1 million Commonwealth funding.

3.	$25.9 million included in Hospital and Community Health Care Systems is funded from the Commonwealth for Safety and Quality Projects.

4.	The amount is net of $13.6 million in 2005-06 and $54 million in the total estimated cost representing changes in classification of expenditure due to the adoption of the International Financial Reporting Standards.

5.	IT Infrastructure projects have been realigned under new programs of work.

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

77

HOUSING

The department’s capital expenditure program for 2005-06 is $470.7 million, a 29% increase in capital expenditure compared with the 2004-05 Budget. The capital program contributes to the provision of a range of housing assistance solutions across the department’s outputs.

In 2005-06, a significant investment has been made to address homelessness through the Enhanced response to homelessness initiative. Under this initiative, the department will commit $19.2 million in capital expenditure in 2005-06 with a further $46.6 million being provided through to 2008-09.

In 2005-06 the department is making an investment to increase the supply of boarding house style accommodation. This investment includes $49.3 million in capital funds with $1.5 million of the capital funds from the Enhanced response to homelessness initiative.

Program Highlights

•	Capital grants of $70.5 million will be allocated to 34 discrete Indigenous communities for the construction of 124 new dwellings to reduce overcrowding and 436 major and medium upgrades to ensure existing buildings meet an acceptable standard.

•	$19.5 million will be invested to commence the construction of 40 new dwellings, complete dwellings commenced in previous years, purchase 28 dwellings, and purchase and improve land to facilitate future construction under the Aboriginal and Torres Strait Islander Housing Rental Program. The condition of approximately 1,500 existing dwellings will be enhanced through a $9 million upgrade program.

•	Provide boarding house style accommodation for single people through capital investment of $49.3 million (including $5.8 million under the Smart State Building Fund) to:

•	commence 217 new units and complete 25 units of accommodation commenced in 2004-05 or previous years, through a $33.9 million construction program (including $5.8 million from the Smart State Building Fund);

•	enhance the condition of existing dwellings and buildings through a $0.25 million upgrade program;

•	acquire two apartment complexes at a cost of $10 million; and

•	acquire and develop land at a cost of $5.1 million to facilitate future construction of approximately 125 units of accommodation.

•	Commence stage one of the refurbishment of the Lady Bowen Complex to provide a short-term shelter for up to 39 homeless people in inner-Brisbane at a cost of $3.4 million.

•	Expend $23.3 million under the Crisis Accommodation Program to:

•	commence construction of 39 dwellings, singles units and shelters and acquire 74 units of accommodation; and

Capital Statement 2005-06

78

•	enhance the condition of existing Crisis Accommodation Program dwellings and building through an upgrade program.

•	Provide $12.3 million in grant funding to complete construction of 18 dwellings, commence construction of 36 dwellings and acquire an additional 22 dwellings under the Long Term Community Housing Program.

•	$5.5 million will be allocated towards improving community facilities and neighbourhood amenities in targeted areas across Queensland under the Community Renewal Program.

•	Provide accommodation for low income households through funding to the Brisbane Housing Company to provide approximately 135 units of accommodation at a cost of $16.9 million.

•	Allocate $10 million in capital grants to increase the supply of housing for low income Queenslanders in major regional centres such as the Gold Coast, Sunshine Coast and Townsville.

•	$1.3 million will be invested in development work at the Kelvin Grove Urban Village.

•	$2.4 million will be allocated State-wide towards the Residential Services Industry and Residential Budget Accommodation in the form of grant funding. The funding will assist residential service owners/operators and residential budget accommodation owners/providers to modify or upgrade their premises to comply with the prescribed building and fire safety requirements and standards under the Residential Services (Accreditation) Act 2002 and the Building and Other Legislation Amendment Act 2002.

•	Invest $93 million in Public Rental Housing to commence 377 new dwellings and complete 316 dwellings commenced in 2005-06 or previous years. Of the 377 dwelling commencements, 120 will be built to adaptable standards.

•	Acquire 88 dwellings for future Public Rental Housing solutions at a cost of $29.4 million. Purchase or improve land at a cost of $18.6 million to facilitate future construction of approximately 165 units of accommodation.

•	The condition of existing Public Rental Housing dwellings will be enhanced through a $99.3 million upgrade program which includes the continuation of urban renewal across Queensland. A new urban renewal project will commence in Carole Park in Brisbane’s west.

•	An estimated 1,354 FTE jobs will be directly sustained in the residential construction sector and a further 1,374 FTE jobs in related supply sectors, based on construction related capital investment of $255 million and capital grants expenditure of $125.9 million.

Capital Statement 2005-06

79

Housing

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

DEPARTMENT OF HOUSING

PUBLIC RENTAL HOUSING
New Construction
Brisbane
Detached Houses	05			5,840	Ongoing
Medium Density	05			46,284	Ongoing
Seniors’ Units	05			324	Ongoing
Moreton
Detached Houses	10			560	Ongoing
Medium Density	10			10,779	Ongoing
Seniors’ Units	10			3,930	Ongoing
Wide Bay-Burnett
Detached Houses	15			1,540	Ongoing
Medium Density	15			130	Ongoing
Seniors’ Units	15			440	Ongoing
Darling Downs
Detached Houses	20			180	Ongoing
Medium Density	20			1,670	Ongoing
Fitzroy
Detached Houses	30			1,120	Ongoing
Medium Density	30			1,540	Ongoing
Seniors’ Units	30			130	Ongoing
Singles Accommodation	30			2,780	Ongoing
Mackay
Detached Houses	40			630	Ongoing
Medium Density	40			3,154	Ongoing
Northern
Detached Houses	45			740	Ongoing
Medium Density	45			197	Ongoing
Seniors’ Units	45			233	Ongoing
Singles Accommodation	45			2,390	Ongoing
Far North
Detached House	50			1,530	Ongoing
Medium Density	50			1,540	Ongoing
Seniors’ Units	50			1,980	Ongoing
Singles Accommodation	50			2,860	Ongoing
North West
Detached Houses	55			460	Ongoing

Sub-total New Construction				92,961

Capital Works on Existing Dwellings
Brisbane*	05			57,871	Ongoing
Moreton*	10			8,367	Ongoing
Wide Bay-Burnett*	15			2,500	Ongoing

Capital Statement 2005-06

80

Housing

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Darling Downs*	20			2,827	Ongoing
South West*	25			200	Ongoing
Fitzroy	30			5,021	Ongoing
Central West	35			340	Ongoing
Mackay	40			2,173	Ongoing
Northern*	45			8,716	Ongoing
Far North	50			5,949	Ongoing
North West	55			1,336	Ongoing
Various	Various			4,000	Ongoing

Sub-total Capital Works on Existing Dwellings				99,300

Land purchases and improvement	Various			18,571	Ongoing
Spot purchases	Various			39,391	Ongoing

TOTAL PUBLIC RENTAL HOUSING				250,223

ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING
New Construction
Brisbane	05			582	Ongoing
Moreton	10			464	Ongoing
Wide Bay-Burnett	15			550	Ongoing
Darling Downs	20			37	Ongoing
Fitzroy	30			430	Ongoing
Mackay	40			1,451	Ongoing
Northern	45			1,147	Ongoing
Far North	50			4,781	Ongoing
North West	55			180	Ongoing

Sub-total New Construction				9,622

Capital Works on Existing Dwellings
Brisbane	05			1,257	Ongoing
Moreton	10			51	Ongoing
Wide Bay-Burnett	15			352	Ongoing
Darling Downs	20			456	Ongoing
Fitzroy	30			919	Ongoing
Central West	35			153	Ongoing
Mackay	40			611	Ongoing
Northern	45			1,436	Ongoing
Far North	50			2,763	Ongoing
North West	55			977	Ongoing

Sub-total Capital Works on Existing Dwellings				8,975

Land purchases and improvement	Various			1,600	Ongoing
Spot purchases	Various			8,280	Ongoing

Capital Statement 2005-06

81

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

Capital Grants
Wide Bay-Burnett	15			2,732	Ongoing
Fitzroy	30			1,907	Ongoing
Northern	45			4,336	Ongoing
Far North	50			52,066	Ongoing
North West	55			5,473	Ongoing
Various	Various			4,028	Ongoing

Sub-total Capital Grants				70,542

TOTAL ABORIGINAL AND TORRES STRAIT ISLANDER HOUSING				99,019

COMMUNITY HOUSING
New Construction
Brisbane	05			1,498	Ongoing
Moreton	10			1,210	Ongoing
Wide Bay-Burnett	15			9,408	Ongoing
Darling Downs*	20			240	Ongoing
Fitzroy*	30			1,746	Ongoing
Mackay	40			200	Ongoing
Northern	45			200	Ongoing
Far North*	50			470	Ongoing
North West	55			100	Ongoing
Various*	Various			23,017	Ongoing

Sub-total New Construction				38,089

Capital Works on Existing Dwellings
Various	Various			2,750	Ongoing
Brisbane	05			3,350	Ongoing

Sub-total Capital Works on Existing Dwellings				6,100

Land Purchase and Improvement
Brisbane*	05			2,000	Ongoing
Moreton*	10			1,500	Ongoing
Mackay*	40			825	Ongoing
Northern*	45			824	Ongoing

Sub-total Land Purchase and Improvement				5,149

Spot purchases	Various			13,300	Ongoing

Capital Grants
Brisbane	05			220	Ongoing
Darling Downs	20			292	Ongoing
Fitzroy	30			541	Ongoing
Mackay	40			720	Ongoing
Northern	45			1,237	Ongoing
Far North	50			2,515	Ongoing

Capital Statement 2005-06

82

Housing

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

North West	55			1,647	Ongoing
Various	Various			8,380	Ongoing

Sub-total Capital Grants				15,552

TOTAL COMMUNITY HOUSING				78,190

COMMUNITY RENEWAL
Capital Grants
Brisbane	05			3,128	Ongoing
Moreton	10			290	Ongoing
Northern	45			1,104	Ongoing
Far North	50			1,008	Ongoing

Sub-total Capital Grants				5,530

TOTAL COMMUNITY RENEWAL				5,530

HOME PURCHASE ASSISTANCE
Investment	Various			200	Ongoing

TOTAL HOME PURCHASE ASSISTANCE				200

PRIVATE HOUSING
Land purchases and development	05			1,314	Ongoing
Capital Grants
Brisbane Housing Company	05			16,850	Ongoing
Residential Service Industry and Budget Accommodation Grant	Various			2,378	Ongoing
Other	Various			15,000	Ongoing

Sub-total Capital Grants				34,228

TOTAL PRIVATE HOUSING				35,542

PLANT & EQUIPMENT
Intangibles	Various			1,200	Ongoing
Property, plant & equipment	Various			800	Ongoing

TOTAL PLANT & EQUIPMENT				2,000

TOTAL DEPARTMENT OF HOUSING				470,704

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

83

INDUSTRIAL RELATIONS

In 2005-06 expenditure on capital items for the department will total $2.1 million. Key areas of expenditure are business information technology systems to support service delivery, and replacement computer equipment.

Equity funding has been provided for capital investment in the Check Your Pay Entitlements Web Service to allow the public continual access to the State’s 10 most common awards via the Wageline website.

Industrial Relations

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF INDUSTRIAL RELATIONS
Property, Plant and Equipment
Plant and Equipment	05	947		947
Leasehold Improvements	05	83		83

Total Property, Plant and Equipment				1,030

Other Capital Expenditure
QlRC Case Management System and Modernisation of Business Systems	05	480	246	234

Check Your Pay Web Services	05	540		540
Electrical Safety Business Systems	05	300		300

Total Other Capital Expenditure				1,074

TOTAL DEPARTMENT OF INDUSTRIAL RELATIONS				2,104

Capital Statement 2005-06

84

JUSTICE AND ATTORNEY-GENERAL

The 2005-06 capital expenditure program for Justice and Attorney-General (Department of Justice and Attorney-General, Legal Aid Queensland, the Public Trust Office and PartnerOne) is $36.9 million.

The Department of Justice and Attorney-General’s capital expenditure program for 2005-06 is $32.7 million. The department’s capital program focuses mainly on designing, constructing and managing facilities and assets to ensure the services in the justice system are effective, accessible and safe.

Program Highlights

•	Funding of $2.4 million is provided to complete the refurbishment of the historic Bowen courthouse.

•	Funding of $2.2 million is provided to purchase the construction site, demolish existing buildings and to design the new Ipswich courthouse facilities, funding of $0.55 million is provided for the purchase of land for the Pine Rivers courthouse, and $0.50 million is provided to commence the new Sandgate courthouse which will be built on the existing location.

•	The Government is continuing its program to revitalise the Office of the Director of Public Prosecutions (ODPP) and is providing funding of $2.2 million to implement a new case management system which will underpin the operations of the ODPP, providing an integrated, modern system for managing cases and reporting performance.

•	Funding of $0.70 million is provided to support the introduction of an innovative Sentencing Database for access by the judiciary, court staff and agencies across Queensland including regional and remote locations.

•	Funding is provided to continue work on the Integrated Justice Information Strategy, the State Penalties Enforcement Registry enhancement project and State Reporting Bureau’s evidence, transcription and reporting project.

•	Legal Aid Queensland will invest $1.8 million in capital projects in 2005-06 including an investment in information technology aimed at improving service delivery to Queensland.

•	The Public Trust Office will invest $2.1 million on capital projects in 2005-06 including upgrades to regional offices to ensure efficient services to the Queensland community.

Capital Statement 2005-06

85

Justice and Attorney-General

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF JUSTICE AND ATTORNEY-GENERAL

Property, Plant and Equipment
Bowen, courthouse upgrade*	40	3,000	600	2,400
Buildings, programmed renewal	Various			3,500	Ongoing
Courthouse Security	Various	300		300
Ipswich, land purchase and new courthouse	05	2,200		2,200
Minor capital works	Various			3,160	Ongoing
Pine Rivers, land purchase and new courthouse*	05	8,000	600	550	6,850
Sandgate, new courthouse	05	4,700		500	4,200
Relocation of ODPP Townsville	45	462	232	230
Relocation of the Registry of Births, Deaths and Marriages	05	276		276
Wide Area Network	Various	3,508	1,576	1,932
Other acquisitions of property, plant and equipment.	Various			3,305	Ongoing

Total Property, Plant and Equipment				18,353

Other Capital Expenditure
Corporate Performance Management System	05	1,062		220	842
Land and Environment Court System Development	05	629		629
Integrated Justice Information Strategy	05	10,101	3,949	6,152
Prosecutions Case Management Information System	05	4,040		2,200	1,840
Sentencing Database and Decision Support System	05	696		696
State Penalties Enforcement Registry Project	05	10,680	9,080	1,600
State Reporting Bureau — state of the art evidence transcription and reporting system	05	4,239	1,939	2,300
Other capital	Various			587	Ongoing

Total Other Capital Expenditure				14,384

TOTAL DEPARTMENT OF JUSTICE AND ATTORNEY-GENERAL				32,737

PUBLIC TRUST OFFICE

Property, Plant and Equipment
Building Improvements	05	1,715		1,715

Capital Statement 2005-06

86

Justice and Attorney-General

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Computer Equipment Purchases	05	75		75
Other Equipment Purchases	05	43		43

Total Property, Plant and Equipment				1,833

Other Capital Expenditure
Computer Software Purchases	05	250		250

Total Other Capital Expenditure				250

TOTAL PUBLIC TRUST OFFICE				2,083

LEGAL AID QUEENSLAND

Property, Plant and Equipment
Vehicle Replacement	Various	2,660	530	550	1,580
Minor works and leasehold improvements	Various			270	Ongoing
Other property, plant and equipment	Various			151	Ongoing

Total Property, Plant and Equipment				971

Other Capital Expenditure
Core Business System Technical Upgrade and Replacement	05	4,196	2,129	837	1,230

Total Other Capital Expenditure				837

TOTAL LEGAL AID QUEENSLAND				1,808

PARTNERONE

Property, Plant and Equipment
Other acquisitions of property, plant & equipment	Various			283	Ongoing

Total Property, Plant and Equipment				283

TOTAL PARTNERONE				283

TOTAL JUSTICE AND ATTORNEY-GENERAL				36,911

* Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

87

LEGISLATIVE ASSEMBLY OF QUEENSLAND

Capital outlays in the area of property, plant and equipment are critical to the delivery of the Legislative Assembly and Parliamentary Service output. The 2005-06 capital outlay program for the Legislative Assembly is $2.6 million and will principally be allocated towards replacement of the audio-visual distribution system within the Parliamentary precinct, and replacement of computer equipment in Members’ electorate offices. Funding has also been allocated to the ongoing Parliament House Stonework Restoration program and a range of minor capital works projects designed to improve the functionality and performance of existing building infrastructure.

Legislative Assembly of Queensland

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

LEGISLATIVE ASSEMBLY OF QUEENSLAND
Property, Plant and Equipment
Parliament House Stonework Restoration Program	05	12,384	3,204	100	9,080
Television Distribution Network	05	800		600	200
Electorate Office Computer Equipment	05	850		850
Replacement of plant and equipment	05	1,048		1,048

Total Property, Plant and Equipment				2,598

TOTAL LEGISLATIVE ASSEMBLY OF QUEENSLAND				2,598

Capital Statement 2005-06

88

LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION

The Department of Local Government, Planning, Sport and Recreation capital works subsidy programs will provide $309 million in 2005-06 to facilitate the creation of new or enhanced facilities to improve the delivery of services and products to communities and clients, and support the delivery of the Government’s policy priorities. This capital program provides for infrastructure to:

•	improve the general quality of life in Queensland communities

•	improve participation in sport and active recreation

•	improve access to services

•	promote economic and social development.

The majority of capital expenditure incurred by the department relates to capital grants and subsidies provided to local government bodies, sport and recreation organisations and Indigenous organisations to:

•	assist with the creation or upgrading of a range of capital infrastructure such as water supply and sewerage works

•	assist with the building or upgrading of facilities which enhance the opportunities for communities to participate in sport and active recreation.

Program Highlights

•	The Queensland Government will provide $6.2 million funding assistance to Livingstone Shire Council for a $15.5 million project to provide the Yeppoon community with a new reef-friendly sewerage scheme.

•	$4.6 million to the Caloundra City Council as a contribution towards the Caloundra to Kawana sewerage pressure main and the upgrade of the Kawana Sewerage Treatment Plant. These projects will improve efficiency and the quality of effluent discharged, and remove the need for an ocean outfall presently used at Moffat beach.

•	$256.6 million over the next five years ($18.8 million in 2005-06) for South East Queensland (SEQ) local governments undertaking water, sewerage and water recycling infrastructure projects under the South East Queensland Infrastructure Plan and Program. This additional funding brings total State assistance available to SEQ local governments to undertake these infrastructure projects to $388.6 million over the next five years.

•	$145.6 million over the next five years ($26.2 million in 2005-06) for non-SEQ local governments undertaking water, sewerage and water recycling infrastructure projects outside South East Queensland. This additional funding brings total State assistance available to non-SEQ local governments to undertake these infrastructure projects to $232.8 million over the next five years.

Capital Statement 2005-06

89

•	$100 million over five years ($20 million in 2005-06) for new environmental health infrastructure and its operation and maintenance, in mainland Indigenous communities, subject to a matching contribution from the Commonwealth.

•	$2 million in 2005-06 to complete the development of an integrated Sports House facility adjacent to the Townsville Sports Reserve.

Other capital expenditure by the department is to improve the quality and accessibility of facilities at the State’s Outdoor Recreation Centres and to ensure the ongoing maintenance and provision of an appropriate level of office equipment and information technology hardware for technical and administrative staff in Brisbane and regional offices.

Major Sports Facilities Authority

The capital program for the Major Sports Facilities Authority (MSFA) reflects the investment required to develop and maintain the State’s major sports facilities to a standard appropriate for the conduct of national and international events. The capital program will provide $17.4 million in 2005-06 for the completion of the redevelopment of the Brisbane Cricket Ground and further developments at the Queensland Sport and Athletics Centre, Dairy Farmers Stadium, Brisbane Entertainment Centre and at the Sleeman Centre.

Capital Statement 2005-06

90

Local Government, Planning, Sport and Recreation

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION

Property, Plant and Equipment
Buildings
Outdoor Recreation Centres	Various			3,274	Ongoing
Townsville Sports House	45	3,100	1,100	2,000
Plant and Equipment	Various			1,565	Ongoing

Total Property, Plant and Equipment				6,839

Capital Grants
Sport Infrastructure
Major Facilities	Various			20,000	Ongoing
Minor Facilities	Various			7,500	Ongoing
Local Government Development Program	Various			3,500	Ongoing
Local Government Infrastructure
Roads	Various			52,232	Ongoing
Water and Sewerage	Various			135,882	Ongoing
Other Works	Various			65,552	Ongoing

Total Capital Grants				284,666

TOTAL DEPARTMENT OF LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION[1]				291,505

MAJOR SPORTS FACILITIES AUTHORITY

Property, Plant and Equipment
Corporate Office Fit-out	05			1,400	Ongoing
Queensland Sports and Athletics Centre	05			2,070	Ongoing
Sleeman Centre	10			4,300	Ongoing
Dairy Farmers Stadium	45			3,075	Ongoing
Suncorp Stadium	05			4,100	Ongoing
Brisbane Entertainment Centre	05			2,500	Ongoing

Total Property, Plant and Equipment				17,445

TOTAL MAJOR SPORTS FACILITIES AUTHORITY				17,445

TOTAL LOCAL GOVERNMENT, PLANNING, SPORT AND RECREATION				308,950

Note:

1.	In order to avoid double-counting, this amount does not include a capital grant of $17.445M to the MSFA.

Capital Statement 2005-06

91

MAIN ROADS

The 2005-06 capital expenditure program for Main Roads (which includes Queensland Motorways Limited and RoadTek) is $1.253 billion, a 50% increase on the 2004-05 Budget. Main Roads strategically manages, plans, develops, operates and maintains the road network, while recognising and taking into account the wider transport task, community and industry needs and the environment.

Capital investment in the road network results in improvements to the road system generating significant long-term benefits to the people of Queensland in terms of:

•	safe and secure communities through safer roads

•	a strong and diversified economy through efficient and effective transport

•	a fair, socially cohesive and culturally vibrant community through fair access and amenity

•	a clean, liveable and healthy environment.

The significant growth in the Queensland economy and population to date, and the expected continued growth over the next 25 years, present significant challenges for transport, roads and road travel, particularly in the south-east corner and coastal areas.

In meeting these challenges, the State Government has recently released the SEQIPP. For the road network, the plan provides for an investment of $690.7 million over four years from 2005-06.

As part of the 2005-06 Budget, an additional $358.9 million over four years is allocated outside the south east for a Rural and Regional Roads Funding Initiative.

The total budgeted investment in capital expenditure on roads from 2005-06 to 2008-09 is in excess of $5.7 billion.

Program Highlights

•	An Accelerated Road Rehabilitation Program of $88 million over three years. This program will include the replacement of 36 timber bridges in Central and Southern regions and rehabilitation of 71 kilometres of the Dawson Highway.

•	Planning and land acquisition for the Gateway Upgrade Project of $183 million over three years, with $77 million provided for the 2005-06 year. The total estimated cost of this project is $1.642 billion.

•	Surplus revenue from speed and red light camera detected offences will be allocated to the Safer Roads Sooner program for road safety projects; $17 million is allocated in 2005-06.

Capital Statement 2005-06

92

•	$56 million in 2005-06 (total cost of $360 million) to construct a four-lane bypass from Tugun to Tweed Heads.

•	$30 million to construct a new two-lane road on the South West Arterial between Springfield and Yamanto.

•	$9 million in 2005-06 (total cost of $89 million) to duplicate to four lanes from Green Road/Fedrick Street to Rosia Road on the Mount Lindesay Highway.

•	$31.4 million in 2005-06 to seal the Cooktown-Butchers Hill section of the Cooktown Development Road between Scrubby Creek and Sackleys Hill, Sackleys Hill and East Normanby River, and East Normanby River and West Normanby River.

•	$7 million in 2005-06 (total cost of $28 million) to seal sections of the Burke Developmental Road between Cloncurry and Normanton.

•	$13.6 million in 2005-06 to duplicate to four lanes the road between Palm Meadows Drive and Bourton Road on the Gold Coast to Springbrook Road.

•	$5.8 million in 2005-06 (total cost of $35 million) to construct an interchange at Pacific Paradise on the Sunshine Motorway.

Capital Statement 2005-06

93

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF MAIN ROADS
Property, Plant and Equipment
Corporate Buildings
Bundaberg District Office, installation of lift	15	450		450
Cloncurry, staff accommodation	55	500		500
Deagon Depot, new office building	05	650		650
Emerald, single quarters accommodation	30	600	15	585
Minor works	Various			1,548	Ongoing

Sub-total Corporate Buildings				3,733

National Highways
Barkly Highway
Mt Isa — Camooweal, Inca Creek, Wooroona Creek and Buckley River, Construct bridges and approaches	55	77,250	15,650	57,400	4,200
Bruce Highway
Brisbane — Gympie, Black Mountain, Pavement rehabilitation	10	5,000	650	4,350
Brisbane — Gympie, Boundary Road — Uhlmann Road, Widen 4 to 6 lanes	05	108,000	19,779	41,300	46,921
Brisbane — Gympie, Uhlmann Road — Caboolture, Planning: widen 4 to 6 lanes	05	13,000	2,200	7,000	3,800
Gin Gin — Benaraby, Baffle Creek Road, At-grade intersection improvement	15	2,000	550	1,450
Ingham — Innisfail, Corduroy Creek — Banyan Creek, Realign 2 lanes	50	80,000	843	2,851	76,306
Mackay — Proserpine, Mandurana turnout — The Leap, Realignment of 2 lanes	40	8,200	1,617	5,783	800
Maryborough — Gin Gin, Apple Tree Creek, Realign 2 lanes	15	8,500	2,479	6,021
Cunningham Highway
Ipswich Motorway, Logan Motorway, Construct interchange	05	160,000	4,000	15,000	141,000
Warrego Highway Ipswich — Toowoomba, Laidley-Plainland Road, Construct interchange	10	14,000	4,010	9,990

Capital Statement 2005-06

94

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Mitchell — Morven, Mitchell township, Realign 2 lanes	25	6,236	551	2,250	3,435
Roma — Mitchell, East of Mitchell, Rehabilitate and widen	25	3,963	891	3,072
Toowoomba — Dalby, 68.0 - 73.3km, Widen existing pavement	20	3,807	1,607	2,200
Other Construction	Various			47,413	Ongoing

Sub-total National Highways				206,080

Other State-controlled Roads
Accelerated Road Rehabilitation Program	Various	88,000		18,000	70,000
Beenleigh — Redland Bay Road,
Cairns Street — Bryants Road, Duplicate 2 to 4 lanes	05	7,627	1,500	5,500	627
Bowen Developmental Road,
Bowen — Collinsville, Open level crossing east of Two Mile Creek — Mossvale turnoff, Rehabilitate pavement	45	1,864	44	1,820
Brighton — Redcliffe Road
Duplication of existing Houghton Highway traffic bridge	05	149,000	1,500	3,500	144,000
Brisbane — Beenleigh Road,
Fletcher Street — Boundary Street, Duplicate to 4 lanes*	05	31,500	7,400	12,300	11,800
Burke Developmental Road,
Cloncurry — Normanton, Various sections between 0km - 183km, Widening and shoulder sealing	55	28,000		7,000	21,000
Normanton — Dimbulah, Deadman’s Gully, Upgrade floodway	55	2,400	900	1,500
Carnarvon Highway,
Roma — Injune, 71.2 - 83.19km (section 2), Widen existing pavement	25	2,324	85	1,769	470
Cooktown Developmental Road,
Cooktown — Butcher’s Hill, Scrubby Creek — Sackleys Hill - East Normanby River — West Normanby River, Construct to seal standard	50	41,949	10,529	31,420

Capital Statement 2005-06

95

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Cunningham Highway,
Warwick — Inglewood, 87.5 - 106.8km (section 1), Widen and seal	20	2,000	53	1,947
Dawson Highway,
Gladstone — Biloela, Scrubby Creek — Branch Creek, Rehabilitate and widen	30	5,520	2,284	3,236
Diamantina Developmental,
Boulia — Dajarra, Lower Limestone Creek (8.1 - 8.8km), Upgrade floodways	35	1,500	259	900	341
Charleville — Quilpie, Ward River and Woolshed Gully (20km west of Charleville), Upgrade bridges	25	8,000		200	7,800
Flinders Highway,
Julia Creek — Cloncurry, 3.5 - 15.0km, Widen shoulder(s) and sealing	55	3,512	1,212	2,300
Gateway Arterial Road,
Gateway Motorway, Gateway Upgrade Project	05	1,642,000	33,000	77,000	1,532,000
Gladstone — Benaraby Road
Boyne Island Road, Construct roundabout*	30	3,200	200	3,000
Gold Coast Highway,
Helensvale — Southport, Robert Street — Stevens Street, Widen to 4 lanes*	10	15,001	600	7,400	7,001
Gold Coast — Springbrook Road,
Palm Meadows Drive — Bourton Road, Duplicate 2 to 4 lanes	10	15,701	600	13,600	1,501
Gregory Developmental Road,
Charters Towers — The Lynd, Tassan Road - 7km south of Red Falls turnoff, Widen existing pavement	45	3,130	138	2,520	472
Gympie — Brooloo Road,
Calico Creek, Replace bridge and approaches	15	3,000	1,123	1,877
Hope Island Road,
Santa Barbara Road — Columbus Drive, Duplicate to four lanes	10	93,000		1,000	92,000

Capital Statement 2005-06

96

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Kennedy Developmental Road,
Hughenden - Winton, 10.2 - 16.8km, Widen existing pavement	55	2,650	550	2,100
Winton — Boulia, 32.3 - 42.0km and 45.5 - 50.0km, Rehabilitate pavement	35	1,800	5	1,795
Kennedy Highway,
Mt Garnet — The Lynd, Mt Garnet - Three Ways turnoff to Georgetown and Karumba, Widen existing pavement	50	9,000		3,000	6,000
Leichhardt Highway,
Westwood — Taroom, Pocket Creek — Blowhard Creek, Rehabilitate pavement	30	5,700	175	1,955	3,570
Linkfield Connection Road,
Construct to new sealed 2 lane standard*	05	31,400	23,000	8,400
Mackay — Bucasia Road,
Habana Road — George Fordyce Drive, Duplicate 2 to 4 lanes*	40	6,000	2,400	3,600
Maryborough — Hervey Bay Road,
Hunter Street — Taylor Street (39.0 - 39.3km) and Bideford Street — Elizabeth Street (42.0 - 44.5km), Duplicate 2 to 4 lanes*	15	5,500		5,500
Mary River — Lamington Bridge (2.9 - 3.1 km), Widen bridge	15	2,600	1,400	1,200
Millmerran — Inglewood Road, Upgrade for Type 1 road train use	20	14,000		1,000	13,000
Moonie Highway,
Dalby — St George, Sections:
100.0 - 113.0km (section 1), Rehabilitate and widen	20	1,650	559	1,091
Mount Lindesay Highway,
Brisbane — Beaudesert, Green Road/Fedrick Street — Rosia Road, Duplicate 2 to 4 lanes	05	89,000	5,000	9,000	75,000
Mulgrave Road,
Sections between Ray Jones Drive — Sheridan Street, Upgrade	50	16,000		1,000	15,000

Capital Statement 2005-06

97

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Nerang — Broadbeach Road,
Allambe Cemetery — Ross Street, Duplicate 2 to 4 lanes	10	18,000	3,137	8,463	6,400
Intra-regional transport corridor, Planning for new four lane link between Stapylton and Nerang-Broadbeach Road	10	23,000		3,200	19,800
New England Highway,
Yarraman — Toowoomba, Highfields Road (104.5- 105.0km), Rehabilitate and widen*	20	4,000	488	3,512
Pacific Highway,
Pacific Motorway, Tugun - Tweed Heads, Construct 4 lane bypass	10	360,000	25,000	56,000	279,000
Peak Downs Highway,
Nebo — Mackay, Sandy Creek - Sawn Creek, Replace bridge	40	3,947	1,816	2,131
Rainbow Beach Road,
Mullens Road — Queens Park Drive (western section), Pavement overlay (>75mm)	15	1,500	261	1,239
South West Arterial Road,
Springfield — Yamanto, Construct to new sealed 2 lane road	05	270,000	9,000	30,000	231,000
Sunshine Motorway,
Pacific Paradise interchange and access — David Low Way, Construct interchange	10	35,000	1,200	5,800	28,000
Various Bundaberg City Roads,
Upgrade of various intersections	15	11,800		900	10,900
Warrego Highway,
Morven — Charleville, Type 2 road train access to Mitchell and Roma, widen existing pavement	25	7,000		2,000	5,000
Yeppoon — Byfield Road,
Yeppoon Western Bypass, Kinka Connection, Construct and upgrade	30	26,000	3,600	10,400	12,000
Other Construction	Various			573,925	Ongoing

Sub-total Other State-controlled Roads				935,000

Plant and Equipment	Various			6,267	Ongoing

Capital Statement 2005-06

98

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Total Property, Plant and Equipment				1,151,080

Other Capital Expenditure
Information Technology	Various			2,120	Ongoing

Total Other Capital Expenditure				2,120

Capital Grants
Transport Infrastructure Development Scheme — Capital Grants
Aerodrome Road,
Extend to High Street, Construct new road	20	266		266
Arcadia Valley Road,
Bungil Shire, Reconstruct and bitumen seal	25	234	131	103
Archibald Street, Mackay City, Rehabilitation	40	279		279
Aurukun access road, 73 - 77km, Form gravel and seal	50	700		550	150
Boundary Road,
Kelliher Road — Garden Road, Construction of two-lane underpass	05	12,833	1,500	4,000	7,333
Capella — Rubyvale Road,
Peak Downs Shire, 20.6 - 26.2km, Pave and seal	30	163		163
Coles Creek Road,
Tuchekoi, Cooloola Shire, Seal gravel road	15	147		147
Comet — Rolleston Road,
Bauhinia Shire, 42.5 - 46.25km, Pave and seal	30	163		163
Dalysford Sismeys Road,
Kolan Shire, Upgrade to sealed standard	15	536	440	96
Forsayth — Einasleigh Road,
Etheridge Shire, 8.0km upgrade to 8.0m bitumen seal	50	1,275	650	225	400
Groper Creek Road, Burdekin Shire, Widen and seal	45	200	100	100
Jericho — Aramac Road, Form and gravel	30	110		110
Kerwee Road,
Eidsvold Shire, 2.6 - 4.5km and 7 - 8km, Upgrade to bitumen seal	15	244	118	126
Kubin — St Pauls access road,

Capital Statement 2005-06

99

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

13.6 - 14.5km, Form pave and seal	50	1,050	350	700
Lockhart River access road,
Upgrade drainage, form and gravel	50	2,300	200	1,050	1,050
Maroochydore — Noosa Road,
Eudlo Creek bridge, Construct off road shared pedestrian/bikeway bridge	10	150	29	94	27
Mungallala — Redford Road,
Booringa Shire, Pave and seal	25	186	75	111
Old Doomadgee Road,
Upgrade formation and resheet	55	1,050	750	300
Palm Island Road,
Various road and drainage upgrading works	45	1,600	1,000	300	300
Redlynch Intake Road,
Rice’s Gully, Construct new bridge and approaches	50	2,924	1,904	1,020
Saltern Creek Road,
Barcaldine Shire 5.3 - 10.2km, Pave and seal	35	110		110
Toowong Bikeway, Extend	05	10,200	8,400	1,800
Wollogorang Road, Doomadgee Shire, Formation	55	1,130	930	200
Other Capital Grants	Various			45,487	Ongoing

Sub-total Transport Infrastructure Development Scheme — Capital Grants				57,500

Federal Black Spot	Various			8,923	Ongoing

Total Capital Grants				66,423

TOTAL DEPARTMENT OF MAIN ROADS				1,219,623

ROADTEK
Property, Plant and Equipment
RoadTek Services	05			140	Ongoing
Plant Hire Services	05			21,903	Ongoing

Total Property, Plant and Equipment				22,043

TOTAL ROADTEK				22,043

QUEENSLAND MOTORWAYS LIMITED
Property, Plant and Equipment
Minor Works	05			11,042	Ongoing

Total Property, Plant and Equipment				11,042

Capital Statement 2005-06

100

Main Roads

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

TOTAL QUEENSLAND MOTORWAYS LIMITED				11,042

TOTAL MAIN ROADS				1,252,708

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

101

NATURAL RESOURCES AND MINES

Estimated capital acquisitions for Natural Resources and Mines portfolio (including the department, SunWater, CorporateLink and various water boards) in 2005-06 is $137 million, including $36 million in departmental capital grant payments in relation to dam upgrades.

The department’s 2005-06 capital acquisition program of $53.5 million principally comprises expenditure to support the planning and management of the State’s land, water and native vegetation resources and the development of the State’s mining industry.

The department is also the host for CorporateLink, a shared service provider servicing a number of government agencies. In 2005-06, $3 million will be expended by CorporateLink on capital acquisitions to promote efficient delivery of services to their agencies.

Program Highlights

•	$45.5 million ($3 million in 2005-06) over nine years commencing 2005-06 for grant payments to support a major dam spillway upgrade program.

•	$21 million ($7 million in 2005-06) over four years commencing 2005-06 to acquire land for the Wyaralong dam site.

•	$3 million is allocated equally over two years commencing 2005-06 to acquire land for a weir on the Logan River.

•	$6 million is allocated in 2005-06 to acquire land affected by other proposed water infrastructure development projects.

•	$4.5 million ($1.5 million in 2005-06) is allocated over four financial years commencing 2005-06 for capital acquisitions in support of the Smart Water Initiatives aimed at the continuity of water supply.

•	$0.50 million in 2005-06 for the acquisition of fire management equipment to enhance the Department’s capacity to maintain unallocated State land and reduce the risk of bushfire.

The Gladstone Area Water Board is forecasting capital outlays in 2005-06 of $7.4 million. Projects include commencement of the Tooloola to Boyne pipeline and storage to improve security of supply in the northern area.

In 2005-06, the Mount Isa Water Board estimates capital outlays of $9.6 million. Projects include the new Mount Isa terminal reservoir pump station to be completed in 2005-06 and continuation of the Lake Julius pipeline upgrade.

Estimated 2005-06 capital outlays by SunWater total $27.5 million and include expenditure on a range of infrastructure renewals and developments.

Capital Statement 2005-06

102

Natural Resources and Mines

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF NATURAL RESOURCES AND MINES

Property, Plant and Equipment
Unallocated State Land	Various	500		500
Non-Commercial Water Assets	Various			1,578	Ongoing
Building and Accommodation upgrades
Helidon Explosives Magazine*	10	2,300	900	650	750
Bajool Explosives Magazine*	30	1,850	1,100	750
Minor Works	Various			3,515	Ongoing
Land Acquisitions
Vegetation Management	Various	20,000		7,500	12,500
Land Development & GLMS	Various			2,100	Ongoing
Future Dam Sites	Various	6,000		6,000
Weir on Logan River	05	3,000		1,500	1,500
Wyaralong Dam	10			7,000	Ongoing
Plant and Equipment
Water monitoring network upgrades*	Various	5,000	1,735	1,865	1,400
East Trinity Property Management	50	389		246	143
Information Access Portal*	05	1,625	305	1,070	250
Water Reform — Continuity of Supply	05			1,500	Ongoing
Plant and Equipment — general	Various			13,572	Ongoing

Total Property, Plant and Equipment				49,346

Other Capital Expenditure
Information Queensland Access Portal*	05	1,625	305	1,070	250
Other Systems Development	05			3,100	Ongoing

Total Other Capital Expenditure				4,170

Capital Grants
Dam Safety Upgrade — Grant Program	Various	128,500		3,020	125,480
Ross River Dam Modernisation	45	67,500	7,500	33,000	27,000

Total Capital Grants				36,020

TOTAL DEPARTMENT OF NATURAL RESOURCES AND MINES				89,536

CORPORATELINK

Property, Plant and Equipment
Plant and Equipment	05			3,000	Ongoing

Total Property, Plant and Equipment				3,000

TOTAL CORPORATELINK				3,000

Capital Statement 2005-06

103

Natural Resources and Mines

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

GLADSTONE AREA WATER BOARD

Property, Plant and Equipment
Flow Meter Program	30	220	55	70	95
Telemetry Systems	30	755		55	700
Awoonga Dam and Pump Station	30	948	60	284	604
Awoonga Recreation Area	30	263		111	152
Northern Storage	30	3,215		85	3,130
Toolooa to Boyne Pipeline	30	4,340		3,510	830
Rockhampton to Mount Miller Pipeline	30	900		150	750
Hanson Road — Yarwun Main	30	400		400
Gladstone Water Treatment Plant	30	2,500	635	256	1,609
Above Ground Asset Replacement	30	500		100	400
Monitoring Treated Water Quality	30	200		200
Fish Hatchery	30	1,292		349	943
Removal of Asbestos	30	328		20	308
Asset Rationalisation — Calliope Shire Council	30	1,500		1,500
Administration Equipment	30	488	38	330	120

Total Property, Plant and Equipment				7,420

TOTAL GLADSTONE AREA WATER BOARD				7,420

MOUNT ISA WATER BOARD

Property, Plant and Equipment
Recreation Reserve R48 Facilities Upgrade	55			250	Ongoing
Lake Moondarra to Mount Isa Terminal Reservoir
Chlorination System Upgrade	55	1,360	185	647	528
New Mount Isa Terminal Reservoir Pump Station	55	6,500	327	6,173
Pipeline Repair	55	1,748	1,656	92
Lake Julius pumping system upgrade	55	10,000	3,490	1,130	5,380
Clear Water Lagoon Embankment	55	1,452	147	1,305

Total Property, Plant and Equipment				9,597

TOTAL MOUNT ISA WATER BOARD				9,597

Capital Statement 2005-06

104

Natural Resources and Mines

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

SUNWATER

Property, Plant and Equipment
Water Infrastructure Renewals and Backlog	Various			7,219	Ongoing
Minor Works	Various			8,257	Ongoing
Water Infrastructure Development	Various	29,515	15,105	11,974	2,436

Total Property, Plant and Equipment				27,450

TOTAL SUNWATER				27,450

TOTAL NATURAL RESOURCES AND MINES				137,003

* Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

105

OFFICE OF THE GOVERNOR

During 2005-06 the Office of the Governor will expend $0.04 million towards the provision of infrastructure upgrades including vehicles, office machinery and safety appliances.

Continued infrastructure enables the Governor to undertake the full range of duties expected of Head of State, including those that promote and support whole-of-Government priorities.

Office of the Governor

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

OFFICE OF THE GOVERNOR

Property, Plant and Equipment
Asset Replacement	05			42	Ongoing

Total Property, Plant and Equipment				42

TOTAL OFFICE OF THE GOVERNOR				42

Capital Statement 2005-06

106

OFFICE OF THE OMBUDSMAN

The Office of the Ombudsman is responsible for investigating and, if necessary, redressing administrative illegality, unfairness or error in the public sector, including local government, where no other specific remedy exists.

By providing for public scrutiny of the activities of executive government, the office supports a strong corporate governance and accountability framework in the Queensland public sector.

Capital funding of $0.12 million is provided in 2005-06 for the provision of office and information technology tools to enable investigative staff to review complaints about government administration.

Office of the Ombudsman

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

OFFICE OF THE OMBUDSMAN

Property, Plant and Equipment
New case and file management system	05	450	400	50
IT Upgrade and Replacement	05			60	Ongoing
Office Equipment	05			10	Ongoing

Total Property, Plant and Equipment				120

TOTAL OFFICE OF THE OMBUDSMAN				120

Capital Statement 2005-06

107

OFFICE OF THE PUBLIC SERVICE COMMISSIONER

The Office of the Public Service Commissioner, which operates as the Office of the Public Service Merit and Equity, is responsible for creating a forward looking, performance driven public service that delivers high quality results for Queenslanders. It does this by delivering services and solutions that support the goal of good strategic governance for the Queensland public service.

Accordingly, the office’s capital allocation in 2005-06 is $0.07 million which will facilitate the replacement of computer and office equipment required to efficiently provide the above service.

Office of the Public Service Commissioner

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

OFFICE OF THE PUBLIC SERVICE COMMISSIONER

Property, Plant and Equipment
Property, Plant and Equipment	05			65	Ongoing

Total Property, Plant and Equipment				65

TOTAL OFFICE OF THE PUBLIC SERVICE COMMISSIONER				65

Capital Statement 2005-06

108

POLICE

The delivery of effective policing services to the community of Queensland requires the establishment and maintenance of appropriate infrastructure. The Service’s capital program encompasses a strategic approach which focuses on designing, constructing and maintaining facilities, information technology and other equipment needs. An allocation of $160.5 million in 2005-06 will enable the Service to progress the following key projects.

Program Highlights

•	$46.8 million is provided to construct new and replacement facilities and to plan for future facilities identified on the Queensland Police Service Ten-Year Capital Investment Strategic Plan. Projects under construction and due to be completed in 2005-06 include:

•	$0.58 million to complete stage 2 of a refurbishment to the Townsville police station;

•	$7.8 million for construction of a replacement Gympie police station and watchhouse;

•	$1.6 million to complete a replacement police station and watchhouse at Ingham;

•	$1.9 million to complete a replacement police station at Sarina;

•	$5.8 million for a replacement Southport police station;

•	$4.6 million to complete a replacement Stafford police station;

•	$3 million to complete a new police station at Mackay Northern Beaches;

•	$3 million to complete stage 2 of the Redland Bay police station project; and

•	$ 1.7 million to complete stage 3 of the Toowoomba police station, watchhouse, district and regional office project.

•	Construction is also expected to commence in 2005-06 on several new projects including:

•	$0.20 million for a replacement Cloncurry police station;

•	$0.49 million under the Small Station Program for a new police station and watchhouse at Wujal Wujal;

•	$0.50 million for a replacement Fortitude Valley police station; and

•	$0.50 million for a replacement police station at Oakey.

•	$1 million to purchase land for future police stations including Sippy Downs.

•	$10 million is provided under the Smart State Building Fund for the continuation of the police beat and other major capital works programs.

Capital Statement 2005-06

109

•	$53.3 million for information management directed towards projects identified in the Service’s Information Strategic Plan 2001-10, including the Integrated Policing Soluion and the Fixed Data Network Upgrade.

•	$60.3 million to support the purchase of other plant and equipment including motor vehicles, vessels, communications and other equipment. Included in this funding is the provision of $9.4 million for resourcing support in conjunction with the growth in police numbers.

Police

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF POLICE

Property, Plant and Equipment
Major Capital*
Caboolture — Police station and watchhouse extensions stage 2	05	400		400
Cloncurry — Replacement Police Station	55	4,000	20	200	3,780
Fortitude Valley — Replacement police station	05	9,000	150	500	8,350
Gympie — Replacement police station and watchhouse	15	10,000	1,182	7,803	1,015
Hopevale — New watchhouse	50	300	10	290
Ingham — Replacement police station and watchhouse	45	4,000	2,386	1,614
Kirwan — Police station upgrade	45	1,350	559	791
Mackay Northern Beaches — New police station	40	3,600	585	3,015
Nambour — Police station upgrade	10	620	50	570
Oakey — Replacement police station	20	500	5	495
Redland Bay — Police station stage 2	05	3,700	643	3,057
Sarina — Replacement police station	40	3,100	1,249	1,851
Southport — Replacement police station	10	6,500	754	5,746
Stafford — Replacement police station	05	5,200	620	4,580
Toowoomba — Replacement police station, watchhouse, district and regional office stage 3	20	5,100	3,439	1,661
Townsville — Station upgrade stage 2	45	1,500	920	580
Other major capital	Various			1,026	Ongoing

Sub-total Major Capital*				34,179

Sub-programs
Academy upgrade program	05			560	Ongoing
Alderley upgrade program	05			100	Ongoing
Brisbane — Police headquarters accommodation changes	05			500	Ongoing

Capital Statement 2005-06

110

Police

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Dayroom upgrade program	Various			250	Ongoing
Land acquisition program	Various			1,000	Ongoing
Police Beats*	Various			4,050	Ongoing
Small station program	50	500	6	494
Station security program	Various			200	Ongoing
Watchhouse upgrade program	Various			400	Ongoing

Sub-total Sub-programs				7,554

Housing Program
Cooktown — New twin dwelling unit	50	450		450
Goondiwindi — New twin dwelling unit	20	390		390
Kowanyama — Twin dwelling unit	50	601	200	401
Point Lookout — New twin dwelling unit	05	390		390
Weipa — New twin dwelling unit	50	750		750
Wujal Wujal — New Residence x 2	50	700		700

Sub-total Housing Program				3,081

Minor Works	Various			2,000	Ongoing
Information Management Strategic Plan	05			27,266	Ongoing
Other plant and equipment (includes motor vehicles)	Various			60,309	Ongoing

Total Property, Plant and Equipment				134,389

Other Capital Expenditure
Intangibles — Information Management Strategic Plan	05			26,064	Ongoing

Total Other Capital Expenditure				26,064

TOTAL DEPARTMENT OF POLICE				160,453

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

111

PREMIER AND CABINET

Total expenditure for the Department of the Premier and Cabinet including all associated organisations (Crime and Misconduct Commission, South Bank Corporation, Queensland Events Corporation and Commission for Children and Young People and Child Guardian) is $11.8 million.

Capital expenditure for the Department of the Premier and Cabinet in 2005-06 is estimated at $2.1 million. The capital program includes enhancing and replacing office and computer equipment, and information systems required to efficiently deliver the department’s outputs.

Crime and Misconduct Commission

The capital works program of $2.2 million for the Crime and Misconduct Commission (CMC) will complement the recently completed review of complaints management within the CMC and adjustments to the leasehold premises to better reflect workflow requirements.

Property, plant and equipment expenditure of $0.79 million will be allocated towards the ongoing operational requirements of the CMC.

South Bank Corporation

The 2005-06 capital works program of $7.4 million for South Bank Corporation will be directed at a range of Parkland enhancements to complement the completed masterplan works and address a range of issues including visitor amenities. These works, which include a major upgrade of playground facilities for children of all ages, will improve and enhance the experience for visitors to the Parklands and the precinct generally.

Property, plant and equipment expenditure of $3.9 million will also be allocated towards the operational requirements of both the Parklands and the Brisbane Convention and Exhibition Centre.

Queensland Events Corporation

The capital expenditure program of $0.02 million for Queensland Events Corporation aims to maintain and upgrade the computer hardware and software necessary to ensure the efficient and productive generation of work product throughout the year and to cater for the continued focus on attracting major events to Queensland.

Commission for Children and Young People and Child Guardian

The 2005-06 capital program of $0.10 million for the Commission for Children and Young People and Child Guardian will see the continuation of programs from the 2004-05 financial year.

Capital Statement 2005-06

112

Premier and Cabinet

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

THE DEPARTMENT OF PREMIER AND CABINET

Property, Plant and Equipment
Plant and equipment	05			2,113	Ongoing

Total Property, Plant and Equipment				2,113

TOTAL THE DEPARTMENT OF PREMIER AND CABINET				2,113

CRIME AND MISCONDUCT COMMISSION
Property, Plant and Equipment
Leasehold improvements — Terrica Place Brisbane	05	250		250
Computer System Upgrade	05	1,115		1,115
Operational Plant Replacements	05			790	Ongoing

Total Property, Plant and Equipment				2,155

TOTAL CRIME AND MISCONDUCT COMMISSION				2,155

SOUTH BANK CORPORATION
Property, Plant and Equipment
Riverside Moorings	05	650	25	625
Public Art	05	200	142	58
Parklands enhancements	05			944	Ongoing
Brisbane Convention & Exhibition Centre enhancements	05			2,947	Ongoing
Glenelg Street upgrade	05	1,095	645	450
Playground upgrades	05	1,250	500	750
Precinct Enhancements	05	7,450	3,938	1,022	2,490

Total Property, Plant and Equipment				6,796

Other Capital Expenditure
Land development	05			650	Ongoing

Total Other Capital Expenditure				650

TOTAL SOUTH BANK CORPORATION				7,446

QUEENSLAND EVENTS CORPORATION PTY LTD
Property, Plant and Equipment
Property, Plant & Equipment	05			17	Ongoing

Total Property, Plant and Equipment				17

TOTAL QUEENSLAND EVENTS CORPORATION PTY LTD				17

Capital Statement 2005-06

113

Premier and Cabinet

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

COMMISSION FOR CHILDREN AND YOUNG PEOPLE AND CHILD GUARDIAN

Property, Plant and Equipment
Property Plant and Equipment	05			101	Ongoing

Total Property, Plant and Equipment				101

TOTAL COMMISSION FOR CHILDREN AND YOUNG PEOPLE AND CHILD GUARDIAN				101

TOTAL PREMIER AND CABINET				11,832

Capital Statement 2005-06

114

PRIMARY INDUSTRIES AND FISHERIES

The Department of Primary Industries and Fisheries’ capital expenditure program for 2005-06 is $23.8 million, which is primarily focussed on the continuing development of state-of-the-art research facilities along with addressing existing and emerging plant and equipment needs.

Program Highlights

The capital expenditure program for 2005-06 includes the following projects which enhance the reputation of the State of Queensland as the Smart State:

•	The development of a new research facility and laboratory complex at the Applethorpe Research Centre at a cost of $1.8 million. The modern regional laboratory complex will provide the capability of attracting national and international scientists and collaborators as well as maintaining and building on the department’s reputation as a provider of national and international temperate fruit and vegetable research and information. This project will contribute to the industry development output.

•	A new research office and storage facility at the Northern Fisheries Centre, Cairns costing $1 million in 2005-06 (total estimated cost of $2 million) will meet the growth in demand for fisheries research and development program activity. The project will maintain the department’s reputation as a highly competitive provider of national and international fisheries research and management. This project will contribute to the fisheries output.

•	In collaboration with the Department of Natural Resources and Mines, the department, as lead agency, is extending its Mareeba Research Facility at a cost of $1.5 million. The development of a modern office complex in Mareeba will contribute to the industry development output.

Forestry

The capital expenditure budget for 2005-06 is $10.1 million. The budget includes $5.5 million for the purchase of freehold land for plantation establishment, $2 million for the replacement of heavy plant and motor vehicles and $1.2 million for the purchase of computer hardware and software. Provision has also been made for the purchase of other plant and equipment amounting to $1.4 million.

QRAA

Capital expenditure includes $0.10 million to upgrade or replace general office equipment and furniture and fittings.

Capital Statement 2005-06

115

Primary Industries and Fisheries

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF PRIMARY INDUSTRIES AND FISHERIES

Property, Plant and Equipment
Applethorpe Research Station Research Centre	20	1,800		1,800
Mareeba Office Complex — Extension	50	1,500		1,500
Foot and Mouth Disease Preparedness	Various	1,200	900	300
Northern Fisheries Centre Cairns — New Office	50	2,000		1,000	1,000
Centre for Amenity Horticulture Redlands	05	2,901	2,601	300
Biloela Research Station — Sorghum Processing Plant	30	750		750
Rosslyn Bay Queensland Boating Fishing Patrol Complex	30	497	197	300
Mechanical Items	Various			350	Ongoing
Relocation and Refurbishment	Various			3,260	Ongoing
Research Facilities Development	Various			1,000	Ongoing
Computer Equipment	Various			1,990	Ongoing
Scientific Equipment	Various			3,679	Ongoing
Vessel Replacement	Various			1,800	Ongoing
Heavy Plant and Equipment	Various			2,404	Ongoing
Minor Works	Various			2,330	Ongoing

Total Property, Plant and Equipment				22,763

Other Capital Expenditure
Intangible Assets	05	621		621
Other Projects	05	450		450

Total Other Capital Expenditure				1,071

TOTAL DEPARTMENT OF PRIMARY INDUSTRIES AND FISHERIES				23,834

FORESTRY

Property, Plant and Equipment
Land	Various			5,500	Ongoing
Heavy Plant and Motor Vehicles	Various			2,034	Ongoing
Computer Hardware	Various			1,093	Ongoing
Other Plant and Equipment	Various			1,367	Ongoing

Total Property, Plant and Equipment				9,994

Other Capital Expenditure
Computer Software	05			68	Ongoing

Total Other Capital Expenditure				68

TOTAL FORESTRY				10,062

Capital Statement 2005-06

116

Primary Industries and Fisheries

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

QRAA

Property, Plant and Equipment
Upgrade/replace office equipment	05			100	Ongoing

Total Property, Plant and Equipment				100

TOTAL QRAA				100

TOTAL PRIMARY INDUSTRIES AND FISHERIES				33,996

Capital Statement 2005-06

117

PUBLIC WORKS

The department’s 2005-06 capital expenditure program, including commercialised business units (CBUs) is $303.2 million. Capital expenditure by the department, excluding CBUs is $111.2 million.

Program Highlights

•	QFleet will purchase motor vehicles totalling $160.4 million. The vehicles will be leased to clients to facilitate the delivery of Government services across Queensland. These vehicle purchases and their maintenance provide support for local Queensland firms.

•	$45.5 million is provided in 2005-06 for the Boggo Road Precinct redevelopment. The redevelopment will contribute significantly to the Smart State initiatives, with the first stage of the proposed knowledge based research and business component providing approximately 60,000 square metres of office and laboratory space for scientific research into eco-science.

•	$8.0 million is allocated in 2005-06 as part of a total $11.8 million initiative (Public Works share being $9.7 million) to provide an additional 33 dwelling units for Government employee housing in Weipa. Funding of $5.2 million is also provided in 2005-06 for the acquisition of an additional 18 dwelling units of Government employee housing in rural and remote areas to support the delivery of Government services in these locations.

•	$8.5 million is allocated in 2005-06 to redevelop the Fitzroy River riverbank in Rockhampton. The redevelopment will include pedestrian and cycling paths, playgrounds and other facilities for the community, as well as stabilisation of the riverbank itself.

•	Funding of $8.0 million is provided in 2005-06 as a capital grant to the Mackay City Council for the construction of the Mackay Convention Precinct.

•	The progressive refurbishment of the heritage-listed Old Museum building at Bowen Hills Brisbane will continue, with the allocation of $7.1 million provided in 2005-06 to refurbish the exterior of the Concert Hall wing and to restore the large stained glass window in the Exhibition Hall.

•	$6.5 million is provided in 2005-06 to refurbish the disused former Health and Welfare Building at 63 George Street, Brisbane and to integrate it with the adjoining David Longland Building. The total project cost of $45.3 million will deliver 10,600 square metres of refurbished office space. Compared with the existing floor areas of the two buildings, efficiencies associated with the integration will deliver an additional 1,077 square metres of office space.

•	$3.4 million is allocated in 2005-06 as part of a $63.3 million project to construct a new footbridge from Tank Street to the new Queensland Gallery of Modern Art at the Queensland Cultural Centre.

Capital Statement 2005-06

118

•	$0.80 million is provided in 2005-06 for a major expansion of the Queensland State Archives facilities at Runcorn, Brisbane. The expansion will provide an additional 45 linear kilometres of storage, which is expected to satisfy the known archival storage requirements of the Queensland Government for the next 10-15 years. The project will also provide support facilities such as sorting rooms. Funding is based on a total project cost of $52 million.

Public Works

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF PUBLIC WORKS

Property, Plant and Equipment
Brisbane - 33 Charlotte Street office building	05	68,562	66,154	2,408
Brisbane - Queensland Theatre Company new workshop	05	3,880	609	3,271
Brisbane - Old Museum building	05	7,300	250	7,050
Brisbane - 63 George Street refurbishment	05	45,300	1,500	6,500	37,300
Brisbane - 80 George Street upgrade airconditioning	05	1,970	670	1,300
Brisbane - Shared Services Accommodation Strategy	05	5,186	4,886	300
Brisbane - Boggo Road Precinct redevelopment	05	45,476		45,476
Brisbane - Queensland State Archives stage 2	05	52,000		800	51,200
Brisbane - Tank Street - new pedestrian/cycle bridge	05	63,300		3,400	59,900
Brisbane - Education House refurbish retail forecourt	05	500		300	200
Ipswich - Old Courthouse refurbishment	05	700	300	400
Anti-discrimination program	Various			500	Ongoing
Carpet replacement program	Various			600	Ongoing
Workplace health and safety	Various			350	Ongoing
Government Employee housing*	Various			13,202	Ongoing
Minor works	Various			3,759	Ongoing
Palm Island - office building*	45	12,870		100	12,770
Roma - 42 Bungil Street - upgrade building	25	1,000		300	700
Mackay - office building install lift	40	428	200	228
Rockhampton - Riverbank project	30	9,500	800	8,500	200

Capital Statement 2005-06

119

Public Works

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Cairns - 10-12 McLeod Street upgrade airconditioning	50	900		500	400
Other plant and equipment	Various			1,421	Ongoing

Total Property, Plant and Equipment				100,665

Other Capital Expenditure
E-Government initiatives	05			2,592	Ongoing

Total Other Capital Expenditure				2,592

Capital Grants
Mackay Convention Precinct[1]	40	35,600	340	7,960	27,300

Total Capital Grants				7,960

TOTAL DEPARTMENT OF PUBLIC WORKS[2]				111,217

QBUILD

Property, Plant and Equipment
Plant and equipment	Various			1,004	Ongoing

Total Property, Plant and Equipment				1,004

Other Capital Expenditure
Business systems	05			17,500	Ongoing

Total Other Capital Expenditure				17,500

TOTAL QBUILD				18,504

QFLEET

Property, Plant and Equipment
Motor Vehicles	Various			160,354	Ongoing
Other plant and equipment	05			1,099	Ongoing

Total Property, Plant and Equipment				161,453

Other Capital Expenditure
Information systems	05			3,436	Ongoing

Total Other Capital Expenditure				3,436

TOTAL QFLEET				164,889

PROJECT SERVICES

Property, Plant and Equipment
Plant and equipment	Various			1,750	Ongoing

Total Property, Plant and Equipment				1,750

Capital Statement 2005-06

120

Public Works

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Other Capital Expenditure
Business systems software	Various			260	Ongoing

Total Other Capital Expenditure				260

TOTAL PROJECT SERVICES				2,010

SDS (SALES AND DISTRIBUTION SERVICES)

Property, Plant and Equipment
Warehouse equipment	05			377	Ongoing

Total Property, Plant and Equipment				377

Other Capital Expenditure
Internet development	05			185	Ongoing

Total Other Capital Expenditure				185

TOTAL SDS (SALES AND DISTRIBUTION SERVICES)				562

CITEC

Property, Plant and Equipment
Plant and equipment	05			2,760	Ongoing

Total Property, Plant and Equipment				2,760

Other Capital Expenditure
Internally developed software and systems	05			3,240	Ongoing

Total Other Capital Expenditure				3,240

TOTAL CITEC				6,000

TOTAL PUBLIC WORKS				303,182

Notes:

1.	The total cost of this project is $38 million of which the Mackay City Council will receive a capital grant of $35.6 million and the remaining $2.4 million expenditure will be incurred by the Department.

2.	Total 2005-06 capital works expenditure for the Department of Public Works does not include $2.805 million for the continued refurbishment and upgrading of Queensland House in London to meet current health and safety regulations, and to complement the existing streetscape. The total project cost is $4.5 million.

* Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

121

QUEENSLAND AUDIT OFFICE

The capital expenditure of $0.60 million on plant and equipment during 2005-06 is to maintain systems that support the mandated audit program and the Queensland Audit Office output of independent public sector auditing services and reporting to Parliament.

In particular, the funds will be allocated to replace minor office equipment and computer hardware and software which forms part of the ongoing replacement program. Included in this amount is $0.25 million to complete the audit methodology replacement program announced in the 2004-05 Mid Year Review.

Queensland Audit Office

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$000	$000	$'000	$'000

QUEENSLAND AUDIT OFFICE

Property, Plant and Equipment
Plant & Equipment	05			165	Ongoing

Total Property, Plant and Equipment				165

Other Capital Expenditure
Upgrade Office Software	05			430	Ongoing

Total Other Capital Expenditure				430

TOTAL QUEENSLAND AUDIT OFFICE				595

Capital Statement 2005-06

122

STATE DEVELOPMENT AND INNOVATION

The projected capital expenditure of State Development and Innovation portfolio (which includes the Property Services Group) in 2005-06 is $89.1 million.

The Department of State Development and Innovation has capital expenditure of $33.2 million. The capital program is designed to provide innovation, direction and leadership in industry and small business. The program also plays a key role in supporting the delivery of timely and efficient infrastructure, facilitating major projects and attracting investments to the State.

Program Highlights

•	$20.3 million out of a total project cost of $281 million towards the Burnett Water Infrastructure Project.

•	$3.7 million to complete the Turtle Interpretive Centre in Bundaberg.

Property Services Group

The Property Services Group delivers the property services component of the Industry Location Scheme. Key functions of the group include the acquisition, planning and development of land for business and industry locating or expanding in Queensland. The group’s capital acquisition plan has a total budget of $54.3 million in 2005-06.

Program Highlights

Development approvals are in place and construction of the following projects is planned for 2005-06:

•	$14.5 million to commence construction of the final stage of the Lytton Industrial Estate

•	$5 million to commence construction of the next stage of the Clinton Industrial Estate.

Construction of the following projects is expected to commence in 2005-06 once development approvals are obtained:

•	$10 million to commence construction of the first stage of the Caloundra Regional Business and Industry Park

•	$5 million to commence construction of the first stage of the Coolum Industrial Estate

•	$4.2 million to commence construction of the first stage of the Charlton Industrial Estate

•	$3.4 million for the construction of the final stage of the Arundel Industrial Park

•	$2.5 million to commence construction of the next stage of the Yandina Industrial Estate

Capital Statement 2005-06

123

•	$2 million to commence construction of the next stage of the South Mackay Industrial Estate.

The following land acquisitions are planned for 2005-06, subject to negotiations:

•	$3.8 million for the acquisition of land within South East Queensland for the future development of industrial sites

•	$2 million for the acquisition of land within the Townsville State Development area.

A capital grant of $1.5 million is provided towards public infrastructure for the Port of Airlie Marina Development at Airlie Beach.

State Development And Innovation

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF STATE DEVELOPMENT AND INNOVATION

Property, Plant and Equipment
Computer Equipment	Various			943	Ongoing
Other acquisitions or property, plant and equipment	Various			223	Ongoing
Burnett Water Infrastructure Project	15	281,001	260,673	20,328
Targinie Valley	30	37,034	30,617	6,012	405

Total Property, Plant and Equipment				27,506

Capital Grants
Queensland Parallel Supercomputing Foundation	05	6,000	2,000	2,000	2,000
Turtle Interpretive Centre	15	3,800	114	3,686

Total Capital Grants				5,686

TOTAL DEPARTMENT OF STATE DEVELOPMENT AND INNOVATION				33,192

PROPERTY SERVICES GROUP

Property, Plant and Equipment
Other plant and equipment	Various			158	Ongoing

Total Property, Plant and Equipment				158

Other Capital Expenditure
Land Development
Amberley Aerospace Park	10	20,750		250	20,500
Arundel Industrial Park(GCTP)	10	5,020	1,585	3,435
Bribie Island Aquaculture Park	05	340	40	300
Caloundra Regional Business Park	10	30,000	8,000	10,000	12,000
Charlton Industrial Estate	20	6,000	300	4,200	1,500
Clinton Industrial Estate — Benstead Street	30	9,812	1,312	5,000	3,500

Capital Statement 2005-06

124

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Coolum Industrial Estate	10	24,350	300	5,000	19,050
Lytton Industrial Estate	05	26,232	8,232	14,500	3,500
Mount Isa Industrial Estate	55	5,100		100	5,000
South Mackay Industrial Estate	40	8,100	100	2,000	6,000
Yandina Industrial Estate	10	4,800	300	2,500	2,000
Minor Works	Various			500	Ongoing

Sub-total Land Development				47,785

Land Purchases
Mount Isa Strategic Land	55	350	100	250
South East Queensland Strategic Land	10	30,325	1,575	3,750	25,000
Townsville State Development Area	45	7,500	1,500	2,000	4,000
Minor Land Acquisitions	Various			500	Ongoing

Sub-total Land Purchases				6,500

Total Other Capital Expenditure				54,285

Capital Grants
Port of Airlie Marina	40	1,480		1,480

Total Capital Grants				1,480

TOTAL PROPERTY SERVICES GROUP				55,923

TOTAL STATE DEVELOPMENT AND INNOVATION				89,115

Capital Statement 2005-06

125

TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT

In 2005-06, the portfolio of the Department of Tourism, Fair Trading and Wine Industry Development and Tourism Queensland has a total capital program of $2.8 million. The emphasis of this capital program will be improved information systems to provide more accessible and reliable information to ensure an improved client service to the people of Queensland.

Program Highlights

•	Provision of $0.26 million to redevelop the Queensland Holidays website which is required by Tourism Queensland in order to meet the growing consumer demand for booking and researching holidays online.

•	$0.20 to develop a Market Information System (MIS) that will enable Tourism Queensland to easily understand and make use of its marketing data to better analyse economic and marketing trends.

•	$0.25 million to purchase a new corporate PABX to manage voice communications throughout Tourism Queensland, including voice over internet protocol.

•	Proposed expenditure of $0.08 million to modify the existing offices for the Financial & Business Services, IT and Human Resource services of Tourism Queensland.

•	Provision of $0.76 million for systems and internet development to enable external clients and whole-of-Government service providers to access departmental services proposed for integration with Smart Service Queensland (SSQ).

•	$0.30 million to further develop a trade measurement system for the Office of Fair Trading.

•	Ongoing provision of an appropriate level of office equipment and information technology hardware for technical and administrative staff in Brisbane and regional offices.

Capital Statement 2005-06

126

Tourism, Fair Trading and Wine Industry Development

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$’000	$’000	$’000	$’000

DEPARTMENT OF TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT

Property, Plant and Equipment
Plant and Equipment	05			927	Ongoing

Total Property, Plant and Equipment				927

Other Capital Expenditure
Computer Software
SSQ Systems Integration project	05	960	200	760
Trade Measurement System	05	300		300
Case Management System	05	210	150	60

Total Other Capital Expenditure				1,120

TOTAL DEPARTMENT OF TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT				2,047

TOURISM QUEENSLAND

Property, Plant and Equipment
Office Equipment
New Corporate PABX	05	250		250
Computer Equipment
Upgrade of MAC software & hardware	05	15		15
Property Improvements
Office Modifications	05	75		75

Total Property, Plant and Equipment				340

Other Capital Expenditure
Other
Queensland Holidays website	05	255		255
MIS – Market Information system	05	200		200

Total Other Capital Expenditure				455

TOTAL TOURISM QUEENSLAND				795

TOTAL TOURISM, FAIR TRADING AND WINE INDUSTRY DEVELOPMENT				2,842

Capital Statement 2005-06

127

TRANSPORT

Total capital outlays for the Transport portfolio in 2005-06 will be $1.577 billion, representing a 44% increase in capital expenditure compared with the 2004-05 Budget. The portfolio consists of Queensland Transport, Queensland Rail and the port authorities.

Queensland Transport

Queensland Transport’s capital expenditure program for 2005-06 totals $279 million and predominately comprises investment in public transport infrastructure and systems.

Program Highlights

•	$28.7 million towards the new Integrated Ticketing System.

•	$306.2 million over four years to continue the Government’s investment in the Inner Northern Busway (INB) including $82 million in 2005-06 towards the Queen Street Bus Station to Roma Street extension, $9.4 million in 2005-06 to complete construction of the Royal Children’s Hospital and Normanby Bus Stations and $2 million in 2005-06 to commence construction of the Roma Street Bus Station.

•	$27 million under the South East Queensland Infrastructure Plan and Program (SEQIPP) to commence construction of a two-lane Eastern Busway corridor connection from Buranda to Boggo Road to the Green Bridge.

•	$17.3 million towards improvements to rail corridors and intermodal facilities in South East Queensland.

•	$15 million to continue bus priority and infrastructure improvements.

•	$5.3 million, provided under the Smart State Building Fund, towards the provision of new infrastructure and upgrading of existing infrastructure on the Petrie to Kippa-Ring bus corridor.

•	$4 million, provided under the Smart State Building Fund, towards the provision of new infrastructure and upgrading of existing infrastructure along the Gympie Road bus corridor.

•	$4.3 million under the SEQIPP towards construction of bus priority measures along the Gold Coast Highway from Broadbeach to Miami.

•	$10 million for the planning and construction of cycle links as identified in the SEQIPP.

•	$7.9 million, provided under the Smart State Building Fund, for the continuing upgrade of boating infrastructure.

The associated activity generated by Queensland Transport’s investment program makes important contributions to the Government’s priority commitments of Managing urban growth and Building Queensland’s regions.

Capital Statement 2005-06

128

Queensland Rail

Queensland Rail is allocating $760 million for capital outlays in 2005-06.

Program Highlights

•	$108.5 million will be spent by Queensland Rail maintaining and upgrading track infrastructure on the coal network.

•	$86.3 million for additional coal wagons and locomotives to support the increased haulage of coal in Central Queensland.

•	$100.1 million for additional rollingstock and infrastructure for the Citytrain MetTRIP initiative. More than $900 million is being spent on the MetTRIP initiative up to 2008-09 to deliver substantial service enhancements to commuters between the Gold Coast, Brisbane and the Sunshine Coast.

•	$37.8 million for additional modifications to Citytrain stations and rollingstock to achieve compliance with the Disability Standards for Accessible Public Transport 2002.

•	$20.3 million for maintaining and upgrading the track on the Mount Isa line.

•	$6.9 million for replacement of timber bridges in regional Queensland.

Port of Brisbane Corporation

In 2005-06, the Port of Brisbane Corporation has allocated $162.4 million for the continuing development of the port, driven particularly by the Hamilton Relocation Strategy and ongoing port development requirements to accommodate the strong growth across a range of commodity areas. Projects include:

•	$39 million to facilitate and protect commercial port uses at Hamilton/Eagle Farm

•	$32.5 million for the further development of facilities to accommodate the Hamilton Relocation Project at Fisherman Islands, and upgrade of existing terminals and wharves to provide for trade growth

•	$21.4 million for the development of a 28-hectare site on Fisherman Islands and a Car Precinct Flyover for the processing of imported motor vehicles

•	$35.4 million for the continued development of port industrial estates at Fisherman Islands, Whyte Island and Lytton.

Bundaberg Port Authority

The Bundaberg Port Authority is allocating $0.78 million for continued upgrading of port infrastructure during the 2005-06 financial year. This includes $0.40 million to purchase a sand washing system.

Capital Statement 2005-06

129

Cairns Port Authority

In 2005-06, the Cairns Port Authority is allocating $72.6 million towards new and ongoing airport and seaport development. The projects include:

•	$10.8 million for the construction of a new baggage reclaim hall within the International Terminal Building

•	$8 million for the construction of a Central Services Building at the airport

•	$38.2 million for other improvements at the airport

•	$3.3 million for the construction of a fruit disinfestation facility at the seaport

•	$11.1 million for the continued development of the Cairns Cityport.

Central Queensland Ports Authority

In 2005-06, the Central Queensland Ports Authority has allocated $214.8 million towards the ongoing expansion of its port. This includes:

•	$ 191 million for the further expansion of the RG Tanna Coal Terminal including construction of a fourth berth, and new Stockpiles 18 and 19. This is part of an estimated $279.1 million of works to take the terminal towards a capacity of 62 million tonnes per annum.

Mackay Port Authority

In 2005-06, the Mackay Port Authority is allocating $13.9 million for the development and continued upgrading of port and airport infrastructure. This includes:

•	$2.5 million for the extension of the public car park and the secure car park at the airport

•	$1.6 million to extend the airport runway to meet regulatory requirements

•	$1.5 million for the expansion of the Airport Sterile Security Lounge to meet security requirements

•	$2 million for the development of packaged offices/workshops at the seaport.

Ports Corporation of Queensland

In 2005-06, the Ports Corporation of Queensland is allocating $71.6 million for various port development projects including:

•	$50 million for the Stage 1 and 2 expansions at Abbot Point Coal Terminal

•	$13 million for dredging of the port of Hay Point Departure Path

•	$8.6 million for a number of minor projects and the purchases of plant and equipment for various ports administered by the Ports Corporation of Queensland throughout the State.

Capital Statement 2005-06

130

Townsville Port Authority

The Townsville Port Authority will be allocating $2.1 million towards the acquisition of infrastructure and improvements to the port during the 2005-06 financial year. This includes:

•	$0.46 million for the development of wharves, including upgrades of corner fendering on berths 7, 8 and 10, and electrical and fire systems on berth 1

•	$0.47 million for the construction of a new workshop facility and lightweight deck and conveyor support for a ferry terminal

•	$1.14 million for minor upgrades to port infrastructure and the acquisition and replacement of various plant and equipment.

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

QUEENSLAND TRANSPORT

Property, Plant and Equipment
Public Transport Infrastructure
Royal Children’s Hospital and Normanby bus stations — INB*	05	13,350	4,000	9,350
Queen Street Bus Station to Roma Street extension to INB	05	180,635	3,000	82,000	95,635
Roma Street Bus Station — INB	05	112,165		2,000	110,165
Transport Corridor Acquisitions - SEQ*	Various			13,760	Ongoing
Integrated Ticketing System	05	50,824	28,461	11,155	11,208
Bus Infrastructure Rolling Program in SEQ	Various	60,000	15,000	15,000	30,000
Bus Intermodal Facilities*	05	6,000	1,000	2,000	3,000
Rail Corridors and Intermodal Facilities	Various	30,500	150	17,300	13,050
Petrie-Kippa-Ring quality bus corridor*	05	7,000	1,700	5,300
Gympie Road quality bus corridor*	05	5,000	1,000	4,000
Normanby Cycleway connection*	05	6,000	250	2,950	2,800
Bus priority on Gold Coast Highway plus bus stations	10	9,300		4,300	5,000
Quality public transport corridor (Helensvale/Parkwood to Broadbeach to Coolangatta)	10	670,714		1,000	669,714
Bus priority on Smith Street: Olsen Avenue to Gold Coast Highway	10	1,550		500	1,050
Gold Coast Bus Priority / High Occupancy Vehicle Program	10	60,441		500	59,941
Sunshine Coast Bus Priority / High Occupancy Vehicle Program	10	39,750		2,500	37,250

Capital Statement 2005-06

131

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Caloundra to Maroochydore quality bus corridor and public transport stations	10	168,635		200	168,435
Eastern Busway: Buranda to Capalaba	05	711,416		1,500	709,916
Eastern Busway: Buranda to Boggo Road to Green Bridge	05	199,653		27,000	172,653
South East Busway: extension to Springwood	05	28,850		500	28,350
TransLink station upgrade program	Various	160,411		1,000	159,411
South East Queensland cycle network	Various			4,000	Ongoing

Sub-total Public Transport Infrastructure				207,815

Maritime Infrastructure
Upgrade of Oil Spill Response Capacity*	Various	396	153	133	110
Vessel Tracking System Upgrade*	Various	1,000	250	500	250
Vessel Traffic Management Information System	05	749	114	635
Pollution Response Improvements	Various	1,323	300	500	523
Three Beacons	05	280	30	250
Brisbane Radar	05	1,775	1,575	200
Other Minor Works	05	330		330
Coomera River and North Channel Dredging*	10	2,000	1,600	400
Port Douglas Boat Harbour — new dredged material disposal facility*	50	3,500	415	3,085
Gold Coast Sand Bypass Jetty Upgrade (Stage 2)*	10	937		937
Manly Boat Harbour — Long Term Dredging Strategy*	05	250		80	170
Cabbage Tree Creek Boat Harbour - Long Term Dredging Strategy*	05	380		80	300
Scarborough Boat Harbour — Long Term Dredging Strategy*	05	380		80	300
Wellington Point — Main Road - Jetty Upgrade*	05	341		41	300
Mooloolaba Boat Harbour- Long Term Dredging Strategy*	10	250		250
Brampton Island — Jetty*	40	714		180	534
Lindeman Island — Jetty Upgrade*	40	467		115	352
Bowen Boat Harbour — Long Term Dredging Strategy*	40	480		50	430

Capital Statement 2005-06

132

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Palm Cove — Cedar Road — Jetty Upgrade*	50	265		50	215
Smart State Minor Works*	Various	6,391		2,952	3,439
Boating Infrastructure Capital Program Minor Works	Various	1,077		1,077

Sub-total Maritime Infrastructure				11,925

Corporate Property — Buildings
CBD Office Accommodation	05	1,562	74	1,488
Emerald Motor Vehicle Inspection Centre	30	701	301	400
Minor Works	Various			452	Ongoing

Sub-total Corporate Property — Buildings				2,340

Corporate Information Services
Infrastructure replacement — upgrade	05			6,893	Ongoing

Sub-total Corporate Information Services				6,893

Regional Service Delivery
Plant and Equipment	Various			494	Ongoing

Sub-total Regional Service Delivery				494

Other Departmental Plant and Equipment
Plant and Equipment	05			1,475	Ongoing

Sub-total Other Departmental Plant and Equipment				1,475

Total Property, Plant and Equipment				230,942

Other Capital Expenditure
Miscellaneous Maritime Safety	Various	4,452	789	2,631	1,032
Integrated Ticketing System (Intangible)	05	50,784	29,483	17,531	3,770
Client Service Delivery Systems	05	4,300	1,400	2,900

Total Other Capital Expenditure				23,062

Capital Grants
SchoolBUS Upgrade Scheme	Various			3,000	Ongoing
SchoolBUS — Steep Roads Program	Various	12,000		1,800	10,200
Rural airstrip upgrades	Various			1,800	Ongoing
Public Transport Infrastructure	Various			2,175	Ongoing
Accessible Buses	Various			3,000	Ongoing
Security Cameras in Taxis	Various	8,000		4,600	3,400
Safe School Travel	Various			468	Ongoing
Safe Walking and Pedaling	Various			200	Ongoing
Network Plan — Public Transport Infrastructure	Various	2,000		2,000

Capital Statement 2005-06

133

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

South East Queensland cycle network	Various			6,000	Ongoing

Total Capital Grants				25,043

TOTAL QUEENSLAND TRANSPORT				279,047

QUEENSLAND RAIL

Network Access
Coal Wagon Fleet Upgrade – Infrastructure	40	24,300	6,971	200	17,129
Coal Infrastructure Projects	30	272,500	217,905	48,095	6,500
Kinrola Branch Relay	30	16,500	15,135	1,365
Hail Creek – Electrification	40	15,950	15,917	33
Hail Creek – Construction	40	95,000	92,729	2,271
Goonyella System: Rail Upgrade	40	11,450	4,477	1,573	5,400
Mt Isa Line Concrete Relay	55	63,390	3,350	18,287	41,753
Rockhampton – Townsville – Cairns Track Upgrade	Various	379,073	371,539	7,534
Townsville – Stuart Resignalling	45	12,100	9,685	2,415
Townsville – New Station Track Infrastructure	45	12,754	12,354	400
Re-rail Miles to Muckadilla	Various	27,945	27,105	840
Surat Basin Track Upgrade – Stage 2	Various	15,900	10,200	5,200	500
Northgate – Petrie 3rd Track	05	124,380	124,142	238
Caboolture – Landsborough Upgrade	Various	11,795	6,710	500	4,585
Timber Bridge Elimination - Brisbane Suburban Area	05	30,000	15,483	8,000	6,517
Citytrain MetTRIP track infrastructure upgrade – Stage 1*	Various	234,000	9,367	46,117	178,516
Citytrain MetTRIP track infrastructure upgrade – Stage 2	Various	332,978	510	10,744	321,724
Statewide Security Fencing	Various	13,300	10,473	2,827
Noise Amelioration	05	19,720	13,011	5,000	1,709
Turnout Replacement Strategy - Stage 2	Various	46,710	41,929	3,831	950
Timber Bridge Replacement - Regional Stage 2	Various	32,252	25,319	6,933
Level Crossing Protection	Various	18,500	9,288	5,000	4,212
Network Access Brisbane Metropolitan – General	05			30,082	Ongoing
Network Access General Coal - General	30			5,428	Ongoing
Network Access Blackwater System - General	30			17,024	Ongoing

Capital Statement 2005-06

134

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Network Access Moura System – General	30			11,596	Ongoing
Network Access Goonyella System – General	40			15,737	Ongoing
Network Access Newlands System – General	45			20	Ongoing
Network Access Mt Isa System – General	55			2,045	Ongoing
Network Access Other – General	Various			127,200	Ongoing

Sub-total Network Access				386,535

Freight
CFS Electric Loco Fleet Upgrade – Stage 1	Various	88,000	81,427	6,573
CFS Electric Loco Fleet Upgrade – Stage 2	45	366,000		23,000	343,000
Additional Coal Wagons	Various	134,717	68,287	54,930	11,500
Acquisition of DELs	15	61,000	60,311	689
Upgrade 2100 Class Diesel Locos	05	13,797	12,686	1,111
Freight – General	Various			76,143	Ongoing

Sub-total Freight				162,446

Passenger
EMU Re-engineering & Overhaul	05	68,800	45,686	10,080	13,034
Citytrain Safe Stations	05	39,454	38,451	1,003
Cairns Tilt Train	Various	138,836	138,236	600
Citytrain Disabled Access Compliance	Various	46,825	40,663	6,162
Traveltrain Accessible Stations	Various	10,100	6,053	2,227	1,820
Citytrain MetTRIP – Rollingstock stages 1 & 2*	15	212,000	2,329	32,418	177,253
Citytrain MetTRIP – Rollingstock Ancillary Costs stages 1 & 2*	05	77,456	500	3,602	73,354
Citytrain MetTRIP – Stations and intermodal works stages 1 & 2*	05	42,259	2,179	7,200	32,880
Citytrain Disability Standards 2007 Compliance	Various	106,000	3,230	31,600	71,170
Passenger – General	05			40,362	Ongoing

Sub-total Passenger				135,254

Across QR
Payroll System Upgrade	05	15,058	5,863	9,100	95
Motor Vehicle Acquisitions	05			30,000	Ongoing
Across QR – General	05			36,665	Ongoing

Sub-total Across QR				75,765

TOTAL QUEENSLAND RAIL				760,000

Capital Statement 2005-06

135

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

PORT AUTHORITIES

PORT OF BRISBANE CORPORATION

Property, Plant and Equipment
Car Precinct Flyover	05	10,600	8,600	2,000
Whimbrel St Car Terminals	05	37,900	7,900	19,400	10,600
Hamilton/Eagle Farm Commercial Operations	05	79,828	600	38,960	40,268
Hamilton Relocation Fisherman Islands Facilities	05	84,500	23,500	25,500	35,500
Terminals 1, 2 & 3	05	5,500	500	4,000	1,000
Terminals 4, 5 & 6	05	10,000		3,000	7,000
Port Central	05	9,200	200	5,000	4,000
Lytton Industrial Estate	05	21,200	700	2,500	18,000
Upgrade of Major Roads	05	21,500	2,000	2,500	17,000
Colmslie and Hamilton Precincts Development	05	21,100	8,000	9,400	3,700
Wharf 9	05	29,500	27,500	2,000
Port Drive Subsidiary Area	05	5,000		5,000
Lessee Terminals	05	12,500	6,000	1,500	5,000
Brisbane Multimodal Terminal Equipment	05	2,000		2,000
Electrical Upgrades — P&O & Patrick	05	1,200	1,100	100
Reclamation & Earthworks	05	42,800	9,000	4,800	29,000
Building & Landscaping Upgrades	05	1,900	700	1,200
Whyte Island Site Preparation	05	12,620	1,120	10,000	1,500
Whyte Island Road & Services Network	05	5,350	350	2,000	3,000
Eagle Farm Estate, Site Prep & Warehousing	05	23,900	13,700	10,200
Dredging equipment	05	7,700	3,200	1,500	3,000
Minor Capital Works	05	9,822		9,822

Total Property, Plant and Equipment				162,382

TOTAL PORT OF BRISBANE CORPORATION				162,382

BUNDABERG PORT AUTHORITY

Property, Plant and Equipment
Conveyor System and Sand Washing Plant	15	400		400
Minor Capital Works Bundaberg	15	376		376

Total Property, Plant and Equipment				776

TOTAL BUNDABERG PORT AUTHORITY				776

Capital Statement 2005-06

136

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

CAIRNS PORT AUTHORITY

Property, Plant and Equipment
Cairns Airport
International Terminal Building Baggage Make-up & Checked Bag Screening	50	31,333	28,616	1,506	1,211
International Terminal Building Baggage Reclaim Hall Expansion	50	11,303	503	10,800
International Terminal Bay 1 Concourse — Fixed Link and Aerobridge	50	8,581	4,305	4,276
International Terminal Building Airside Bus Facility	50	46	26	20
International Terminal Central Services Building	50	10,476	2,472	8,004
International Terminal CPA Project Management	50	872	650	222
International Terminal Building Works	50	5,341	181	3,125	2,035
Domestic Terminal Building Works	50	4,933	451	682	3,800
General Aviation Works	50	2,580	680	400	1,500
Airside Works	50	29,236	343	8,253	20,640
Landside Works	50	26,175	3,472	17,384	5,319
Minor Works Cairns Airport	50	5,638	3,211	2,347	80

Sub-total Cairns Airport				57,019

Cairns Seaport
Rebuild Smiths Creek No 2 Wharf	50	1,187	187	55	945
Tingira Street Works	50	4,300		150	4,150
Wharf 10 Fire Fighting System Upgrade	50	1,744	1,579	165
Surebeam Fruit Disinfestation Facility	50	3,425	175	3,250
Coastguard Facilities	50	220		220
Shipping Channel Modifications	50	285	235	50
Security Fencing Lighting and Signage	50	605	270	335
Seaport Security Systems and Cameras	50	621	371	250

Sub-total Cairns Seaport				4,475

Cairns Cityport
Precinct 12A Development	50	4,951	401	3,050	1,500
Aquatic Club Facilities Development Including Offsite Ramp & Shed	50	257	57	200

Capital Statement 2005-06

137

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Marina Bilge & Sullage System	50	450		450
Revetments South	50	2,719	219	1,000	1,500
Reclamation South (Yacht Club Site)	50	120		120
Demolition & Site Remediation	50	2,650	450	2,200
Wharf Shed Refurbishment (Shed 3)	50	1,598	98	750	750
Whites Shed Development Review	50	50		50
Wharf Street Upgrade	50	2,131	260	1,000	871
Miscellaneous Services South	50	600	200	400
Street Furniture / Signage / Landscaping	50	1,100	250	850
Security Camera for Cityport	50	712	312	400
Cityport South Planning	50	259	159	50	50
Cityport Commercial Allowance	50	4,075	1,075	600	2,400

Sub-total Cairns Cityport				11,120

Total Property, Plant and Equipment				72,614

TOTAL CAIRNS PORT AUTHORITY				72,614

CENTRAL QUEENSLAND PORTS AUTHORITY

Property, Plant and Equipment
Port of Gladstone
RG Tanna Coal Terminal Expansion - Fourth Berth	30	45,000	8,000	20,000	17,000
RG Tanna Coal Terminal Expansion - Third Shiploader	30	42,000	5,000	37,000
RG Tanna Coal Terminal Expansion - Third Dump Station	30	31,000	3,000	28,000
RG Tanna Coal Terminal Expansion - Shiploading Systems and Modifications	30	50,560	22,011	28,549
RG Tanna Coal Terminal Expansion -Stockpiles (17,18 and 19)	30	54,000	9,038	42,962	2,000
RG Tanna Coal Terminal Expansion - Structural Works, Electricity Supply Upgrades and other works	30	56,505	17,207	34,473	4,825
Fisherman’s Landing 3 Upgrade of Service Corridor	30	150		150
Barney Point — Structural Works	30	1,425	556	869
Plant & Equipment Gladstone	30	25,121	12,221	12,385	515
Building Modifications	30	2,042	380	1,662
Services (Roads, Drainage and Sewerage)	30	5,334	1,044	3,890	400
Land Development	30	3,675	1,377	2,298

Capital Statement 2005-06

138

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Reclamation/Earthworks	30	20,483	17,610	1,800	1,073
Auckland Point — Electrical System Upgrade	30	750	100	200	450
Auckland Point — Structural Works	30	939	372	467	100

Sub-total Port of Gladstone				214,705

Port of Rockhampton
Minor Capital Works Rockhampton	30	90		90

Sub-total Port of Rockhampton				90

Total Property, Plant and Equipment				214,795

TOTAL CENTRAL QUEENSLAND PORTS AUTHORITY				214,795

MACKAY PORT AUTHORITY

Property, Plant and Equipment
Mackay Airport
Public Car Park Extension	40	1,200		1,200
Security System	40	300		300
Expansion of Airport Sterile Security Lounge	40	1,500		1,500
Extend Security Car Park	40	1,300		1,300
Extend runway to meet Runway	40	1,600		1,600
End Safety Area compliance
Replace / Upgrade terminal stand-by generator	40	200		200
Perimeter Road Sealing	40	200		200
Upgrade old terminal building for office space	40	250		250
Plant & Equipment Mackay Airport	40	352		352

Sub-total Mackay Airport				6.902

Mackay Seaport
Additions to Port Security System	40	400	150	250
Upgrade Harbour Road Main Drain Culvert	40	805	50	755
Packaged Office / Workshop Development #1 - Seaport	40	1,000		1,000
Packaged Office / Workshop Development #2 - Seaport	40	1,000		1,000
Mulherin Park Estate Drainage & Profiling	40	1,675		1,675
Management Reporting System	40	250		250
Port Access Corridor Land Acquisition	40	3,840	2,500	1,340
Plant & Equipment Mackay Seaport	40	777		777

Capital Statement 2005-06

139

Transport

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

Sub-total Mackay Seaport				7,047

Total Property, Plant and Equipment				13,949

TOTAL MACKAY PORT AUTHORITY				13,949

PORTS CORPORATION OF QUEENSLAND

Property, Plant and Equipment
Head Office Miscellaneous Plant and Equipment	05	35		35
Hay Point Departure Path Dredging	40	70,000	1,928	13,000	55,072
Hay Point Port Development General	40	36		36
Abbot Point Expansion Stage 1 & 2	40	100,000	3,449	50,000	46,551
Abbot Point Port Development	40	1,330		1,330
Louisa Creek Land Acquisitions	40	10,000	3,191	500	6,309
Lucinda Port Development	45	42		42
Mourilyan Stormwater Drainage	50	1,800		1,800
Mourilyan Port Development General	50	309		309
Weipa Port Development General	50	1,492		1,492
Thursday Island — Horn Island Fender Cargo Wharf	50	1,150		1,150
Thursday Island Port Development	50	1,748		1,748
Quintell Beach Port Development	50	150		150
Karumba Port Development	55	8		8

Total Property, Plant and Equipment				71,600

TOTAL PORTS CORPORATION OF QUEENSLAND				71,600

TOWNSVILLE PORT AUTHORITY

Property, Plant and Equipment
Wharves Development	45	459		459
Blue Ferry Terminal Works	45	473		473
Port Control Building Works	45	76		76
Channel marker beacons for Ross Ck	45	120		120
Electrical works Townsville	45	17		17
Minor Capital Works Townsville	45	925		925

Total Property, Plant and Equipment				2,070

TOTAL TOWNSVILLE PORT AUTHORITY				2,070

TOTAL PORT AUTHORITIES				538,186

TOTAL TRANSPORT				1,577,233

*	Funded fully or in part under the Smart State Building Fund

Capital Statement 2005-06

140

TREASURY

Treasury portfolio (incorporating Treasury Department, its statutory authorities and the Government-owned corporation, Golden Casket Lottery Corporation) has a combined 2005-06 capital works program of $67.9 million.

Treasury has a capital expenditure program of $13.6 million.

Program Highlights

•	$7.2 million in 2005-06 toward further implementation and development of the Revenue Management System (previously known as the Information and Technology Strategic Plan) within the Office of State Revenue (OSR). The system is designed to employ contemporary technology to provide revenue and information management and e-business capability to better service the Government and people of Queensland.

•	$0.77 million in 2005-06 toward software redevelopment within the Queensland Office of Gaming Regulation (QOGR) to comply with mandatory information standards, which supports the Government’s outcome of providing Safe and secure communities.

•	$5.6 million in 2005-06 towards the replacement of property, plant and equipment and information technology software to provide Treasury’s key infrastructure with intellectual capital and software solution needs. $1.1 million of the $5.6 million has been allocated to Portfolio Services for the implementation of an electronic Documents and Records Management System (eDRMS). The solution will require significant process change and improved information management practices in order to achieve efficiency and effectiveness benefits.

CorpTech

CorpTech is the technology centre of skill established under the Shared Service Initiative. CorpTech has a capital expenditure program in 2005-06 amounting to $45.2 million. This program will be directed to providing innovative whole-of-Government corporate applications and infrastructure solutions for the five large shared service providers and to the agencies within Government.

Motor Accident Insurance Commission

Property, plant and equipment expenditure of $0.02 million for 2005-06 will be allocated towards the ongoing operational requirements of both the Motor Accident Insurance Commission (MAIC) and the Nominal Defendant (ND).

Golden Casket Lottery Corporation Limited

Golden Casket’s capital expenditure program for 2005-06 is $9.1 million and principally comprises expenditure on plant and equipment and software which will contribute to the delivery of enhanced operational functionality, including the introduction of a new distribution channel for the sale of Lotto products.

Capital Statement 2005-06

141

Treasury

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

DEPARTMENT OF TREASURY

Property, Plant and Equipment
Asset Replacement	05			3,931	Ongoing
Documents & Records Management Improvement Project (eDRMS)	05			272	Ongoing
OSR — Revenue Management System	05	2,023	1,383	320	320
Other Items	05				Ongoing

Total Property, Plant and Equipment				4,523

Other Capital Expenditure
Asset Replacement	05			377	Ongoing
eDRMS	05			858	Ongoing
OSR — Revenue Management System	05	32,048	17,220	6,894	7,934
QOGR — Internet & lntranet	05			327	Ongoing
QOGR — Corporate Office of Gaming System	05			190	Ongoing
QOGR — Analytical Spatial	05	255		255
Budget Development & Monitoring Tool	05	229	107	122

Total Other Capital Expenditure				9,023

TOTAL DEPARTMENT OF TREASURY				13,546

CORPTECH
Property, Plant and Equipment
Other Items	05			150	Ongoing
Computer Equipment	05			500	Ongoing

Total Property, Plant and Equipment				650

Other Capital Expenditure
Systems Solution Realisation Program	05	125,506	24,968	44,563	55,975

Total Other Capital Expenditure				44,563

TOTAL CORPTECH				45,213

MOTOR ACCIDENT INSURANCE COMMISSION

Property, Plant and Equipment
Minor Capital Works — MAIC	05			19	Ongoing
Minor Capital Works — ND	05			4	Ongoing

Total Property, Plant and Equipment				23

TOTAL MOTOR ACCIDENT INSURANCE COMMISSION				23

Capital Statement 2005-06

142

Treasury

	Statistical	Total	Expenditure	Budget	Post
	Division	Estimated	to	2005-06	2005-06
Project		Cost	30-06-05
		$'000	$'000	$'000	$'000

GOLDEN CASKET LOTTERY CORPORATION LIMITED
Property, Plant and Equipment
Asset Replacement	05	16,444	2,554	3,190	10,700
Infrastructure Development	05	5,720		490	5,230
Other Items	05	4,012	10	1,998	2,004

Total Property, Plant and Equipment				5,678

Other Capital Expenditure
Internet Lottery sales and prize payments	05	2,415	1,356	1,059
Store Syndicate Enhancements	05	884	56	828
Gaming System Development	05	595		595
Other Items	05	1,464	184	925	355

Total Other Capital Expenditure				3,407

TOTAL GOLDEN CASKET LOTTERY CORPORATION LIMITED				9,085

TOTAL TREASURY				67,867

Capital Statement 2005-06

143

APPENDIX A

Entities included in Capital Outlays — 2005-06 Budget

Department of Aboriginal and Torres Strait Islander Policy
Department of Child Safety
Department of Communities
Department of Corrective Services
Disability Services Queensland
Department of Education and the Arts
                    Queensland Studies Authority
                    Corporate and Professional Services
                    Arts Queensland
                    Library Board of Queensland
                    Queensland Art Gallery
                    Queensland Museum
                    Queensland Performing Arts Trust
Electoral Commission of Queensland
Department of Emergency Services
Department of Employment and Training
                    Corporate Solutions Queensland
Environmental Protection Agency
Office of the Governor
Queensland Health
                    The Council of the Queensland Institute of Medical Research
Department of Housing
Department of Industrial Relations
Department of Justice and Attorney-General
                    Public Trust Office
                    Legal Aid Queensland
                    PartnerOne
Legislative Assembly of Queensland
Department of Local Government, Planning, Sport and Recreation
                    Major Sports Facility Authority
Department of Main Roads
                    Main Roads — Commercial Operations (RoadTek)
                    Queensland Motorways Limited
Department of Natural Resources and Mines
                    CorporateLink
                    Gladstone Area Water Board
                    Mount Isa Water Board
                    Sunwater
Department of Energy
                    CS Energy Limited
                    Energex Ltd
                    Stanwell Corporation Limited

Capital Statement 2005-06

144

Entities included in Capital Outlays — 2005-06 Budget

                    Tarong Energy Corporation Limited
                    Powerlink Queensland
                    Enertrade
                    Ergon Energy Corporation Limited
Office of the Ombudsman
Department of Police
Department of the Premier and Cabinet
                    Crime and Misconduct Commission
                    South Bank Corporation
                    Queensland Events Corporation Pty Ltd
                    Commission for Children and Young People and Child Guardian
Office of the Public Service Commissioner
Department of Primary Industries and Fisheries
                    Forestry
                    QRAA
Department of Public Works
                    QBuild
                    QFleet
                    Project Services
                    SDS (Sales and Distribution Services)
                    CITEC
Queensland Audit Office
Department of State Development and Innovation
                    Property Services Group
Department of Tourism, Fair Trading and Wine Industry Development
                    Tourism Queensland
Department of Transport
                    Port Authorities
                                        Bundaberg Port Authority
                                        Cairns Port Authority
                                        Central Queensland Ports Authority
                                        Mackay Port Authority
                                        Port of Brisbane Corporation
                                        Ports Corporation of Queensland
                                        Townsville Port Authority
                    Queensland Rail
Department of Treasury
                    Corptech
                    Motor Accident Insurance Commission
                    Golden Casket Lottery Corporation

Capital Statement 2005-06

145

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By authority: Government Printer, Queensland-2005

State Budget 2005-06
Capital Statement
Budget Paper No.3
www.budget.qld.gov.au

State Budget 2005-06
Capital Statement
Budget Paper No.3
www.budget.qld.gov.au